                                                                    EXHIBIT 10.4

                 THIRD AMENDED AND RESTATED RECIPROCAL EASEMENT,
                           USE AND OPERATING AGREEMENT

            This THIRD AMENDED AND RESTATED RECIPROCAL EASEMENT, USE AND OPERATING AGREEMENT (as the same may be amended from time to time in accordance with the provisions hereof, this "Agreement") is dated as of this 26 day of July 2006, by and among VENETIAN CASINO RESORT, LLC, a Nevada limited liability company having an address at 3355 Las Vegas Boulevard South, Room 1C Las Vegas, Nevada 89109 ("Phase I LLC," in its capacity as "H/C I Owner" (as hereinafter defined)), as successor-in-interest to Las Vegas Sands, Inc. ("LVSI"), in its capacity as the Owner of the Phase I Land (as hereinafter defined), LIDO CASINO RESORT, LLC, a Nevada limited liability company having an address at 3355 Las Vegas Boulevard South, Room 1C, Las Vegas, Nevada 89109 ("Phase II LLC," in its capacities as "H/C II Owner" and one of the entities comprising "Mall II Owner" (each as hereinafter defined)), as successor-in-interest to Phase I LLC (successor-in-interest to LVSI), in its capacity as the owner of the Phase II Land (as hereinafter defined), PHASE II MALL SUBSIDIARY, LLC, a Delaware limited liability company having an address at 3355 Las Vegas Boulevard South, Room 1C, Las Vegas, Nevada 89109 ("Mall II LLC," in its capacity as one of the entities comprising Mall II Owner (as hereinafter defined)), as successor-in-interest to Phase II LLC, in its capacity as the owner of the Walgreens' Airspace Leasehold (as hereinafter defined), GRAND CANAL SHOPS II, LLC, a Delaware limited liability company having an address at c/o GGP Limited Partnership, 110 North Wacker Drive, Chicago, Illinois

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                                                                               2

60606 ("Mall LLC," in its capacity as "Mall I Owner" (as hereinafter defined)), as successor-in-interest to Grand Canal Shops Mall Subsidiary, LLC ("Mall Subsidiary LLC"), as successor-in-interest to Grand Canal Shops Mall, LLC, as successor-in-interest to Grand Canal Shops Mall Construction, LLC, in its capacity as the owner of the Mall I Airspace (as hereinafter defined) and INTERFACE GROUP - NEVADA, INC., a Nevada corporation having an address at 3355 Las Vegas Boulevard South, Room 1B, Las Vegas, Nevada 89109 ("Interface," in its capacity as "SECC Owner" (as hereinafter defined)), in its capacity as the owner of the SECC Land (as hereinafter defined).

                                    RECITALS

            A. WHEREAS, LVSI and Interface previously entered into that certain Reciprocal Easement, Use and Operating Agreement, dated as of June 26, 1997 which was recorded on July 3, 1997 as document number 01056 of Book 970703 and re-recorded on July 28, 1997 as document number 00576 in Book 970728 in the Recorder's Office; and

            B. WHEREAS, Phase I LLC, Grand Canal Shops Mall Construction, LLC ("Interim Mall LLC") and Interface previously entered into that certain Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of November 14, 1997 (the "Original REA"), which was recorded on November 21, 1997 as Document Number 00731 in Book 971121 in the official records, Clark County; which Original REA has been amended by (i) that certain First Amendment to Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of December 20, 1999 (the "First Amendment to Original REA"), by and among Phase I LLC, Phase II LLC, Mall

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                                                                               3

Subsidiary LLC and Interface, which was recorded on December 23, 1999, as Document Number 01043 in Book 991223 in the official records, Clark County; (ii) that certain Second Amendment to Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of June 4, 2002 (the "Second Amendment to Original REA"), by and among Phase I LLC, Phase II LLC, Mall LLC and Interface, which was recorded on June 7, 2002 as Document Number 00722 in Book 20020607 in the official records, Clark County; and (iii) that certain Third Amendment to Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of June 28, 2002 (the "Third Amendment to Original REA"), by and among Phase I LLC, Phase II LLC, Mall LLC and Interface, (the Original REA, as amended by the First Amendment to Original REA, the Second Amendment to Original REA and the Third Amendment to Original REA, the "First Amended and Restated REA Agreement"); and

            C. WHEREAS, Phase I LLC, Phase II LLC, Mall LLC and Interface subsequently entered into that certain Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of May 17, 2004 (the "Second REA"), which was recorded on June 14, 2004 as Document Number 0002783 in Book 20040614 in the official records, Clark County; which Second REA has been amended by (i) that certain First Amendment to Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of July 30, 2004 (the "First Amendment to Second REA"), by and among Phase I LLC, Phase II LLC, Mall LLC and Interface, which was recorded on August 11, 2004 as Document Number 03279 in Book 20040811 in the official records, Clark County; (ii) that certain Second Amendment to Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of May 19, 2005 (the

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                                                                               4

"Second Amendment to Second REA"), by and among Phase I LLC, Phase II LLC, Mall LLC and Interface, which was recorded on May 24, 2005 as Document Number 0003709 in Book 20050524 in the official records, Clark County; and (iii) that certain Third Amendment to Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of June ___, 2005 (the "Third Amendment to Second REA"), by and among Phase I LLC, Phase II LLC, Mall LLC and Interface, which was recorded on August 26, 2005 as Document Number 0005221 in Book 20050826 in the official records, Clark County (the Second REA, as amended by the First Amendment to Second REA, the Second Amendment to Second REA and the Third Amendment to Second REA, the "Second Amended and Restated REA Agreement"); and

            D. WHEREAS, (i) Phase I LLC is now the owner in fee simple of that certain parcel of land located in the County of Clark, State of Nevada, as the same is more particularly described on Exhibit A-1 annexed hereto and made a part hereof (the "Phase I Land"), excluding the Retail Annex Land (as hereinafter defined), and (ii) Phase II LLC is now the owner in fee simple of that certain parcel of land located in the County of Clark, State of Nevada, and comprised of the land more particularly described in Exhibit A-2-1 and Exhibit A-2-2 annexed hereto and made a part hereof but excluding the land more particularly described in Exhibit A-2-3 annexed hereto and made a part hereof (the "Phase II Land"); and

            E. WHEREAS, LVSI, Phase I LLC and Interim Mall LLC caused to be constructed a complex on the Phase I Land (such complex, which includes a Phase I Hotel/Casino, the Congress Facility, the HVAC Plant, the Electric Substation, the Phase I

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                                                                               5

Automobile Parking Area and the Phase I Mall (as such terms are hereinafter defined), the "Venetian"); and

            F. WHEREAS, Phase I LLC is the owner of (i) all of the airspace above the Phase I Land, other than the Mall I Airspace (as defined below) (such airspace, the "H/C I Space") and (ii) certain airspace above the Phase II Land, as more particularly described in Exhibit C annexed hereto and made a part hereof (the "Phase IA Airspace"); and

            G. WHEREAS, pursuant to that certain Commercial Lease dated as of March 1, 2004, by and between CAP II - Buccaneer, LLC, as landlord, and Phase II LLC, as tenant, Phase II LLC acquired a leasehold interest in and to that certain airspace described on Exhibit G attached hereto and made a part hereof, as the same may be amended from time to time (such airspace, the "Walgreens' Airspace"); and

            H. WHEREAS, Interface is the owner in fee simple of that certain parcel of land located in the County of Clark, State of Nevada, as the same is more particularly described on Exhibit B annexed hereto and made a part hereof (the "SECC Land"); and Interface owns a certain building (i) that is used as, among other things, a convention, trade show and exposition center, (ii) that is presently commonly known as the "Sands Exposition and Convention Center" and
(iii) which is located on the SECC Land (such building, the "SECC"); and

            I. WHEREAS, the Phase I Hotel/Casino adjoins the SECC; and

            J. WHEREAS, for purposes of this Agreement, (a) the term "Mall I Space" shall mean, collectively, (i) airspace owned by Mall I Owner within which are certain portions of the second and mezzanine floors of the Phase I Base Building (as

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                                                                               6

hereinafter defined), as more particularly described in Exhibit D attached hereto and made a part hereof (the "Mall I Airspace"), and (ii) the portion of the Phase I Land upon which a "retail annex" has been constructed, as more particularly described in Exhibit E attached hereto and made a part hereof (the "Retail Annex Land") and (iii) all of the airspace above the Retail Annex Land;
(b) the term "Phase I Mall" shall mean, collectively, any buildings or other improvements constructed in or within the Mall I Space from time to time; and
(c) the term "Mall I Owner" shall mean, at any given time, the Person or Persons who then hold fee title in and to the Mall I Space or any portion thereof; and

            K. WHEREAS, Phase II LLC is now constructing and intends to complete and (except for the Phase II Mall (as hereinafter defined)) operate a complex on the Phase II Land and within the Walgreens' Airspace (such complex, which will include, without limitation, the Phase II Hotel/Casino, the Phase II Mall and the Phase II Automobile Parking Area (as such terms are hereinafter defined), but excluding the Phase IA Airspace, the Phase IA Conference Center and any other buildings and improvements located within the Phase IA Airspace, the "Palazzo"); and

            L. WHEREAS, Phase II LLC has assigned all of its right, title and interest in the Walgreens' Airspace (the "Walgreens' Airspace Leasehold") and intends to transfer a certain portion of the airspace above the Phase II Land, within all of which airspace there will be a retail and restaurant facility (such airspace, or leasehold interest in such airspace in the case of the Walgreens' Airspace, the "Mall II Space," and such facility, the "Phase II Mall") to Mall II LLC; and

            M. WHEREAS, for purposes of this Agreement, the "H/C II Space" shall mean, collectively, (x) the Phase II Land and any buildings and other improvements

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                                                                               7

located thereon, less and except the Phase IA Airspace, the Phase IA Conference Center and any other improvements located within the Phase IA Airspace and (y) the Walgreens' Airspace and any buildings and other improvements located therein, in each instance less and except the Mall II Space, the Phase II Mall and any other improvements located within the Mall II Space; and

            N. WHEREAS, for purposes of this Agreement (a) the term "SECC Owner" shall mean, at any given time, the Person who then holds fee title to the SECC Land, (b) the term "H/C I Owner" shall mean, (i) at any given time, the Person or Persons who then hold fee title to the Phase I Land and the H/C I Space, and
(ii) at any given time, the Person or Persons who hold fee title to the Phase IA Airspace and the Phase IA Conference Center, (c) the term "H/C II Owner" shall mean, at any given time, the Person or Persons who then hold fee title to the H/C II Space and (d) the term "Mall II Owner" shall mean, (i) at any given time, the Person or Persons who then hold the Walgreens' Airspace Leasehold, and (ii) at any given time, the Person or Persons who then hold fee title to the balance of the Mall II Space, which Persons as of the date hereof are Mall II LLC and Phase II LLC, respectively; and

            O. WHEREAS, Phase I LLC (as owner of the Phase I Land), Phase II LLC (as owner of the Phase II Land and that portion of the Mall II Space not included in the Walgreens' Airspace), Mall II LLC (as owner of the Walgreens' Airspace Leasehold), Interface (as owner of the SECC Land) and Mall LLC (as Mall I Owner) desire to amend and restate the Second Amended and Restated REA and to grant to each other and their respective assignees certain rights and easements in connection with the use and operation of the Phase I Land, the Phase II Land, the Walgreens' Airspace, the Mall I Space, the

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                                                                               8

SECC Land, and any buildings and improvements constructed on or in any of the foregoing from time to time, and to make certain other covenants and agreements, all as hereinafter more particularly set forth; and

            P. WHEREAS, all capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed thereto in Schedule I annexed hereto and made a part hereof.

                                   WITNESSETH:

            NOW THEREFORE, in consideration of the covenants and easements herein made and granted, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree that the Second Amended and Restated REA is amended and restated in its entirety to read as follows:

                                    ARTICLE I

                          CONSTRUCTION OF THE VENETIAN

            1. Third Party Warranties/Liquidated Damages.

                  (a) Subject to the last sentence of this Section 1(a) of
Article I, the Owners acknowledge and agree that all Third Party Warranties shall, to the extent separately enforceable by a particular Owner with respect to improvements within its Lot, belong to such Owner and shall be enforceable by that Owner. To the extent that a particular Third Party Warranty pertains to improvements in more than one Lot, and cannot be separately assigned, the Owner possessing rights to enforce such Third Party Warranty

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                                                                               9

(the "Third Party Warranty Owner") shall take such steps as any other Owner whose property is benefited by such Third Party Warranty (a "Requesting Warranty Owner") from time to time reasonably may request in order to permit the Requesting Warranty Owner to receive the benefits thereof, so long as the Requesting Warranty Owner reimburses the Third Party Warranty Owner for all reasonable costs associated therewith (to the extent fairly allocable to the requests made by the Requesting Warranty Owner) and otherwise takes steps reasonably requested by the Third Party Warranty Owner to assure that the Third Party Warranty Owner shall not be exposed to unreimbursed liability as a consequence of taking the steps requested by the Requesting Warranty Owner. In all events, all Liquidated Damages received or collected pursuant to or as a result of the Construction Litigation or any arbitration, litigation, settlement or judgment related thereto or in connection therewith shall be paid to, retained by and are for the benefit of H/C I Owner only, and H/C I Owner shall be deemed the Requesting Warranty Owner for all third Party Warranties that are a part of or are asserted in the Construction Litigation and any related litigation or arbitration.

                  (b) All Liquidated Damages shall be apportioned between the applicable Owners in an equitable manner (subject to the last sentence of Section 1(a) of this Article I above). If such Owner shall be unable to agree on the equitable apportionment of any Liquidated Damages, such Owners shall engage an Independent Expert to determine such apportionment pursuant to the provisions of Section 16 of Article XIV.

            2. Shared Phase II Facilities. The Phase IA Conference Center will share with H/C II Owner certain facilities in the improvements of which the Phase IA

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                                                                              10

Conference Center constitutes the second floor (the "Shared Phase II Facilities"). So long as the Shared Phase II Facilities exist, the following provisions shall apply:

                  (a) H/C II Owner hereby grants to H/C I Owner perpetual, irrevocable easements to enter on or into such portion of the H/C II Space to gain access to the Phase IA Conference Center and the Shared Phase II Facilities, the improvements located therein and any and all fixtures, fittings, equipment and building systems located therein for the operation, use, enjoyment, maintenance, repair or restoration of or to the same (but for no other reason or purpose). H/C I Owner, in exercising its rights under this subsection 2(a) of Article I, shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of the H/C II Space and H/C II Owner's business at the same.

                  (b) H/C II Owner may relocate any easements under subsection 2(a) of Article I on its parcel at its sole cost and expense provided that such relocation: (1) does not cause any interruption in the utilization of the easement by the Owner of the dominant tenement for the affected easement (except de minimus interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement);
(2) does not diminish the capacity or efficiency of such easement (excepting de minimus effects); and (3) will not interfere (except to a de minimus extent) with the maintenance, use or operation of the dominant tenement or the conduct of its Owner's business thereat.

                  (c) H/C I Owner and H/C II Owner hereby grant to each other non-exclusive easements in the Phase IA Airspace and the H/C II Space substantially equivalent to the easements granted by H/C I Owner and Mall I Owner for (i) Utility

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                                                                              11

Activity as set forth in subsections C2 and C3 of Article II, (ii) ingress, egress and access through any shared pass-throughs or common areas as set forth in subsections D1 and D2 of Article II, (iii) maintenance and repair as set forth in subsection D3 of Article II; (iv) emergency access as set forth in Section D5 of Article II; and (v) vertical and lateral support as set forth in Section D6 of Article II.

            3. Phase I Encroachments. Notwithstanding the description of the Mall I Space set forth on Exhibit F, H/C I Owner and Mall I Owner acknowledge that: (i) the H/C I Space may encroach to some extent into a portion of the Mall I Space (any such encroachment referred to herein as the "H/C I Encroachment"); and (ii) the Mall I Space may encroach to some extent into a portion of the H/C I Space (any such encroachment referred to herein as the "Mall I Encroachment," and together with the H/C I Encroachment, the "Phase I Encroachments"). H/C I Owner and Mall I Owner agree and consent to the Phase I Encroachments and grant to each other easements ("Phase I Encroachment Easements") over those portions of the H/C I Space and the Mall I Space for which such Phase I Encroachments exist.

            4. Phase II Encroachments. Each of H/C II Owner and Mall II Owner further agree, for the benefit of the other, as follows:

                  (a) H/C II Owner and Mall II Owner acknowledge that: (i) the H/C II Space may encroach to some extent into a portion of the Mall II Space (any such encroachment referred to herein as the "H/C II Encroachment"); and
(ii) the Mall II Space may encroach to some extent into a portion of the H/C II Space (any such encroachment referred to herein as the "Mall II Encroachment," and together with the H/C I Encroachment, the "Phase II Encroachments"). H/C II Owner and Mall II Owner agree

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                                                                              12

and consent to the Phase II Encroachments and grant to each other easements ("Phase II Encroachment Easements") over those portions of the H/C II Space and the Mall II Space for which such Phase II Encroachments exist.

                  (b) After completion of the Phase II Hotel/Casino and the Phase II Mall, H/C II Owner and Mall II Owner shall each use their diligent efforts to, and shall cooperate with each other to, obtain an "ALTA" survey confirming the lot lines for the H/C II Space and the Mall II Space. Upon receipt of such survey, H/C II Owner and Mall II Owner shall, as appropriate, either (i) elect, if said survey shows no actual encroachments, to terminate this Section 4 by joint written notice to the Parties, (ii) as necessary, modify the legal descriptions of the H/C II Space and the Mall II Space in order to reflect the correct lot lines for the H/C II Space and the Mall II Space as depicted by such survey and immediately thereafter terminate this Section 4 by joint written notice to the Parties or (iii) continue to keep in effect, and modify as appropriate, the H/C II Encroachments, Mall II Encroachments and Phase II Encroachment Easements. Additionally, promptly after this Section 4 has been terminated, the Parties hereto shall execute and deliver to each other, and record in the Recorder's Office, an amendment to this Agreement reflecting the termination of the Phase II Encroachment Easements, and the other rights, interests, agreements and obligations created or imposed by or under this
Section 4.

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                                                                              13

                                   ARTICLE II

                  HVAC; ACCESS/UTILITY EASEMENTS; COMMON AREAS

      A. Central Utility Plants and Electric Substation.

            1. Intentionally Omitted.

            2. Electric Substation.

                  (a) The electric substation located on the Phase I Land (the "Electric Substation") distributes electric service to the Venetian (including the Phase I Mall) and the SECC. During construction and upon completion of the Palazzo, the Electric Substation will distribute electric service to the Palazzo (including the Phase II Mall).

                  (b) H/C I Owner hereby grants to SECC Owner, H/C II Owner, Mall I Owner and Mall II Owner such easements in, on, over, under, across and through the Phase I Land and any improvements constructed or to be constructed thereon as are necessary or commercially appropriate for the SECC, the Palazzo, the Phase I Mall and the Phase II Mall to receive electricity from the Electric Substation and all of its related ducts, conduits, pipes, cables, utility lines and other equipment. In utilizing such easement rights, SECC Owner, H/C II Owner, Mall I Owner and Mall II Owner shall not interfere (other than to a de minimus extent) with the use and/or operation of the H/C I Space and any improvements constructed thereon or therein. H/C I Owner hereby grants to Mall I Owner, H/C II Owner, Mall II Owner and/or SECC Owner such easements in, on, over, under, across and through the Phase I Land and any improvements constructed or to be constructed thereon as shall be necessary or commercially appropriate from time to time to

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                                                                              14

allow any public utility or any reasonably experienced and competent electricity provider to distribute electricity to such Owner.

                  (c) SECC Owner hereby grants to H/C I Owner, H/C II Owner, Mall I Owner and Mall II Owner such easements in, on, over, under, across and through the SECC Land and any improvements constructed or to be constructed thereon as are necessary or commercially appropriate to (i) in the case of H/C I Owner, maintain, repair, service and operate and (ii) in the case of Mall I Owner, Mall II Owner and H/C II Owner, to receive electricity from, the Electric Substation and all of its related ducts, conduits, pipes, cables, utility lines and other equipment. H/C I Owner, H/C II Owner, Mall I Owner and Mall II Owner shall utilize their easement rights in such a manner as not to interfere (other than to a de minimus extent) with the use and/or operation of the SECC Land and any improvements constructed therein or thereon. SECC Owner hereby grants to H/C I Owner, H/C II Owner, Mall I Owner and Mall II Owner such easements in, on, over, under, across and through the SECC Land and any improvements constructed or to be constructed thereon as shall be necessary or commercially appropriate from time to time to allow any public utility or any reasonably experienced and competent electricity provider to distribute electricity to such Owner.

                  (d) Mall I Owner hereby grants to H/C I Owner, H/C II Owner, Mall II Owner and SECC Owner such easements in, on, across and through the Mall I Space and any improvements constructed or to be constructed thereon as are necessary or commercially appropriate to (i) in the case of H/C I Owner, operate, maintain, repair and service and (ii) in the case of H/C II Owner and Mall II Owner, receive electricity from the Electric Substation and all of its related ducts, conduits, pipes, cables, utility lines and other equipment. H/C I Owner, H/C II Owner, Mall II Owner and SECC Owner shall utilize their easement rights in such a manner as not to interfere (other than to a de minimus extent) with the use and/or operation of the Mall I Space and any improvements constructed therein or thereon. Mall I Owner hereby grants to H/C I Owner, H/C II Owner, Mall II Owner and SECC Owner such easements in, on, over, under, across and through the Mall I Space and any improvements to be constructed thereon as shall be necessary or commercially appropriate from time to time to allow any public utility or any reasonably experienced and competent electricity provider to distribute electricity to such Owner.

                  (e) H/C II Owner hereby grants to H/C I Owner, SECC Owner, Mall I Owner and Mall II Owner such easements in, on, over, under, across and through the Phase II Land and any improvements constructed or to be constructed thereon as are necessary or commercially appropriate to (i) in the case of H/C I Owner, maintain, repair, service and operate and (ii) in the case of SECC Owner, Mall I Owner and Mall II Owner, to receive electricity from the Electric Substation and all of its related ducts, conduits, pipes, cables, utility lines and other equipment. H/C I Owner, SECC Owner, Mall I Owner and Mall II Owner shall utilize their easement rights in such a manner as not to interfere (other than to a de minimus extent) with the use and/or operation of the Phase II Land and any improvements constructed therein or thereon. H/C II Owner hereby grants to H/C I Owner, Mall I Owner, Mall II Owner and SECC Owner such easements in, on, over, under, across and through the Phase II Land and any improvements to be constructed thereon as shall be necessary or commercially appropriate from time to time to allow any

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                                                                              16

public utility or any reasonably experienced and competent electricity provider to distribute electricity to such Owner.

                  (f) Mall II Owner hereby grants to H/C I Owner, H/C II Owner, SECC Owner and Mall I Owner such easements in, on, over, under, across and through the Mall II Space and any improvements constructed or to be constructed thereon as are necessary or commercially appropriate to, (i) in the case of H/C I Owner, repair, operate, maintain and service and (ii) in the case of SECC Owner, Mall I Owner and H/C II Owner, to receive electricity from the Electric Substation and all of its related ducts, conduits, pipes, cables, utility lines and other equipment. H/C I Owner, H/C II Owner, SECC Owner and Mall I Owner shall utilize their easement rights in such a manner as not to interfere (other than to a de minimus extent) with the use and/or operation of the Mall II Space and any improvements constructed therein or thereon. Mall II Owner hereby grants to H/C I Owner, H/C II Owner, Mall I Owner and SECC Owner such easements in, on, over, under, across and through the Mall II Space and any improvements to be constructed thereon as shall be necessary or commercially appropriate from time to time to allow any public utility or any reasonably experienced and competent electricity provider to distribute electricity to such Owner.

                  (g) H/C I Owner agrees for the benefit of Mall I Owner, SECC Owner, H/C II Owner and Mall II Owner to cause the maintenance, repair, operation and restoration of the Electric Substation; provided, however, that H/C I Owner can satisfy its obligations under this Section A(2)(g) of Article II by (i) engaging an appropriately experienced and competent third party operator to operate, maintain, repair and restore the Electric Substation and (ii) using commercially reasonable efforts to enforce such

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                                                                              17

operator's obligations so to operate, maintain, repair and restore the Electric Substation (and replacing such operator with another appropriately experienced and competent third party operator if any such operator fails to perform its obligations) in which event H/C I Owner shall not be liable to H/C II Owner, Mall I Owner, Mall II Owner or to SECC Owner for consequential damages arising out of such third party's operation, service, repair, maintenance and/or restoration of the Electric Substation except to the extent such damages result from H/C I Owner's negligence or willful misconduct.

                  (h) The cost of operating, maintaining, repairing and restoring the Electric Substation, and of purchasing electricity, shall be shared by each Owner in accordance with the provisions of Section 3 of Article V.

                  (i) H/C I Owner agrees for the benefit of Mall I Owner, Mall II Owner, H/C II Owner and SECC Owner that, if H/C I Owner shall fail to perform its obligations under the preceding Section A(2)(g) of this Article II, each of Mall I Owner, Mall II Owner, H/C II Owner and SECC Owner shall have the right to enter the Phase I Land and any improvements constructed thereon and perform or cause to be performed H/C I Owner's obligations under Section A(2)(g) of this
Article II.

                  (j) Each Owner of a servient tenement may relocate any of the easements granted in the preceding subsections (b), (c), (d), (e) and (f) at its sole cost and expense; provided that such relocation: (1) does not cause any interruption in the utilization of the easement by the Owner of the dominant tenement for the affected easement (except de minimus interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement); (2) does not diminish the capacity or efficiency of such utility easement (excepting de minimus effects); and (3) will not make it more difficult or more expensive for the Owner of the dominant tenement with respect to the easement to use, maintain, repair, or replace the utility lines or equipment in question, unless, in the case of increased expense, the Owner of a servient tenement, at the time of such adverse relocation, agrees to bear any future additional costs arising from such relocation.

                  (k) Intentionally Omitted.

                  (l) H/C I Owner hereby agrees, for the benefit of Mall I Owner and SECC Owner to ensure that the capacity and equipping of the Electric Substation is such that the exercise by H/C II Owner and Mall II Owner of the easement rights granted in the preceding subsections (b) through (f) shall not adversely affect (except to a de minimus extent) the electricity service that is provided to Mall I Owner or SECC Owner or increase (except to a de minimus extent) the cost of the same. In all events, the easement rights granted to H/C II Owner and Mall II Owner in the preceding subsections (b) - (f) shall not apply from and after the date, if any, that such Owners acknowledge in writing that they do not intend to obtain electricity from the Electric Substation.

                  (m) Each of H/C I Owner, H/C II Owner, Mall I Owner, Mall II Owner and SECC Owner shall have the right to cause the others to (a) enter into commercially reasonable and appropriate agreements to memorialize by a recorded agreement the exact location of the easements granted in the preceding subsections (b), (c), (d),(e) and (f) in good-faith (provided that, in any event, each such easement shall be located in such a commercially appropriate location on the burdened property as to minimize, to the extent reasonably possible, interference with the construction, use and operation of such burdened property and the buildings and other improvements from time to time located thereon) and (b) grant necessary and appropriate easements to the Electricity Provider in order to implement the provisions of this Section A(2).

                  (n) H/C I Owner shall, in its sole discretion, determine the electricity supplier or public utility company from whom the Owners shall purchase electricity.

      B. HVAC.

            1. HVAC Ground Lease. H/C I Owner has entered into a ground lease (the "HVAC Ground Lease") whereby H/C I Owner, as lessor, has leased to Sempra, as lessee, the real property more particularly described on Exhibit K attached hereto and made a part hereof, (the "HVAC Space") together with any buildings and improvements constructed thereon more particularly described on Exhibit K for the Sempra Term to be used exclusively for the operation, maintenance and repair by Sempra of the HVAC Plant and the HVAC Facilities; provided however that:

                  (a) H/C I Owner shall have the right to relocate the HVAC Plant, subject to the requirement that, without a Serviced Owner's consent, the relocation shall not interfere with or affect the heating, ventilating and air conditioning service required to be provided to such Serviced Owner pursuant to its ESA (except to a de minimus extent) or result in any additional cost or expense to such Serviced Owner; and

                  (b) During the Sempra Term, Sempra shall operate, maintain, repair and restore the HVAC Plant in accordance with the provisions of the Initial ESAs. From and after the expiration of the Sempra Term, the Substitute HVAC Operator shall (i) operate, maintain, repair and restore the HVAC Plant and the HVAC Facilities, and (ii) to the extent not covered pursuant to the property damage insurance required to be carried in accordance with the provisions of Article X, shall procure replacement cost property damage insurance covering the HVAC Plant and the HVAC Facilities and any other insurance equivalent to that which Sempra was required to maintain under the Initial ESAs.

            2. Admission of New Serviced Owners.

                  (a) Mall I Owner, SECC Owner, H/C I Owner, H/C II Owner and Mall II Owner each agree that H/C I Owner shall admit H/C II Owner and/or Mall II Owner as Serviced Owners upon the request of H/C II Owner and/or Mall II Owner, subject to the following conditions:

                        (i) The proposed new Serviced Owner shall have delivered to each then existing Serviced Owner the following:

                              (1) Evidence reasonably satisfactory to such
            existing Serviced Owner that the admission of H/C II Owner or Mall II Owner, as the case may be, as a Serviced Owner, and the provision of heating, ventilating and air conditioning services to the new Serviced Owner thereafter, shall not reduce or otherwise detrimentally affect the heating, ventilating and air conditioning service required to be provided to any existing Serviced Owner pursuant to the provisions of its Initial ESA in any material respect.

                              (2) A copy of an ESA executed by the proposed new
            Serviced Owner and the HVAC Operator, which shall provide in substance that:

                              (A) The existing Serviced Owners shall not be
                  required to bear any costs associated with servicing the proposed new Serviced Owner in addition to the existing Serviced Owners (including without limitation the cost of improving or upgrading the HVAC Plant or HVAC Facilities);

                              (B) The ESA entered into by the proposed new
                  Serviced Owner (each, a "New Serviced Owner ESA") shall have the same Scheduled Termination Date as that applying under the ESAs executed between the HVAC Operator and the then existing Serviced Owners.

                              (C) From and after admission of a Serviced Owner
                  through the Scheduled Termination Date, the proposed new Serviced Owner shall (subject to Section B(9) of this Article
                  II) bear:

                                    (x) its "Proportionate Share" (as such term
                        is defined in the Owner's Qualifying ESA); and

                                    (y) 100% of any "Other Facilities Capacity
                        Payment" (as such term is defined in the Owner's Qualifying ESA) attributable to any Other Facilities (as such term is defined in the Owner's Qualifying ESA) including any Metering Equipment installed for the benefit of the new Serviced Owner.

                              (D) The New Serviced Owner's ESA shall not have
                  any terms which are materially different from those in the Qualifying ESAs between the HVAC Operator and the then existing Serviced Owners, if the same would interfere with or affect the heating, ventilating and air conditioning service required to be provided to the existing Serviced Owners pursuant to their ESAs (except to a de minimus extent) or result in any additional cost or expense to such Serviced Owners.

                  (b) Each Serviced Owner agrees that should H/C II Owner or Mall II Owner elect to be admitted as a Serviced Owner as provided above, such Serviced Owner shall permit the new Serviced Owner to lay utility lines connecting the improvements on its Lot to the HVAC Plant; provided that:

                        (i) Such utility lines shall be located within easements to be granted in connection therewith and with the prior written approval of the burdened Owner; provided that such burdened Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location of the easement in question does not (1) interfere with the use or operation of the burdened lot and/or the improvements therein (other than to a de minimus extent), (2) adversely affect the value of such space and/or improvements (other than to a de minimus extent) and/or (3) impose any material obligation on the burdened Owner and/or the improvements located on the burdened lot (other than the granting of the easement in question); in each case, assuming that the space and/or improvements, as applicable, in question are being used for any applicable Permitted Use.

                        (ii) The rights of the burdened Serviced Owners and the obligations of any new Serviced Owner in connection with the location, maintenance and repair of such new Serviced Owner's utility lines shall be as set forth in Section 7 of the following Part C of this Article II.

            3. Extension/Termination of HVAC Operator.

                  (a) Extension/Termination on Scheduled Termination Date Prior to Material Amortization Date. Prior to any Scheduled Termination Date prior to the Material Amortization Date, H/C I Owner and SECC Owner shall jointly determine, after good-faith consultation with the other Serviced Owners, whether the Serviced Owners should (a) extend the Qualifying ESAs with the then-existing HVAC Operator or (b) terminate the Qualifying ESAs in accordance with their terms and enter into new ESAs with a Substitute HVAC Operator; provided, however, that if such new ESAs would be reasonably likely to result in Mall I Owner making payments to the Substitute HVAC Operator in excess of the sum of
(x) the payments that would be owed by Mall I Owner to H/C I Owner pursuant to clause (b) of the first sentence of Section B(9) of this Article II if the Qualifying ESAs were not terminated and (y) the payments that would be owed by Mall I Owner to the then-existing HVAC Operator due to Mall I Owner's default under its Qualifying ESA not resulting from a default by H/C I Owner of its obligations under said Section B(9) if the Qualifying ESAs were not terminated or due to ESA Amendments executed on or after the date hereof that were initiated by Mall I Owner's desire to enter into an ESA Amendment, H/C I Owner and SECC Owner shall not so determine to terminate the Qualifying ESAs unless either (1) Mall I Owner consents to such determination or (2) H/C I Owner agrees to be responsible for such excess. If H/C I Owner and SECC Owner do not jointly notify the other Serviced Owners of their determination to extend or terminate the then-existing Qualifying ESAs as of two (2) Business Days prior to the last day that the Serviced Owners have the right, under the Qualifying ESAs, to elect to extend the Qualifying ESAs, or if, pursuant to the preceding sentence, they do not have the right to determine to terminate the then-existing ESAs, then they shall be deemed to have determined pursuant to the preceding sentence that each Serviced Owner should extend its Qualified ESA with the then-existing HVAC Operator. If H/C I Owner and SECC Owner determine, or are deemed to have determined, that the Serviced Owners should extend the Qualifying ESAs in accordance with their terms, then each Serviced Owner shall be obligated to extend its Qualifying ESA (and the Scheduled Termination Date applying thereunder) in accordance with Section 2.5 of such Qualifying ESA. Conversely, if H/C I Owner and SECC Owner determine that the Serviced Owners should terminate the Qualifying ESAs in accordance with their terms and enter into new ESAs with a Substitute HVAC Operator, then:

                        (i) Each Qualifying ESA with the existing HVAC Operator shall terminate as of the Scheduled Termination Date set forth therein. Unless otherwise agreed by each of the Serviced Owners:

                              (1) each Serviced Owner shall be responsible for
            payment of any termination payments due to the existing HVAC Operator under such Owner's Qualifying ESA, and each Serviced Owner shall indemnify, protect, defend and hold harmless the other Serviced Owners against any losses, claims, actions, liabilities, costs or expenses (including attorneys' fees) arising out of any failure to make any such payments; and

                              (2) H/C I Owner shall succeed to the ownership of
            all of the HVAC Facilities, except for (a) those HVAC Facilities already owned by another Serviced Owner and (b) any other HVAC Facilities installed for the benefit of a particular Serviced Owner alone, ownership of which shall be transferred to the particular Serviced Owner benefited.

                        (ii) Each Serviced Owner shall enter into a new ESA with a Substitute HVAC Operator selected by H/C I Owner and SECC Owner after good-faith consultation with the other Serviced Owners, provided that any Substitute HVAC Operator must, in H/C I Owner's and SECC Owner's good-faith judgment, be capable of providing substantially the same quality of service as the HVAC Operator being replaced. So long as the proviso clause of the preceding sentence is complied with, the Substitute HVAC Operator selected by H/C I Owner and SECC Owner may be H/C I Owner itself. The new ESA shall be substantially in the form of the Qualifying ESA which the Serviced Owner had with the prior HVAC Operator except that:

                              (1) The required periodic payments to be made by
            each Serviced Owner shall be calculated so as to cover only the incremental expense of procuring the energy services and otherwise shall be equitably allocated among the Serviced Owners taking into account, inter alia, each Serviced Owner's HVAC Plant Percentage (and provided that if the Serviced Owners cannot agree on such equitable allocation, the matter shall be resolved by the Independent Expert); and

                              (2) Each Owner shall grant appropriate access and
            other rights to the Substitute HVAC Operator so as to permit the Substitute HVAC Operator to utilize the utility easements granted pursuant to the further provisions of this Agreement and otherwise provide heating, ventilating and air conditioning service to the Serviced Owners in accordance with the provisions of their respective ESAs.

                        (iii) H/C I Owner shall provide appropriate and commercially reasonable possessory and use rights to permit the Substitute HVAC Operator to use and occupy the HVAC Space together with any buildings and improvements constructed thereon.

                  (b) Termination in the Event of "Major Default." As more particularly set forth in the Qualifying ESAs, each Owner has the right to terminate its Qualifying ESA in the event of certain HVAC Operator defaults (and subject to certain notice and cure periods). In the event of any such termination, the terminating Serviced Owner shall provide prior written notice of such termination to each of the other Serviced Owners. The Owners further agree as follows with respect to any such termination:

                        (i) Within fifteen (15) days after the other Serviced Owners' receipt of any such termination notice from a terminating Serviced Owner (or, if the termination is contested by the HVAC Operator, from the date that the other Serviced Owners receive confirmation that any such contest has been resolved and that the termination shall be effective as of a date stated (the "Material

      Default Termination Date")), the Serviced Owners shall confer in good-faith to agree on a Substitute HVAC Operator reasonably acceptable to each of the Serviced Owners. If the Serviced Owners shall be unable to agree on a Substitute HVAC Operator within thirty (30) days, then H/C I Owner and SECC Owner shall jointly select the Substitute HVAC Operator in accordance with the preceding Section B(3)(a)(ii), which Substitute HVAC Operator shall be responsible for providing heating, ventilating and air conditioning service that is comparable in all material respects to the service required to be provided by the existing HVAC Operator under the existing ESAs. Any increase in the cost of providing such level of service in excess of the cost of providing such level of service by the existing HVAC Operator shall be borne by the Serviced Owner(s) initially electing to terminate the existing HVAC Operator pro rata based upon their respective Serviced Owner's HVAC Plant Percentages.

                        (ii) Effective upon the Material Default Termination Date, each of the Qualifying ESAs shall terminate. Each Serviced Owner shall be responsible for payment of any termination payments due to the terminated HVAC Operator under its ESA, and each Serviced Owner shall indemnify, protect, defend and hold harmless the other Serviced Owners against any losses, claims, actions, liabilities, costs or expenses (including attorneys' fees) arising out of any failure to make any such payments.

                        (iii) Effective upon the Material Default Termination Date, each of the Serviced Owners shall enter into a new ESA with the Substitute HVAC Operator selected in accordance with this Section B(3)(b) of Article II substantially in the form of its Qualifying ESA with the prior HVAC Operator, except that:

                              (1) The required periodic payments to be made by
            each Serviced Owner shall be calculated so as to cover only the incremental expense of procuring the energy services and otherwise shall be equitably allocated among the Serviced Owners taking into account, inter alia, each Serviced Owner's HVAC Plant Percentage (and provided that if the Serviced Owners cannot agree on such equitable allocation, the matter shall be resolved by the Independent Expert); and

                              (2) Each Owner shall grant appropriate access and
            other rights to the Substitute HVAC Operator so as to permit the Substitute HVAC Operator to utilize the utility easements granted pursuant to the further provisions of this Agreement and otherwise provide heating, ventilating and air conditioning service to the Serviced Owners in accordance with the provisions of their respective ESAs.

                        (iv) If the ESA with Sempra or any Substitute HVAC Operator is terminated and the Serviced Owners enter into new ESAs with a Substitute HVAC Operator (unless the Substitute HVAC Operator is H/C I Owner) in accordance with the terms of this Section 3 of Article II, then H/C I Owner shall provide appropriate and commercially reasonable possessory and use rights to permit the Substitute HVAC Operator to use and occupy the HVAC Space together with any buildings and improvements constructed thereon so long as such Substitute HVAC Operator (a) enters into agreements reasonably satisfactory to

      H/C I Owner indemnifying H/C I Owner against all losses, claims, actions, liabilities, costs or expenses (including attorney's fees) arising out of the actions or inactions of such Substitute HVAC Operator, and (b) obtains insurance coverage substantially similar to that required to be obtained by Sempra under the Initial ESAs.

            4. Extension/Termination on or after the Material Amortization Date. On or before the date which shall be eighteen (18) months prior to the Material Amortization Date, H/C I Owner shall submit in writing to the other Serviced Owners a proposed plan (a "Replacement HVAC Plant Plan") for the refurbishment or replacement of the HVAC Plant. The Replacement HVAC Plant Plan shall provide for the furnishing of heating, ventilating and air conditioning services for a commercially reasonable time period from and after the Material Amortization Date which are at least equivalent in all material respects (including, without limitation, quantity and quality) to those services required to be provided by Sempra or any Substitute HVAC Operator, as applicable, immediately prior to such date on financing and payment terms reasonably acceptable to the Serviced Owners, the cost of which each Serviced Owner shall share in proportion to its HVAC Plant Percentage. The Replacement HVAC Plant Plan must be approved by the other Serviced Owners, which approval shall not be unreasonably withheld; if the parties cannot agree on whether such approval is being properly withheld (taking into account the next sentence), the dispute shall be submitted to arbitration in accordance with the provisions hereof. In all events, a Serviced Owner shall have the right to withhold its approval to a proposed Replacement HVAC Plant Plan if the implementation of the proposed Replacement HVAC Plant Plan will not permit such Serviced Owner to operate its business for its Permitted Use or would unfairly burden such Owner as compared to the other Owners or unfairly benefit any other Owner. The Serviced Owners shall commence the implementation of such Replacement HVAC Plant Plan within thirty (30) days of approval thereof by the Serviced Owners other than H/C I Owner.

            5. Termination Other than by an Owner. If the Qualifying ESAs shall terminate for any reason other than those described in Sections B(3) or B(4) of this Article II, as expeditiously as possible after the termination of the Qualifying ESAs, H/C I Owner shall submit in writing to the other Serviced Owners a proposed Replacement HVAC Plant Plan, and all of the provisions of Section B(4) of this Article II shall apply with respect hereto.

            6. Termination of HVAC Ground Lease. H/C I Owner agrees for the benefit of each of the other Serviced Owners that it shall not terminate the HVAC Ground Lease or any other possessory interest granted to the HVAC Operator in accordance with the provisions of this Part B of Article II other than in connection with an election to terminate all of the Qualifying ESAs in accordance with the provisions hereof.

            7. Amendment of ESAs. No Serviced Owner shall enter into any amendment, modification, restatement, substitution or replacement (each, a "ESA Amendment") of its ESA with the HVAC Operator which ESA Amendment could reasonably be expected to have a material adverse effect on the rights and/or obligations of any other Serviced Owner unless each other Serviced Owner (in its sole discretion) shall enter into an equivalent ESA Amendment.

            8. Obligations of Substitute HVAC Operator. The Substitute HVAC Operator shall cause the maintenance, repair and restoration of the HVAC Plant; provided, however, that any such HVAC Operator that is an Owner can satisfy its obligations under this Section B(8) by (i) engaging an appropriately experienced and competent third party operator to operate, maintain, repair and restore the HVAC Plant and (ii) using commercially reasonable efforts to enforce such operator's obligations so to operate, maintain, repair and restore (and replacing such operator with another appropriately experienced and competent third party operator if any such operator fails to perform its obligations) in which event such HVAC Operator shall not be liable to any Owner for consequential damages arising out of such third party's repair, maintenance and/or restoration of the HVAC Plant except to the extent such damages result from such HVAC Operator's negligence or willful misconduct.

            9. Payments Under Mall I Owner's ESA. Notwithstanding any of the foregoing provisions of this Section B of Article II, during the Sempra Term,
(a) H/C I Owner shall be responsible for making all payments under Sections 4.1 and 4.2, and clauses (i)-(iii) of Section 4.5, of Mall I Owner's ESA, excluding payments due to Mall I Owner's default thereunder not resulting from a default by H/C I Owner of its obligations under this Section B(9) and also excluding payments due under or pursuant to ESA Amendments executed on or after the date hereof that were initiated by Mall I Owner's desire to enter into an ESA Amendment; (b) Mall I Owner shall be obligated to make certain payments to H/C I Owner on account of the HVAC Plant and HVAC Facilities, pursuant to and as set forth in more detail in Section A(3) of Article V hereof and Schedule II attached hereto and made a part hereof and (c) H/C I Owner and Mall I Owner shall each use commercially reasonable efforts to cause Sempra to send all invoices for amounts covered by clause (a) of this sentence, or copies thereof, to H/C I Owner. In the event that, notwithstanding such efforts, Sempra sends any such invoices to Mall I Owner only, Mall I Owner shall promptly deliver them to H/C I Owner.

      C. Other Reciprocal Easements.

            1. Utility Equipment. The Parties acknowledge that there are utilities installed on or within the Phase I Land and the Mall I Space and SECC Land, and that there are or will be utilities installed on the Phase II Land during the construction of the Palazzo.

            2. Grant of H/C I Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, H/C I Owner hereby grants to Mall I Owner, Mall II Owner, H/C II Owner, and SECC Owner a non-exclusive easement in the H/C I Space and the Phase I Hotel/Casino for the installation, operation, flow and passage, use, maintenance, repair, replacement, relocation and removal (collectively, "Utility Activity") of any of the following which lie, or, in accordance with the provisions of this Article II, shall, in the future, lie, in, on, over, through, upon, across or under the H/C I Space and/or the Phase I Hotel/Casino: sewers (including, without limitation, storm and sanitary sewer systems), domestic water systems, natural gas systems, electrical systems, telephone systems, fire protection water systems, cable television systems, if any, and all other utility systems and facilities now or in the future reasonably necessary for the service of the Venetian (including without limitation the Phase I Mall), the Palazzo (including without limitation the Phase II Mall) and/or the SECC (collectively, "Utility Equipment", or to the extent that such Utility Equipment currently exists in, on, over, through, upon, across or under the Phase I Land, the Mall I Space, the Phase II Land or the SECC Land and/or the improvements located thereon as depicted on Exhibit L attached hereto and made a part hereof, as applicable, the "Existing Utility Equipment"). Notwithstanding anything to the contrary in the preceding sentence, Utility Equipment shall not include the Electric Substation.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed in the H/C I Space and the Phase I Hotel/Casino after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of H/C I Owner; provided that H/C I Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the H/C I Space and the Phase I Hotel/Casino (other than to a de minimus extent), (2) adversely affect the value of such land and/or improvements (other than to a de minimus extent) and/or (3) impose any material obligation on H/C I Owner and/or the Phase I Hotel/Casino (other than the granting of the easement in question); in each case, assuming that the space and/or improvements, as applicable, in question are being used by H/C I Owner for their Permitted Use.

            3. Grant of Mall I Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, Mall I Owner hereby grants to H/C I Owner, H/C II Owner, Mall II Owner and SECC Owner a non-exclusive easement in the Mall I Space for Utility Activity in connection with any Utility Equipment which lies, or, in accordance with the provisions of this Article II, shall, in the future, lie, in, on, through, upon or across the Mall I Space, or over or under the Retail Annex Land.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed in the Mall I Space after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of Mall I Owner; provided that Mall I Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the Mall I Space and/or the improvements therein (other than to a de minimus extent), (2) adversely affect the value of such space and/or improvements (other than to a de minimus extent) and/or (3) impose any material obligation on Mall I Owner and/or the improvements located in the Mall I Space (other than the granting of the easement in question); in each case, assuming that the space and/or improvements, as applicable, in question are being used by Mall I Owner for their Permitted Use.

            4. Grant of H/C II Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, H/C II Owner hereby grants to Mall I Owner, Mall II Owner, H/C I Owner and SECC Owner a non-exclusive easement in the Phase II Land for Utility Activity in connection with any Utility Equipment which lies, or, in accordance with the provisions of this Article II, shall, in the future, lie, in, on, over, through, upon, across or under the Phase II Land.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed on the Phase II Land after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of H/C II Owner; provided that H/C II Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the Phase II Land and/or the improvements therein (other than to a de minimus extent), (2) adversely affect the value of such space and/or improvements (other than to a de minimus extent) and/or (3) impose any material obligation on H/C II Owner and/or the improvements located on the Phase II Land, or on such land and/or improvements (other than the granting of the easement in question); in each case, assuming that the land and/or improvements, as applicable, in question are being used by H/C II Owner for their Permitted Use.

            5. Grant of SECC Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, SECC Owner hereby grants to H/C I Owner, H/C II Owner, Mall I Owner and Mall II Owner a non-exclusive easement in the SECC Land for Utility Activity in connection with any Utility Equipment which lie, or, in accordance with the provisions of this Article II, shall, in the future, lie, in, on, over, through, upon, across or under the SECC Land.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed on the SECC Land after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of SECC Owner; provided that SECC Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the SECC Land and/or the improvements therein (other than to a de minimus extent),

(2) adversely affect the value of such space and/or improvements (other than to a de minimus extent) and/or (3) impose any material obligation on SECC Owner and/or the improvements located on the SECC Land (other than the granting of the easement in question); in each case, assuming that the land and/or improvements, as applicable, in question are being used by SECC Owner for their Permitted Use.

            6. Grant of Mall II Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, Mall II Owner hereby grants to H/C I Owner, H/C II Owner, Mall I Owner and SECC Owner a non-exclusive easement in the Mall II Space for Utility Activity in connection with any Utility Equipment which lies, or, in accordance with the provisions of this
Article II, shall, in the future, lie, in, on, through, upon or across the Mall II Space.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed in the Mall II Space after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of Mall II Owner; provided that Mall II Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the Mall II Space and/or the improvements therein (other than to a de minimus extent), (2) adversely affect the value of such space and/or improvements (other than to a de minimus extent) and/or (3) impose any material obligation on Mall II Owner and/or the improvements located in the Mall II Space (other than the granting of the easement in question); in each case, assuming that the space and/or improvements, as applicable, in question are being used by Mall II Owner for their Permitted Use.

            7. Rights of Burdened Parties; Obligations of Benefited Parties.

                  (a) Each Owner of a servient tenement may relocate any utility easement on its parcel at its sole cost and expense provided that such relocation: (1) does not cause any interruption in the utilization of the utility easement by the Owner of the dominant tenement for the affected easement (except de minimus interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement);
(2) does not diminish the capacity or efficiency of such utility easement (excepting de minimus effects); and (3) will not make it more difficult or more expensive for the Owner of the dominant tenement with respect to the utility easement to use, maintain, repair, or replace the utility lines, unless, in the case of increased expense, the Owner of a servient tenement, at the time of such adverse relocation, agrees to bear any future additional costs arising from such relocation.

                  (b) The cost and expense of Utility Activity in connection with Utility Equipment (to the extent not borne by a public or private utility company) shall be borne entirely by the Party whose parcel benefits thereby or, if more than one Party's parcel benefits thereby, such cost and expense shall be allocated between the Parties so benefited in such manner as at the time shall be equitable in the circumstances. Any costs borne by the burdened Party with respect to any Utility Activity shall be reimbursed by the benefited Party. Before any such Utility Activity (other than Utility Activity which is operation, flow, passage or use) in connection with any Utility Equipment is effectuated, the Party conducting the same shall give reasonable prior notice to the other affected

Parties, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable), and the Party conducting the same shall have received the consent of such affected Parties (except in any case where the giving of reasonable prior notice was not practicable under the circumstances (but consent shall nevertheless be confirmed as soon as practicable)). The Party conducting the same shall, in performing any such work, use commercially reasonable efforts to minimize interference with the Utility Equipment of the other Parties and the use, enjoyment and operations of such other Parties' land and the improvements thereon; provided that the failure to give any such notice or receive any such consent shall not constitute a default hereunder or require the aforesaid Party to demolish or remove any portion of its Utility Equipment.

                  (c) The Party whose parcel is benefited by a utility easement shall maintain, repair, restore and replace all Utility Equipment related to the easement that is located on the burdened Party's parcel.

                  (d) In the event a Party whose parcel is benefited by a utility easement shall fail to maintain, repair, restore or replace any utility lines located on a burdened Party's parcel in accordance with the provisions of this Part C, Section 7 of Article II, such burdened Party may, after reasonable notice to the defaulting benefited Party, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable), cure such default at the defaulting Party's expense, in which event the provisions of Sections 10(a) and 10(b) of Article XIV shall apply.

                  (e) The Parties shall cooperate with each other with respect to all Utility Activity in connection with Utility Equipment including, without limitation, the granting of easements in their respective parcels to public or private utilities in order to permit such utilities to bring their services to such parcels.

      D. Common Areas; Access Rights to Effect Maintenance and Repair; Parking Access; Emergency Access; Vertical and Lateral Support; Miscellaneous.

            1. Easements for Pass-through Areas and Common Areas.

                  (a) As part of the construction of the Venetian, H/C I Owner and Mall I Owner constructed certain H/C I Pass-through Areas and H/C-Mall I Common Areas, each of which shall (notwithstanding its location) be operated and maintained solely by H/C I Owner as it determines, subject, however, to the further provisions of this Section D of Article II and any other applicable provisions of this Agreement. As part of the construction of the Palazzo, H/C II Owner and Mall II Owner will construct certain H/C II Pass-through Areas and H/C-Mall II Common Areas, each of which shall (notwithstanding its location) be operated and maintained solely by H/C II Owner as it determines, subject, however, to the further provisions of this Section D of Article II and any other applicable provisions of this Agreement.

                  (b) H/C I Owner hereby grants to each other Party a non-exclusive right to use and easement in, on, over, upon, through and across the H/C I Pass-through Areas and the H/C-Mall I Common Areas for passage, ingress and egress and otherwise for the intended use thereof and for access to and from its respective Destination Areas. Such use of the H/C I Pass-through Areas and the H/C-Mall I Common Areas shall be subject to reasonable rules and regulations established by H/C I Owner from time to time; provided that no such rules or regulations shall adversely affect (except to a de minimus extent) the conduct of any Owner's business in accordance with its Permitted Use. Without limiting the generality of the foregoing, each Party may use the H/C I Pass-through Areas for the purposes for which they were intended, and each of H/C I Owner and Mall I Owner shall have the right to use the H/C-Mall I Common Areas and the Venetian Building Shell and Core for the purposes for which they were intended.

                  (c) Mall I Owner hereby grants to each other Party a non-exclusive right to use and easement in, on, over, upon, through and across the Mall I Pass-through Areas for passage, ingress and egress and otherwise for the intended use thereof and for access to and from its respective Destination Areas. Such use of the Mall I Pass-through Areas shall be subject to reasonable rules and regulations established by Mall I Owner from time to time; provided that no such rules or regulations shall adversely affect (except to a de minimus extent) the conduct of any Owner's business in accordance with its Permitted Use. Without limiting the generality of the foregoing, each Party may use the Mall I Pass-through Areas for the purposes for which they were intended, and each of H/C I Owner and Mall I Owner shall have the right to use the Venetian Building Shell and Core for the purposes for which they were intended.

                  (d) H/C II Owner hereby grants to each other Party a non-exclusive right to use and easement in, on, over, upon, through and across the H/C II Pass-through Areas and the H/C-Mall II Common Areas for passage, ingress and egress and otherwise for the intended use thereof and for access to and from its respective Destination Areas. Such use of the H/C II Pass-through Areas and the H/C-Mall II Common Areas shall be subject to reasonable rules and regulations established by H/C II Owner from time to time; provided that no such rules or regulations shall adversely affect (except to a de minimus extent) the conduct of any Owner's business in accordance with its Permitted Use. Without limiting the generality of the foregoing, each Party may use the H/C II Pass-through Areas for the purposes for which they were intended, and each of H/C II Owner and Mall II Owner shall have the right to use the H/C-Mall II Common Areas and the Palazzo Building Shell and Core for the purposes for which they were intended.

                  (e) Mall II Owner hereby grants to each other Party a non-exclusive right to use and easement in, on, over, upon, through and across the Mall II Pass-through Areas for passage, ingress and egress and otherwise for the intended use thereof and for access to and from its respective Destination Areas. Such use of the Mall II Pass-through Areas shall be subject to reasonable rules and regulations established by Mall II Owner from time to time; provided that no such rules or regulations shall adversely affect (except to a de minimus extent) the conduct of any Owner's business in accordance with its Permitted Use. Without limiting the generality of the foregoing, each Party may use the Mall II Pass-through Areas for the purposes for which they were intended, and each of H/C II Owner and Mall II Owner shall have the right to use the Palazzo Building Shell and Core for the purposes for which they were intended.

                  (f) SECC Owner hereby grants to each other Party a non-exclusive right to use and easement in, on, over, upon, above, under, through and across the SECC Pass-through Areas for passage, ingress and egress and otherwise for the intended use thereof and for access to and from its respective Destination Areas. Such use of the SECC Pass-through Areas shall be subject to reasonable rules and regulations established by SECC Owner from time to time; provided that no such rules or regulations shall adversely affect (except to a de minimus extent) the conduct of any Owner's business in accordance with its Permitted Use. Without limiting the generality of the foregoing, each Party may use the SECC Pass-through Areas for the purposes for which they were intended.

                  (g) H/C I Owner hereby grants to Mall I Owner for its use and the use of its Tenants and their respective employees, agents, contractors and subcontractors of Mall I Owner and its Tenants only, and not for the use of the general public (except in emergency situations, in which case the general public may access the H/C I Limited Common Areas as a means of exit from any Lot pursuant to emergency evacuation procedures in place at the time), a non-exclusive right to use and easement over, upon, above, under, through and across all H/C I Limited Common Areas for, among other things, pedestrian passage, ingress and egress and other necessary or desirable uses in connection with the business and operations of Mall I Owner. Such use of the H/C I Limited Common Areas shall be subject to rules and regulations established by H/C I Owner from time to time; provided that no such rule or regulation shall adversely affect (except to a de minimus extent) the conduct of Mall I Owner's business in accordance with its Permitted Use.

                  (h) Mall I Owner hereby grants to H/C I Owner for its use and the use of its Tenants and their respective employees, agents, contractors and subcontractors only, and not for the use of the general public (except in emergency situations, in which case the general public may access the Mall I Limited Common Areas as a means of exit from any Lot pursuant to emergency evacuation procedures in place at the time), a non-exclusive right to use and easement over, upon, above, under, through and across all Mall I Limited Common Areas for, among other things, pedestrian passage, ingress and egress and other necessary or desirable uses in connection with the business and operations of H/C I Owner. Such use of the Mall I Limited Common Areas shall be subject to rules and regulations established by Mall I Owner from time to time, provided that no such rule or regulation shall adversely affect (except to a de minimus extent) the conduct of H/C I Owner's business in accordance with its Permitted Use.

                  (i) H/C II Owner hereby grants to Mall II Owner for its use and the use of its Tenants and their respective employees, agents, contractors and subcontractors of Mall II Owner and its Tenants only, and not for the use of the general public (except in emergency situations, in which case the general public may access the H/C II Limited Common Areas as a means of exit from any Lot pursuant to emergency evacuation procedures in place at the time), a non-exclusive right to use and easement over, upon, above, under, through and across all H/C II Limited Common Areas for, among other things, pedestrian passage, ingress and egress and other necessary or desirable uses in connection with the business and operations of Mall II Owner. Such use of the H/C II Limited Common Areas shall be subject to rules and regulations established by H/C II Owner from time to time; provided that no such rule or regulation shall adversely affect (except to a de minimus extent) the conduct of Mall II Owner's business in accordance with its Permitted Use.

                  (j) Mall II Owner hereby grants to H/C II Owner for its use and the use of its Tenants and their respective employees, agents, contractors and subcontractors only, and not for the use of the general public (except in emergency situations, in which case the general public may access the Mall II Limited Common Areas as a means of exit from any Lot pursuant to emergency evacuation procedures in place at the time), a non-exclusive right to use and easement over, upon, above, under, through and across all Mall II Limited Common Areas for, among other things, pedestrian passage, ingress and egress and other necessary or desirable uses in connection with the business and operations of H/C II Owner. Such use of the Mall II Limited Common Areas shall be subject to rules and regulations established by Mall II Owner from time to time, provided that no such rule or regulation shall adversely affect (except to a de minimus extent) the conduct of H/C II Owner's business in accordance with its Permitted Use.

            2. Right to Relocate, Increase or Decrease Pass-through Areas, Limited Common Areas, H/C-Mall I Common Areas and H/C-Mall II Common Areas; Owner Cooperation re: Expansion of Pass-through Areas.

                  (a) H/C I Owner may relocate, increase or decrease all or any part of the H/C I Pass-through Areas and/or the H/C I Limited Common Areas at its sole cost and expense; provided that such relocation, increase or decrease does not adversely affect (other than to a de minimus extent) any Party's reasonable access to its Destination Areas.

                  (b) Mall I Owner may relocate, increase or decrease all or any part of the Mall I Pass-through Areas at its sole cost and expense; provided that such relocation, increase or decrease does not adversely affect (other than to a de minimus extent) any Party's reasonable access to its Destination Areas or any areas leased by another Party from Mall I Owner and located in the Mall I Space.

                  (c) H/C I Owner and/or Mall I Owner, subject to the other's reasonable consent may relocate, increase or decrease (or, in the case of Mall I Owner, cause H/C I Owner to relocate, increase or decrease) all or any part of the H/C-Mall I Common Areas, which expense shall be borne by the Party requesting such relocation, or, if both Parties desire such relocation, such expense shall be shared equally; provided that such relocation, increase or decrease: (1) does not cause any interruption in the utilization of the easement to use the H/C-Mall I Common Areas by the Owner of the dominant tenement for the affected easement (except de minimus interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement); (2) does not diminish the capacity or efficiency of such easement (excepting de minimus effects); (3) will not make it more difficult or more expensive for the Owner of the dominant tenement to use the H/C-Mall I Common Areas, unless, in the case of greater expense, the Owner requesting such relocation, increase or decrease, at the time of such adverse relocation, increase or decrease, agrees to bear any future additional costs arising from such relocation, increase or decrease; and (4) will not interfere with or adversely affect the maintenance, use or operation of the dominant tenement or the conduct of its Owner's business thereat in accordance with its Permitted Use.

                  (d) H/C II Owner may relocate, increase or decrease all or any part of the H/C II Pass-through Areas and/or the H/C II Limited Common Areas at its sole cost and expense; provided that such relocation, increase or decrease does not adversely affect (other than to a de minimus extent) any Party's reasonable access to its Destination Areas.

                  (e) Mall II Owner may relocate, increase or decrease all or any part of the Mall II Pass-through Areas at its sole cost and expense; provided that such relocation, increase or decrease does not adversely affect (other than to a de minimus extent) any Party's reasonable access to its Destination Areas or any areas leased by another Party from Mall II Owner and located in the Mall II Space.

                  (f) H/C II Owner and/or Mall II Owner, subject to the other's reasonable consent may relocate, increase or decrease (or, in the case of Mall II Owner, cause H/C II Owner to relocate, increase or decrease) all or any part of the H/C-Mall II Common Areas, which expense shall be borne by the Party requesting such relocation, or, if both Parties desire such relocation, such expense shall be shared equally; provided that such relocation, increase or decrease: (1) does not cause any interruption in the utilization of the easement to use the H/C-Mall II Common Areas by the Owner of the dominant tenement for the affected easement (except de minimus interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement); (2) does not diminish the capacity or efficiency of such easement (excepting de minimus effects); (3) will not make it more difficult or more expensive for the Owner of the dominant tenement to use the H/C-Mall II Common Areas, unless, in the case of greater expense, the Owner requesting such relocation, increase or decrease, at the time of such adverse relocation, increase or decrease, agrees to bear any future additional costs arising from such relocation, increase or decrease; and (4) will not interfere with or adversely affect the maintenance, use or operation of the dominant tenement or the conduct of its Owner's business thereat in accordance with its Permitted Use.

                  (g) SECC Owner may relocate, increase or decrease all or any part of the SECC Pass-through Areas at its sole cost and expense; provided that such relocation, increase or decrease does not adversely affect (other than to a de minimus extent) any Party's reasonable access to its Destination Areas.

                  (h) H/C I Owner and Mall I Owner shall cooperate in good-faith as reasonably requested by the other from time to time to effect changes to the Phase I Common Areas and other Owner's Pass-through Areas.

                  (i) H/C II Owner and Mall II Owner shall cooperate in good-faith as reasonably requested by the other from time to time to effect changes to the Phase II Common Areas and other Owner's Pass-through Areas.

            3. Access Rights to Effect Maintenance and Repair.

                  (a) H/C II Owner, Mall II Owner, SECC Owner and H/C I Owner each hereby grant to Mall I Owner an easement to enter on or into as applicable
(i) the Phase II Hotel/Casino and the H/C II Space, (ii) the Phase II Mall and the Mall II Space, (iii) the SECC and the SECC Land and (iv) the Phase I Hotel/Casino and the H/C I Space, in each instance to the extent reasonably necessary (A) to gain access to the Mall I Space, the Phase I Mall and any and all fixtures, fittings, equipment and building systems from time to time located therein for the maintenance, repair or restoration of or to the same or to any other fixtures, fittings, equipment or building systems that serve the Phase I Mall and (B) to perform any maintenance, repair, restoration or other obligations imposed upon Mall I Owner under this Agreement or which Mall I Owner shall otherwise desire to perform in the Mall I Space in accordance with this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. Mall I Owner, in exercising its rights under this Section D(3)(a), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (w) the H/C II Space and H/C II Owner's business at the same, (x) the Mall II Space and Mall II Owner's business at the same, (y) the SECC and SECC Owner's business at the same and (z) the H/C I Space and H/C I Owner's business at the same. Before any maintenance, repairs or restoration contemplated by this Section D(3)(a) that requires Mall I Owner to enter upon any material portion of (aa) the H/C II Space and/or the Phase II Hotel/Casino, (bb) the Mall II Space and/or the Phase II Mall, (cc) the SECC Land and/or the SECC and/or (dd) the H/C I Space and/or the Phase I Hotel/Casino are effectuated, Mall I Owner shall give reasonable prior notice to H/C II Owner, Mall II Owner, SECC Owner and/or H/C I Owner, as the case may be, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that failure to give any such notice shall not constitute a default hereunder.

                  (b) H/C II Owner, Mall II Owner, SECC Owner and Mall I Owner each hereby grant to H/C I Owner an easement to enter on or into as applicable
(i) the Phase II Hotel/Casino and the H/C II Space, (ii) the Phase II Mall and the Mall II Space, (iii) the SECC and the SECC Land and (iv) the Phase I Mall and the Mall I Space, in each instance to the extent reasonably necessary (A) to gain access to the H/C I Space and/or the Phase I Hotel/Casino and any and all fixtures, fittings, equipment and building systems from time to time located therein or to any other fixtures, fittings, equipment or building systems that serve the Phase I Hotel/Casino (including the Electric Substation and any improvements related thereto) for the maintenance, repair or restoration of or to the same and (B) to perform any maintenance, repair, restoration or other obligations imposed upon H/C I Owner under this Agreement or which H/C I Owner shall otherwise desire to perform in the H/C I Space or on the Phase I Land as applicable in accordance with this Agreement, but for no other reason or purpose, except as otherwise provided in this

Agreement. H/C I Owner, in exercising its rights under this Section D(3)(b), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (w) the H/C II Space and H/C II Owner's business at the same, (x) the Mall II Space and Mall II Owner's business at the same, (y) the SECC and SECC Owner's business at the same and (z) the Mall I Space and Mall I Owner's business at the same. Before any maintenance, repairs or restoration contemplated by this Section D(3)(b) that requires H/C I Owner to enter upon any material portion of (aa) the H/C II Space and/or the Phase II Hotel/Casino, (bb) the Mall II Space and/or the Phase II Mall, (cc) the SECC Land and/or the SECC and/or (dd) the Mall I Space and/or the Phase I Mall are effectuated, H/C I Owner shall give reasonable prior notice to H/C II Owner, Mall II Owner, SECC Owner and/or Mall I Owner, as the case may be, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that the failure to give any such notice shall not constitute a default hereunder.

                  (c) Mall II Owner, H/C II Owner, Mall I Owner and H/C I Owner each hereby grant to SECC Owner an easement to enter on or into as applicable
(i) the Phase II Mall and the Mall II Space, (ii) the Phase II Hotel/Casino and the H/C II Space, (iii) the Phase I Mall and the Mall I Space and (iv) the Phase I Hotel/Casino and the H/C I Space, in each instance to the extent reasonably necessary (A) to gain access to the SECC Land, the SECC and any and all fixtures, fittings, equipment and building systems from time to time located therein or thereon or to any other fixtures, fittings, equipment or building systems that serve the SECC for the maintenance, repair or restoration of or to the same, and (B) to perform any maintenance, repair, restoration or other obligations imposed upon SECC Owner under this Agreement or which SECC Owner shall otherwise desire to perform on the SECC Land or the SECC in accordance with this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. SECC Owner, in exercising its rights under this Section D(3)(c), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (w) the Mall II Space and Mall II Owner's business at the same, (x) the H/C II Space and H/C II Owner's business at the same, (y) the Mall I Space and Mall I Owner's business at the same and (z) the H/C I Space and H/C I Owner's business at the same. Before any maintenance, repairs or restoration contemplated by this Section D(3)(c) that requires SECC Owner to enter upon any material portion of (aa) the Mall II Space and/or the Phase II Mall, (bb) the H/C II Space and/or the Phase II Hotel/Casino, (cc) the Mall I Space and/or the Phase I Mall and/or (dd) the H/C I Space and/or the Phase I Hotel/Casino are effectuated, SECC Owner shall give reasonable prior notice to Mall II Owner, H/C II Owner, Mall I Owner and/or H/C I Owner, as the case may be, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that failure to give any such notice shall not constitute a default hereunder.

                  (d) H/C I Owner, Mall I Owner, SECC Owner and H/C II Owner each hereby grant to Mall II Owner an easement to enter on or into as applicable
(i) the Phase I Hotel/Casino and the H/C I Space, (ii) the Phase I Mall and the Mall I Space, (iii) the SECC and the SECC Land and (iv) the Phase II Hotel/Casino and the H/C II Space, in each instance to the extent reasonably necessary (A) to gain access to the Mall II Space, the Phase II Mall and any and all fixtures, fittings, equipment and building systems from time to time located therein or to any other fixtures, fittings, equipment or building systems that serve the Phase II Mall for the maintenance, repair or restoration of or to the same and (B) to perform any maintenance, repair, restoration or other obligations imposed upon Mall II Owner under this Agreement or which Mall II Owner shall otherwise desire to perform in the Mall II Space in accordance with this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. Mall II Owner, in exercising its rights under this Section D(3)(d), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (w) the H/C I Space and H/C I Owner's business at the same, (x) the Mall I Space and Mall I Owner's business at the same, (y) the SECC and SECC Owner's business at the same and (z) the H/C II Space and H/C II Owner's business at the same. Before any maintenance, repairs or restoration contemplated by this Section D(3)(d) that requires Mall II Owner to enter upon any material portion of (aa) the H/C I Space and/or the Phase I Hotel/Casino, (bb) the Mall I Space and/or the Phase I Mall, (cc) the SECC Land and/or the SECC and/or (dd) the H/C II Space and/or the Phase II Hotel/Casino are effectuated, Mall II Owner shall give reasonable prior notice to H/C I Owner, Mall I Owner, SECC Owner and/or H/C II Owner, as the case may be, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that failure to give any such notice shall not constitute a default hereunder.

                  (e) H/C I Owner, Mall I Owner, SECC Owner and Mall II Owner each hereby grant to H/C II Owner an easement to enter on or into as applicable
(i) the Phase I Hotel/Casino and the H/C I Space, (ii) the Phase I Mall and the Mall I

Space, (iii) the SECC and the SECC Land and (iv) the Phase II Mall and the Mall II Space, in each instance to the extent reasonably necessary (A) to gain access to the H/C II Space and/or the Phase II Hotel/Casino and any and all fixtures, fittings, equipment and building systems from time to time located therein or to any other fixtures, fittings, equipment or building systems that serve the Phase II Hotel/Casino for the maintenance, repair or restoration of or to the same and
(B) to perform any maintenance, repair, restoration or other obligations imposed upon H/C II Owner under this Agreement or which H/C II Owner shall otherwise desire to perform in the H/C II Space or on the Phase II Land as applicable in accordance with this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. H/C II Owner, in exercising its rights under this Section D(3)(e), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (w) the H/C I Space and H/C I Owner's business at the same, (x) the Mall I Space and Mall I Owner's business at the same, (y) the SECC and SECC Owner's business at the same and (z) the Mall II Space and Mall II Owner's business at the same. Before any maintenance, repairs or restoration contemplated by this Section D(3)(e) that requires H/C II Owner to enter upon any material portion of (aa) the H/C I Space and/or the Phase I Hotel/Casino, (bb) the Mall I Space and/or the Phase I Mall,
(cc) the SECC Land and/or the SECC and/or (dd) the Mall II Space and/or the Phase II Mall are effectuated, H/C II Owner shall give reasonable prior notice to H/C I Owner, Mall I Owner, SECC Owner and/or Mall II Owner, as the case may be, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that the failure to give any such notice shall not constitute a default hereunder.

            4. Parking Access Easements.

                  (a) Each of SECC Owner and H/C I Owner hereby grants to each other and to Mall I Owner, Mall II Owner and H/C II Owner a non-exclusive easement (each, a "Parking Access Easement") and right to use, for vehicular and pedestrian access to (and from) the Phase I Automobile Parking Area, the roadways and walkways leading thereto, including, without limitation, the road designated as the Koval Access Road and the sidewalks adjacent thereto, if any, all as depicted on Exhibit S annexed hereto and made a part hereof. H/C I Owner hereby grants to SECC Owner and to Mall I Owner a non-exclusive easement and right to use, for pedestrian ingress and egress and access to (and from) the Phase I Automobile Parking Area from (and to) such other Owner's Lot and the public areas of the Venetian.

                  (b) Notwithstanding any provision herein to the contrary, each of H/C I Owner and SECC Owner, as applicable, shall have the right to relocate each of the Parking Access Easements located on their respective Lots; provided that, other than temporary reasonable interference during relocation, such relocation does not impair other Owners' rights to utilize Parking Access Easements (other than to a de minimus extent), or interfere (other than to a de minimus extent) with any other Owner's business at its Lot, or impose additional obligations on any other Owner under this Agreement.

            5. Emergency Access Rights. Each of H/C I Owner, H/C II Owner, Mall I Owner, Mall II Owner and SECC Owner hereby grants to the other such easements in, on, across and through (i) the H/C I Space and/or any improvements constructed upon the H/C I Space, (ii) the Mall I Space and/or any improvements constructed in the Mall I Space, (iii) the Mall II Space and/or any improvements constructed in the Mall II Space,

(iv) the SECC Land and/or any improvements constructed upon the SECC Land or (v) the H/C II Space and/or any improvements constructed upon the H/C II Space, as each of them may reasonably require, and in such location as the grantor thereof shall approve (which approval shall not be unreasonably withheld), in order to provide access to emergency fire exit or service corridors or stairs (to the extent required in order to comply with applicable building codes and in accordance with applicable Legal Requirements); provided that the Party exercising its rights under this Section D(5) shall reimburse the Party burdened by such exercise for all reasonable costs and expenses incurred by such burdened Party in connection therewith.

            Each Party shall have the right to cause the other Parties to confirm the precise boundaries of such easements and to memorialize the same by a recorded agreement executed by the Owner of the burdened property and the Owner of the benefited Property (provided that, in any event, each such easement shall be located in such a commercially appropriate location on the burdened property as to minimize, to the extent reasonably possible, interference with the construction, use and operation of such property and the buildings and other improvements from time to time located thereon).

            6. Easements for Vertical and Lateral Support. H/C I Owner and Mall I Owner hereby grant to the other a right and easement for vertical and lateral support of the Phase I Mall and the Phase I Hotel/Casino and an easement in and to all structural members, footings, caissons, foundations, columns and beams and any other supporting components located within or constituting a part of the Phase I Hotel/Casino, Mall I Space or the H/C I Space for the support of the Phase I Mall and the Phase I Hotel/Casino and all Facilities located therein or thereon. H/C II Owner and Mall II Owner hereby grant to the other a right and easement for vertical and lateral support of the Phase II Mall and the Phase II Hotel/Casino and an easement in and to all structural members, footings, caissons, foundations, columns and beams and any other supporting components located within or constituting a part of the Phase II Hotel/Casino, H/C II Space, the Phase II Mall or the H/C II Space for the support of the Phase II Mall and the Phase II Hotel/Casino and all Facilities located therein or thereon.

            7. Miscellaneous.

                  (a) Except as otherwise expressly provided in this Article II, each grantor of an easement under this Article II may relocate any easement on its parcel at its sole cost and expense provided that such relocation: (1) does not cause any interruption in the utilization of the easement by the Owner of the dominant tenement for the affected easement (except de minimus interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement); (2) does not diminish the capacity or efficiency of such easement (excepting de minimus effects); (3) will not make it more difficult or more expensive for the Owner of the dominant tenement with respect to any utility easement to use, maintain, repair, or replace the utility lines, unless, in the case of increased expense, the relocating grantor, at the time of such adverse relocation, agrees to bear any future additional costs arising from such relocation; and (4) will not interfere with or adversely affect (other than to a de minimus extent) the maintenance, use or operation of the dominant tenement or the conduct of its Owner's business thereat.

                  (b) Except as otherwise provided herein with respect to Limited Common Areas, each benefited Owner of any easement described in this
Article II or any
other provision of this Agreement may allow its Tenants and Permittees from time to time to use such easement; provided that the use by such Tenants and Permittees shall be consistent with the use rights granted under the applicable provisions of this Article II or the applicable other provisions of this Agreement.

            8. Antennae. H/C I Owner grants to each of Mall I Owner, Mall II Owner and SECC Owner the right to use the communication frequencies provided by the antennae that H/C I Owner has installed on the roof of the Venetian, subject to the cost sharing provisions of Section 3 of Article V. H/C I Owner shall have the right to establish reasonable rules and regulations for the use of the radio frequencies and radio equipment, including the number of receivers and channels that each of Mall I Owner, Mall II Owner and SECC Owner may use, and Mall I Owner, Mall II Owner and SECC Owner agree to abide by such rules and regulations and to cause their employees to abide by such rules. Mall I Owner agrees that any radio communications between and among its employees in and around the Venetian shall be limited to 35 radios at any given time, which radios shall operate only on the "GCS A," "GCS B" and "GCS C" channels, as maintained by H/C I Owner's electronic shop, or any other channels as may be designated by H/C I Owner from time to time; provided, however, that Mall I Owner shall, subject to reasonable rules and regulations promulgated by H/C I Owner, also have access to "channel 402" (the fire channel), H/C I Owner's security channel and H/C I Owner's maintenance channel. Mall I Owner also agrees that to the extent that it desires to obtain additional radio communications capabilities, Mall I Owner shall be required to obtain its own channels, and related equipment, at its sole cost and expense, and only to the extent that such additional channels do not interfere with or diminish H/C I Owner's radio communications capabilities.

            9. Mall I H/C Exclusive Areas. The Mall I H/C Exclusive Areas contain utility equipment and other facilities that service the SECC, the Mall I Space, the H/C I Space and the Phase IA Airspace. Notwithstanding anything herein to the contrary, the Mall I H/C Exclusive Areas shall be accessible to and used by H/C I Owner and its agents, employees, contractors and subcontractors only, and (notwithstanding the fact that the Mall I H/C Exclusive Areas are located within the Mall I Space) no other Party (including Mall I Owner) shall have any easement or other access rights to the Mall I H/C Exclusive Areas. In order to effectuate the foregoing, Mall I Owner hereby grants H/C I Owner an exclusive easement right to access and use the Mall I H/C Exclusive Areas. Mall I Owner may access the Mall I H/C Exclusive Areas after obtaining the consent of H/C I Owner, which shall not to be unreasonably withheld. H/C I Owner may require that any agent or employee of Mall I Owner accessing the Mall I H/C Exclusive Areas be accompanied by a representative of H/C I Owner.

            10. Mall II H/C Exclusive Areas. The Mall II H/C Exclusive Areas contain utility equipment and other facilities that service the SECC, the Mall II Space and the H/C II Space. Notwithstanding anything herein to the contrary, the Mall II H/C Exclusive Areas shall be accessible to and used by H/C II Owner and its agents, employees, contractors and subcontractors only, and (notwithstanding the fact that the Mall II H/C Exclusive Areas are located within the Mall II Space) no other Party (including Mall II Owner) shall have any easement or other access rights to the Mall II H/C Exclusive Areas. In order to effectuate the foregoing, Mall II Owner hereby grants

H/C II Owner an exclusive easement right to access and use the Mall II H/C Exclusive Areas. Mall II Owner may access the Mall II H/C Exclusive Areas after obtaining the consent of H/C II Owner, which shall not to be unreasonably withheld. H/C II Owner may require that any agent or employee of Mall II Owner accessing the Mall II H/C Exclusive Areas be accompanied by a representative of H/C II Owner.

                                   ARTICLE III

                          COVENANTS REGARDING SECC LAND

            1. SECC Operation and Maintenance. SECC Owner hereby covenants in favor of H/C I Owner (and in favor of Mall I Owner in the case of paragraph (a) below) as follows:

                  (a) Operating Covenant. SECC Owner shall continuously operate (subject to Force Majeure Events) and exclusively use the SECC as a convention, trade show and exposition center and for ancillary uses (but not retail or restaurant uses except consistent with uses as of the date hereof and except in accordance with the further provisions of this Section 1(a) of Article III) in a manner and at a level that shall be no less than the standards as of the date hereof of First-class convention, trade show and exposition centers. The Parties acknowledge that SECC Owner's use and operation on the date hereof satisfies such standards. SECC Owner shall be permitted to add 2,500 square feet of additional retail and/or restaurant space in the SECC.

                  (b) SECC Maintenance and Repair. From and after the Commencement Date, SECC Owner shall maintain, repair and restore the SECC (or any buildings or other improvements constructed in replacement thereof) including, without limitation, the SECC Pass-through Areas in a manner consistent with First-class convention, trade show and exposition centers and in accordance with the provisions of this Agreement. SECC Owner may place a temporary construction, barricade, fence or other obstruction in SECC Pass-through Areas if such are reasonably required by SECC Owner to perform work and maintain the SECC Pass-through Areas in accordance with the terms hereof and such barricades, fences or other obstructions do not interfere with the permitted access of another Owner through such SECC Pass-through Areas.

                  (c) SECC Alterations. SECC Owner may make structural and non-structural alterations, modifications and repairs ("SECC Alterations") to the SECC and to any other buildings and improvements from time to time located on the SECC Land; provided that all SECC Alterations shall be made with commercially reasonable diligence and dispatch in a First-class manner with First-class materials and workmanship, architecturally consistent in style with the existing improvements comprising the SECC. All repairs and any restorations or replacements required in connection herewith shall be of a quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. In effecting such repairs, restorations or replacements, SECC Owner shall use commercially reasonable efforts to minimize interference with the use, enjoyment and occupancy of, and the conduct by H/C I Owner, Mall I Owner, H/C II Owner and Mall II Owner, respectively, of such Owner's business at the H/C I Space and Phase I Hotel/Casino, the Mall I Space and the Phase I Mall, the H/C II Space and Phase II Hotel/Casino and/or the Mall II Space and the Phase II Mall, as the case may be. SECC Owner's obligations under this Article III are subject to Force Majeure Events.

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                                                                              60

            2. Congress Facility. H/C I Owner and SECC Owner each covenant in favor of the other as follows:

                  (a) The Parties hereto acknowledge that a portion of the Venetian (hereinafter referred to as the "Congress Facility") and the SECC share a building wall (the "SECC Party Wall"). The Congress Facility and the approximate location of the SECC Party Wall are depicted on Exhibit T attached hereto and made a part hereof.

                  (b) H/C I Owner and SECC Owner shall each have the right to use its side of the SECC Party Wall without any restriction on such use, except that such use shall not interfere with the use by the other Party of the SECC Party Wall in any material respect or deprive the other Party of any structural or other support now or in the future intended to be provided by the SECC Party Wall. Notwithstanding anything to the contrary contained herein, nothing contained in this Section 2(b) shall prohibit or restrict, or shall be deemed to prohibit or restrict, SECC Owner from using, maintaining and operating the SECC (and SECC Owner's business at the SECC) as used, maintained and operated as of the date hereof.

                  (c) SECC Owner shall maintain, keep in good repair (including structural repairs) and restore, at its sole expense, the SECC Party Wall. H/C I Owner, promptly upon demand therefor, will reimburse SECC Owner for its equitable share of the cost thereof. If SECC Owner shall fail to perform its obligations under this Section 2(c), H/C I Owner shall be entitled to the self-help, reimbursement and lien rights set forth in Sections 10(a) and 10(b) of Article XIV.

            3. Cooperative Marketing. H/C I Owner and SECC Owner each covenant in favor of the other as follows:

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                                                                              61

                  (a) Marketing by H/C I Owner. H/C I Owner shall use commercially reasonable efforts to promote the use and occupancy of the SECC for trade shows and convention events by guests and customers of the Phase I Hotel/Casino, including cooperating with the marketing staff of the SECC to arrange bookings of the SECC by guests and customers of the Phase I Hotel/Casino and to develop promotional literature and other material regarding the SECC intended for guests and customers of the Phase I Hotel/Casino.

                  (b) Marketing by SECC Owner. Prior to entering into any license agreement with any Person (a "User") for the use by such User of the SECC for a trade show or convention event, SECC Owner shall consult with H/C I Owner regarding the availability or projected availability of guest rooms at the Phase I Hotel/Casino for participants at such trade show or convention event. If, following such consultation, H/C I Owner elects (a "Headquarters Election"), by notice to SECC Owner within fifteen (15) days following such initial consultation, to have the Phase I Hotel/Casino designated as the headquarters hotel for such show or event (the "Headquarters Hotel"), SECC Owner will use commercially reasonable efforts to cause the Phase I Hotel/Casino to be designated as the Headquarters Hotel. Without limiting the foregoing, SECC Owner agrees to use commercially reasonable efforts to include in SECC Owner's license agreement for the use of the SECC by such User a provision designating the Phase I Hotel/Casino as the Headquarters Hotel for such show or event if so requested by H/C I Owner. Notwithstanding the foregoing, if, after using commercially reasonable efforts, SECC Owner is unable to obtain the agreement of the User to designate the Phase I Hotel/Casino as the Headquarters Hotel or to include in the license agreement such designation, SECC

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                                                                              62

Owner may enter into such license agreement without such designation, without any further obligation or liability of SECC Owner to H/C I Owner with respect thereto. SECC Owner will not enter into any other agreement with any casino, hotel or resort to the effect set forth in the first three sentences of this subsection (b), including, without limitation, the Palazzo; provided, however, that SECC Owner shall have the right to enter into such an agreement with another casino, hotel or resort if (i) H/C I Owner does not timely make a Headquarters Election or (ii) notwithstanding the commercially reasonable efforts of SECC Owner, the trade show in question declines to permit the Phase I Hotel/Casino to be designated as its Headquarters Hotel. In the event SECC Owner can, pursuant to the foregoing proviso, enter into such an agreement with another casino, hotel or resort, SECC Owner will first use commercially reasonable efforts for a period of ten (10) days to enter into such an agreement with the Palazzo prior to entering into such an agreement with any other casino, hotel or resort.

                  (c) Fees and Expenses. Each of SECC Owner and H/C I Owner will pay all expenses incurred by it in connection with the effectuation and administration of this Section 3 of Article III and the transactions contemplated hereby (the "Expenses"); provided, that, from time to time H/C I Owner and SECC Owner will agree on a reallocation of Expenses if such a reallocation is necessary to preserve an equitable distribution of such Expenses.

                  (d) Term. The provisions of this Section 3 shall survive until December 31, 2011.

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                                                                              63

                                   ARTICLE IV

                              OPERATION OF PHASE I
              HOTEL/CASINO AND PHASE I MALL; OPERATION OF PHASE II
                         HOTEL/CASINO AND PHASE II MALL;
                             TENANT NON-COMPETITION

      A. Operating Covenants of H/C I Owner and H/C II Owner.

            H/C I Owner agrees for the benefit of Mall I Owner (and H/C II Owner agrees for the benefit of Mall II Owner in the case of Sections A.3, A.4 and A.5 below) as follows:

            1. H/C I Owner shall continuously (subject to Force Majeure Events) operate and exclusively use the Phase I Hotel/Casino as a Venetian-themed hotel and casino and for ancillary uses (but not retail or restaurant tenants or uses except for the space covered by the Phase I Casino Level Master Lease (whether or not such Lease remains in effect) and other space currently used for retail or restaurant purposes as of the date hereof and except in accordance with the provisions of Section A.2 and A.4 of this Article IV) in a manner and at a level that shall be no less than the standards of First-class Las Vegas Boulevard-style hotel/casinos, as such standards exist as of the date hereof. Notwithstanding the foregoing, H/C I Owner shall have the right to cease operating the Phase I Hotel/Casino in accordance with the Venetian-theme upon one hundred and twenty (120) days prior notice to Mall I Owner. At all times, the first floor of the Phase I Hotel/Casino (excluding Phase 1A and the Congress Facility), other than space used for restaurants and ballrooms as of the date hereof, shall be used primarily for gaming purposes.

            2. H/C I Owner shall have the right to operate, or lease to a tenant to operate, a restaurant/bar located (i) in the space currently known as the "Sports Book" together with adjacent casino space (the "Sports Book Space"), so long as such Sports

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                                                                              64

Book Space does not exceed twenty thousand (20,000) square feet in the aggregate and (ii) in any back-of-house space that is only available to employees of H/C I Owner.

            3. Subject to the proviso clause of Section A.4 of this Article IV, the Phase II Hotel/Casino shall not contain any restaurant or retail space except for the following: (a) the restaurant and retail space contemplated to be owned by Mall II Buyer pursuant to the Phase II Mall Agreement, (b) restaurants located on the casino level of the Phase II Hotel/Casino, (c) retail space located on the casino level of the Phase II Hotel/Casino, provided that such retail space, which is currently expected to include a gift shop, newsstand, apothecary (high-end drug store), coffee/gelato stand and/or jewelry store, shall not occupy more than ten thousand (10,000) square feet in the aggregate,
(d) restaurants located on a sub-casino level of the Phase II Hotel/Casino, which restaurants are currently expected to include a wine cellar of approximately seven thousand (7,000) square feet, a restaurant of approximately twenty-three thousand (23,000) square feet and a cafe (to form part of a car dealership) of approximately nine thousand (9,000) square feet, provided that such restaurants shall not occupy more than thirty-nine thousand (39,000) square feet in the aggregate, and (e) the space described in Section A.4 below.

            4. In addition to the restaurant and retail space described in the foregoing Sections A.2 and A.3 of this Article IV, H/C I Owner and H/C II Owner may elect to create up to 15,000 square feet of aggregate additional retail (but not restaurant) space in the Phase I Hotel/Casino and the Phase II Hotel/Casino, provided (i) that if Mall II Buyer defaults in its obligation to consummate the Closing under the Mall II Purchase Agreement, the foregoing 15,000 square foot limitation shall apply only to the Phase I Hotel/Casino, not the Phase II Hotel/Casino, and the restriction in Section A.3 of this

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                                                                              65

Article II shall no longer apply and (ii) for clarity, that H/C I Owner and H/C II Owner shall have the right to operate, or lease to one or more tenants to operate, in the Phase I Hotel/Casino and the Phase II Hotel/Casino, respectively, (x) car dealerships and (y) stores, shops and/or stands exclusively related to shows and productions offered at the Venetian or the Palazzo and that such dealerships, stores, shops and/or stands shall not constitute retail space for the purposes of this Section A.

            5. H/C II Owner shall continuously (subject to Force Majeure Events) operate and exclusively use the Phase II Hotel/Casino as a hotel and casino and for ancillary uses (but not retail or restaurant tenants or uses except for the space covered by the Phase II Casino Level Master Lease (whether or not such Lease remains in effect) and except in accordance with the provisions of Sections A.3 and A.4 of this Article IV) in a manner and at a level that shall be no less than the standards of First-class Las Vegas Boulevard-style hotel/casinos, as such standards exist as of the date hereof. Provided that the purchase of the interest in Mall II Owner contemplated in the Phase II Mall Agreement is consummated, at all times after it opens to the public, the ground floor of the Phase II Hotel/Casino, other than the space that will be used for restaurants and ballrooms and the Phase II Casino Level Leased Space and except in accordance with the provisions of Sections A.3 and A.4 of this Article IV, shall be used primarily for gaming purposes.

      B. Operating Covenants of Mall I Owner. Mall I Owner agrees for the benefit of H/C I Owner as follows:

            1. Mall I Owner shall continuously (subject to Force Majeure Events) operate and exclusively use (or cause to be used) the Phase I Mall as a retail and restaurant complex and for ancillary uses in a manner and at a level that shall be no less than the

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                                                                              66

quality and standard of the Phase I Mall as of the date hereof, subject to the covenants and restrictions set forth in the further provisions of this Section B of Article IV. Mall I Owner's obligations under this Article IV.B(1) are subject to Force Majeure Events.

            2. Required Phase I Mall Standard; Identity of Tenants of Phase I Mall; Prohibited Phase I Mall Uses.

                  (a) Mall I Owner covenants and agrees that from and after the date hereof, any tenant with whom Mall I Owner enters into a Lease, and any other Person who, whether pursuant to a sublease from a Tenant or otherwise, occupies space in Mall I Space, including the operators of any retail carts or kiosks located in the Mall I Space (any such tenant or other Person, a "Mall I Occupant") shall be a retail or restaurant tenant appropriate for and consistent with, a quality and standard for the Phase I Mall and its aggregate occupant mix that is not less than the quality and standard of the Phase I Mall and the Mall I Occupants as of the date hereof. Mall I Owner agrees to use commercially reasonable efforts from and after the date of this Agreement to pursue a maintenance and leasing program whereby the Phase I Mall and the Mall I Occupants are of a First-class quality and standard.

                  (b) In all events, Mall I Owner covenants and agrees that no Mall I Occupant shall be a Competitor and no space in the Phase I Mall shall be used (whether by Mall I Owner, any Mall I Occupant or any other Person) for or as any of the following:

                        (i) Conducting or permitting any fire, auction, going-out-of-business or bankruptcy sale.

                        (ii) Engaging in any unethical or disreputable method of business operation.

                        (iii) A so-called "flea market."

                        (iv) Selling, displaying for sale or displaying any pornographic or obscene material.

                        (v) A gambling or gaming establishment such as, without limitation, an Off-Track Betting, sport gambling, casino gambling or similar establishment.

                        (vi) Any loudspeakers, phonographs or other devices of similar nature in such a manner so as to be heard outside of the applicable demised premises.

                        (vii) A billiard or pool hall (although any First-class bar or restaurant to whom Mall I Owner may be permitted to rent a portion of the Phase I Mall or Mall I Space under the other terms of this Agreement may be permitted to install billiard or pool tables ancillary to its primary bar or restaurant operations).

                        (viii) Any "off-price" or "discount" store.

                        (ix) A swap show selling merchandise that is used, damaged or discontinued, or any "second hand" store or "surplus" store (but excluding stores that sell antiques).

                        (x) Any establishment any purpose of which:

                              (1) is to sell, afford or permit on-premises
            sexual stimulation or sexual liaisons;

                              (2) permits or presents obscene, nude or semi-nude
            performances or modeling;

                              (3) sells "rubber goods" or other sexual or erotic
            products of a type not commonly found in national chain pharmacies;

                              (4) sells, rents or permits the viewing of x-rated
            video, photographs, books or other material (except, in the case of a book store, if such materials do not constitute a primary product of the establishment and if such materials are discreetly displayed in such manner as not to be visible from outside the premises); or

                              (5) offers any other form of so-called "adult
            entertainment."

                        (xi) A facility for the sale of paraphernalia for use with illicit drugs.

                        (xii) A pawn shop or auction house.

                        (xiii) Any use which emits an obnoxious odor, excessive noise or sound which can be heard or smelled to a material extent outside of the space occupied for the use.

                        (xiv) Any solicitations or leafleting activity, including, but not limited to, union or collective bargaining solicitations.

                        (xv) Promoting, marketing or advertising any business, product, good or item of a Competitor or selling any product, good or item, the primary or a significant purpose of which is to promote, market or advertise any business, product, good or item of a Competitor. For example, and without limiting the foregoing, the sale of a guidebook which includes a description of a Competitor's property would be permitted in the Mall I Space, but the sale of a t-shirt bearing the logo of a Competitor's property would not be permitted pursuant to this clause (xv).

                        (xvi) A wedding chapel, for performing weddings or as part of any wedding-related program, activity or service.

                        (xvii) An office, store, reading room, headquarters, center or other facility devoted or opposed to the promotion, advancement, representation, purpose or benefit of: (a) any political party, political movement or political candidate, (b) any religion, religious group or religious denomination, (c) any foreign government or (d) any "cause" of any type or nature whatsoever.

                        (xviii) The sale of telephone calling cards.

                        (xix) The provision of catering services or the preparation of meals intended to be eaten in hotel rooms in the Phase I Hotel/Casino or the Phase II Hotel/Casino.

                        (xx) A florist or the sale of flower arrangements.

                        (xxi) A spa, health or fitness club, gym or beauty salon, provided the same shall not prohibit the retail sale of cosmetics and other spa or beauty products.

                        (xxii) For so long as there is a drug store and/or prescription pharmacy on the land underneath the Walgreens' Airspace, the operation of a drug store or a so-called prescription pharmacy or for any other purpose requiring a qualified pharmacist or other person authorized by law to dispense medicinal drugs, directly or indirectly, for a fee or remuneration of any kind.

                        (xxiii) Any play, show, performance or other entertainment-type activity other than (a) in the common areas of the Phase I Mall, (b) in Tenant Space at the Phase I Mall, provided that such entertainment is ancillary to such Tenant Space and is not its primary purpose, (c) the Venetian Performers, (d) an interactive, dinner-theater soap opera known as "Tamara" and held in the Tenant Space formerly occupied by "In Celebration of Golf" or (e) an interactive show based on an 80's theme, known as "Awesome 80's Prom" and expected to be located in the Tenant Space currently occupied by "Vivid".

            3. Venetian Theme. For so long as the Phase I Hotel/Casino is decorated in accordance with a "Venetian" theme, Mall I Owner covenants and agrees to operate and maintain the Phase I Mall and Mall I Space in keeping with the overall "Venetian" theme of the Phase I Mall in existence as of the date hereof (such theme, including the components thereof described in the next sentence and in the last sentence of this paragraph, the "Venetian Theme"). In furtherance of, but without limiting, the foregoing, Mall I Owner shall maintain, and where applicable shall cause its Tenants to maintain, in a First-class condition the current high-end finish and Renaissance-Venice streetscape motif of the Phase I Mall, characterized by, among other things, a painted vaulted ceiling, cobblestone floor tiling, "piazza" style retail store groupings, a "St. Marks Square," ornate velvet directional signage at key locations and arched bridges over a winding Venetian-themed indoor water canal running the length of the main mall corridor. All Alterations made by Mall I Owner, its Tenants and other occupants must be consistent
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with the Venetian Theme. Additionally, Mall I Owner acknowledges and confirms that an important component of the Venetian Theme is the currently-existing pantomimes, singing gondoliers and other street performers (the "Venetian Performers"), and therefore, Mall I Owner agrees to continue to employ Venetian Performers in numbers and on a schedule similar or greater to that employed by Mall I Owner as of May 17, 2004, as described in Exhibit H attached hereto and made a part hereof. No neon signs shall be visible from any of the Phase I Mall's public or common areas. The provisions of this Section B.4 of this
Article IV shall cease to be effective at such time as the Phase I Hotel/Casino ceases to be decorated in accordance with the Venetian Theme.

            4. Grand Canal Shoppes Name; Right to Use Venetian Logo.

                  (a) Mall I Owner agrees that, subject to the further provisions of this Section B(5)(a) of this Article IV, the Phase I Mall shall continuously and exclusively operate under the names "Grand Canal Shoppes", "Grand Canal Shoppes at The Venetian", "Grand Canal Shoppes at The Venetian Las Vegas" and "Grand Canal Shoppes at The Venetian Resort Hotel Casino". Mall I Owner may not use any of such names to identify any other retail facility aside from the Phase I Mall. The uses of such names are subject to the following licenses and restrictions:

                        (i) H/C I Owner hereby grants to Mall I Owner and its Affiliates a non-exclusive, non-transferable (except as hereinafter provided), irrevocable, perpetual and royalty-free worldwide license, without charge or fee, to use and display the names "The Venetian Resort Hotel Casino", "The Venetian Las Vegas" and "The Venetian" (each, a "Venetian Name") and the logo shown on Exhibit I-1 attached hereto and made a part hereof (as the same may be changed as

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                                                                              72

      described below) (the "Venetian Logo"); provided, however, that (1) all uses of any Venetian Name and the Venetian Logo must be consistent with a First-class Las Vegas Boulevard-style hotel casino; (2) all uses of any Venetian Name must either be (y) as part of the Venetian Logo or (z) consistent with the style guidelines described in Exhibit R attached hereto and made a part hereof, as the same may be amended from time to time by Mall I Owner and H/C I Owner; (3) any use of any Venetian Name and Venetian Logo on, or as a part of, advertising, marketing or promotional materials or products, goods and items for sale shall be a proper use of such license only if (x) the applicable material, product, good or item also includes a reference to the Grand Canal Shoppes name or a Tenant or other Phase I Mall occupant, or a business being operated at the Phase I Mall (so that, for example, a Tenant in the Phase I Mall can sell (pursuant to the sublicense described in the next paragraph) items that say "[Name of tenant] at The Venetian" or "[Name of tenant] at the Grand Canal Shoppes at The Venetian," but cannot sell items that say only "The Venetian" and (y) in the case of products, goods and items for sale, H/C I Owner has given prior written approval of such use; (4) any use of a Venetian Name in any advertising, marketing or promotional material must be either in the same typeface as appears in the Venetian Logo, the "Optifavrile" or "MrsEaves" typeface or the predominant typeface of such material and (5) whenever a Venetian Name is used, the first letter of each word comprising such name shall be capitalized. No use of such license pursuant to clause (3) of the preceding sentence shall impose, or be deemed to impose, any liability on H/C I Owner (or any affiliate thereof) with respect to the applicable material, product, good or item. H/C I

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                                                                              73

      Owner reserves the right to replace, alter or modify the Venetian Logo at any time in its sole discretion, but upon not less than thirty (30) days prior written notice to Mall I Owner. Upon any such notification from H/C I Owner to Mall I Owner, Mall I Owner shall, as of the effective date of the applicable change as set forth in such notice, cease, and cause Mall I Occupants to cease, using the old Venetian Logo (but shall continue to have the rights set forth herein with respect to the replacement, altered or modified Venetian Logo). Notwithstanding any prior agreements between H/C I Owner and Mall I Owner to the contrary, as of the date hereof the foregoing license represents the only rights of Mall I Owner to use the Venetian Name and the Venetian Logo (and therefore any such prior agreements are hereby deemed terminated and of no force and effect).

                        (ii) Mall I Owner may sublicense the above described license to Mall I Occupants, provided that (1) such sublicense provides that the sublicense can only use the Venetian Names and Venetian Logo within the scope of, and pursuant to, the above-described license, (2) Mall I Owner shall be responsible and liable for all breaches by any sublicensee of any such sublicense and (3) such sublicense gives H/C I Owner the right to enforce its terms and restrictions.

                        (iii) If H/C I Owner shall determine that any advertising, marketing or promotional materials used or planned to be used by Mall I Owner or any of its sublicensees violate the terms of the above-described license, Mall I Owner shall, immediately upon written notification from H/C I Owner of such

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                                                                              74

      determination, cease (or cause the applicable sublicensee to immediately cease) such advertising, marketing or promotion.

                        (iv) Mall I Owner acknowledges that subject to the license granted herein, H/C I Owner owns all legal right, title and interest in and to the Venetian Names and the Venetian Logo. Mall I Owner agrees that any and all uses of the Venetian Names and Venetian Logo, and any goodwill resulting from such uses, shall inure solely to the benefit of H/C I Owner.

                  (b) Mall I Owner and H/C I Owner hereby agree that:

                        (i) Mall I Owner hereby grants to H/C I Owner and its Affiliates a non-exclusive, non-transferable (except as hereinafter provided), irrevocable, perpetual and royalty-free worldwide license, without charge or fee, to use and display the "Grand Canal Shoppes" name ("the "Grand Canal Shoppes Name") and the logo shown on Exhibit U attached hereto and made a part hereof (as the same may be changed as described below) (the "Grand Canal Shoppes Logo"); provided, however, that all uses of the Grand Canal Shoppes Name and the Grand Canal Shoppes Logo must be
      (1) consistent with a First-class Las Vegas Boulevard-style hotel and casino and (2) consistent with the style guidelines described in Exhibit R attached hereto and made a part hereof, as the same may be amended from time to time by Mall I Owner and H/C I Owner. Mall I Owner reserves the right to replace, alter or modify the Grand Canal Shoppes Logo at any time in its sole discretion, but upon not less than thirty (30) days prior written notice to H/C I Owner. Upon any such notification from Mall I Owner to H/C I

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                                                                              75

      Owner, H/C I Owner shall, as of the effective date of the applicable change as set forth in such notice, cease using the old Grand Canal Shoppes Logo.

                        (ii) H/C I Owner acknowledges that subject to the license granted herein, Mall I Owner owns all legal right, title and interest in and to the Grand Canal Shoppes Name and the Grand Canal Shoppes Logo. H/C I Owner agrees that any and all uses of the Grand Canal Shoppes Name and Grand Canal Shoppes Logo, and any goodwill resulting from such uses, shall inure solely to the benefit of Mall I Owner.

            5. Directional Signage. Mall I Owner shall include the location of and/or directions to the Phase I Hotel/Casino in all directional signage (including mall directories, overhead directionals, backlit and non-backlit directionals and velvet banners bearing directional information), directories and locational diagrams and maps located within the Phase I Mall. H/C I Owner shall include the location of and/or directions to the Phase I Mall in all directional signage (including overhead directionals and backlit and non-backlit directions), directories and locational diagrams and maps located within the Phase I Hotel/Casino. At a minimum, H/C I Owner and Mall I Owner shall include directions to the Phase I Mall and the Phase I Hotel/Casino, respectively, at those locations identified on Exhibit X attached hereto and made a part hereof. The directional signage at each of the locations set forth on Exhibit X shall be substantially similar to the signage that is at such locations as of the date hereof, which signage is also shown or described on Exhibit X.

            6. Hours of Phase I Mall Operation. Notwithstanding the provisions of Section A(5)(a) of Article V, the Phase I Mall (i.e., all of its retail and restaurant stores)

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                                                                              76

shall (subject to Force Majeure Events) be open every day, opening no later than 10 am PST or PDT, as applicable, and closing no earlier than 11 pm (Sunday through Thursday) or 12 am (Friday and Saturday) PST or PDT, as applicable, 7 days a week, 365 (or 366, as applicable) days per year ("Hours of Operation"). Leases entered into by Mall I Owner and Tenants shall require Tenants to be open during the Hours of Operation. Mall I Owner shall be responsible for enforcing the Hours of Operation.

            7. Required Provisions in Standard Form of Mall Leases. Any Lease entered into by Mall I Owner and a Tenant from and after the date hereof shall provide for the following:

                  (a) H/C I Owner shall have the right to prohibit any Tenant advertising which, in the reasonable judgment of H/C I Owner, impairs the reputation of H/C I Owner or the Venetian.

                  (b) H/C I Owner shall be a third-party beneficiary of the provisions described in the foregoing paragraph (a) (and the applicable Leases shall so provide) and shall have the right to take all appropriate action to enforce such provisions, but shall not have the right to initiate any eviction proceedings against the Tenant.

                  (c) With respect to the existing Lease provisions described on Exhibit Y attached hereto and made a part hereof, for so long as the applicable Leases are in effect, (i) Mall I Owner shall not amend such provisions without H/C I Owner's consent, (ii) H/C I Owner shall be entitled to all of the benefits of such provisions and Mall I Owner shall not take any actions to deprive H/C I Owner of such benefits and (iii) Mall I Owner shall, at H/C I Owner's expense, take all actions reasonably requested by H/C I Owner to enforce such provisions and to cause H/C I Owner to receive the benefits thereof, provided

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                                                                              77

that in no event shall Mall I Owner be obligated to initiate any eviction proceedings against the applicable Tenant unless Mall I Owner, in its sole discretion, elects to do so.

                  (d) The inclusion of the provision set forth in Exhibit Z attached hereto and made a part hereof. To the extent any Lease shall not include the provision set forth in Exhibit Z, such Lease shall be null and void and of no force and effect. H/C I Owner shall be a third-party beneficiary of the provision described in Exhibit Z (and the applicable Leases shall so provide) and H/C I Owner shall have the right to take all appropriate action to enforce such provision, including initiating and prosecuting to completion eviction proceedings.

            8. Tenant Non-Competition. From and after the date hereof, and except as expressly set forth to the contrary in the COREA with respect to Mall I Owner and Mall II Owner, neither H/C I Owner, Mall I Owner, H/C II Owner nor Mall II Owner shall enter into any Lease with a Tenant that attempts in any way to limit the ability of any of the other such Owners to rent space in such other Owner's Lot to any Tenant or for any purpose. If any Lease entered into by H/C I Owner, Mall I Owner, H/C II Owner or Mall II Owner after the date hereof contains such a provision, the other Owners shall, subject to the provisions of the COREA in the case of Mall I Owner and Mall II Owner, have no obligation to comply with such provision.

            9. Duratran Units. Mall I Owner shall (a) maintain the "backlit Duratran units" in the Phase I Mall shown on Exhibit X attached hereto and made a part hereof, or other advertising surfaces or space of comparable quality and in similar locations, and (b) reserve (without charge) each such unit or replacement surface or space for use by H/C I Owner to advertise its business (or any component thereof, any business

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                                                                              78

of any Affiliate or any business of a Tenant in the Phase I Hotel/Casino or in any space leased to H/C I Owner in the Phase I Mall) and/or special events to be held at the Phase I Hotel/Casino. H/C I Owner shall (a) maintain the "backlit Duratran units" in the Phase I Hotel/Casino shown on Exhibit X, or other advertising surfaces or space of comparable quality and similar locations, and
(b) reserve (without charge) each such unit or replacement, surface or space for use by Mall I Owner to advertise the Phase I Mall and/or particular Tenants located in, or special events to be held at, the Phase I Mall or the space covered by the Phase I Casino Level Master Lease.

            10. Marketing/Advertising. No promotional, marketing or advertising material for the Phase I Mall shall show or mention (a) any other restaurant and/or retail complex other than the Phase II Mall or (b) any casino or gaming-related business (including, without limitation, any Internet gaming business) other than the Venetian and any other casino or gaming-related business owned by H/C I Owner or any Affiliate thereof. In no event shall Mall I Owner accept advertising for the monorail of The Las Vegas Monorail Company (or any successor) that currently runs on a four mile route along the east side of Las Vegas Boulevard.

            11. Compliance with Gaming Laws. Mall I Owner acknowledges that H/C I Owner and Affiliates of H/C I Owner are businesses that are or may be subject to and exist because of privileged licenses issued by Gaming Authorities. Therefore, not less than thirty (30) days prior to entering into any Lease (a "Proposed Lease"), Mall I Owner shall notify H/C I Owner of its intention to enter into such Proposed Lease. If the tenant under such Proposed Lease (the "Proposed Tenant") is a corporation, Mall I Owner shall require such Proposed Tenant to disclose to Mall I Owner and H/C I Owner the names of

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                                                                              79

all of its officers and directors. Unless it is a publicly traded corporation on a national stock exchange, the Proposed Tenant shall disclose to Mall I Owner and H/C I Owner all direct and indirect ownership interests in the Proposed Tenant and all lenders or sources of financing. If requested to do so by H/C I Owner, Mall I Owner shall require a Proposed Tenant to obtain any license, qualification, clearance or the like which shall be requested or required of any Proposed Tenant by any Gaming Authority or any regulatory authority having jurisdiction over H/C I Owner or any Affiliate of H/C I Owner. If a Proposed Tenant fails to satisfy such requirement or if H/C I Owner or any Affiliate of H/C I Owner is directed not to involve itself in business with a Proposed Tenant by any such authority, or if H/C I Owner shall in good faith determine, in H/C I Owner's good-faith judgment, that a Proposed Tenant, or any of its officers, directors, employees, agents, designees or representatives, or a partner, owner, member, or shareholder, or any lender or financial participant (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize H/C I Owner's business, reputation or such licenses, or those of its Affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Mall I Owner, at H/C I Owner's direction, shall not enter into the Proposed Lease with the Proposed Tenant. Any Lease entered into in violation of this Section B.11 of Article IV shall be deemed null and void and of no force and effect.

            12. H/C I Owner Obligations to Tenants. If any Lease existing as of the date hereof covering space in the Phase I Mall or in the Phase I Casino Level Leased Space contains an agreement requiring the landlord under the Lease to provide services that can be provided only by H/C I Owner (by way of example, and not in limitation of the foregoing, a covenant in a Lease to provide a certain number of hotel rooms in the Phase I Hotel/Casino without charge to a Mall I Occupant), H/C I Owner covenants and agrees to comply with such provisions as if it was the landlord under the applicable Lease, at no charge to Mall I Owner.

      C. Operating Covenants of Mall II Owner. Mall II Owner agrees for the benefit of H/C II Owner as follows:

            1. Mall II Owner shall continuously (subject to Force Majeure Events) operate and exclusively use (or cause to be used) the Phase II Mall as a retail and restaurant complex and for ancillary uses in a manner and at a level that shall be no less than the quality and standard of the Phase I Mall as of the date hereof, subject to the covenants and restrictions set forth in the further provisions of this Section C of Article IV. Mall II Owner's obligations under this Section C(1) of Article IV are subject to Force Majeure Events.

            2. Required Phase II Mall Standard; Identity of Tenants of Phase II Mall; Prohibited Phase II Mall Uses.

                  (a) Mall II Owner covenants and agrees that from and after the date hereof, any tenant with whom Mall II Owner enters into a Lease, and any other Person who, whether pursuant to a sublease from a Tenant or otherwise, occupies space in Mall II Space, including the operators of any retail carts or kiosks located in the Mall II Space (any such tenant or other Person, a "Mall II Occupant") shall be a retail or restaurant tenant appropriate for and consistent with a quality and standard for the Phase II Mall and its aggregate occupant mix that is not less than the quality and standard of the Phase I Mall and the Mall I Occupants as of the date hereof. Mall II Owner agrees to use commercially

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                                                                              81

reasonable efforts from and after the date of this Agreement to pursue a maintenance and leasing program whereby the Phase II Mall and the Mall II Occupants are of a First-class quality and standard.

                  (b) In all events, Mall II Owner covenants and agrees that no Mall II Occupant shall be a Competitor and no space in the Phase II Mall shall be used (whether by Mall II Owner, any Mall II Occupant or any other Person) for or as any of the following:

                        (i) Conducting or permitting any fire, auction, going-out-of-business or bankruptcy sale.

                        (ii) Engaging in any unethical or disreputable method of business operation.

                        (iii) A so-called "flea market."

                        (iv) Selling, displaying for sale or displaying any pornographic or obscene material.

                        (v) A gambling or gaming establishment such as, without limitation, an Off-Track Betting, sport gambling, casino gambling or similar establishment.

                        (vi) Any loudspeakers, phonographs or other devices of similar nature in such a manner so as to be heard outside of the applicable demised premises.

                        (vii) A billiard or pool hall (although any First-class bar or restaurant to whom Mall II Owner may be permitted to rent a portion of the Phase II Mall or Mall II Space under the other terms of this Agreement may be permitted to install billiard or pool tables ancillary to its primary bar or restaurant operations).

                        (viii) Any "off-price" or "discount" store.

                        (ix) A swap show selling merchandise that is used, damaged or discontinued, or any "second hand" store or "surplus" store (but excluding stores that sell antiques).

                        (x) Any establishment any purpose of which:

                              (1) is to sell, afford or permit on-premises
            sexual stimulation or sexual liaisons;

                              (2) permits or presents obscene, nude or semi-nude
            performances or modeling;

                              (3) sells "rubber goods" or other sexual or erotic
            products of a type not commonly found in national chain pharmacies;

                              (4) sells, rents or permits the viewing of x-rated
            video, photographs, books or other material (except, in the case of a book store, if such materials do not constitute a primary product of the establishment and if such materials are discreetly displayed in such manner as not to be visible from outside the premises); or

                              (5) offers any other form of so-called "adult
            entertainment."

                        (xi) A facility for the sale of paraphernalia for use with illicit drugs.

                        (xii) A pawn shop or auction house.

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                                                                              83

                        (xiii) Any use which emits an obnoxious odor, excessive noise or sound which can be heard or smelled to a material extent outside of the space occupied for the use.

                        (xiv) Any solicitations or leafleting activity, including, but not limited to, union or collective bargaining solicitations.

                        (xv) Promoting, marketing or advertising any business, product, good or item of a Competitor or selling any product, good or item, the primary or a significant purpose of which is to promote, market or advertise any business, product, good or item of a Competitor. For example, and without limiting the foregoing, the sale of a guidebook which includes a description of a Competitor's property would be permitted in the Mall II Space, but the sale of a t-shirt bearing the logo of a Competitor's property would not be permitted pursuant to this clause (xv).

                        (xvi) A wedding chapel, for performing weddings or as part of any wedding-related program, activity or service.

                        (xvii) An office, store, reading room, headquarters, center or other facility devoted or opposed to the promotion, advancement, representation, purpose or benefit of: (a) any political party, political movement or political candidate, (b) any religion, religious group or religious denomination, (c) any foreign government or (d) any "cause" of any type or nature whatsoever.

                        (xviii) The sale of telephone calling cards.

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                                                                              84

                        (xix) The provision of catering services or the preparation of meals intended to be eaten in hotel rooms in the Phase I Hotel/Casino or the Phase II Hotel/Casino.

                        (xx) A florist or the sale of flower arrangements.

                        (xxi) A spa, health or fitness club, gym or beauty salon, provided the same shall not prohibit the retail sale of cosmetics and other spa or beauty products.

                        (xxii) For so long as there is a drug store and/or prescription pharmacy on the land underneath the Walgreens' Airspace, the operation of a drug store or a so-called prescription pharmacy or for any other purpose requiring a qualified pharmacist or other person authorized by law to dispense medicinal drugs, directly or indirectly, for a fee or remuneration of any kind.

                        (xxiii) any play, show, performance or other entertainment-type activity other than (a) in the common areas of the Phase II Mall or (b) in Tenant Space at the Phase II Mall, provided that such entertainment is ancillary to such Tenant Space and is not its primary purpose.

            3. Intentionally Omitted.

            4. Right to Use the Palazzo Logo.

                  (a) H/C II Owner hereby grants to Mall II Owner and its Affiliates a non-exclusive, non-transferable (except as hereinafter provided), irrevocable, perpetual and royalty-free worldwide license, without charge or fee, to use and display the name "The Palazzo" (the "Palazzo Name") and the logo shown on Exhibit I-2 attached hereto and made a part hereof (as the same may be changed as described below) (the "Palazzo Logo"); provided, however, that (1) all uses of the Palazzo Name and the Palazzo Logo must be consistent with a First-class Las Vegas Boulevard-style hotel casino; (2) all uses of the Palazzo Name must either be
(y) as part of the Palazzo Logo or (z) consistent with the style guidelines agreed to from time to time by Mall II Owner and H/C II Owner; (3) any use of the Palazzo Name and the Palazzo Logo on, or as a part of, advertising, marketing or promotional materials or products, goods and items for sale shall be a proper use of such license only if (x) the applicable material, product, good or item also includes a reference to the Phase II Mall or a Tenant or other Phase II Mall occupant, or a business being operated at the Phase II Mall (so that, for example, a Tenant in the Phase II Mall can sell (pursuant to the sublicense described in the next paragraph) items that say "[Name of tenant] at The Palazzo" but cannot sell items that say only "The Palazzo" and (y) in the case of products, goods and items for sale, H/C II Owner has given prior written approval of such use; (4) any use of the Palazzo Name in any advertising, marketing or promotional material must be either in the same typeface as appears in the Palazzo Logo, the "Optifavrile" or "MrsEaves" typeface or the predominant typeface of such material and (5) whenever the Palazzo Name is used, the first letter of each word comprising such name shall be capitalized. No use of such license pursuant to clause (3) of the preceding sentence shall impose, or be deemed to impose, any liability on H/C II Owner (or any affiliate thereof) with respect to the applicable material, product, good or item. H/C II Owner reserves the right to replace, alter or modify the Palazzo Logo at any time in its sole discretion, but upon not less than thirty (30) days' prior written notice to Mall II Owner. Upon any such notification from H/C II Owner to Mall II Owner, Mall II Owner shall, as

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                                                                              86

of the effective date of the applicable change as set forth in such notice, cease, and cause Mall II Occupants to cease, using the old Palazzo Logo (but shall continue to have the rights set forth herein with respect to the replacement, altered or modified Palazzo Logo). Notwithstanding any prior agreements between H/C II Owner and Mall II Owner to the contrary, as of the date hereof the foregoing license represents the only rights of Mall II Owner to use the Palazzo Name and the Palazzo Logo (and therefore any such prior agreements are hereby deemed terminated and of no force and effect).

                  (b) Mall II Owner may sublicense the above-described license to Mall II Occupants, provided that (1) such sublicense provides that the sublicense can only use the Palazzo Names and the Palazzo Logo within the scope of, and pursuant to, the above-described license, (2) Mall II Owner shall be responsible and liable for all breaches by any sublicensee of any such sublicense and (3) such sublicense gives H/C II Owner the right to enforce its terms and restrictions.

                  (c) If H/C II Owner shall determine that any advertising, marketing or promotional materials used or planned to be used by Mall II Owner or any of its sublicensees violate the terms of the above-described license, Mall II Owner shall, immediately upon written notification from H/C II Owner of such determination, cease (or cause the applicable sublicensee to immediately cease) such advertising, marketing or promotion.

                  (d) Mall II Owner acknowledges that, subject to the license granted herein, H/C II Owner owns all legal right, title and interest in and to the Palazzo Name and the Palazzo Logo. Mall II Owner agrees that any and all uses of the Palazzo

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                                                                              87

Name and the Palazzo Logo, and any goodwill resulting from such uses, shall inure solely to the benefit of H/C II Owner.

            5. Directional Signage. Mall II Owner shall include the location of and/or directions to the Phase II Hotel/Casino in all directional signage (including mall directories, overhead directionals, backlit and non-backlit directionals and velvet banners bearing directional information), directories and locational diagrams and maps located within the Phase II Mall. H/C II Owner shall include the location of and/or directions to the Phase II Mall in all directional signage (including overhead directionals and backlit and non-backlit directions), directories and locational diagrams and maps located within the Phase II Hotel/Casino.

            6. Hours of Phase II Mall Operation. Notwithstanding the provisions of Section B(5)(a) of Article V, the Phase II Mall (i.e., all of its retail and restaurant stores) shall (subject to Force Majeure Events) be open every day during the Hours of Operation. Leases entered into by Mall II Owner and Tenants shall require Tenants to be open during the Hours of Operation. Mall II Owner shall be responsible for enforcing the Hours of Operation.

            7. Required Provisions in Standard Form of Mall Leases. Any Lease entered into by Mall II Owner and a Tenant from and after the date hereof shall provide for the following:

                  (a) H/C II Owner shall have the right to prohibit any Tenant advertising which, in the reasonable judgment of H/C II Owner, impairs the reputation of H/C II Owner or the Palazzo.

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                                                                              88

                  (b) H/C II Owner shall be a third-party beneficiary of the provisions described in the foregoing paragraph (a) (and the applicable Leases shall so provide) and shall have the right to take all appropriate action to enforce such provisions, but shall not have the right to initiate any eviction proceedings against the Tenant.

            8. Intentionally Omitted.

            9. Marketing/Advertising. No promotional, marketing or advertising material for the Phase II Mall shall show or mention (a) any other restaurant and/or retail complex other than the Phase I Mall or (b) any casino or gaming-related business (including, without limitation, any Internet gaming business) other than the Palazzo and any other casino or gaming-related business owned by H/C II Owner or any Affiliate thereof. In no event shall Mall II Owner accept advertising for the monorail of The Las Vegas Monorail Company (or any successor) that currently runs on a four mile route along the east side of Las Vegas Boulevard.

            10. Compliance with Gaming Laws. Mall II Owner acknowledges that H/C II Owner and Affiliates of H/C II Owner are businesses that are or may be subject to and exist because of privileged licenses issued by Gaming Authorities. Therefore, not less than thirty (30) days prior to entering into any Proposed Lease, Mall II Owner shall notify H/C II Owner of its intention to enter into such Proposed Lease. If the Proposed Tenant is a corporation, Mall II Owner shall require such Proposed Tenant to disclose to Mall II Owner and H/C II Owner the names of all of its officers and directors. Unless it is a publicly traded corporation on a national stock exchange, the Proposed Tenant shall disclose to Mall II Owner and H/C II Owner all direct and indirect ownership interests in the Proposed Tenant and all lenders or sources of financing. If requested to do so by

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                                                                              89

H/C II Owner, Mall II Owner shall require a Proposed Tenant to obtain any license, qualification, clearance or the like which shall be requested or required of any Proposed Tenant by any Gaming Authority or any regulatory authority having jurisdiction over H/C II Owner or any Affiliate of H/C II Owner. If a Proposed Tenant fails to satisfy such requirement or if H/C II Owner or any Affiliate of H/C II Owner is directed not to involve itself in business with a Proposed Tenant by any such authority, or if H/C II Owner shall in good faith determine, in H/C II Owner's good-faith judgment, that a Proposed Tenant, or any of its officers, directors, employees, agents, designees or representatives, or a partner, owner, member, or shareholder, or any lender or financial participant (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize H/C II Owner's business, reputation or such licenses, or those of its Affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Mall II Owner, at H/C II Owner's direction, shall not enter into the Proposed Lease with the Proposed Tenant. Any Lease entered into in violation of this Section C.10 of
Article IV shall be deemed null and void and of no force and effect.

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                                                                              90

                                    ARTICLE V

                   COVENANTS REGARDING PHASE I LAND OPERATIONS
                          AND PHASE II LAND OPERATIONS

      A. Covenants Regarding Phase I Land Operations. H/C I Owner and SECC Owner and Mall I Owner (and H/C II Owner and Mall II Owner in the case of Section A(3) of this Article V) agree for the benefit of each other as follows:

            1. H/C-Mall I Common Areas; H/C I Pass-through Areas; H/C I Limited Common Areas; Venetian Building Shell and Core.

                  (a) H/C I Owner agrees, in accordance with the standards of First-class hotel/casinos as provided in this Agreement, to maintain, repair and restore (including any necessary replacement and capital improvement work required in connection therewith), and to keep in operation, open to the public (except for (x) portions thereof, such as service areas, not generally open to the public, (y) the Mall I H/C Exclusive Areas and, (z) except in emergency situations, the H/C I Limited Common Area) and available for the Permitted Uses, except as may be required to maintain in the required condition, order and repair, (i) all H/C I Pass-through Areas, the Mall I H/C Exclusive Areas and the H/C I Limited Common Areas, and (ii) all H/C-Mall I Common Areas. All of H/C I Owner's obligations pursuant to the preceding sentence shall be at H/C I Owner's sole cost and expense, subject to the cost sharing provisions of Section A(3) of this Article V. The aforesaid maintenance of the H/C-Mall I Common Areas, H/C I Pass-through Areas and the H/C I Limited Common Areas shall include, without limitation, except to the extent provided hereinabove, (i) patrolling with suitable and adequate uniformed and/or non-uniformed, unarmed security personnel in accordance with prevailing practice at properties of like usage in Clark County, Nevada; (ii) maintaining

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                                                                              91

suitable and adequate lighting (including the expenses of power and of light bulb installation and replacement) in all H/C-Mall I Common Areas, H/C I Pass-through Areas and the H/C I Limited Common Areas and keeping same lit during such times as First-class Las Vegas Boulevard-style hotel/casinos and/or First-class restaurant and retail complexes are open to the public (or for the purpose of taking inventory or maintenance or restoration or any other purpose not prohibited hereunder (collectively, "Permitted Maintenance")), equivalent to not less than 10-foot candles in portions generally open to the public when required to be lit to service the opening of any building comprising the Venetian to the public, and otherwise to the extent of such lesser standard as may be reasonably adequate under the circumstances to service the opening of any building comprising the Venetian for the purpose of Permitted Maintenance; (iii) cleaning, window-washing (exclusive of any windows forming part of a separate space tenant's premises), planting, replanting, landscaping, ventilating, heating and air-cooling of the H/C-Mall I Common Areas, the H/C I Pass-through Areas and the H/C I Limited Common Areas; and (iv) cleaning and keeping in good order and repair, and replacing when necessary, all fixtures and other installations in the H/C-Mall I Common Areas, the H/C I Pass-through Areas and the H/C I Limited Common Areas including, but not limited to, pools, fountains, telephone booths, vending machines, gaming machines and equipment, benches and the like. H/C I Owner shall not permit the H/C I Mall Common Areas, the H/C I Pass-through Areas and the H/C I Limited Common Areas to be used for any solicitations or leafleting activity, including, but not limited to, union or collective bargaining solicitations. The H/C-Mall I Common Areas shall be open to the general public and operated, and all public entrances thereto shall be open to the general public and operated during such normal

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                                                                              92

operating times as any portion of either the SECC or the Phase I Mall are open for business to the public, and in addition during such times as First-class Las Vegas Boulevard-style hotel/casinos and/or First-class restaurant and retail complexes are open. The H/C I Pass-through Areas shall be open to the general public and operated 24 hours a day, seven days a week, 365 (or 366, as applicable) days per year. Notwithstanding the foregoing, if either the SECC or the Phase I Mall is not open to the public but is in the process of Permitted Maintenance therein, and the other of the SECC or the Mall I Space is not open for business to the public, then H/C I Owner need not during such Permitted Maintenance keep the public entrances to the H/C-Mall I Common Areas or the H/C I Pass-through Areas open to the general public, but must keep such public entrances open to the employees, agents, contractors and subcontractors of the Owner performing such Permitted Maintenance. In addition to the foregoing, whenever any connecting level of the SECC or the Phase I Mall is open for business, the doors connecting such level of the SECC or the Phase I Mall, as the case may be, with the H/C I Space shall be open and if either the SECC or Phase I Mall is in the process of Permitted Maintenance the doors connecting such level of the SECC or the Phase I Mall, as the case may be, with the H/C I Space, shall at the election of SECC Owner or Mall I Owner, as the case may be, be open to SECC Owner or Mall I Owner, respectively. Mall I Owner shall be responsible for removing trash from the Phase I Mall and transporting the same to dumpsters maintained by H/C I Owner on the Phase I land.

                  (b) Subject to Section A(3) of this Article V, H/C I Owner shall, at all times, operate, maintain, restore, repair and replace and keep and maintain in good order, condition, and repair, and in a neat and attractive condition, consistent with the standards that prevail in First-class Las Vegas Boulevard-style hotel/casinos, the Electric Substation, building systems, Facilities, foundation, floor slabs, and other structural components of the Phase I Base Building (including, without limitation, all components providing structural support for the Mall I Space and the Phase I Mall), including, without limitation, the roof, exterior walls, exterior wall systems, exterior wall fenestrations, interior and exterior bearing walls, columns, slabs and members and sprinkler systems or other fire suppression systems (from the central control location to the point at which such sprinkler or fire suppression systems enter space leased to a Tenant, beyond which point Mall I Owner and/or Tenant shall have maintenance responsibility for the sprinkler and fire suppression systems located in such Tenant's space), stairwells, elevators, escalators (if any) and any other similar mechanical conveyancing devices or systems and (to the extent located outside of the Mall I Space) electrical switchgear, transformers and all other electrical systems (collectively, the "Venetian Building Shell and Core"). All of said maintenance and repairs and any restorations or replacements required in connection therewith shall be of First-class quality and shall be done in a good and workmanlike manner. Supplementing the foregoing, any repair or alteration of the Venetian fire suppression system shall be performed only by H/C I Owner. Mall I Owner shall give H/C I Owner notice of any damage to the Phase I Mall or the Venetian Building Shell and Core (whether or not caused by Mall I Owner) or of any defects in the Venetian Building Shell and Core or any portion thereof or any fixtures or equipment therein promptly after Mall I Owner first learns thereof. H/C I Owner covenants to maintain dumpsters necessary for disposal of trash generated by the Phase I Hotel/Casino and the Phase I Mall. As part

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                                                                              94

of the maintenance obligations set forth in this Section, H/C I Owner shall be responsible for all necessary or appropriate ground water remediation.

                  (c) Notwithstanding any other provision hereof, H/C I Owner agrees, in accordance with the standards of First-class hotel/casinos, to provide, or cause to be provided, pest control services and fire extinguishers and fire extinguisher maintenance to and for the Phase I Mall. Mall I Owner agrees to grant H/C I Owner and its contractors appropriate access to the Phase I Mall in order for H/C I Owner to fully comply with its obligations under the preceding sentence and under paragraph (b) of this Section A(1) of Article V.

                  (d) H/C I Owner's obligations under this Article V are subject to Force Majeure Events and to the provisions of Article XI.

            2. No Obstructions to H/C I Pass-through Areas, the H/C-Mall I Common Areas and the H/C I Limited Common Areas.

                  (a) Except to the extent that temporary construction barricades are reasonably required by H/C I Owner to perform work in and maintain the H/C I Pass-through Areas, the H/C-Mall I Common Areas and the H/C I Limited Common Areas in accordance with the terms hereof and such barricades do not interfere with the use of the H/C I Pass-through Areas, H/C-Mall I Common Areas and the H/C I Limited Common Areas or the Phase I Mall or the SECC except to the minimal extent necessary to permit H/C I Owner to perform its obligations with respect to such space, no fence, barricade or other obstruction shall be placed, kept, permitted or maintained on the H/C I Pass-through Areas, the H/C-Mall I Common Areas or the H/C I Limited Common Areas which will interfere with the intended uses thereof. H/C I Owner, in exercising its rights under this

Section A(2) of Article V, shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (i) the SECC and SECC Owner's business at the same and (ii) the Phase I Mall and Mall I Owner's business at the same.

            3. Cost Sharing.

                  (a) Mall I Owner shall pay as its required share of applicable Hotel/Casino/Mall/SECC Common Area Charges ("Mall I Owner's Share"), and Mall II Owner shall pay as its required share of applicable Hotel/Casino/Mall/SECC Common Area Charges ("Mall II Owner's Share"), to H/C I Owner or H/C II Owner, as appropriate, the respective amounts set forth on Schedule II attached hereto and made a part hereof, and absolutely no other amounts except as expressly provided for herein. SECC Owner's payments to H/C I Owner or H/C II Owner, as appropriate, on account of Hotel/Casino/Mall/SECC Common Area Charges ("SECC Owner's Share") shall be consistent with past practice and methodology.

                  (b) Each of Mall I Owner's Share, Mall II Owner's Share and SECC Owner's Share shall be subject to further adjustment from time to time during the Term to the extent equitable by agreement of the Owners after consultation with the Mortgagees of the Owners; provided, that if any such Mortgagee shall believe that such adjustment would (i) not be agreed to by a Commercially Reasonable Owner or (ii) will cause a Material Adverse Effect, then the Owners and their Mortgagees will negotiate in good faith until they agree on adjustments acceptable to all such parties; if the parties shall not agree within thirty (30) days, the Owners and their Mortgagees shall agree to an Independent Expert reasonably acceptable to all the Owners and their Mortgagees who shall deliver to SECC Owner, Mall I Owner, Mall II Owner and each of their respective

Mortgagees (as well as the Mortgagees of H/C I Owner and H/C II Owner) a written statement describing and certifying to an adjustment to Schedule II that (i) would be agreed to by a Commercially Reasonable Owner, (ii) will not cause a Material Adverse Effect and (iii) has appropriately allocated costs to reflect relative benefits. Such written statement shall be binding on the Owners and their Mortgagees.

                  (c) Hotel/Casino/Mall/SECC Common Area Charges shall be payable in monthly installments on the first day of each month during the balance of the Term, the first and last installment of which shall be reduced on a pro rata basis to reflect the actual number of days in said month included within the Term.

                  (d) Not less than thirty (30) days prior to the commencement of each calendar year, H/C I Owner and H/C II Owner shall submit to each of SECC Owner, Mall I Owner and Mall II Owner a statement setting forth (i) H/C I Owner and H/C II Owner's good-faith estimate of the amount of Hotel/Casino/Mall/SECC Common Area Charges for such calendar year, (ii) Mall I Owner's Share thereof (the amount of such Mall I Owner's Share being hereinafter referred to as "Mall I Owner's Common Area Charge Obligations"), (iii) Mall II Owner's Share thereof (the amount of such Mall II Owner's Share being hereinafter referred to as "Mall II Owner's Common Area Charge Obligations") and (iv) SECC Owner's Share thereof (the amount of such SECC Owner's Share being hereinafter referred to as "SECC Owner's Common Area Charge Obligations").

                  (e) Within ninety (90) days following the end of each calendar year, H/C I Owner and/or H/C II Owner shall furnish to each of SECC Owner, Mall I Owner and Mall II Owner, and each of their Mortgagees, a written statement (the

"Operating Expense Statement"), showing in reasonable detail by categories (i) the total Hotel/Casino/Mall/SECC Common Area Charges for such calendar year,
(ii) Mall I Owner's Common Area Charge Obligations for such calendar year and payments, if any, made by Mall I Owner with respect thereto, (iii) Mall II Owner's Common Area Charge Obligations for such calendar year and payments, if any, made by Mall II Owner with respect thereto and (iv) SECC Owner's Common Area Charge Obligations for such calendar year and payments, if any, made by SECC Owner with respect thereto together, in each case (but subject to the last parenthetical clause of the first "Note" in Schedule II), with copies of supporting invoices, receipts and such other data reasonably necessary for SECC Owner, Mall I Owner and Mall II Owner to verify such charges (collectively, "Supporting Documentation"). If SECC Owner's, Mall I Owner's or Mall II Owner's aggregate actual payments on account of Hotel/Casino/Mall/SECC Common Area Charges for any calendar year shall be less than SECC Owner's, Mall I Owner's or Mall II Owner's, as the case may be, actual Common Area Charge Obligations for such calendar year, SECC Owner, Mall I Owner or Mall II Owner, as the case may be, shall pay such deficiency within ten (10) days of receipt by such Party of the Operating Expense Statement and Supporting Documentation from H/C I Owner and/or H/C II Owner, as the case may be. If SECC Owner's, Mall I Owner's or Mall II Owner's aggregate actual payments on account of Hotel/Casino/Mall/SECC Common Area Charges for any calendar year exceed SECC Owner's actual Common Area Charge Obligations, Mall I Owner's actual Common Area Charge Obligations or Mall II Owner's actual Common Area Charge Obligations, as the case may be, as indicated by the Operating Expense Statement for such calendar year, then H/C I Owner and/or H/C II Owner, as appropriate, shall, within ten

(10) days of the preparation of the Operating Expense Statement, refund the amount of such excess payment to SECC Owner, Mall I Owner or Mall II Owner, as the case may be, in cash. H/C I Owner and H/C II Owner shall keep complete and accurate books and records, in accordance with generally accepted accounting principles consistently applied, of the Hotel/Casino/Mall/SECC Common Area Charges and shall retain those books and records at their corporate offices. For a period of three (3) years after the end of each calendar year, and for so long thereafter as any dispute exists with respect thereto, H/C I Owner and H/C II Owner shall preserve all such books and records, including any payroll and time records, vouchers, receipts, correspondence and memos pertaining to the Hotel/Casino/Mall/SECC Common Area Charges for such calendar year. Each of SECC Owner, Mall I Owner or Mall II Owner may, within three (3) years after the delivery of any Operating Expense Statement and Supporting Documentation, examine, at such Owner's expense (unless otherwise provided herein), H/C I Owner's and H/C II Owner's books and records relating to the charges set forth on such Operating Expense Statement. Such examination shall be conducted during ordinary business hours upon not less than five (5) Business Days' Notice, in a manner so as to reasonably minimize any interference with H/C I Owner's and H/C II Owner's business. If such examination discloses that H/C I Owner or H/C II Owner has overstated Mall I Owner's actual Common Area Charge Obligations, Mall II Owner's actual Common Area Charge Obligations or SECC Owner's actual Common Area Charge Obligations, as the case may be, then H/C I Owner or H/C II Owner, as the case may be, shall promptly refund the overpayment to Mall I Owner, Mall II Owner or SECC Owner, as the case may be, and if the overpayment is more than three percent (3%) of the amount such Owner should have paid, H/C I Owner or H/C II

Owner, as the case may be, shall also pay the reasonable, out-of-pocket costs of such Owner's examination and interest on the overpayment at the Interest Rate from the date such Owner overpaid H/C I Owner or H/C II Owner, as the case may be, until such Owner receives such refund.

                  (f) With respect to Hotel/Casino/Mall/SECC Common Area Charges, any dispute between the Owners shall be resolved by determination of the Independent Expert in accordance with Section 16 of Article XIV, which shall be the exclusive and binding method for the resolution of any such dispute. Each of the Owners agrees to execute and deliver, or cause to be executed and delivered, to the others any instruments that may be required to effectuate or facilitate the provisions of this Agreement relating to the matters set forth in this Section A(3) of Article V.

            4. H/C I Space, Phase I Hotel/Casino Maintenance and Repair.

                  (a) Throughout the Term, H/C I Owner, at its sole cost and expense, shall, consistent with First-class Las Vegas Boulevard-style hotel/casinos (a) clean and maintain the H/C I Space, the Phase I Hotel/Casino and all parts thereof and facilities therein, including, without limitation all portions of the interior walls and floors and all improvements therein, (b) keep and maintain the same in good order, condition and repair and in a neat, attractive and rentable condition, and (c) make all necessary repairs and restorations thereto and/or replacements of portions thereof, interior and exterior, structural and non-structural, ordinary and extraordinary, including, without limitation, all repairs and replacements necessitated by H/C I Owner's or any of H/C I Owner's Tenant's moving property in or out of the H/C I Space or installation or removal of furniture, fixtures or other property or by the performance by H/C I Owner or any Tenant of any

Alterations, or when necessitated by the negligence or willful misconduct or improper conduct of H/C I Owner or any Tenant or the Permittees of either of them. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. All work undertaken by H/C I Owner pursuant to this Section 4 shall be performed in accordance with Sections A(7) through A(10) of this Article V.

                  (b) H/C I Owner's obligations under this Article V are subject to Force Majeure Events and the provisions of Article XI.

            5. Mall I Pass-through Areas, Mall I Space and Phase I Mall Maintenance and Repair.

                  (a) Mall I Owner agrees, in accordance with the required standards provided in this Agreement, to maintain, repair and restore (including any necessary replacement and capital improvement work required in connection therewith) at all times and to keep in operation, open to the public (except for
(x) portions thereof, such as service areas, not generally open to the public and, (y) except in emergency situations, the Mall I Limited Common Areas) and available for the Permitted Uses, except as may be required to maintain in the required condition, order and repair, at Mall I Owner's sole cost and expense, all Mall I Pass-through Areas and Mall I Limited Common Areas. The aforesaid maintenance of the Mall I Pass-through Areas and Mall I Limited Common Areas shall include, without limitation, except to the extent provided hereinabove,
(i) patrolling with suitable and adequate uniformed and/or non-uniformed, unarmed security personnel in accordance with prevailing practice at properties of like usage in Clark County, Nevada; (ii) maintaining suitable and adequate lighting (including the expenses of power and of light bulb installation and replacement) in all Mall I Pass-through Areas and Mall I Limited Common Areas and keeping same lit during such times as First-class retail and restaurant complexes are open (to the public or for Permitted Maintenance or restoration or any other purpose not prohibited hereunder), equivalent to not less than 10-foot candles in portions generally open to the public when required to be lit to service the opening of any building comprising the Venetian to the public, and otherwise to the extent of such lesser standard as may be reasonably adequate under the circumstances to service the opening of any building comprising the Venetian for Permitted Maintenance; (iii) cleaning, window-washing (exclusive of any windows forming part of a separate space tenant's premises), planting, replanting, landscaping, ventilating, heating and air-cooling of the Mall I Pass-through Areas and Mall I Limited Common Areas; and (iv) cleaning and keeping in good order and repair, and replacing when necessary, all fixtures and other installations in the Mall I Pass-through Areas and the Mall I Limited Common Areas including, but not limited to, pools, fountains, telephone booths, vending machines, benches and the like. Mall I Owner shall not permit the Mall I Pass-through Areas to be used for any solicitations or leafleting activity, including, but not limited to, union or collective bargaining solicitations. The public address system in the Phase I Mall, if used at all, shall be used solely for playing background music at a reasonable volume and for announcements related to emergencies or for personal safety announcements (for example, locating lost children or directing patrons to emergency exits). The Mall I Pass-through Areas shall be open to the general public and operated and all public entrances thereto shall be open to the general public and operated 24 hours a day, 7 days a week, 365 (or 366, as applicable) days per year, at all times throughout the Term. Notwithstanding the foregoing, if either the SECC or the H/C I Space is not open to the public but is in the process of having Permitted Maintenance therein, and the other of the SECC or the H/C I Space is not open for business to the public, then Mall I Owner need not during such Permitted Maintenance, keep the public entrances to the Mall I Pass-through Areas open to the general public. In addition to the foregoing, whenever any connecting level of the SECC or the H/C I Space is open for business, the doors connecting such level of the SECC or the H/C I Space, as the case may be, with the Mall I Space, shall be open and if either the SECC or H/C I Space is in the process of having Permitted Maintenance performed, the doors connecting such level of the SECC or the H/C I Space, as the case may be, with the Mall I Space, shall at the election of SECC Owner or H/C I Owner, as the case may be, be open to SECC Owner or H/C I Owner, respectively.

                  (b) Throughout the Term, Mall I Owner, at its sole cost and expense, shall (a) clean and maintain the Mall I Space and the Phase I Mall and all parts thereof and facilities therein, including, without limitation all portions of the interior walls and floors and all improvements therein, the plumbing systems located in the Mall I Space and any electrical switchgear, transformers and other electrical systems located in the Mall I Space, (b) keep and maintain the same in good order, condition and repair and in a neat, attractive and rentable condition, consistent with First-class retail and restaurant complexes as provided in this Agreement, and (c) make all necessary repairs thereto and/or replacements of portions thereof, ordinary and extraordinary, including, without limitation, all repairs and replacements necessitated by Mall I Owner's or any Tenant's moving property in or out of the Mall I Space or installation or removal of furniture, fixtures or

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                                                                             103

other property or by the performance by Mall I Owner or any Tenant of any Alterations, or when necessitated by the negligence or willful misconduct or improper conduct of Mall I Owner or any Tenant or the Permittees of either of them. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. All work undertaken by Mall I Owner pursuant to this Section A(5), shall be performed in accordance with Sections A(7) through A(10) of this Article V.

                  (c) Mall I Owner's obligations under this Article V are subject to Force Majeure Events, the provisions of Article XI and Section A(1)(c) of this Article V.

            6. No Obstructions to Mall I Pass-through Areas. Except to the extent that temporary construction barricades are reasonably required by Mall I Owner to perform work in and maintain the Mall I Pass-through Areas and the Mall I Limited Common Areas in accordance with the terms hereof and such barricades do not interfere with the use of the H/C I Pass-through Areas or the Phase I Hotel/Casino or the SECC except to the minimal extent necessary to permit Mall I Owner to perform its obligations with respect to such space, no fence, barricade or other obstruction shall be placed, kept, permitted or maintained on the Mall I Pass-through Areas and the Mall I Limited Common Areas which will interfere with the intended uses thereof. Mall I Owner, in exercising its rights under this Section A(6), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (i) the SECC and SECC Owner's business at the same and (ii) the Phase I Hotel/Casino and H/C I Owner's business at the same.

            7. Alterations. H/C I Owner and Mall I Owner each agree for the benefit of the other (except as otherwise expressly set forth herein) that from and after the date hereof:

                  (a) H/C I Owner and Mall I Owner may each make (or allow any Tenant to make) Alterations to the improvements from time to time located within or on their respective Lots in accordance with the further provisions of this
Article V and the provisions of Article IV herein from time to time during the Term.

                  (b) H/C I Owner may from time to time as it deems appropriate in its absolute discretion, subject to the provisions of Sections A(8), A(9) and A(10) of this Article V and to the other provisions of this Section A(7), make Alterations to all portions of the Phase I Hotel/Casino.

                  (c) Mall I Owner may from time to time as it deems appropriate in its absolute discretion, subject to the provisions of Sections A(8), A(9) and A(10) and to the other provisions of this Section A(7), make Alterations to all portions of the Mall I Space and the Phase I Mall.

                  (d) Neither H/C I Owner nor Mall I Owner may make (or allow any Person to make) any Alteration or restoration which affects in a material respect (any such Alteration or restoration, a "Material Alteration") (i) the Venetian Building Shell and Core, (ii) the H/C-Mall I Common Areas, (iii) the H/C I Limited Common Areas, (iv) the Mall I Limited Common Areas, (v) the Electric Substation, (vi) the HVAC Plant, (vii) the Mall I H/C Exclusive Areas or (viii) the Phase I Automobile Parking Area, without in each instance obtaining the prior written consent thereto of (a) the other Owner, (b) the Mortgagee of each of H/C I Owner and Mall I Owner, and (c) with respect to a Material

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                                                                             105

Alteration affecting the Electric Substation and/or the HVAC Plant, SECC Owner and its Mortgagees, all of which consents (other than the consent of the Mortgagee on whose Lot the Alteration or restoration is being made) shall not be unreasonably withheld, conditioned or delayed if a Commercially Reasonable Owner would grant its consent and the same is not likely to have a Material Adverse Effect. Either Owner may make (or allow any Tenant to make) any Alteration which singularly or together with related work is not a Material Alteration without the other Owner's or any Mortgagee's consent in accordance with the further provisions of this Article V and as is otherwise permitted by the terms of this Agreement. Together with each request for approval of a Material Alteration, the requesting Owner shall present to the non-requesting Owner and the Mortgagee of each of H/C I Owner and Mall I Owner (and SECC Owner and the Mortgagee of SECC Owner with respect to a Material Alteration affecting the Electric Substation and/or the HVAC Plant) for its approval plans and specifications for such work prepared by an Architect. An Owner's or any Mortgagee's approval of any Material Alteration shall not constitute any assumption of any responsibility or liability by such Owner or Mortgagee for the accuracy or sufficiency of the applicable plans and specifications and the requesting Owner shall be solely responsible for such items and shall be liable for any damage resulting therefrom. The requesting Owner shall reimburse its Mortgagees, the non-requesting Owner and its Mortgagee (and SECC Owner and the Mortgagee of SECC Owner with respect to a Material Alteration affecting the Electric Substation and/or the HVAC Plant) upon receipt of invoices for the non-requesting Owner's and its Mortgagee's actual out-of-pocket costs incurred in connection with any review of any plans and specifications in accordance with this Section A(7)(d), including

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architect's and engineer's fees and costs. Upon reasonable prior notice and during mutually convenient hours, the non-requesting Owner and/or the Mortgagee of each of H/C I Owner and Mall I Owner (and the SECC Owner and the Mortgagee of SECC Owner with respect to a Material Alteration affecting the Electric Substation and/or the HVAC Plant) may inspect Material Alterations from time to time in order to assure itself that such work is being carried on in accordance with the requirements of this Agreement, provided that such inspection does not unreasonably interfere with the continuance and completion of the Material Alterations, and provided further that the failure of an Owner or any Mortgagee to inspect such work (or, if such work is inspected, the results or findings of such inspection) shall not in and of itself be considered a waiver of any right accruing to such Owner or Mortgagee upon any failure of the requesting Owner to perform such work in accordance with this Agreement. In undertaking any activities described in, and performing its obligations under, this Article V, each Owner shall use all commercially reasonable efforts to minimize interference (including, without limitation, interference due to closure) with the maintenance, use and operation of the Phase I Mall, the Phase I Hotel/Casino, and the SECC.

            8. Alteration Requirements. H/C I Owner and Mall I Owner each covenants and agrees for the benefit of the other that no Alterations to their respective Lots and/or any buildings or improvements located thereon or therein will be made except in compliance with this Article V, and hereby covenants that it will comply with each and all of the following provisions:

                  (a) All Alterations shall be made (1) with commercially reasonable diligence and dispatch in a First-class manner with First-class materials and

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                                                                             107

workmanship, architecturally consistent in style with the existing improvements,
(2) in accordance with the applicable requirements set forth for H/C I Owner and Mall I Owner in Article IV herein and (3) in such a manner as will not interfere (other than to a de minimus extent) with the use, occupancy, maintenance or operation of the Phase I Base Building, the Phase I Hotel/Casino or the Phase I Mall or any of the businesses conducted thereat.

                  (b) Before any Alterations are begun, the Owner performing or causing such Alteration to be performed shall obtain, at its own sole cost and expense, all licenses, permits, approvals and authorizations in connection with any such Alterations required by any Governmental Authorities. Upon any Owner's request, the other Owner shall join in the application for such licenses, permits, approvals and authorizations whenever such action is necessary, and the requesting Owner covenants that the non-requesting Owner will not suffer, sustain or incur any cost, expense or liability by reason thereof. All Material Alterations shall be made under the supervision of an Architect.

                  (c) All Alterations shall be made in compliance and conformity with all applicable Legal Requirements.

                  (d) In making any Alteration, the Owner performing or causing such Alteration to be performed shall not violate (a) the terms or conditions of any insurance policy affecting or relating to the Venetian (including, without limitation, any insurance policy in respect of the entire Phase I Base Building), or (b) the terms of any covenants, restrictions or easements affecting the Venetian.

                  (e) No Alterations shall create any encroachment upon any street or upon any other portion of the Venetian.

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                                                                             108

                  (f) All contractors performing any Alteration shall be required to abide by the Contractor Safety Permit Process described on Exhibit P attached hereto and made a part hereof. H/C I Owner may, from time to time, update and revise the Contractor Safety Permit Process attached hereto as Exhibit P in its reasonable discretion.

                  (g) No Alteration will be made that will affect the structural integrity and support of the SECC, SECC Space, Phase I Hotel/Casino, H/C I Space, Mall I Space or the Phase I Mall.

            9. Contractor Insurance. The Owner performing or causing a Material Alteration to be performed shall cause each of its general contractors to obtain, prior to commencing any Material Alteration, and to keep in force, for the benefit of Mall I Owner, H/C I Owner and each of their Mortgagees until the applicable Material Alteration is completed:

                  (a) Commercial general liability insurance for the project on an "occurrence" basis, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability, independent contractor's and personal injury, with no exclusions for explosion, collapse and underground perils, with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to property resulting from any one occurrence and a $2,000,000 aggregate limit. Such policy shall be endorsed to list H/C I Owner and Mall I Owner as additional insureds and include a waiver of subrogation endorsement. The commercial general liability policy shall also include a severability of interest clause;

                  (b) Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and

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                                                                             109

containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death;

                  (c) Workers compensation insurance and employer's liability or stop gap liability, with a limit of not less than $1,000,000, and such other forms of insurance which are required by law, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of such Owner;

                  (d) Umbrella Excess Liability Insurance of not less than $5,000,000 per occurrence and in the aggregate; and

                  (e) All such insurance shall be written by companies reasonably approved by H/C I Owner, Mall I Owner and each of their Mortgagees and shall be on terms reasonably satisfactory to H/C I Owner and Mall I Owner. Certificates for such insurance shall be delivered to H/C I Owner and Mall I Owner at least three (3) Business Days before any work on such Material Alteration begins at the Venetian. H/C I Owner or Mall I Owner, as the case may be, shall also maintain such additional insurance as the other shall reasonably request from time to time, provided such insurance coverage is maintained by tenants or owners of facilities or portions of facilities similar to the Venetian.

            10. Payment of Other Owner's Expenses. In connection with the making of any Material Alterations, the Owner performing such Material Alterations shall pay the other Owner's reasonable actual out-of-pocket costs and expenses incurred in connection therewith.

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                                                                             110

            11. Trade Fixtures and Personal Property. Notwithstanding anything to the contrary set forth in this Article V, H/C I Owner and Mall I Owner and its Tenants may, without the other Owner's consent, install in their respective Lots trade fixtures and personal property, provided that no such installation shall interfere with or damage the Venetian Building Shell and Core; provided that any such installations located in any Pass-through Area or in the H/C-Mall I Common Areas or on any wall fronting on any Pass-through Area or any H/C-Mall Common Area must comply with the requirements for Alterations set forth in this Article V. Such trade fixtures and personal property may be removed from time to time so long as any damage caused to any part of the Venetian caused by such removal shall be promptly restored at the removing Owner's sole cost and expense.

            12. Negative Covenants With Respect to Floor Loads. Neither Mall I Owner nor H/C I Owner shall suffer or permit any part of the Venetian to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in any part of the Venetian, which would in any way place weight on any floor area in excess of its maximum floor load.

            13. Shared Security Operations. H/C I Owner shall continue to maintain and operate the system of security cameras located throughout the Phase I Mall. Mall I Owner shall not have access to the monitoring room for the security camera system. At Mall I Owner's request, H/C I Owner shall either (i) provide any videos requested by Mall I Owner to prosecute or defend slip-and-fall, shoplifting or similar claims or for any other business purpose or (ii) if feasible, provide a separate live feed for the Phase I Mall

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                                                                             111

security cameras so that Mall I Owner can view such live feed. Mall I Owner shall have the right, at its election, to install and operate its own security system in the Phase I Mall.

      B. Covenants Regarding Phase II Land Operations. H/C II Owner and Mall II Owner agree for the benefit of each other as follows:

            1. H/C-Mall II Common Areas; H/C II Pass-through Areas; H/C II Limited Common Areas; Palazzo Building Shell and Core.

                  (a) H/C II Owner agrees, in accordance with the standards of First-class hotel/casinos as provided in this Agreement, to maintain, repair and restore (including any necessary replacement and capital improvement work required in connection therewith), and to keep in operation, open to the public (except for (x) portions thereof, such as service areas, not generally open to the public, (y) the Mall II H/C Exclusive Areas and (z) except in emergency situations, the H/C II Limited Common Area) and available for the Permitted Uses, except as may be required to maintain in the required condition, order and repair, (i) all H/C II Pass-through Areas, the Mall II H/C Exclusive Areas and the H/C II Limited Common Areas, and (ii) all H/C-Mall II Common Areas. All of H/C II Owner's obligations pursuant to the preceding sentence shall be at H/C II Owner's cost and expense but shall be subject to contributions by Mall II Owner under the cost sharing provisions of Section A(3) of this Article V. The aforesaid maintenance of the H/C-Mall II Common Areas, H/C II Pass-through Areas and the H/C II Limited Common Areas shall include, without limitation, except to the extent provided hereinabove, (i) patrolling with suitable and adequate uniformed and/or non-uniformed, unarmed security personnel in accordance with prevailing practice at properties of like usage in Clark County, Nevada; (ii) maintaining suitable and adequate lighting (including

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                                                                             112

the expenses of power and of light bulb installation and replacement) in all H/C-Mall II Common Areas, H/C II Pass-through Areas and the H/C II Limited Common Areas and keeping same lit during such times as First-class Las Vegas Boulevard-style hotel/casinos and/or First-class restaurant and retail complexes are open (to the public or for Permitted Maintenance or restoration or any other purpose not prohibited hereunder), equivalent to not less than 10-foot candles in portions generally open to the public when required to be lit to service the opening of any building comprising the Palazzo to the public, and otherwise to the extent of such lesser standard as may be reasonably adequate under the circumstances to service the opening of any building comprising the Palazzo for the purpose of Permitted Maintenance; (iii) cleaning, window-washing (exclusive of any windows forming part of a separate space tenant's premises), planting, replanting, landscaping, ventilating, heating and air-cooling of the H/C-Mall II Common Areas, the H/C II Pass-through Areas and the H/C II Limited Common Areas; and (iv) cleaning and keeping in good order and repair, and replacing when necessary, all fixtures and other installations in the H/C-Mall II Common Areas, the H/C II Pass-through Areas and the H/C II Limited Common Areas, including, but not limited to, pools, fountains, telephone booths, vending machines, gaming machines and equipment, benches and the like. H/C II Owner shall not permit the H/C II Mall Common Areas, the H/C II Pass-through Areas and the H/C II Limited Common Areas to be used for any solicitations or leafleting activity, including, but not limited to, union or collective bargaining solicitations. The H/C-Mall II Common Areas shall be open to the general public and operated, and all public entrances thereto shall be open to the general public and operated, during such normal operating times as any portion of the Phase II Mall is open for business to the public, and in addition

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                                                                             113

during such times as First-class Las Vegas Boulevard-style hotel/casinos and/or First-class restaurant and retail complexes are open. The H/C II Pass-through Areas shall be open to the general public and operated 24 hours a day, seven days a week, 365 (or 366, as applicable) days per year. Notwithstanding the foregoing, if the Phase II Mall is not open to the public but is in the process of Permitted Maintenance therein, then H/C II Owner need not during such Permitted Maintenance keep the public entrances to the H/C-Mall II Common Areas or the H/C II Pass-through Areas open to the general public, but must keep such public entrances open to the employees, agents, contractors and subcontractors of the Mall II Owner. In addition to the foregoing, whenever any connecting level of the Phase II Mall is open for business, the doors connecting such level with the H/C II Space shall be open, and, if the Phase II Mall is in the process of Permitted Maintenance, the doors connecting such level with the H/C II Space shall at the election of Mall II Owner be open to Mall II Owner. Mall II Owner shall be responsible for removing trash from the Phase II Mall and transporting the same to dumpsters maintained by H/C II Owner on the Phase II Land.

                  (b) Subject to contributions by Mall II Owner under the cost sharing provisions of Section A(3) of this Article V, H/C II Owner shall, at all times, operate, maintain, restore, repair and replace and keep and maintain in good order, condition, and repair, and in a neat and attractive condition, consistent with the standards that prevail in First-class Las Vegas Boulevard-style hotel/casinos, the building systems, Facilities, foundation, floor slabs, and other structural components of the Phase II Base Building (including, without limitation, all components providing structural support for the Mall II Space and the Phase II Mall), including, without limitation, the roof, exterior walls,

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                                                                             114

exterior wall systems, exterior wall fenestrations, interior and exterior bearing walls, columns, slabs and members and sprinkler systems or other fire suppression systems (from the central control location to the point at which such sprinkler or fire suppression systems enter space leased to a Tenant, beyond which point Mall II Owner and/or Tenant shall have maintenance responsibility for the sprinkler and fire suppression systems located in such Tenant's space), stairwells, elevators, escalators (if any) and any other similar mechanical conveyancing devices or systems and (to the extent located outside of the Mall II Space) electrical switchgear, transformers and all other electrical systems (collectively, the "Palazzo Building Shell and Core"). All of said maintenance and repairs and any restorations or replacements required in connection therewith shall be of First-class quality and shall be done in a good and workmanlike manner. Supplementing the foregoing, any repair or alteration of the Palazzo fire suppression system shall be performed only by H/C II Owner. Mall II Owner shall give H/C II Owner notice of any damage to the Phase II Mall or the Palazzo Building Shell and Core (whether or not caused by Mall II Owner) or of any defects in the Palazzo Building Shell and Core or any portion thereof or any fixtures or equipment therein promptly after Mall II Owner first learns thereof. H/C II Owner covenants to maintain dumpsters necessary for disposal of trash generated by the Phase II Hotel/Casino and the Phase II Mall. As part of the maintenance obligations set forth in this Section, H/C II Owner shall be responsible for all necessary or appropriate ground water remediation.

                  (c) Notwithstanding any other provision hereof, H/C II Owner agrees, in accordance with the standards of First-class hotel/casinos, to provide, or cause to be provided, pest control services and fire extinguishers and fire extinguisher maintenance

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                                                                             115

to and for the Phase II Mall. Mall II Owner agrees to grant H/C II Owner and its contractors appropriate access to the Phase II Mall in order for H/C II Owner to fully comply with its obligations under the preceding sentence and under paragraph (b) of this Section B(1) of Article V.

                  (d) H/C II Owner's obligations under this Article V are subject to Force Majeure Events and to the provisions of Article XI.

            2. No Obstructions to H/C II Pass-through Areas, the H/C-Mall II Common Areas and the H/C II Limited Common Areas.

                  (a) Except to the extent that temporary construction barricades are reasonably required by H/C II Owner to perform work in and maintain the H/C II Pass-through Areas, the H/C-Mall II Common Areas and the H/C II Limited Common Areas in accordance with the terms hereof and such barricades do not interfere with the use of the H/C II Pass-through Areas, H/C-Mall II Common Areas and the H/C II Limited Common Areas or the Phase II Mall except to the minimal extent necessary to permit H/C II Owner to perform its obligations with respect to such space, no fence, barricade or other obstruction shall be placed, kept, permitted or maintained on the H/C II Pass-through Areas, the H/C-Mall II Common Areas or the H/C II Limited Common Areas which will interfere with the intended uses thereof. H/C II Owner, in exercising its rights under this Section B(2) of Article V, shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of the Phase II Mall and Mall II Owner's business at the same.

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                                                                             116

            3. Intentionally Omitted.

            4. H/C II Space, Phase II Hotel/Casino Maintenance and Repair.

                  (a) Throughout the Term, H/C II Owner, at its sole cost and expense, shall, consistent with First-class Las Vegas Boulevard-style hotel/casinos (a) clean and maintain the H/C II Space, the Phase II Hotel/Casino and all parts thereof and facilities therein, including, without limitation all portions of the interior walls and floors and all improvements therein, (b) keep and maintain the same in good order, condition and repair and in a neat, attractive and rentable condition, and (c) make all necessary repairs and restorations thereto and/or replacements of portions thereof, interior and exterior, structural and non-structural, ordinary and extraordinary, including, without limitation, all repairs and replacements necessitated by H/C II Owner's or any of H/C II Owner's Tenant's moving property in or out of the H/C II Space or installation or removal of furniture, fixtures or other property or by the performance by H/C II Owner or any Tenant of any Alterations, or when necessitated by the negligence or willful misconduct or improper conduct of H/C II Owner or any Tenant or the Permittees of either of them. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. All work undertaken by H/C II Owner pursuant to this Section B(4) shall be performed in accordance with Sections B(7) through B(10) of this Article V.

                  (b) H/C II Owner's obligations under this Article V are subject to Force Majeure Events and the provisions of Article XI.

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                                                                             117

            5. Mall II Pass-through Areas, Mall II Space and Phase II Mall Maintenance and Repair.

                  (a) Mall II Owner agrees, in accordance with the required standards provided in this Agreement, to maintain, repair and restore (including any necessary replacement and capital improvement work required in connection therewith) at all times and to keep in operation, open to the public (except for
(x) portions thereof, such as service areas, not generally open to the public and, (y) except in emergency situations, the Mall II Limited Common Areas) and available for the Permitted Uses, except as may be required to maintain in the required condition, order and repair, at Mall II Owner's sole cost and expense, all Mall II Pass-through Areas and Mall II Limited Common Areas. The aforesaid maintenance of the Mall II Pass-through Areas and Mall II Limited Common Areas shall include, without limitation, except to the extent provided hereinabove,
(i) patrolling with suitable and adequate uniformed and/or non-uniformed, unarmed security personnel in accordance with prevailing practice at properties of like usage in Clark County, Nevada; (ii) maintaining suitable and adequate lighting (including the expenses of power and of light bulb installation and replacement) in all Mall II Pass-through Areas and Mall II Limited Common Areas and keeping same lit during such times as First-class retail and restaurant complexes are open (to the public or for Permitted Maintenance or restoration or any other purpose not prohibited hereunder), equivalent to not less than 10-foot candles in portions generally open to the public when required to be lit to service the opening of any building comprising the Palazzo to the public, and otherwise to the extent of such lesser standard as may be reasonably adequate under the circumstances to service the opening of any building comprising the Palazzo for Permitted

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                                                                             118

Maintenance; (iii) cleaning, window-washing (exclusive of any windows forming part of a separate space tenant's premises), planting, replanting, landscaping, ventilating, heating and air-cooling of the Mall II Pass-through Areas and Mall II Limited Common Areas; and (iv) cleaning and keeping in good order and repair, and replacing when necessary, all fixtures and other installations in the Mall II Pass-through Areas and the Mall II Limited Common Areas including, but not limited to, pools, fountains, telephone booths, vending machines, benches and the like. Mall II Owner shall not permit the Mall II Pass-through Areas to be used for any solicitations or leafleting activity, including, but not limited to, union or collective bargaining solicitations. The public address system in the Phase II Mall, if used at all, shall be used solely for playing background music at a reasonable volume and for announcements related to emergencies or for personal safety announcements (for example, locating lost children or directing patrons to emergency exits). The Mall II Pass-through Areas shall be open to the general public and operated and all public entrances thereto shall be open to the general public and operated 24 hours a day, 7 days a week, 365 (or 366, as applicable) days per year, at all times throughout the Term. Notwithstanding the foregoing, if the H/C II Space is not open to the public but is in the process of having Permitted Maintenance therein, then Mall II Owner need not during such Permitted Maintenance keep the public entrances to the Mall II Pass-through Areas open to the general public. In addition to the foregoing, whenever any connecting level of the H/C II Space is open for business, the doors connecting such level of the H/C II Space with the Mall II Space shall be open, and, if the H/C II Space is in the process of having Permitted Maintenance performed, the doors connecting such level of

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                                                                             119

the H/C II Space with the Mall II Space shall, at the election of H/C II Owner, be open to H/C II Owner.

                  (b) Throughout the Term, Mall II Owner, at its sole cost and expense, shall (a) clean and maintain the Mall II Space and the Phase II Mall and all parts thereof and facilities therein, including, without limitation all portions of the interior walls and floors and all improvements therein, the plumbing systems located in the Mall II Space and any electrical switchgear, transformers and other electrical systems located in the Mall II Space, (b) keep and maintain the same in good order, condition and repair and in a neat, attractive and rentable condition, consistent with First-class retail and restaurant complexes as provided in this Agreement, and (c) make all necessary repairs thereto and/or replacements of portions thereof, ordinary and extraordinary, including, without limitation, all repairs and replacements necessitated by Mall II Owner's or any Tenant's moving property in or out of the Mall II Space or installation or removal of furniture, fixtures or other property or by the performance by Mall II Owner or any Tenant of any Alterations, or when necessitated by the negligence or willful misconduct or improper conduct of Mall II Owner or any Tenant or the Permittees of either of them. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. All work undertaken by Mall II Owner pursuant to this Section B(5), shall be performed in accordance with Sections B(7) through B(10) of this Article V.

                  (c) Mall II Owner's obligations under this Article V are subject to Force Majeure Events, the provisions of Article XI and Section B(1)(c) of this Article V.

            6. No Obstructions to Mall II Pass-through Areas. Except to the extent that temporary construction barricades are reasonably required by Mall II Owner to perform work in and maintain the Mall II Pass-through Areas and the Mall II Limited Common Areas in accordance with the terms hereof and such barricades do not interfere with the use of the H/C II Pass-through Areas or the Phase II Hotel/Casino except to the minimal extent necessary to permit Mall II Owner to perform its obligations with respect to such space, no fence, barricade or other obstruction shall be placed, kept, permitted or maintained on the Mall II Pass-through Areas and the Mall II Limited Common Areas which will interfere with the intended uses thereof. Mall II Owner, in exercising its rights under this Section B(6), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of the Phase II Hotel/Casino and H/C II Owner's business at the same.

            7. Alterations. H/C II Owner and Mall II Owner each agree for the benefit of the other (except as otherwise expressly set forth herein) that from and after the date hereof:

                  (a) H/C II Owner and Mall II Owner may each make (or allow any Tenant to make) Alterations to the improvements from time to time located within or on their respective Lots in accordance with the further provisions of this
Article V and the provisions of Article IV herein from time to time during the Term.

                  (b) H/C II Owner may from time to time, as it deems appropriate in its absolute discretion, subject to the provisions of Sections B(8), B(9) and B(10) and to the other provisions of this Section B(7) of Article V, make Alterations to all portions of the Phase II Hotel/Casino.

                  (c) Mall II Owner may from time to time, as it deems appropriate in its absolute discretion, subject to the provisions of Sections B(8), B(9) and B(10) and to the other provisions of this Section B(7) of Article V, make Alterations to all portions of the Mall II Space and the Phase II Mall.

                  (d) Neither H/C II Owner nor Mall II Owner may make (or allow any Person to make) any Material Alteration affecting (i) the Palazzo Building Shell and Core, (ii) the H/C-Mall II Common Areas, (iii) the H/C II Limited Common Areas, (iv) the Mall II Limited Common Areas, (v) the Mall II H/C Exclusive Areas or (vi) the Phase II Automobile Parking Area, without in each instance obtaining the prior written consent thereto of (a) the other Owner and
(b) the Mortgagee of each of H/C II Owner and Mall II Owner, all of which consents (other than the consent of the Mortgagee on whose Lot the Alteration or restoration is being made) shall not be unreasonably withheld, conditioned or delayed if a Commercially Reasonable Owner would grant its consent and the same is not likely to have a Material Adverse Effect. Either Owner may make (or allow any Tenant to make) any Alteration which singularly or together with related work is not a Material Alteration without the other Owner's or any Mortgagee's consent in accordance with the further provisions of this Article V and as is otherwise permitted by the terms of this Agreement. Together with each request for approval of a Material Alteration, the requesting Owner shall present to the non-requesting Owner and the Mortgagee of each of H/C II Owner and Mall II Owner for its approval plans and specifications for such work prepared by an Architect. An Owner's or any Mortgagee's approval of any Material Alteration shall not constitute any assumption of any responsibility or liability by such Owner or Mortgagee for the accuracy or sufficiency of

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                                                                             122

the applicable plans and specifications, and the requesting Owner shall be solely responsible for such items and shall be liable for any damage resulting therefrom. The requesting Owner shall reimburse its Mortgagees, the non-requesting Owner and its Mortgagee upon receipt of invoices for the non-requesting Owner's and its Mortgagee's actual out-of-pocket costs incurred in connection with any review of any plans and specifications in accordance with this Section B(7)(d), including architect's and engineer's fees and costs. Upon reasonable prior notice and during mutually convenient hours, the non-requesting Owner and/or the Mortgagee of each of H/C II Owner and Mall II Owner may inspect Material Alterations from time to time in order to assure itself that such work is being carried on in accordance with the requirements of this Agreement, provided that such inspection does not unreasonably interfere with the continuance and completion of the Material Alterations, and provided further that the failure of an Owner or any Mortgagee to inspect such work (or, if such work is inspected, the results or findings of such inspection) shall not in and of itself be considered a waiver of any right accruing to such Owner or Mortgagee upon any failure of the requesting Owner to perform such work in accordance with this Agreement. In undertaking any activities described in, and performing its obligations under, this Article V, each Owner shall use all commercially reasonable efforts to minimize interference (including, without limitation, interference due to closure) with the maintenance, use and operation of the Phase II Mall and the Phase II Hotel/Casino.

            8. Alteration Requirements. H/C II Owner and Mall II Owner each covenants and agrees for the benefit of the other that no Alterations to their respective Lots and/or any buildings or improvements located thereon or therein will be made except in

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compliance with this Article V, and hereby covenants that it will comply with each and all of the following provisions:

                  (a) All Alterations shall be made (1) with commercially reasonable diligence and dispatch in a First-class manner with First-class materials and workmanship, architecturally consistent in style with the existing improvements, (2) in accordance with the applicable requirements set forth for H/C II Owner and Mall II Owner in Article IV herein and (3) in such a manner as will not interfere (other than to a de minimus extent) with the use, occupancy, maintenance or operation of the Phase II Base Building, the Phase II Hotel/Casino or the Phase II Mall or any of the businesses conducted thereat.

                  (b) Before any Alterations are begun, the Owner performing or causing such Alteration to be performed shall obtain, at its own sole cost and expense, all licenses, permits, approvals and authorizations in connection with any such Alterations required by any Governmental Authorities. Upon any Owner's request, the other Owner shall join in the application for such licenses, permits, approvals and authorizations whenever such action is necessary, and the requesting Owner covenants that the non-requesting Owner will not suffer, sustain or incur any cost, expense or liability by reason thereof. All Material Alterations shall be made under the supervision of an Architect.

                  (c) All Alterations shall be made in compliance and conformity with all applicable Legal Requirements.

                  (d) In making any Alteration, the Owner performing or causing such Alteration to be performed shall not violate (a) the terms or conditions of any insurance policy affecting or relating to the Palazzo (including, without limitation, any

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insurance policy in respect of the entire Phase II Base Building), or (b) the terms of any covenants, restrictions or easements affecting the Palazzo.

                  (e) No Alterations shall create any encroachment upon any street or upon any other portion of the Palazzo.

                  (f) All contractors performing any Alteration shall be required to abide by the Contractor Safety Permit Process described on Exhibit P attached hereto and made a part hereof. H/C II Owner may, from time to time, update and revise the Contractor Safety Permit Process attached hereto as Exhibit P in its reasonable discretion.

                  (g) No Alteration will be made that will affect the structural integrity and support of the Phase II Hotel/Casino, H/C II Space, Mall II Space or the Phase II Mall.

            9. Contractor Insurance. The Owner performing or causing a Material Alteration to be performed shall cause each of its general contractors to obtain, prior to commencing any Material Alteration, and to keep in force, for the benefit of Mall II Owner, H/C II Owner and each of their Mortgagees until the applicable Material Alteration is completed:

                  (a) Commercial general liability insurance for the project on an "occurrence" basis, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability, independent contractor's and personal injury, with no exclusions for explosion, collapse and underground perils, with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to property resulting from any one occurrence and a $2,000,000 aggregate limit. Such policy shall be endorsed to list H/C II Owner and

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                                                                             125

Mall II Owner as additional insureds and include a waiver of subrogation endorsement. The commercial general liability policy shall also include a severability of interest clause;

                  (b) Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death;

                  (c) Workers compensation insurance and employer's liability or stop gap liability, with a limit of not less than $1,000,000, and such other forms of insurance which are required by law, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of such Owner;

                  (d) Umbrella excess liability insurance of not less than $5,000,000 per occurrence and in the aggregate; and

                  (e) All such insurance shall be written by companies reasonably approved by H/C II Owner, Mall II Owner and each of their Mortgagees and shall be on terms reasonably satisfactory to H/C II Owner and Mall II Owner. Certificates for such insurance shall be delivered to H/C II Owner and Mall II Owner at least three (3) Business Days before any work on such Material Alteration begins at the Palazzo. H/C II Owner or Mall II Owner, as the case may be, shall also maintain such additional insurance as the other shall reasonably request from time to time, provided such insurance coverage is maintained by tenants or owners of facilities or portions of facilities similar to the Palazzo.

            10. Payment of Other Owner's Expenses. In connection with the making of any Material Alterations, the Owner performing such Material Alterations shall

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                                                                             126

pay the other Owner's reasonable actual out-of-pocket costs and expenses incurred in connection therewith.

            11. Trade Fixtures and Personal Property. Notwithstanding anything to the contrary set forth in this Article V, H/C II Owner and Mall II Owner and its Tenants may, without the other Owner's consent, install in their respective Lots trade fixtures and personal property, provided that no such installation shall interfere with or damage the Palazzo Building Shell and Core; provided that any such installations located in any Pass-through Area or in the H/C-Mall II Common Areas or on any wall fronting on any Pass-through Area or any H/C-Mall II Common Area must comply with the requirements for Alterations set forth in this Article V. Such trade fixtures and personal property may be removed from time to time so long as any damage caused to any part of the Palazzo caused by such removal shall be promptly restored at the removing Owner's sole cost and expense.

            12. Negative Covenants With Respect to Floor Loads. Neither Mall II Owner nor H/C II Owner shall suffer or permit any part of the Palazzo to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in any part of the Palazzo, which would in any way place weight on any floor area in excess of its maximum floor load.

            13. Shared Security Operations. H/C II Owner shall maintain and operate the system of security cameras located throughout the Phase II Mall, which system shall, subject to the terms of the following two sentences of this Section B(13), provide a separate live feed for each of H/C II Owner and Mall II Owner and provide Mall II Owner with primary control over such cameras, including the ability to pan, tilt and zoom. Mall II

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                                                                             127

Owner shall not have access to H/C II Owner's monitoring room for the security camera system. H/C II Owner shall have the right to override this system in order to comply with any rules and regulations of the Nevada Gaming Control Board or any other rule or regulation applicable to the Palazzo. At Mall II Owner's request, H/C II Owner shall provide any videos requested by Mall II Owner to prosecute or defend slip-and-fall, shoplifting or similar claims or for any other business purpose. Mall II Owner shall have the right, at its election, to install and operate its own security system in the Phase II Mall.

                                   ARTICLE VI

                          TAXES AND INSURANCE PREMIUMS

            1. H/C I Owner and Mall I Owner each agree for the benefit of the other(s) as follows:

                  (a) Intentionally Omitted.

                  (b) Intentionally Omitted.

                  (c) Insurance Share. H/C I Owner's Insurance Share and Mall I Owner's Insurance Share shall be determined as set forth in this paragraph. Each of H/C I Owner and Mall I Owner agree to promptly provide to H/C I Owner's insurance companies, consultants, brokers and agents (with a copy to the other Owner) any information requested by any of such persons and entities in connection with (x) the procurement or maintenance of any insurance obtained by H/C I Owner for the benefit of H/C I Owner and Mall I Owner in accordance with
Article X hereof and (y) the calculation of H/C I Owner's Insurance Share and Mall I Owner's Insurance Share. Each applicable insurance carrier shall be jointly instructed by H/C I Owner and Mall I Owner (a) to
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                                                                             128

determine H/C I Owner's and Mall I Owner's Insurance Shares for the policies provided by such carrier, based on the information provided by H/C I Owner and Mall I Owner pursuant to the preceding sentence and all other relevant factors (as determined by such carrier), (b) that H/C I Owner's and Mall I Owner's Insurance Shares should reflect an allocation of the cost of the applicable policies that is fair, appropriate and consistent with industry standards and
(c) to consider the space demised pursuant to that certain Casino Level Restaurant/Retail Master Lease (the "Phase I Casino Level Leased Space") dated May 17, 2004, by and between H/C I Owner and Mall I Owner (the "Phase I Casino Level Master Lease") as part of the Mall I Space for purposes of determining Mall I Owner's Insurance Share and H/C I Owner's Insurance Share. If either H/C I Owner or Mall I Owner believes that any information provided by the other is incorrect, incomplete or misleading, and both parties cannot, through good faith negotiation, resolve the matter, the matter shall be referred to an Independent Expert pursuant to the provisions of Section 16 of Article XIV for determination as to whether any information already provided needs to be revised and/or whether any additional information needs to be provided. Notwithstanding the foregoing, the Owners acknowledge and confirm that with respect to all insurance maintained by H/C I Owner pursuant to clauses (iv) and (v) of Section 2(A) of
Article X hereof, Mall I Owner's Insurance Share is (unless and until Mall I Owner elects, pursuant to paragraph 3(d) of Article X below, to obtain on its own behalf any of such insurance) eighteen and five-tenths percent (18.5%) and SECC Owner's Insurance Share is (subject to the next sentence, and unless and until SECC Owner is not maintaining such insurance under a combined policy with H/C I Owner and Mall I Owner in accordance with Section 10 of Article X hereof) an equitable percentage agreed to by

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                                                                             129

H/C I Owner and SECC Owner and their respective Mortgagees; provided, however, that subject to the next sentence (1) if at any time there is a material addition or deletion to H/C I Owner's, SECC Owner's (if applicable) and/or Mall I Owner's covered property, the foregoing Insurance Shares shall be appropriately adjusted by mutual agreement of the Owners and their respective Mortgagees and (2) if SECC Owner or Mall I Owner (for purposes of this clause
(2) only, the "Electing Owner") purchases Additional Coverage that, with respect to its Property, is "primary" to rather than "in excess of" any of the insurance coverage required to be obtained and maintained under Article X, then (A) the Electing Owner's Insurance Share with respect to the applicable insurance coverage shall be equitably reduced, H/C I Owner's Insurance Share with respect to the applicable insurance coverage shall be equitably increased and, to the extent whichever of Mall I Owner and SECC Owner is not the Electing Owner elects to reduce the amount of Additional Coverage it purchases as a result of the "primary" Additional Coverage purchased by the Electing Owner, such Owner's Insurance Share with respect to the applicable insurance coverage shall be equitably increased and (B) any resulting rebate in the cost of obtaining and maintaining any of the insurance coverage required to be obtained and maintained under Article X shall be for the benefit of the Electing Owner. In all events, the SECC Owner's Insurance Share with respect to the insurance coverage described in the next sentence shall, at all times, be not less than a percentage such that the product of the Insurance Amount (as defined below) multiplied by the SECC Owner's Insurance Share shall not be less than the amount by which (x) one hundred and twenty percent (120%) (or any lesser percentage agreed to by SECC Owner and its Mortgagees) of the then-outstanding principal amount of the indebtedness covered by the SECC Loan

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                                                                             130

Agreement exceeds (y) the aggregate limit of any applicable Additional Coverage that is purchased by SECC Owner. As used in the preceding sentence only, the "Insurance Amount" shall mean the aggregate limit on the "all-risk" property insurance and business interruption insurance with respect to which SECC Owner is required to pay its Insurance Share of the premiums therefor.

               (d) H/C I Owner Insurance. On the first day of each calendar month, H/C I Owner shall deposit into an escrow account (the "Insurance Escrow Account") to be held and maintained by Trustee for the benefit of the Mortgagees of the H/C I Space and the Mall I Space H/C I Owner's Insurance Share of one-twelfth of one hundred and five percent (105%) of the premiums actually payable during the preceding twelve (12) month period with respect to the insurance policies required to be maintained pursuant to Article X (but in no event less than the amount that the Trustee, in good faith, determines shall be necessary in order to accumulate in the Insurance Escrow Account sufficient funds to pay all such insurance premiums at least fifteen (15) Business Days prior to the expiration of such insurance policies).

               (e) Mall I Owner Insurance; Insurance Adjustments. On the first day of each calendar month, Mall I Owner shall deposit into the Insurance Escrow Account Mall I Owner's Insurance Share of one-twelfth of one hundred and five percent (105%) of the premiums actually payable during the preceding twelve (12) month period with respect to the insurance policies required to be maintained pursuant to Article X (but in no event less than the amount that the Trustee, in good faith, determines shall be necessary in order to accumulate in the Insurance Escrow Account sufficient funds to pay all such insurance premiums at least fifteen (15) Business Days prior to the expiration of

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                                                                             131

such property insurance policies). If at the end of any twelve (12) month period, H/C I Owner's and/or Mall I Owner's aggregate actual payments on account of insurance premiums for such period shall exceed the amount of H/C I Owner's and/or Mall I Owner's actual insurance premium obligations for such period, then Trustee shall promptly refund the amount of such excess payment to H/C I Owner and/or Mall I Owner, as the case may be, in cash. Copies of all Bills with respect to property insurance premiums shall be delivered to the Trustee and the other Owner by H/C I Owner and/or Mall I Owner promptly after receipt thereof. H/C I Owner and Mall I Owner acknowledge and confirm that to the extent Mall I Owner elects, pursuant to paragraph 3(d) of Article X below, to obtain on its own behalf any of the insurance coverage set forth in Article X, the escrow deposit obligations of Mall I Owner set forth in this paragraph (e) shall not apply with respect to any such coverage.

               (f) Trustee. "Trustee" shall mean any of the following: a savings bank, savings and loan association, commercial bank, trust company (whether acting individually or in a fiduciary capacity) or insurance company (whether acting individually or in a fiduciary capacity) that has a combined capital and surplus of $500,000,000 or above, reasonably acceptable to Mall I Owner and H/C I Owner, and, in each case, reasonably acceptable to each of their Mortgagees and who is not affiliated with any of the Borrowers or Adelson (or any Affiliate of either). The initial Trustee shall be The Bank of Nova Scotia. H/C I Owner shall pay the annual fee of the Trustee which payment shall be subject to the cost sharing provisions of Section A(3) of Article V with respect to Mall I Owner's share of such fee. To the extent SECC Owner shall elect to obtain insurance coverage for the SECC under a blanket policy with H/C I Owner and

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                                                                             132

Mall I Owner in accordance with the provisions of Article X, SECC Owner shall pay its proportionate share of applicable insurance premiums pursuant to the cost sharing provisions of Section A(3) of Article V. H/C I Owner can replace the existing Trustee at any time and from time to time, with the consent of the Existing Phase I Mortgage-Bank for so long as any indebtedness under the Bank Credit Agreement is outstanding, and with the consent of Mall I Owner, which consent shall not be unreasonably withheld; provided that any replacement Trustee shall be selected in accordance with the foregoing provisions of this subsection (1)(f) of Article VI. If H/C I Owner or Mall I Owner or SECC Owner (if SECC Owner shall have elected to maintain insurance coverage under a blanket policy with H/C I Owner and Mall I Owner) shall fail to make any payment required to be made in accordance with the provisions of this Article VI, the Trustee shall promptly give notice to the non-defaulting Owners and to each Mortgagee, and any non-defaulting Owner and/or any Mortgagee may (but shall not be required to) pay all or any portion of such payment to the Trustee and the non-paying Owner shall reimburse the paying non-defaulting Owner or Mortgagee, as applicable on demand therefor by the paying Owner or Mortgagee, for the sums so expended with interest thereon for the period from such demand to such reimbursement, at the Interest Rate. The Trustee shall have no responsibility to any Owner as a consequence of performance by the Trustee hereunder except for any bad faith, fraud, gross negligence or willful misconduct of the Trustee. The Trustee shall have no duties or obligations hereunder except as expressly set forth herein or in that certain Trustee Disbursement and Administration Agreement, dated as of November 14, 1997, by and among Phase I LLC; Mall I LLC's predecessor-in-interest as Mall I Owner; The Bank of Nova Scotia, as Trustee; and certain other parties, shall be

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                                                                             133

responsible only for the performance of such duties and obligations and shall not be required to take any action otherwise than in accordance with the terms hereof or thereof. Notwithstanding anything to the contrary contained herein, in the event that The Bank of Nova Scotia shall cease (i) to maintain commercial paper, short-term debt obligations or other short-term deposits credit ratings from each of S&P, Moody's and Fitch at the same or higher level than is in effect as of the date hereof, (ii) to maintain long-term senior unsecured debt obligations credit ratings from each of S&P, Moody's and Fitch at the same or higher level than is in effect as of the date hereof or (iii) to be a Mortgagee, then a replacement Trustee shall be selected in accordance with the foregoing provisions of this subsection (1)(f) of Article VI, unless (x) each Mortgagee consents to The Bank of Nova Scotia's remaining as the Trustee hereunder or (y) The Bank of Nova Scotia has an investment grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations, Section 9.10(b), and maintains the Insurance Escrow Account as a segregated trust account.

               (g) Trustee to Pay Insurance Premiums. Provided H/C I Owner and Mall I Owner shall have made the payments to Trustee required under this Article VI, (i) Trustee shall pay all insurance premiums with respect to the insurance policies required to be maintained under Article X prior to the expiration thereof based on bills with respect to insurance premiums presented to Trustee and (ii) to the extent there shall not be sufficient monies in the Insurance Escrow Account to enable Trustee to make the payments described in the preceding subsection (i), H/C I Owner and Mall I Owner shall pay Trustee the amount of any such deficiency promptly after demand therefor based on their respective Insurance Shares.

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                                                                             134

               (h) Pledge of Collateral. All amounts held by the Trustee shall be held by the Trustee in accounts for the benefit of the Mortgagees of the Lots affected. The Trustee shall establish separate accounts for the proceeds allocable to each respective Lot. At the request of the Owner of a particular Lot, the account established with respect to that Lot will permit the investment of the funds therein in investments identified by said Owner subject to the reasonable approval of the Mortgagee of the affected Lot. Notwithstanding the foregoing:

                  (i) the account established for a particular Lot and all funds and investments therein and all proceeds thereof are hereby pledged, assigned, transferred and delivered by the respective Owners to the Trustee for the benefit of the Mortgagees of said Lot, and the Owners hereby grant to the Trustee for the benefit of said Mortgagees a continuing lien on and security interest in all of the foregoing as collateral security for the obligations under their respective loan documents, in the same priorities as apply to the liens which they hold with respect to the Lots; and

                  (ii) said Owners shall take all steps reasonably requested by the Trustee or said Mortgagees in order to perfect said security interests.

            2. H/C II Owner and Mall II Owner each agree for the benefit of the other as follows:

                  (a) Intentionally Omitted.

                  (b) Intentionally Omitted.

                  (c) Insurance Share. H/C II Owner's Insurance Share and Mall II Owner's Insurance Share shall be determined as set forth in this paragraph. Each

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                                                                             135

of H/C II Owner and Mall II Owner agree to promptly provide to H/C II Owner's insurance companies, consultants, brokers and agents (with a copy to the other Owner) any information requested by any of such persons and entities in connection with (x) the procurement or maintenance of any insurance obtained by H/C II Owner for the benefit of H/C II Owner and Mall II Owner, as agreed upon in the Fourth Amended and Restated REA, and (y) the calculation of H/C II Owner's Insurance Share and Mall II Owner's Insurance Share. Each applicable insurance carrier shall be jointly instructed by H/C II Owner and Mall II Owner
(a) to determine H/C II Owner's Insurance Share and Mall II Owner's Insurance Share for the policies provided by such carrier, based on the information provided by H/C II Owner and Mall II Owner pursuant to the preceding sentence and all other relevant factors (as determined by such carrier), (b) that H/C II Owner's Insurance Share and Mall II Owner's Insurance Share should reflect an allocation of the cost of the applicable policies that is fair, appropriate and consistent with industry standards and (c) to consider the space demised pursuant to that certain Casino Level Restaurant/Retail Master Lease (the "Phase II Casino Level Leased Space") of even date herewith, by and between H/C II Owner and Mall II LLC (the "Phase II Casino Level Master Lease") as part of the Mall II Space for purposes of determining Mall II Owner's Insurance Share and H/C II Owner's Insurance Share. If either H/C II Owner or Mall II Owner believes that any information provided by the other is incorrect, incomplete or misleading, and both parties cannot, through good faith negotiation, resolve the matter, the matter shall be referred to an Independent Expert pursuant to the provisions of Section 16 of Article XIV for determination as to whether any information already provided needs to be revised and/or whether any additional information needs to be provided.

               (d) H/C II Owner Insurance. On the first day of each calendar month, H/C II Owner shall deposit into an escrow account (the "Phase II Insurance Escrow Account") to be held and maintained by Phase II Trustee for the benefit of the Mortgagees of the H/C II Space and the Mall II Space H/C II Owner's Insurance Share of one-twelfth of one hundred and five percent (105%) of the premiums actually payable during the preceding twelve (12) month period with respect to the insurance policies required to be maintained (but in no event less than the amount that the Phase II Trustee, in good faith, determines shall be necessary in order to accumulate in the Phase II Insurance Escrow Account sufficient funds to pay all such insurance premiums at least fifteen (15) Business Days prior to the expiration of such insurance policies).

               (e) Mall II Owner Insurance; Insurance Adjustments. On the first day of each calendar month, Mall II Owner shall deposit into the Phase II Insurance Escrow Account Mall II Owner's Insurance Share of one-twelfth of one hundred and five percent (105%) of the premiums actually payable during the preceding twelve (12) month period with respect to the insurance policies required to be maintained (but in no event less than the amount that the Phase II Trustee, in good faith, determines shall be necessary in order to accumulate in the Phase II Insurance Escrow Account sufficient funds to pay all such insurance premiums at least fifteen (15) Business Days prior to the expiration of such property insurance policies). If at the end of any twelve (12) month period, H/C II Owner's and/or Mall II Owner's aggregate actual payments on account of insurance premiums for such period shall exceed the amount of H/C II Owner's and/or Mall II Owner's actual insurance premium obligations for such period, then Phase II Trustee shall promptly refund the amount of such excess payment to H/C II Owner and/or Mall II

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                                                                             137

Owner, as the case may be, in cash. Copies of all Bills with respect to property insurance premiums shall be delivered to the Phase II Trustee and the other Owner by H/C II Owner and/or Mall II Owner promptly after receipt thereof. H/C II Owner and Mall II Owner acknowledge and confirm that to the extent Mall II Owner elects to obtain insurance coverage on its own behalf, the escrow deposit obligations of Mall II Owner set forth in this paragraph (e) shall not apply with respect to any such coverage.

               (f) Phase II Trustee. "Phase II Trustee" shall mean any of the following: a savings bank, savings and loan association, commercial bank, trust company (whether acting individually or in a fiduciary capacity) or insurance company (whether acting individually or in a fiduciary capacity) that has a combined capital and surplus of $500,000,000 or above, reasonably acceptable to Mall II Owner and H/C II Owner, and, in each case, reasonably acceptable to each of their Mortgagees and who is not affiliated with any of the Borrowers or Adelson (or any Affiliate of either). The initial Phase II Trustee shall be The Bank of Nova Scotia. H/C II Owner shall pay the annual fee of the Phase II Trustee, which payment shall be subject to the cost sharing provisions of Section A(3) of Article V with respect to Mall II Owner's share of such fee. H/C II Owner can replace the existing Phase II Trustee at any time and from time to time, with the consent of the Existing Phase II Mortgage-Bank for so long as any indebtedness under the Bank Credit Agreement is outstanding, and with the consent of Mall II Owner, which consent shall not be unreasonably withheld; provided that any replacement Phase II Trustee shall be selected in accordance with the foregoing provisions of this paragraph (f) of Article VI. If H/C II Owner or Mall II Owner shall fail to make any payment required to be made in accordance with the provisions of this Article VI, the Phase II Trustee shall promptly give notice to the

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                                                                             138

non-defaulting Owners and to each Mortgagee, and any non-defaulting Owner and/or any Mortgagee may (but shall not be required to) pay all or any portion of such payment to the Phase II Trustee and the non-paying Owner shall reimburse the paying non-defaulting Owner or Mortgagee, as applicable, on demand therefor by the paying Owner or Mortgagee, for the sums so expended with interest thereon for the period from such demand to such reimbursement, at the Interest Rate. The Phase II Trustee shall have no responsibility to any Owner as a consequence of performance by the Phase II Trustee hereunder except for any bad faith, fraud, gross negligence or willful misconduct of the Phase II Trustee. The Phase II Trustee shall have no duties or obligations hereunder except as expressly set forth herein or in that certain Trustee Disbursement and Administration Agreement, dated as of November 14, 1997, by and among Phase I LLC; Mall I LLC's predecessor-in-interest as Mall I Owner; The Bank of Nova Scotia, as Trustee; and certain other parties, shall be responsible only for the performance of such duties and obligations and shall not be required to take any action otherwise than in accordance with the terms hereof or thereof. Notwithstanding anything to the contrary contained herein, in the event that The Bank of Nova Scotia shall cease (i) to maintain commercial paper, short-term debt obligations or other short-term deposits credit ratings from each of S&P, Moody's and Fitch at the same or higher level than is in effect as of the date hereof, (ii) to maintain long-term senior unsecured debt obligations credit ratings from each of S&P, Moody's and Fitch at the same or higher level than is in effect as of the date hereof or (iii) to be a Mortgagee, then a replacement Phase II Trustee shall be selected in accordance with the foregoing provisions of this paragraph (f), unless (x) each Mortgagee consents to The Bank of Nova Scotia's remaining as the Phase II Trustee hereunder or (y) The Bank of Nova

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                                                                             139

Scotia has an investment grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations, Section 9.10(b), and maintains the Phase II Insurance Escrow Account as a segregated trust account.

               (g) Intentionally Omitted.

               (h) Intentionally Omitted.

               (i) Intentionally Omitted.

               (j) Intentionally Omitted.

               (k) Phase II Trustee to Pay Insurance Premiums. Provided H/C II Owner and Mall II Owner shall have made the payments to Phase II Trustee required under this Article VI, (i) Phase II Trustee shall pay all insurance premiums with respect to the insurance policies required to be maintained prior to the expiration thereof based on bills with respect to insurance premiums presented to Phase II Trustee and (ii) to the extent there shall not be sufficient monies in the Phase II Insurance Escrow Account to enable Phase II Trustee to make the payments described in the preceding subsection (i), H/C II Owner and Mall II Owner shall pay Phase II Trustee the amount of any such deficiency promptly after demand therefor based on their respective Insurance Shares.

               (l) Pledge of Collateral. All amounts held by the Phase II Trustee shall be held by the Phase II Trustee in accounts for the benefit of the Mortgagees of the Lots affected. The Phase II Trustee shall establish separate accounts for the proceeds allocable to each respective Lot. At the request of the Owner of a particular Lot, the account established with respect to that Lot will permit the investment of the funds

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                                                                             140

therein in investments identified by said Owner subject to the reasonable approval of the Mortgagee of the affected Lot. Notwithstanding the foregoing:

                  (i) the account established for a particular Lot and all funds and investments therein and all proceeds thereof are hereby pledged, assigned, transferred and delivered by the respective Owners to the Phase II Trustee for the benefit of the Mortgagees of said Lot, and the Owners hereby grant to the Phase II Trustee for the benefit of said Mortgagees a continuing lien on and security interest in all of the foregoing as collateral security for the obligations under their respective loan documents, in the same priorities as apply to the liens which they hold with respect to the Lots; and

                  (ii) said Owners shall take all steps reasonably requested by the Phase II Trustee or said Mortgagees in order to perfect said security interests.

            3. Each of the Owners agrees for the benefit of the others as follows:

               (a) Owners to Pay Taxes. All taxes, assessments and other charges (including, without limitation, real property taxes and assessments), and all interest and penalties with respect thereto (all of the foregoing, collectively, "Taxes") levied or assessed or which (if unpaid) may result in the imposition of a lien: (i) against all or any portion of the SECC Land and all buildings and other improvements from time to time located on the SECC Land (or against any of the Owners with respect to the same) shall be paid, prior to delinquency thereof, by SECC Owner, (ii) against all or any portion of the Phase I Land (excluding the Mall I Space) and all buildings and other improvements from time to time located on the Phase I Land (excluding the Mall I Space) (or against any of the Owners with respect to the same) shall be paid, prior to delinquency thereof, by H/C I Owner, (iii) against all or any portion of the Mall I Space and all improvements from time to time located thereon (or against any of the

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Owners with respect to the same) shall be paid, prior to delinquency thereof, by
Mall I Owner, (iv) against all or any portion of the Phase II Land (excluding the Mall II Space) and all buildings and other improvements from time to time located on the Phase II Land (excluding the Mall II Space) (or against any of the Owners with respect to the same) shall be paid, prior to delinquency thereof, by H/C II Owner and (v) against all or any portion of the Mall II Space and all improvements from time to time located thereon (or against any of the Owners with respect to the same) shall be paid, prior to delinquency thereof, by Mall II Owner.

               (b) Right to Contest. Each Party shall have the right to contest, in good faith and at its own cost and expense, the validity or amount of any Taxes that, in the absence of such contest, it would be required to pay hereunder; provided, however, that if at any time payment of the whole or any part thereof shall be necessary in order to prevent the sale, under applicable law, of any property with respect to which any easement, right or interest has been granted pursuant to this Agreement, then the contesting party shall pay or cause same to be paid in time to prevent such sale. Any such payment may be made under protest.

               (c) Bills. In the event that any Party shall receive a bill, invoice or similar writing (each of the foregoing, a "Bill") in respect of any Taxes that any other Party is required to pay hereunder, then the Party in receipt of such bill shall (i) pay, prior to delinquency, the portion, if any, of the Taxes referenced in such Bill for which such Party is responsible and
(ii) promptly deliver the same to the other Party, whereupon such

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other Party shall pay, prior to delinquency, the portion of the Taxes referenced in such Bill for which such other Party is responsible. Additionally, if any Party hereto shall receive a notice or other official writing relating to any Taxes that any other Party hereto is required to pay under this Agreement (other than a Bill), then such receiving Party shall promptly furnish a copy of the same to such other Party. Each Party shall, promptly upon the request of any other Party, exhibit to such other Party for examination, receipts for the Taxes required to be paid by such Party pursuant to this Article VI.

               (d) Failure to Pay Taxes. In the event any Party shall fail to pay any Taxes that it is required to pay hereunder, any other Party or its Mortgagee may (but shall not be required to) pay all or any portion of such Taxes and the non-paying Party shall reimburse the paying Party or its Mortgagee, as applicable, on demand therefor by the paying Party or its Mortgagee, for the sums so expended, with interest thereon, for the period from such demand to such reimbursement, at an annual rate equal to four (4%) percent per annum in excess of the rate announced from time to time by LaSalle National Bank, or any successor thereto, as its prime rate at its main office in Chicago, IL (the "Interest Rate"); provided, however, that with respect to a Mortgagee, "Interest Rate" shall mean the rate which is the greater of (i) the Interest Rate (as defined above) and (ii) the default interest rate applicable to similar defaults as set forth in such Mortgagee's loan documents. The provisions of Sections 10(a) and 10(b) of Article XIV shall apply to this Section 3(d).

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                                                                             143

                                  ARTICLE VII

                                PERMANENT PARKING

            1. Automobile Parking Areas. H/C II Owner shall construct and shall commence and continue to maintain in a First-class manner a new and separate parking structure on the Phase II Land (the "Phase II Automobile Parking Area"). The Phase I Automobile Parking Area and, once it is made available, the Phase II Automobile Parking Area shall be available for use by the Owners in accordance with the provisions of this Article VII.

            2. Valet Parking. Subject to the cost sharing provisions of Section A(3) of Article V, H/C I Owner and H/C II Owner will provide valet parking service in the Phase I Automobile Parking Area and the Phase II Automobile Parking Area, respectively, on a "first come, first served" basis.

            3. Parking Spaces.

               (a) H/C I Owner grants to Mall I Owner and SECC Owner and (once the Phase II Automobile Parking Area is made available to H/C I Owner, Mall I Owner and SECC Owner) to H/C II Owner and Mall II Owner the non-exclusive right to use all the Parking Spaces in the Phase I Automobile Parking Area on a "first come, first served" basis, subject to the provisions of this Agreement; provided that such Owner is using its Lot for its Permitted Use. H/C II Owner grants to each of the Owners the non-exclusive right to use all the Parking Spaces in the Phase II Automobile Parking Area on a "first come, first served" basis, subject to the provisions of this Agreement; provided that such Owner is using its Lot for its Permitted Use.

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               (b) In no event shall any Owner's rights and easements relating to parking comprise less than the minimum number of Parking Spaces which shall be in such a location as shall be necessary for such Owner (i) to be in compliance with all applicable Legal Requirements with respect to Parking Spaces and (ii) to conduct its business on or in its Lot in accordance with its Permitted Use (collectively, the "Minimum Parking Standards"); provided, however, that neither H/C I Owner nor H/C II Owner shall have any obligation to alter or expand the Automobile Parking Areas in order to accommodate increased parking needs imposed upon any other Owner as a consequence of a change in the applicable Legal Requirements applicable to such Owner or a change in the intended use of such Owner's Lot. H/C I Owner and H/C II Owner may make any Alterations to the Phase I Automobile Parking Area and Phase II Automobile Parking Area, respectively, so long as such Alterations are consistent with the Minimum Parking Standards of each Owner. Each Owner acknowledges and confirms that as of the date hereof, its rights and easements relating to parking are consistent with its Minimum Parking Standards.

               (c) H/C I Owner and H/C II Owner shall agree on a commercially reasonable plan to share the costs of operating and maintaining the Automobile Parking Areas which, in the case of each of SECC Owner, Mall I Owner and Mall II Owner, a Commercially Reasonable Owner would agree to and which is not likely to have a Material Adverse Effect on such Owner.

            4. Employee Parking. H/C I Owner and H/C II Owner shall have the right, in their sole discretion, to prohibit or restrict the use of the Phase I Automobile Parking Area and the Phase II Automobile Parking Area, respectively, by employees or

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                                                                             145

employees of Tenants of the other Owners; provided, however, that H/C I Owner and/or H/C II Owner, as the case may be, shall make Parking Spaces available to a limited number of senior executives of any such Owner, if requested by such Owner and approved by H/C I Owner and/or H/C II Owner, as the case may be, which approval shall not be unreasonably withheld. H/C I Owner and H/C II Owner shall make the Employee Parking Garage available for use by any employees not permitted to use the Automobile Parking Areas; provided, however, that, if the capacity of the Employee Parking Garage is insufficient (after the number of spaces, if any, designated by H/C I Owner and/or H/C II Owner for patrons and guests of the Owners are reserved therefor) to accommodate all of such employees,then H/C I Owner and H/C II Owner shall have the right to provide additional parking in one or more (on- or off-site) facilities and to designate, in their sole discretion, which facilities (or portions of such facilities) shall be available to any of such employees.

            5. Capital Improvements/Maintenance. H/C I Owner shall have the right to make capital improvements and the obligation to perform Maintenance on the Parking Access Easement Area located on the Phase I Land, which rights shall be exercised at the sole cost and expense of H/C I Owner, subject to the cost sharing provisions of Section A(3) of Article V. SECC Owner shall have the right to make capital improvements and the obligation to perform Maintenance on the Parking Access Easement Area located on the SECC Land, which right and obligation shall be exercised at its sole cost and expense.

            6. Rights of Others to Use Parking Spaces. Nothing herein shall be construed as precluding H/C I Owner and/or H/C II Owner from granting from time to

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                                                                             146

time to other Persons (including without limitation other Owners) rights to use Parking Spaces. Such grants may be on terms determined by H/C I Owner and/or H/C II Owner, as the case may be, in its sole discretion. Notwithstanding the foregoing, a particular grant shall not be permitted if usage of the rights granted will either (i) result in any Owner not being afforded its Minimum Parking Standards or (ii) otherwise adversely affect the conduct of another Owner's business in accordance with the terms hereof (except to a de minimus extent), unless such Owner first consents to such grant.

            7. Parking Rules and Regulations.

               (a) Only H/C I Owner with respect to the Phase I Automobile Parking Area and H/C II Owner with respect to the Phase II Automobile Parking Area shall have the right to establish, revise and replace, from time to time, reasonable rules and regulations ("Parking Rules and Regulations") for use of the Phase I Automobile Parking Area or the Phase II Automobile Parking Area, as the case may be; provided that no such rules or regulations or revisions thereto shall (i) deprive any Owner of its Minimum Parking Standards or (ii) be enforced in a manner which discriminates against an Owner or its Permittees. A copy of the Parking Rules and Regulations shall be provided to each Owner. Each Owner shall comply with the Parking Rules and Regulations. The power to enforce the Parking Rules and Regulations shall be vested exclusively in H/C I Owner and H/C II Owner, as the case may be. In this regard, the Parties acknowledge and agree that the Parking Rules and Regulations to be adopted from time to time by H/C I Owner and H/C II Owner are intended to facilitate the orderly administration of the Automobile Parking Areas and the use of the rights therein granted, and no Owner shall have any claim against H/C I Owner or H/C II Owner with respect to the Automobile Parking Areas for

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                                                                             147

failure to enforce the Parking Rules and Regulations against any other Owner, or Person so long as such rules and regulations do not deprive any Owner of its Minimum Parking Standards and are not enforced in a discriminatory manner. Rules and regulations initially applicable to the use of the Automobile Parking Areas pursuant to this Agreement are set forth in Schedule III attached hereto.

               (b) In the event of any dispute between the Owners regarding the establishment, revision or enforcement of Parking Rules and Regulations pursuant to this Section 7, the affected Owners shall submit the matter for determination by the Independent Expert pursuant to the provisions of Section 16 of Article XIV.

            8. Parking Fees; Maintenance Charges. H/C I Owner and H/C II Owner shall have the right to require the payment of parking fees for the benefit of the Owners. Such fees shall be equitably apportioned among the Owners as the Owners shall agree (and, absent such agreement, as an Independent Expert shall decide).

                                  ARTICLE VIII

                          THE VENETIAN AND THE PALAZZO

      A. Construction. H/C I Owner, H/C II Owner, Mall I Owner, Mall II Owner and SECC Owner each agree for the benefit of the others as follows:

            1. H/C II Owner and Mall II Owner covenant and agree that in performing the construction of the Palazzo (including, without limitation, the Phase II Mall and the Phase II Automobile Parking Area) and any other buildings or other improvements to be located upon the Phase II Land (and in performing any ancillary activities) while the SECC and/or the Venetian or any portion thereof is open to the general public, H/C II

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Owner shall (a) use commercially reasonable efforts to minimize interference with the use, enjoyment and occupancy of, and the conduct by SECC Owner (including, without limitation, SECC Owner's parking rights, access to and from the SECC, rights to Utility Equipment and the HVAC Plant under this Agreement), H/C I Owner and Mall I Owner of their businesses at the Venetian and the SECC,
(b) terminate, as soon as reasonably practicable in accordance with reasonably prudent construction practices, any such interference and (c) give H/C I Owner, Mall I Owner and SECC Owner a reasonably detailed schedule of any such construction-related activities prior to the commencement of any such construction-related activities, such schedule to be updated not less frequently than monthly. Notwithstanding the foregoing, if any construction related activity in connection with the Palazzo is reasonably likely to cause Mall I Owner to be in breach of any covenant or agreement made as of the date hereof with its Mortgagee, H/C II Owner or Mall II Owner shall, promptly upon the written request of Mall I Owner, which request must specify in reasonable detail how the activity is causing or is reasonably likely to cause such a breach, stop such activity or modify such activity so that there is no breach or reasonably likely breach.

            2. H/C I Owner shall have the right to approve the plans and specifications for the casino portion of the Palazzo and any other portions of the Palazzo that may directly connect with or adjoin the Venetian, which approval shall not be unreasonably withheld, delayed or conditioned. All actions taken by or on behalf of H/C II Owner during the construction of the Palazzo in connection with the contemplated replacement, with temporary "construction walls," of the Temporary Walls (as defined below), and then the permanent removal of such temporary "construction walls," are

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                                                                             149

subject to the prior written approval of H/C I Owner and/or Mall I Owner (whichever's Lot is affected), which approval shall not be unreasonably withheld, delayed or conditioned. As used herein, "Temporary Walls" shall mean the temporary walls that are to be installed by H/C I Owner during the construction of the Palazzo at the points where the Phase I Mall and the Phase II Mall are to connect and the Phase I Casino and the Phase II Casino are to connect.

            3. In the event that construction of the Palazzo is commenced and is subsequently permanently abandoned or such construction ceases, in all material respects, for a period of twelve (12) consecutive months, then H/C I Owner and/or Mall I Owner shall have the right after thirty (30) days' notice to H/C II Owner, Mall II Owner and their respective Mortgagees to close off any openings in the Venetian and/or the Phase I Mall and take any other action reasonably necessary to protect the integrity of the Venetian (and/or the Phase I Mall) as a single, self-contained, economically viable facility, and H/C II Owner shall, within ten (10) days of demand therefor, reimburse H/C I Owner or Mall I Owner, as the case may be, for the reasonable costs and expenses incurred by H/C I Owner or Mall I Owner, as the case may be, in taking such actions, together with interest thereon, at the Interest Rate, for the period commencing on such tenth (10th) day and ending on the date upon which H/C II Owner so reimburses H/C I Owner or Mall I Owner, as the case may be.

            4. Each of H/C I Owner and Mall I Owner hereby grants to H/C II Owner and Mall II Owner a non-exclusive easement in, on, over, upon, through and across the H/C I Space, Mall I Space, H/C I Pass-through Areas, H/C-Mall I Common Areas, Mall I Pass-through Areas and Mall I Limited Common Areas for passage, ingress and

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egress and otherwise as reasonably necessary in connection with the construction described in the first sentence of paragraph 1 of Section A of this Article
VIII, provided that such easement shall be subject to (a) reasonable rules and regulations established by H/C I Owner and/or Mall I Owner, as applicable, from time to time and (b) clauses (a)-(c) of the first sentence, and the second sentence, of said paragraph 1.

      B. Venetian/Palazzo Inter-relationship and Cooperation.

            1. (a) As part of the construction of the Venetian, H/C I Owner included in the Venetian certain facilities (collectively, the "Shared Facilities") that are intended to be shared with H/C II Owner (and therefore were partly paid for by H/C II Owner). The Shared Facilities are described on Exhibit N attached hereto and made a part hereof.

               (b) Notwithstanding anything to the contrary in this Section B(1), no less than fifteen (15) days prior to the commencement of any shared use by H/C II Owner of any casino surveillance systems and/or casino counting room, H/C I Owner shall deliver to its Mortgagee a written plan (the "Shared Casino Facilities Plan") describing such shared use together with a written statement from an Independent Expert certifying that the Shared Casino Facilities Plan (A) satisfies the requirements of this Section B(1), (B) appropriately allocates costs to reflect the relative benefits derived from such shared use and (C) complies with all applicable Legal Requirements. Additionally, the Independent Expert shall certify that the terms of any documents to be entered into to memorialize the Shared Casino Facilities Plan are commercially reasonable and satisfy the requirements of this Section B(1). The Mortgagee of the H/C I Space may confer with H/C I Owner regarding the Shared Casino Facilities Plan prior to its implementation.

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               (c) Not less than six (6) months prior to the date set forth in a notice from H/C II Owner as the date on which the construction of the Phase II Hotel/Casino or the Phase II Mall will be substantially complete, the Parties shall commence negotiation of, and, not less than sixty (60) days prior to the date set forth in such notice, the Parties shall agree on, in each case in good faith and upon commercially reasonable terms, the following aspects of the Phase I Hotel/Casino, the Phase I Mall, the Phase II Hotel/Casino and the Phase II
Mall operations: (i) the admission of H/C II Owner and Mall II Owner as new Serviced Owners and the provision of heating, ventilating and air conditioning services to H/C II Owner and Mall II Owner, (ii) parking access easements by H/C II Owner with respect to the Phase II Automobile Parking Area, (iii) thematic elements in the Palazzo, (iv) the provision of advertising surfaces and spaces in the Phase II Mall for use by H/C II Owner and in the Phase II Hotel/Casino for use by Mall II Owner, (v) any revisions to the existing terms of Article X on which the Parties shall agree in good faith, (vi) arrangements for insurance for the Palazzo, including without limitation a provision for a blanket policy covering the Palazzo and the Venetian, which arrangements shall be negotiated in good faith and may or may not be the same as those set forth in Article X of this REA, (vii) the name of and any logos for the Phase II Mall, (viii) any revisions to Section 4(d) of Article XIV on which the Parties shall agree in good faith in order to avoid a situation that could or does jeopardize the business, reputation or gaming licenses of H/C I Owner, H/C II Owner or any of their Affiliates, provided that the same are reasonably capable of being complied with by Mall I Owner and Mall II Owner, (ix) the obligation of Mall II Owner to pay capital expenditures related to the Electric Substation and any consequent adjustment in the corresponding obligation of Mall I Owner

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agreed to by the Parties in good faith, (x) any revisions to Schedule II, including without limitation the section thereof pertaining to heating, ventilating and air conditioning services, that the Owners, acting in good faith, agree should be made in order to make the provisions thereof equitable (taking into account the original intent of the Parties), whether the outcome is a decrease or increase (or neither) in Mall I Owner's Share and/or Mall II Owner's Share, (xi) descriptions and/or depictions of the H/C-Mall II Common Areas, the H/C II Limited Common Areas, the Mall II Limited Common Areas, the H/C II Pass-through Common Areas, the Mall II Pass-through Common Areas and the Mall II H/C Exclusive Areas, (xii) any necessary clarifications of the responsibilities of the Parties with respect to the Phase I Common Areas, (xiii) the use of radio communications by Mall II Owner in connection with the Phase II Mall, (xiv) a revised mechanism for annual adjustments to account for inflation,
(xv) a revised description of the Phase II Land reflecting any required changes thereto, (xvi) the inclusion in the pertinent agreements of a provision stating that, in the event that H/C II Owner elects to exercise the remedy set forth in
Section 21.2(c) of the Phase II Mall Agreement, H/C II Owner and its Affiliates shall be permitted transferees of Mall I Owner's interest in the Phase I Mall and of any interest in Mall I Owner and shall be permitted to assume any financing related to the ownership of such an interest or to the ownership or operation of the Phase I Mall, (xvii) any necessary clarifications of the responsibilities of the Parties with respect to the Phase II Common Areas and (xviii) any other matters that would be of mutual benefit in owning and operating the Phase I Hotel/Casino, the Phase I Mall, the Phase II Hotel/Casino and the Phase II Mall (taking into account the original intent of the Parties) (collectively, "Shared Operations"). H/C I Owner, Mall I Owner, H/C II Owner, Mall II Owner and SECC

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                                                                             153

Owner shall enter into an amendment and restatement of this Agreement memorializing the terms of the Shared Operations (the "Fourth Amended and Restated REA"). If H/C I Owner, Mall I Owner, H/C II Owner, Mall II Owner and SECC Owner are not able to agree on the terms of clauses (i), (ii), (iii), (iv),
(vi), (vii), (ix), (xi), (xiii), (xvi), (xvii) or (xviii) above, the matter shall be referred to an Independent Expert in accordance with the provisions of
Section 16 of Article XIV. If H/C I Owner, Mall I Owner, H/C II Owner, Mall II Owner and SECC Owner are not able to agree on the terms of clauses (v), (viii),
(x), (xii), (xiv) or (xv), the matter shall not be referred to an Independent Expert in accordance with the provisions of Section 16 of Article XIV and shall be resolved in the manner set forth in this Agreement for disputes concerning the applicable subject matter, provided that the provisions of Article XV shall in no event apply (except to the extent that the terms of another article expressly provide that Article XV shall govern with respect to a specific matter).

      C. Other Covenants and Agreements.

            1. H/C I Owner shall not take any action under that certain Sands Resort Hotel & Casino Agreement dated as of February 18, 1997 by and between the County of Clark and Las Vegas Sands, Inc., which agreement, as amended by amendment dated September 16, 1997, is commonly referred to as the "Predevelopment Agreement," a copy of which is attached hereto and made a part hereof as Exhibit V, that could have a material adverse effect on any of the easements, rights or interests granted to SECC Owner or Mall I Owner hereunder and/or on the use, operation or enjoyment by SECC Owner of the SECC (or SECC Owner's business at the same) or Mall I Owner of the Phase I Mall (or Mall I Owner's business at the same).

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                                                                             154

            2. (a) In the event any mechanic's, materialmen's or similar lien is filed against the H/C I Space, the Mall I Space, the H/C II Space or the Mall II Space or any buildings or other improvements from time to time located on or in the H/C I Space, the Mall I Space, the H/C II Space or the Mall II Space and owned by H/C I Owner, Mall I Owner, H/C II Owner or Mall II Owner, as the case may be, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to or for the benefit of SECC Owner, the SECC Land, the SECC and/or any other improvements owned by SECC Owner, then SECC Owner shall take any and all actions necessary to cancel, discharge or bond or insure over such lien within thirty (30) days after notice to SECC Owner that such lien has been filed, and SECC Owner shall indemnify and hold H/C I Owner, Mall I Owner, H/C II Owner or Mall II Owner, as the case may be, and its Mortgagees harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof.

               (b) In the event any mechanic's, materialmen's or similar lien is filed against the SECC Land, the SECC, any other buildings or other improvements from time to time located on the SECC Land, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to, or for the benefit of, H/C I Owner, Mall I Owner, H/C II Owner and/or Mall II Owner, the H/C I Space, Mall I Space, H/C II Space and/or the Mall II Space and/or any buildings or other improvements owned by H/C I Owner, Mall I Owner, H/C II Owner and/or Mall II Owner, then H/C I Owner, Mall I Owner, H/C II Owner and/or Mall II Owner, as the case may be, shall take any and all actions necessary to cancel or discharge (by bonding or insuring over) such lien within

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                                                                             155

thirty (30) days after notice to H/C I Owner, Mall I Owner, H/C II Owner and/or Mall II Owner, as the case may be, that such lien has been filed, and H/C I Owner, Mall I Owner, H/C II Owner and/or Mall II Owner, as the case may be, shall indemnify and hold SECC Owner and its Mortgagees harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof.

               (c) In the event any mechanic's, materialmen's or similar lien is filed against the H/C I Space, the H/C II Space and/or the Mall II Space, any buildings or other improvements from time to time located on or in the H/C I Space, the H/C II Space and/or the Mall II Space and owned by H/C I Owner, H/C II Owner and/or Mall II Owner, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to or for the benefit of Mall I Owner, the Mall I Space, the Phase I Mall and/or any other improvements owned by Mall I Owner, then Mall I Owner shall take any and all actions necessary to cancel or discharge (by bonding or insuring over) such lien within thirty (30) days after notice to Mall I Owner that such lien has been filed, and Mall I Owner shall indemnify and hold H/C I Owner, H/C II Owner and/or Mall II Owner, as the case may be, and its/their Mortgagees harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof.

               (d) In the event any mechanic's, materialmen's or similar lien is filed against the Mall I Space, the H/C II Space and/or the Mall II Space, any buildings or other improvements from time to time located on or in the Mall I Space, the H/C II Space and/or the Mall II Space and owned by Mall I Owner, H/C II Owner and/or Mall II Owner,

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                                                                             156

which lien relates to work claimed to have been done for, or materials claimed to have been furnished to, or for the benefit of, H/C I Owner, the H/C I Space and/or any buildings or other improvements owned by H/C I Owner, then H/C I Owner shall take any and all actions necessary to cancel, discharge, bond or insure over such lien within thirty (30) days after notice to H/C I Owner that such lien has been filed, and H/C I Owner shall indemnify and hold Mall I Owner, H/C II Owner and/or Mall II Owner, as the case may be, and its/their Mortgagees harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof.

               (e) In the event any mechanic's, materialmen's or similar lien is filed against the H/C I Space, the H/C II Space and/or the Mall I Space, any buildings or other improvements from time to time located on or in the H/C I Space, the H/C II Space and/or the Mall I Space and owned by H/C I Owner, H/C II Owner and/or Mall I Owner, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to or for the benefit of Mall II Owner, the Mall II Space, the Phase II Mall and/or any other improvements owned by Mall II Owner, then Mall II Owner shall take any and all actions necessary to cancel, discharge or bond or insure over such lien within thirty
(30) days after notice to Mall II Owner that such lien has been filed, and Mall II Owner shall indemnify and hold H/C I Owner, H/C II Owner and/or Mall I Owner, as the case may be, and its/their Mortgagees harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof.

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               (f) In the event any mechanic's, materialmen's or similar lien is filed against the Mall I Space, the H/C I Space and/or the Mall II Space, any buildings or other improvements from time to time located on or in the Mall I Space, the H/C I Space and/or the Mall II Space and owned by Mall I Owner, H/C I Owner and/or Mall II Owner, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to, or for the benefit of, H/C II Owner, the H/C II Space and/or any buildings or other improvements owned by H/C II Owner, then H/C II Owner shall take any and all actions necessary to cancel, discharge or bond or insure over such lien within thirty (30) days after notice to H/C II Owner that such lien has been filed, and H/C II Owner shall indemnify and hold Mall I Owner, H/C I Owner and/or Mall II Owner, as the case may be, and its/their Mortgagees harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof.

               (g) If any of H/C I Owner, Mall I Owner, H/C II Owner, Mall II Owner or SECC Owner fails to discharge any such lien within the aforesaid periods, then, in addition to any other right or remedy of the affected Party, the affected Party or any of its Mortgagees (the "Discharging Party") may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in court or bonding. Any amount paid by the Discharging Party (including, without limitation, reasonable attorneys' fees, disbursements and other expenses) incurred in defending any such action, discharging said lien or in procuring the discharge of said lien, shall be repaid by the defaulting Party upon demand therefor, and all amounts so

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repayable shall be repaid with interest at the Interest Rate from the date of demand to the date of repayment.

      D. Phase I Mall and Phase II Mall Relations. No later than thirty (30) days prior to the opening of the Phase II Mall, Mall I Owner and Mall II Owner shall execute a construction, operation and reciprocal easement agreement (the "COREA") in substantially the form of Exhibit CC hereto.

                                   ARTICLE IX

                              RESTRICTIVE COVENANTS

               (a) H/C I Owner hereby agrees for the benefit of SECC Owner that H/C I Owner shall not (and shall not permit any other Person to) own, operate, lease, license or manage any building or other facility located in or on the H/C I Space that provides space for or to shows or expositions of the type generally held at the SECC (as such name may be changed from time to time), except in accordance with the provisions of Section 6.18 (New Facility) of the SECC Loan Agreement.

               (b) H/C II Owner hereby agrees for the benefit of SECC Owner and H/C I Owner that H/C II Owner shall not (and shall not permit any other Person to) own, operate, lease, license or manage any building or other facility located in or on the H/C II Space that provides space for or to shows or expositions of the type generally held at the SECC (as such name may be changed from time to time), except in accordance with the provisions of Section 6.18 (New Facility) of the SECC Loan Agreement.

               (c) Mall I Owner hereby agrees for the benefit of SECC Owner, H/C I Owner and H/C II Owner that Mall I Owner shall not (and shall not permit any other

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Person to) own, operate, lease, license or manage any building or other facility located in the Mall I Space that provides space for or to shows or expositions of the type generally held at the SECC (as such name may be changed from time to time), except in accordance with the provisions of Section 6.18 (New Facility) of the SECC Loan Agreement.

               (d) Mall II Owner hereby agrees for the benefit of SECC Owner, H/C I Owner and H/C II Owner that Mall II Owner shall not (and shall not permit any other Person to) own, operate, lease, license or manage any building or other facility located in the Mall II Space that provides space for or to shows or expositions of the type generally held at the SECC (as such name may be changed from time to time), except in accordance with the provisions of Section
6.18 (New Facility) of the SECC Loan Agreement.

               (e) The Parties acknowledge and confirm that the ownership, operation, leasing, licensing or managing of any meeting room or ballroom space (as opposed to exposition and trade show space or facilities) is not and shall not be a breach or violation of the provisions of this Article IX. The restrictions set forth herein are considered by the Parties to be reasonable for the purpose of protecting the respective owners of the SECC, the Phase I Hotel/Casino, the Phase I Mall, the Phase II Mall and the Phase II Hotel/Casino from time to time and its business thereat. However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the Parties that such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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                                                                             160

                                    ARTICLE X

                                    INSURANCE

            1. Obligations of SECC Owner; Adjustment of SECC Insurance Proceeds. Except with respect to an election by SECC Owner to carry blanket liability insurance in accordance with the provisions of Section 10, (i) at all times during the Term, SECC Owner shall obtain and maintain, and shall pay all premiums, in accordance with the requirements set forth in the SECC Loan Agreement, for insurance for SECC Owner and the SECC providing at least the coverages set forth therein, and (ii) all property insurance proceeds (including proceeds of business interruption insurance) with respect to the SECC shall be adjusted in accordance with the requirements set forth in the SECC Loan Agreement.

            2. Obligations of H/C I Owner and Mall I Owner. At all times during the Term, H/C I Owner shall obtain and maintain for the benefit of itself and Mall I Owner, and shall pay all premiums in accordance with Article VI for insurance for H/C I Owner and the Phase I Hotel/Casino and Mall I Owner and the Phase I Mall providing at least the following coverages:

            (A) From the date hereof,

                  (i) Commercial general liability insurance for the Venetian on an "occurrence" basis, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability, independent contractor's and personal injury, with no exclusions for explosion, collapse and underground perils, with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to property

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      resulting from any one occurrence and a $2,000,000 aggregate limit. The commercial general liability policy shall also include a severability of interest clause and will not exclude cross suits in the event more than one entity is a "named insured" under the liability policy. Deductibles and/or self-insured retention in excess of $500,000 shall be subject to review and approval by the Mortgagees of H/C I Owner and Mall I Owner, which approval shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino or the Phase I Mall, as applicable, would so approve and same would not have a Material Adverse Effect on such property, Owner or Mortgagee.

                  (ii) Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death.

                  (iii) Workers compensation insurance providing statutory benefits if Commercially Available (and if not Commercially Available then with a limit of not less than $10,000,000), and employer's liability or stop gap liability with a limit of not less than $1,000,000, covering loss resulting from injury, sickness, disability or death of the employees of H/C I Owner and Mall I Owner. H/C I Owner or Mall I Owner may self insure, in accordance with Nevada law, with a retention not greater than $1,000,000 per occurrence. Notwithstanding the

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                                                                             162

      foregoing or any other provision hereof, whenever Mall I Owner is not an Affiliate of H/C I Owner, Mall I Owner shall be responsible for obtaining and maintaining, at its sole cost and expense, its own workers compensation insurance meeting the requirements set forth in this paragraph.

                  (iv) "All risk" property insurance, as such term is used in the insurance industry, with flood and earthquake (including sinkhole and subsidence) and on an "agreed amount" (no co-insurance) loss limit basis and providing coverage for the Venetian, including removal of debris, insuring the buildings, structures, machinery, equipment, fixtures and other properties constituting a part of the Venetian in a minimum amount not less than the "maximum foreseeable loss" (as such term is used in the insurance industry, and as determined by the applicable insurance company or by an Independent insurance consultant selected by H/C I Owner and reasonably satisfactory to Mall I Owner) for the Venetian, and in any case subject to an annual limit of $100,000,000 for flood coverage and for earthquake coverage (with the exception of blanket coverage for the SECC in accordance with Section 10, in which case the combined limit shall not be less than $100,000,000 for flood coverage and $100,000,000 for earthquake coverage), but in no event in an amount less than the limit necessary to satisfy other contracts executed in connection with the Venetian. Such policy shall include a replacement cost endorsement with no deduction for depreciation, and, unless provided under the all risk policy, boiler and machinery coverage on a "comprehensive" basis including breakdown and repair with limits not less than the "maximum foreseeable loss" (as such term is used in the insurance industry, and as determined by the

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                                                                             163

      applicable insurance company or by an Independent insurance consultant selected by H/C I Owner and reasonably satisfactory to Mall I Owner and (if applicable) SECC Owner) for the insured objects. The policy/policies shall include increased cost of construction coverage, debris removal, and building ordinance coverage to pay for loss of "undamaged" property which may be required to be replaced due to enforcement of local, state, or federal ordinances subject to a sublimit of $10,000,000. All such policies may have deductibles of not greater than $1,000,000 per loss with the exception of earthquake and flood (5% of values at risk).

                  (v) H/C I Owner shall also maintain or cause to be maintained for the benefit of itself and Mall I Owner with respect to the Venetian business interruption insurance on an "all risk" basis, including boiler and machinery, in an amount equal to satisfy policy coinsurance conditions, but with limits not less than the equivalent to eighteen (18) months projected revenues less allowable insurance company deductions on a non-continuing basis; provided, however, that so long as H/C I Owner shall carry a combined property and business interruption policy (a "Combined Policy"), the limit required shall not be less than the equivalent to twelve (12) months projected revenues less allowable insurance company deductions on a non-continuing basis; provided further, however, that if H/C I Owner carries a Combined Policy, and the "maximum foreseeable loss" amount calculated by the applicable insurance company or an Independent insurance consultant pursuant to the first sentence of clause (iv) of this
      Section 2(A) included a calculation of business interruption loss, then said "maximum

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                                                                             164

      foreseeable loss" amount shall be the required limit for the "all-risk" insurance described by said first sentence and the business interruption insurance described by this sentence and the immediately succeeding sentence. Such coverage shall include a six (6) month indemnity period beyond the period covered by the business interruption insurance. The deductible or waiting period shall not exceed thirty (30) days. H/C I Owner and Mall I Owner shall also maintain or cause to be maintained (a) expediting or extra expense coverage in an amount not less than $2,500,000 and (b) with respect to the Venetian, contingent business interruption insurance, or equivalent coverage as respects the HVAC Plant and the SECC (unless the SECC shall be insured under the blanket policy contemplated in Section 10), in an amount not less than three (3) months gross revenues.

                  (vi) Umbrella/excess liability insurance of not less than $100,000,000 per occurrence and in the aggregate during construction and operations. Such coverages shall be on a per occurrence basis and over and above coverage provided by the policies described in subsections (i), (ii) and (with respect to stop gap or employer liability insurance only) (iii) above. If the policy or policies provided under this subsection (vi) contain(s) aggregate limits applying to operations other than operations of H/C I Owner, Mall I Owner or SECC Owner (if the provisions of Section
      10 shall be applicable), and such limits are diminished below $95,000,000 by any incident, occurrence, claim, settlement or judgment against such other operations which has caused the insurer to establish a reserve, H/C
      I Owner, Mall I Owner and SECC Owner (if the provisions of Section 10 shall be applicable), within five (5) business days after knowledge of such event, shall
      inform Trustee, and within ten (10) business days after request therefor by Trustee, H/C I Owner (for the benefit of itself and Mall I Owner) or SECC Owner (if the provisions of Section 10 shall be applicable), shall purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this subsection (vi) in an amount approved by the Mortgagees of H/C I Owner and Mall I Owner and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) of this Article X), which approval shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino or the Phase I Mall or SECC Owner (if it
      elects to maintain insurance in accordance with the provisions of Section 10(b) of this Article X), as applicable, would so consent and same would not have a Material Adverse Effect on such property, Owner or Mortgagee (and the Mortgagee of the SECC if the blanket policy contemplated in
      Section 10 shall be in effect); provided that in no event shall the amount of such insurance with respect to Trustee (and the Mortgagee of the SECC) exceed the maximum aggregate amount of such insurance required pursuant to the first sentence of this subsection (vi). In the event coverage is combined under one policy for H/C I Owner, Mall I Owner and SECC Owner in accordance with the provisions of Section 10, the umbrella/excess liability limit shall not be less than $125,000,000. In the event Mall I Owner elects to obtain umbrella/excess liability insurance on its own behalf in accordance with paragraph 3(d) of this Article X and umbrella/excess liability coverage is combined under one policy for H/C I Owner and SECC Owner in accordance with the
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                                                                             166

      provisions of Section 10, the umbrella/excess liability limit for the H/C I Owner/SECC Owner policy shall be not less than $100 million.

                  (vii) Aircraft liability, to the extent exposure exists, in an amount not less than $25,000,000 for all owned, non-owned and hired aircraft, fixed wing or rotary, used in connection with the operation of the Venetian.

                  (viii) H/C I Owner and Mall I Owner shall require in their Leases with Tenants, that all Tenants leasing space from H/C Owner or Mall I Owner in the Venetian procure and maintain during the terms of their Leases the following insurance coverages:

                  (a) full replacement cost coverage for all improvements and betterments installed by or on behalf of any Tenant and full replacement cost insurance for Tenants' personal property;

                  (b) business interruption insurance on an actual loss sustained basis for a minimum of twelve (12) months;

                  (c)   $1,000,000 commercial general liability insurance;

                  (d) automobile liability insurance for all owned, non-owned and hired vehicles with minimum limits of $1 million combined single limit;

                  (e) statutory workers compensation and employer's liability insurance in limits sufficient to meet the umbrella carrier's requirement;

                  (f) only if alcohol is served or sold in the applicable leased space, liquor legal liability insurance with a minimum limit of $1,000,000 each common cause/ occurrence; and

                  (g) umbrella/excess insurance of not less than $1 million if the applicable leased space is not for restaurant use and is less than 2,000 square feet and $10 million in all other cases, over and above the coverage described in clauses (c) - (f) of this paragraph (ix).

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                                                                             167

All such insurance, except for workers' compensation insurance, supplied by the parties shall be primary as respects insurance provided by H/C I Owner and Mall I Owner and shall waive rights of subrogation against H/C I Owner and Mall I Owner. All third party liability coverage maintained by Tenants and independent contractors engaged by an Owner shall add Trustee, H/C I Owner and Mall I Owner and SECC Owner and their respective Mortgagees as additional insureds. Each Tenant shall supply satisfactory evidence of insurance to H/C I Owner and Mall I Owner and Trustee and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof).

            3. General Conditions.

               (a) All insurance required under this Agreement to be carried by H/C I Owner, Mall I Owner and SECC Owner (if the provisions of Section 10 shall be applicable) shall (1) except to the extent paragraph 3(b) below of this
Article X applies, be effected under valid and enforceable policies acceptable in form and substance to Trustee and shall name Trustee, H/C I Owner, Mall I Owner, SECC Owner and each of their respective Mortgagees as additional insureds, as their interests may appear; and (2) be issued by insurers rated "A-" or better with a minimum size rating of "VIII" by Best's Insurance Guide and Key Ratings ("Best's") (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best's shall no longer be published).

               (b) All property, boiler & machinery and business interruption insurance coverage shall be on such form as shall be approved by the Mortgagees of H/C I Owner, Mall I Owner and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof), which approval shall not be unreasonably

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                                                                             168

withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino or the Phase I Mall, as applicable, would so consent and same would not have a Material Adverse Effect on such property, Owner or Mortgagee.

               (c) H/C I Owner and/or Mall I Owner shall submit certified copies of all policies received pursuant to the requirements of this Article X, for review and approval to the Mortgagees of H/C I Owner, Mall I Owner and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof), which approval shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino, the Phase I Mall or SECC, as applicable, would so approve and same would not have a Material Adverse Effect on such property, Owner or Mortgagee. Notwithstanding the foregoing, to the extent any Owner believes, in its good faith judgment, that such submission of such policies would disclose confidential or proprietary information of itself and/or any of its Affiliates, such Owner may instead submit certificates evidencing such policies, provided that if any other Owner or any Mortgagee reasonably believes that the information contained in such certificates does not fully demonstrate that such Owner is maintaining insurance in compliance with the requirements of this
Article X, such Owner shall submit redacted portions of such policies to the extent necessary to demonstrate such compliance.

               (d) Notwithstanding anything herein contained, Mall I Owner may elect by notice to H/C I Owner to obtain on its own behalf any of the required insurance coverages set forth in this Article X, in which event (i) each such Owner shall pay for its own such insurance and the cost thereof shall not be shared, (ii) Mall I Owner shall provide H/C I Owner and its Mortgagees, upon request and in all events not less than once every 12 months, with reasonably satisfactory evidence of such coverage and
(iii) each such Owner (and SECC Owner if it elects to maintain insurance in accordance with the provisions of Section 10 of this Article X) shall promptly agree on the appropriate insurance requirements for Mall I Owner on the one hand, and H/C I Owner (and SECC Owner, if applicable) on the other hand, such that the insurance coverage provided by the separate policies maintained by each is substantially equivalent to the coverage that would have been required to be maintained by H/C I Owner for the benefit of itself (and SECC Owner if applicable) and Mall I Owner if Mall I Owner had not made such election. If the parties cannot so agree, then the matter shall be resolved by an Independent insurance consultant selected by H/C I Owner and reasonably satisfactory to Mall I Owner.

            4. Named Insureds.

               (a) All liability policies where Trustee and/or the Mortgagee of the SECC have an insurable interest shall insure the interests of the Mortgagees of the Phase I Hotel/Casino, the Phase I Mall and the SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof) as well as H/C I Owner, Mall I Owner and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof) and shall name Trustee and such Mortgagees and the Mortgagee of the SECC as additional insureds (unless Trustee and the Mortgagee of the SECC are named insureds under the policy). All policies covering real or personal property or business interruption shall name Trustee with respect to the Phase I Hotel/Casino and the Phase I Mall and the Mortgagee of the SECC with respect to the SECC as additional insured (in the case of the Mortgagee of the SECC only) and First Loss Payee/Mortgagee in accordance with CP12 18 (06/95) or equivalent Lender's Loss Payable

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                                                                             170

Endorsement, and shall provide that any payment thereunder for any loss or damage with respect to the Venetian shall be made to Trustee or with respect to the SECC to the Mortgagee of the SECC as their interests may appear. In the event the interests of more than one Owner are insured under a blanket policy, each of Trustee and the Mortgagee of the SECC shall be named as Loss Payee/Mortgagee as set forth above and shall be protected to the extent of its interest, having available the values declared under the blanket policy for its security. In the event the HVAC Plant is insured under a blanket policy with the Phase I Casino/Hotel and the Phase I Mall, such blanket policy may contain loss payee provisions in favor of the owner of the HVAC Plant.

               (b) Each policy required to be maintained under this Article X shall provide that such insurance may not be canceled, terminated or materially changed for any reason whatsoever, unless the insurance carrier delivers thirty
(30) days (or ten (10) days in connection with a notice of nonpayment of premium) notice of such cancellation, termination or material change to the respective Mortgagees of the Phase I Hotel/Casino, the Phase I Mall and the SECC as well as H/C I Owner, Mall I Owner, SECC Owner and Trustee.

            5. Trustee's Rights to Adjust Losses. In case of any Casualty with respect to the Phase I Hotel/Casino and/or Phase I Mall (or any portion thereof), H/C I Owner, Mall I Owner and Trustee shall jointly settle, compromise and adjust any claim; provided that, with respect to any loss not in excess of $1,500,000 (as set forth in the applicable certificate prepared by an Independent Expert), H/C I Owner and/or Mall I Owner, as the case may be, may agree with the insurance company or companies on the amount to be paid upon the loss without obtaining the consent of Trustee, Trustee shall pay

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                                                                             171

over to H/C I Owner and/or Mall I Owner, as the case may be, the applicable insurance proceeds upon receipt therefor by Trustee and H/C I Owner and/or Mall I Owner, as applicable, shall use such insurance proceeds to perform a restoration in accordance with the provisions of Article XI; provided further that, if, at the time of any Casualty, or at any time during the settlement, compromise or adjustment process with respect to any Casualty, an event of default under any affected Mortgagee's loan documents shall exist, then Trustee shall not be required to pay over the applicable insurance proceeds to H/C I Owner and/or Mall I Owner, as the case may be, Trustee (acting in accordance with the written directions of such affected Mortgagee(s)) may settle, compromise and/or adjust any claim, as it sees fit in its sole discretion, without the participation or consent of H/C I Owner and/or Mall I Owner, as the case may be, and the insurance proceeds shall be applied in accordance with the provisions of Article XI hereof. Furthermore, if any claim shall not have been settled, compromised or adjusted or the applicable insurance proceeds shall not have been paid to Trustee, in any case, within thirty-six (36) months after the Casualty in question occurred or such additional time as may be reasonably necessary given the circumstances, then Trustee (acting in accordance with the written directions of any affected Mortgagee(s)), may settle, compromise and/or adjust such claim, as it sees fit in its sole discretion, without the participation or consent of H/C I Owner and/or Mall I Owner, as the case may be, and the insurance proceeds shall be applied in accordance with the provisions of
Article XI hereof. Wherever this document refers to the Trustee adjusting, settling or compromising, the Trustee shall do so at the direction of the affected Mortgagee(s); if the affected Mortgagees cannot agree as to any decision regarding any

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                                                                             172

actual or proposed adjustment, settlement or compromise within sixty (60) days, then the decision in question shall be made by an Independent Expert selected by such Mortgagees.

            6. Mortgagee's Right to Cure. On or before December 30th of each year during the Term or upon request (but not more than once in any twelve (12) month period), H/C I Owner shall furnish to Trustee and each other Owner, with a copy for each Mortgagee, a certificate signed by an officer of H/C I Owner or an authorized insurance representative of H/C I Owner, showing the insurance then maintained by or on behalf of H/C I Owner under this Article X and stating that such insurance complies in all material aspects with the terms hereof, together with a statement from the applicable insurance companies of the premiums then due, if any. If at any time the insurance required under this Article X shall be reduced or cease to be maintained, then (without limiting the rights of Trustee and/or any Mortgagee hereunder in respect of any event of default which arises as a result of such failure), Trustee at the direction of the Mortgagees of the H/C I Space and the Mall I Space and/or the Mortgagee of the SECC (if the SECC Owner elects to maintain insurance in accordance with the provisions of Section 10(b) hereof) may, but shall not be obligated to, maintain the insurance required hereby and, in such event, H/C I Owner or SECC Owner, as the case may be, shall reimburse the Mortgagee of the H/C I Space and/or the Mall I Space and/or the Mortgagee of the SECC upon demand for the cost thereof together with interest thereon at the Interest Rate.

            7. Insurance not Commercially Available. If any insurance (including the limits, coverages, coinsurance waiver or deductibles thereof) required to be maintained under this Article X by H/C I Owner and Mall I Owner, other than insurance required to be maintained by law, shall not be Commercially Available, H/C I Owner, Mall I Owner and

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                                                                             173

their respective Mortgagees shall not unreasonably withhold their consent to waive such requirement to the extent maintenance thereof is not so available; provided (i) H/C I Owner and/or Mall I Owner shall first request any such waiver in writing, which request shall be accompanied by written reports in form and content and prepared by an Independent insurance advisor of recognized national standing reasonably acceptable to Trustee certifying that such insurance is not reasonably available (e.g. obtainable in the insurance marketplace at costs not to exceed 150% of the amount of the prior premiums) and commercially feasible in the commercial insurance market for property of a similar type (collectively, "Commercially Available") (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and setting forth the basis for such conclusions, (ii) at any time after the granting of any such waiver, H/C I Owner and/or Mall I Owner shall furnish to Trustee within fifteen (15) days after Trustee's request, updates of the prior reports reasonably acceptable to Trustee from such insurance advisor reaffirming such conclusion, and (iii) any such waiver shall be effective only so long as such insurance shall not be Commercially Available, it being understood that the failure of H/C I Owner and/or Mall I Owner to timely furnish any such updated report shall be conclusive evidence that such waiver is no longer effective. Notwithstanding anything to the contrary set forth in this Article X, any failure to maintain insurance coverage in accordance with any provision of this
Article X due to such insurance being commercially unavailable shall not constitute a default hereunder and H/C I Owner, Mall I Owner and SECC Owner (if the provisions of Section 10(b) shall apply) shall be in full compliance with such provisions so long as such Owner has complied with the provisions of this
Section 7.

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                                                                             174

            8. Policies on "claims-made" basis. If any policy is written on a "claims-made" basis and such policy is not to be renewed or the retroactive date of such policy is to be changed, H/C I Owner, Mall I Owner or SECC Owner, as the case may be, shall obtain prior to the expiration date or date change of such policy the broadest basic and supplemental extended reporting period coverage reasonably available in the commercial insurance market for each such policy and shall promptly provide Trustee and/or the Mortgagee of the SECC, as the case may be, with proof that such coverage has been obtained.

            9. Insurance Requirements Review. On or before the third (3rd) anniversary of the Commencement Date and on each succeeding three (3) year anniversary thereof, H/C I Owner, Mall I Owner and SECC Owner (if SECC Owner shall elect to maintain insurance in accordance with the provisions of Section 10(b) hereof) (in consultation with the Trustee) shall designate an Independent insurance consultant who shall review the insurance requirements of the Venetian and prepare a report (the "Insurance Report") setting out its recommendations relating to insurance coverage for the Venetian for the following three (3) years. H/C I Owner shall submit the Insurance Report to H/C I Owner's and Mall I Owner's respective Mortgagees, which, upon approval by H/C I Owner, Mall I Owner and SECC Owner (if SECC Owner shall elect to maintain insurance in accordance with the provisions of Section 10(b) hereof) and their respective Mortgagees (which approval shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino or the Phase I Mall, as applicable, would so consent and same would not have a Material Adverse Effect on such property, Owner or Mortgagee) shall, to the extent the recommendations differ

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from the requirements set forth in this Article X, amend and supersede the applicable provisions of this Article X.

            10. SECC Blanket Policy. SECC Owner may maintain property and/or liability insurance coverage with respect to the SECC under a combined policy with H/C I Owner and Mall I Owner, subject to and in accordance with the requirements of this Article X.

            11. Mutual Release; Waiver of Subrogation. Each Party hereby releases and waives for itself, and to the extent legally possible for it to do so, on behalf of its insurer, each of the other Parties and their officers, directors, agents, members, partners, servants and employees from liability for any loss or damage to any or all property (including any resulting loss of time element including business interruption, rents or extra expense) located in or on the H/C I Space, the H/C II Space, the Mall I Space, the Mall II Space, the SECC Land and/or any improvements located in or on any of the foregoing, which loss or damage is of the type said Party is required to insure against by this
Article X, irrespective of any negligence on the part of the released Party which may have contributed to or caused such loss or damage. Each Party covenants that it will, if generally available in the insurance industry, obtain for the benefit of each such released Party a waiver of any right of subrogation which the insurer of such Party may acquire against any such Party by virtue of the payment of any such loss covered by such insurance.

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            12. Insurance Proceeds Held in Trust.

               (a) H/C I Owner and Mall I Owner each covenant that with respect to all property insurance required to be maintained under this Article X (including without limitation under Sections 2(A)(iv), (v) or (vi), 2(B)(iv) or
(v) or 3(d)), that each policy shall expressly provide that from and after the date hereof, all insurance proceeds shall be paid to the Trustee to be held in trust for the benefit of the Mortgagees and, subject to the provisions of
Section 13 and Section 1 of Article XI, paid over by Trustee to H/C I Owner and/or Mall I Owner, as the case may be, to be applied to restoration of the Casualty in question in accordance with the provisions of Article XI; provided that in case of any single loss which exceeds $1,500,000, or losses which exceed $6,000,000 in the aggregate, during any consecutive twelve (12) month period, the amount of any such claim(s) shall be jointly compromised, settled or adjusted by H/C I Owner, Mall I Owner and the Trustee at the direction of the affected Mortgagee(s). If the affected Mortgagees cannot agree on the amounts of such adjustment within sixty (60) days, such amounts shall be determined by an Independent Expert in accordance with the provisions of Section 16 of Article XIV.

               (b) Subject to the provisions of Section 13 of this Article X, all proceeds of such insurance (excluding the proceeds of any rental value, or use and occupancy insurance) shall be used with all reasonable diligence by the Party entitled to such proceeds under the provisions of this Agreement for rebuilding, repairing or otherwise reconstructing the same, to the extent required pursuant to the provisions of Article XI hereof.

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                                                                             177

               (c) Payment of the proceeds shall be made by the Trustee to the Party entitled to such proceeds, or, at such Party's direction, to its contractor or contractors, as follows:

                  (i) At the end of each month, or from time to time, as reasonably requested by H/C I Owner and/or Mall I Owner, against the Party's Independent Architect's certificate in form and content reasonably satisfactory or the affected Mortgagee, an amount which shall be that proportion of the total amount held in trust which 90% (or such greater amount as may be reasonably agreed to by the affected Owner(s) and their Mortgagees) of the payments to be made to the contractors or materialmen for work done, material supplied and services rendered during each month or other period bears to the total contract price; provided that at the time of any such progress payment (a) there are no liens against the property by reason of such work which have not been bonded or insured over, and (b) to the extent the aggregate amount of any insurance proceeds shall be less than the amount necessary to restore the affected property, the Party entitled to such proceeds has paid such deficiency out of other funds.

                  (ii) At the completion of the work, the balance of such proceeds required to complete the payment of such work shall be paid to the Party entitled to such proceeds, or its contractor or contractors, provided that at the time of such payment (a) there are no liens against the property by reason of such work which have not been bonded or insured over, and with respect to the time of payment of any balance remaining to be paid at the completion of the work the period within which a lien may be filed has expired, or proof has been submitted

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                                                                             178

            that all costs of work theretofore incurred have been paid, and (b) the Party's Independent Architect shall certify in a certificate, the form and content of which is reasonably satisfactory to the affected Mortgagee, that all required work is completed and proper and of a quality and class of the original work and in accordance with the Plans.

               (d) Any insurance proceeds not required to rebuild under Article XI hereof, shall be paid by the Trustee to the Party entitled to such excess proceeds, or its Mortgagee, as their interests may appear.

            13. Mortgagee Consent to Release of Proceeds. If all or any material portion of the Phase I Hotel/Casino, the Phase I Mall or the SECC shall be damaged or destroyed in whole or in part by fire or other casualty (each, a "Casualty") the Owner of the property incurring the loss shall notify all Mortgagee(s) within ten (10) Business Days of the occurrence of such Casualty. Each affected Mortgagee shall permit insurance proceeds with respect to any Casualty to be applied to restoration of buildings and/or other improvements on or in the affected Lot in accordance with the provisions of this Article X, provided that such affected Mortgagee shall have received on or before ninety
(90) days after the date of the Casualty in question a certificate from an Independent Expert certifying that (x) such Casualty can be restored within three (3) years after the date of delivery of such certificate and (y) the amount of insurance proceeds payable in connection with such Casualty (together with any other funds committed by the affected Owners to be applied to such restoration) shall be sufficient to finance the anticipated cost (including scheduled debt service payments through the anticipated date of completion of the restoration) of such restoration as set forth in such certificate. If the condition set forth in

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the preceding (x) or the condition set forth in the preceding clause (y) cannot be satisfied with respect to a particular Lot, any affected Mortgagee shall be paid its equitable share (subject to Section 16 of this Article X) as determined by the Independent Expert of insurance proceeds to be applied in accordance with the provisions of its Mortgage.

            14. Terrorism Insurance Proceeds.

               (a) Notwithstanding anything to the contrary contained herein (but subject in all events to the provisions of Section 15 of this Article X), any insurance proceeds (including proceeds in connection with "business interruption" or similar coverage) payable in connection with a Casualty that is the result of a terrorist act affecting all or any portion of the Phase I Mall, the Phase I Hotel/Casino or the SECC shall be allocated equitably across each of such properties in accordance with the damages suffered by each of the Phase I Mall, the Phase I Hotel/Casino and the SECC; provided, however, that, Trustee shall distribute such proceeds (a) first, to the Mortgagee of Mall I Owner, in an amount equal to the lesser of (i) $120,000,000, (ii) the then-outstanding aggregate principal amount of indebtedness owed to Mall I Owner's Mortgagees,
(iii) the sum of (x) the cost of restoring the Phase I Mall and (y) rental income lost by Mall I Owner as a result of such Casualty, to the extent such lost income is covered by the applicable insurance policy or policies and (iv) the total amount of such insurance proceeds, and (b) second, to the Mortgagee of SECC Owner, in an amount at least equal to the lesser of (i) $141,000,000, (ii) the then-outstanding aggregate principal amount of indebtedness owed to SECC Owner's Mortgagees, (iii) the sum of (x) the cost of restoring the SECC and (y) income lost by SECC Owner as a result of such casualty, to the extent such lost

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                                                                             180

income is covered by the applicable insurance policy or policies and (iv) the total amount of such proceeds.

               (b) The obligation of the Mortgagees of each of Mall I Owner, H/C I Owner and SECC Owner to restore after a Casualty shall be governed by Section 13 of this Article X and by Article XI.

            15. Insurance Coverage for the Benefit of a Single Owner (and its Mortgagees).

               (a) The Parties acknowledge and confirm that nothing in this
Article X or any other provision of this Agreement is meant to prohibit or restrict any Owner (for purposes of this Section 15, a "Purchasing Owner") from obtaining and maintaining, at its sole cost and expense (subject to paragraph
(c) of this Section 15), (i) insurance coverage that is in addition (in amount and/or type) to the insurance coverage required to be obtained and maintained under this Article X and (ii) "credit wrap" coverage for such Owner's share of the proceeds of an insurance policy required to be maintained under this Article X (any insurance coverage by the foregoing clauses (i) and (ii), "Additional Coverage"); provided, however, that no Owner shall have such right to the extent any desired Additional Coverage adversely affects in any way the ability of the other Owners to either maintain the insurance coverage required under this
Article X or collect proceeds with respect thereto, unless the adversely affected Owners and their Mortgagees consent thereto. Additional Coverage may be in the form of an increase in the limit on any insurance coverage required to be maintained under the preceding provisions of this Article X.
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                                                                             181

               (b) The other Owners shall cooperate in good faith with the efforts by a Purchasing Owner to purchase Additional Coverage, such cooperation to include, without limitation, increasing (at the Purchasing Owner's sole cost and expense) the coverage limit on any insurance required to be maintained under the preceding provisions of this Article X and/or allowing itself to be a named insured or additional insured on such policy if necessary for the Purchasing Owner to obtain the desired coverage. As an illustration of the foregoing, on May 17, 2004, Mall I Owner elected to purchase Additional Coverage by purchasing, on top of the "all-risk" property and business interruption insurance maintained by H/C I Owner pursuant to paragraphs (iv) and (v) of
Section 2(A) of this Article X, "all-risk" property and business interruption insurance covering the Venetian with a limit of $300 million, and H/C I Owner will be a named insured on such Additional Coverage. If, pursuant to the foregoing, any non-Purchasing Owner is a named or additional insured with respect to any Additional Coverage (including, without limitation, the Additional Coverage described in the preceding sentence), and as a result receives any insurance proceeds or is a payee on a check from the applicable insurance company, such Owner shall turn over such proceeds to the Purchasing Owner's Mortgagee (or to Purchasing Owner if there is no such Mortgagee), shall endorse over such check to Purchasing Owner's Mortgagee (or to Purchasing Owner if there is no such Mortgagee), and/or shall take all other action necessary to cause all of the applicable proceeds to be paid to Purchasing Owner's Mortgagee (or to Purchasing Owner if there is no such Mortgagee). All reasonable out-of-pocket costs and expenses incurred by a non-Purchasing Owner pursuant to this paragraph 15(b) shall be paid for by the Purchasing Owner.

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                                                                             182

               (c) Notwithstanding the foregoing or any other provision hereof, if the aggregate limit on the "all-risk" property insurance and business interruption insurance maintained by H/C I Owner pursuant to the first sentence of paragraph (iv), and the first two sentences of paragraph (v), of Section 2(A) of this Article X is at any time less than one billion dollars ($1,000,000,000) (as said amount shall be appropriately reduced if at the time SECC Owner is maintaining its own "all risk" property and/or business interruption insurance rather than maintaining such insurance under a combined policy in accordance with Section 10 of this Article X; said amount, as the same may be so appropriately reduced, the "Base Amount") and Mall I Owner and/or SECC Owner elect to get Additional Coverage of the type described in the second sentence of paragraph (b) of this Section 15, then (i) each of H/C I Owner, Mall I Owner and (if applicable) SECC Owner shall, except with respect to such Additional Coverage that increases such limit to an amount in excess of the Base Amount, pay its Insurance Share of such Additional Coverage as if such Additional Coverage was part of the insurance coverage required to be maintained by H/C I Owner pursuant to said sentences of paragraphs (iv) and (v) of Section 2(A) of this Article X and (ii) all proceeds of such Additional Coverage shall, except with respect to such Additional Coverage that increases such limit to an amount in excess of the Base Amount, be allocated as if it had been obtained by H/C I Owner pursuant to said first sentence of paragraph (iv), and said first two sentences of paragraph (v), of Section 2(A) of this Article X.

               (d) The coverage and other requirements, and the rules governing settlement, payment and use of proceeds, set forth in Sections 1 through 14 and 16 of this Article X shall not apply with respect to any Additional Coverage. All

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Additional Coverage and all proceeds with respect thereto shall solely be for the benefit of the Purchasing Owner and its Mortgagees and in the event that the Trustee shall receive proceeds relating to any Additional Coverage, such amount shall be promptly paid over as the Purchasing Owner's Mortgagee shall direct or (if there is no such Mortgagee) as the Purchasing Owner shall direct. Notwithstanding the foregoing, to the extent the proceeds payable under any Additional Coverage are in excess of the loss suffered by the Purchasing Owner, such excess proceeds shall (after payment to Purchasing Owner or its Mortgagees of proceeds equal to the amount of the loss) be equitably allocated to the other Owners in accordance with the respective losses suffered by each.

               (e) Any Purchasing Owner that acquires Additional Coverage shall give each other Owner written notice of such fact, which notice shall designate specified insurance policies or portions thereof as Additional Coverage obtained pursuant to this Section 15 and shall be accompanied by either a copy of the applicable policy or a copy of a certificate of insurance evidencing such policy. Upon receipt of any such notice from a Purchasing Owner, each other Owner shall promptly send Purchasing Owner a written acknowledgement and confirmation that the applicable insurance coverage is Additional Coverage of such Purchasing Owner.

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                                                                             184

            16. Allocation of Proceeds. If there is a "total loss" with respect to any property covered by a property insurance policy maintained under this
Article X (excluding Section 15 above), each of Mall I Owner's, H/C I Owner's and (if applicable) SECC Owner's percentage share of the proceeds payable under such policy shall, subject to the clauses (a) and (b) of Section 14(a) of this
Article X, be equal to such Owner's Insurance Share with respect to the premiums therefor.

                                   ARTICLE XI

                 DAMAGE OR DESTRUCTION BY FIRE OR OTHER CASUALTY

            1. H/C I Owner, Mall I Owner, H/C II Owner, Mall II Owner and SECC Owner agree for the benefit of each other that, in case of loss or damage with respect to all or any material portion of the Phase I Mall, the Phase I Hotel/Casino, Phase II Mall, the Phase II Hotel/Casino or the SECC or any part thereof by Casualty, the Owner of the affected space will promptly give written notice thereof to the other Parties. In the event of such Casualty:

               (a) Phase I Mall; Phase II Mall. Mall I Owner, whether or not the insurance proceeds made available in connection therewith shall be sufficient for such purpose, shall, in accordance with the further provisions of this
Article XI, repair the Phase I Mall with due diligence at its sole cost and expense as nearly as reasonably possible to its condition and aesthetic appeal immediately prior to such Casualty. Notwithstanding the foregoing, Mall I Owner may elect to make changes in the Phase I Mall in connection with such repair. All repairs undertaken by Mall I Owner pursuant to

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                                                                             185

this subsection (a) (including any changes Mall I Owner makes in connection with any such repairs) shall be performed in accordance with Sections A(7) through A(10) of Article V, as well as the further provisions of this Article XI. In the event of a Casualty affecting both the Phase I Mall and the Phase I Hotel/Casino, Mall I Owner's obligations hereunder shall be subject to completion by H/C I Owner of restoration of those portions of the Venetian Building Core and Shell necessary to be restored in order for Mall I Owner to fulfill its restoration obligations under this subsection (a). Mall II Owner, whether or not the insurance proceeds made available in connection therewith shall be sufficient for such purpose, shall, in accordance with the further provisions of this Article XI, repair the Phase II Mall with due diligence at its sole cost and expense as nearly as reasonably possible to its condition and aesthetic appeal immediately prior to such Casualty. Notwithstanding the foregoing, Mall II Owner may elect to make changes in the Phase II Mall in connection with such repair. All repairs undertaken by Mall II Owner pursuant to this subsection (a) (including any changes Mall II Owner makes in connection with any such repairs) shall be performed in accordance with Sections B(7) through B(10) of Article V, as well as the further provisions of this Article
XI. In the event of a Casualty affecting both the Phase II Mall and the Phase II Hotel/Casino, Mall II Owner's obligations hereunder shall be subject to completion by H/C II Owner of restoration of those portions of the Palazzo Building Core and Shell necessary to be restored in order for Mall II Owner to fulfill its restoration obligations under this subsection (a).

               (b) Phase I Hotel/Casino; Phase II Hotel/Casino. H/C I Owner, whether or not the insurance proceeds made available in connection therewith shall be sufficient for such purpose shall, in accordance with the further provisions of this

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                                                                             186

Article XI, repair the Phase I Hotel/Casino with due diligence at its sole cost and expense as nearly as reasonably possible to its condition and aesthetic appeal immediately prior to such Casualty. All repairs undertaken by H/C I Owner pursuant to this subsection (b) (including any changes H/C I Owner makes in connection with any such repairs) shall be performed in accordance with Sections A(7) through A(10) of Article V and the further provisions of this Article XI. H/C II Owner, whether or not the insurance proceeds made available in connection therewith shall be sufficient for such purpose shall, in accordance with the further provisions of this Article XI, repair the Phase II Hotel/Casino with due diligence at its sole cost and expense as nearly as reasonably possible to its condition and aesthetic appeal immediately prior to such Casualty. All repairs undertaken by H/C II Owner pursuant to this subsection (b) (including any changes H/C II Owner makes in connection with any such repairs) shall be performed in accordance with Sections B(7) through B(10) of Article V and the further provisions of this Article XI.

               (c) Casualty Affecting Both the Phase I Hotel/Casino and the Phase I Mall or Both the Phase II Hotel/Casino and the Phase II Mall. If a Casualty shall damage all or any part of both the Phase I Hotel/Casino and the Phase I Mall, H/C I Owner and Mall I Owner shall consult with each other and one or more Independent Experts and reasonably agree as to (i) the cost, and property and business interruption insurance, allocation between themselves and method of payment for the proposed restoration, (ii) the time required to effect such restoration, and (iii) the Party who shall perform such restoration. If a Casualty shall damage all or any part of both the Phase II Hotel/Casino and the Phase II Mall, H/C II Owner and Mall II Owner shall consult with each other and one or more Independent Experts and reasonably agree as to (i) the cost, and property and

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                                                                             187

business interruption insurance, allocation between themselves and method of payment for the proposed restoration, (ii) the time required to effect such restoration, and (iii) the Party who shall perform such restoration. Notwithstanding the foregoing, with respect to any casualty involving a loss of greater than $1,500,000 (or multiple losses in any consecutive twelve (12) month period in excess of $6,000,000), such agreement shall be made with the approval of the affected Mortgagee(s) which approval shall not be unreasonably withheld, conditioned or delayed; and if all affected Parties and Mortgagee(s) do not agree within sixty (60) days after receipt of insurance proceeds, as determined by an Independent Expert. If such Parties shall be unable to reach agreement within thirty (30) days of the date of such Casualty, any of such Parties may enforce its rights by arbitration pursuant to Article XV. All repairs undertaken by any Party pursuant to this subsection (c) (including any changes such Party makes in connection with any such repairs) shall be performed in accordance with Sections A(7) through A(10) or B(7) through B(10), as applicable, of Article V and the further provisions of this Article XI. All business interruption insurance, allocated as aforesaid as among the Owners, shall be paid over to the affected Mortgagee(s) to be applied in accordance with the provisions of their Mortgages.

               (d) H/C I Owner and Mall I Owner shall cooperate in good faith to coordinate the work performed by or for each pursuant to the foregoing subsections (a), (b) and (c). H/C II Owner and Mall II Owner shall cooperate in good faith to coordinate the work performed by or for each pursuant to the foregoing subsections (a), (b) and (c). If a Casualty shall damage both the Venetian and the Palazzo, all of the affected Owners shall cooperate in good faith to coordinate any restoration.

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                                                                             188

               (e) SECC. SECC Owner, whether or not the insurance proceeds made available in connection therewith shall be sufficient for such purpose shall, in accordance with the further provisions of this Article XI, repair the SECC with due diligence at its sole cost and expense as nearly as reasonably possible to its condition and aesthetic appeal immediately prior to such Casualty. All repairs undertaken by SECC Owner pursuant to this subsection (e) (including any changes SECC Owner makes in connection with any such repairs) shall be performed in accordance with Sections 7 through 10 of Article V and the further provisions of this Article XI.

            2. Cost of Restoration; Uninsured Losses.

               (a) The cost of restoration of any Casualty affecting the Phase I Hotel/Casino, the Phase I Mall, the Phase II Hotel/Casino or the Phase II Mall shall be paid first out of available insurance proceeds with respect to such property. To the extent the amount of such insurance proceeds shall be less than the amount necessary to restore the affected Lot(s) (the "Insurance Proceeds Shortfall"), the covered Parties shall reasonably agree on the amount of each Party's contribution (each, an "Insurance Shortfall Contribution") towards the Insurance Proceeds Shortfall. If such Parties shall be unable to reach agreement within thirty (30) days of the date of such Casualty, any of such Parties may enforce its rights to arbitration pursuant to Article XV. Each Party's Insurance Shortfall Contribution shall be payable on demand to Trustee or Phase II Trustee, as the case may be, and shall become a lien on the applicable Owner's Lot, subject to the provisions of Section 10 of Article XIV.

               (b) If a Casualty which is not covered by an insurance policy required to be maintained in accordance with the provisions of Article X (each, an

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                                                                             189

"Uninsured Loss") shall occur, the affected Parties shall reasonably agree on the amount of each such Party's contribution (each, an "Uninsured Loss Contribution") towards the cost to restore the property affected by such Uninsured Loss, subject to the following Mortgagee consent rights:

                  (i) With respect to an aggregate Uninsured Loss which is less than $1,500,000.00, no Mortgagee's consent shall be required;

                  (ii) With respect to an aggregate Uninsured Loss which is equal to or greater than $1,500,000.00, the consent of all affected Mortgagees (other than any Mortgagee that is an Affiliate of any Owner) shall be required.

            Notwithstanding anything to the contrary contained herein, after the occurrence of any Casualty or upon notice from a Taking Authority of a contemplated Taking, if an event of default shall occur and be continuing under any affected Mortgagee's loan documents, then such Mortgagee shall be entitled to make all decisions and take all actions that the Owner that is a party to such loan document would be entitled to make under this Article XI or under
Article XII (and such Owner shall not have the right to make any such decisions or take such actions).

                                   ARTICLE XII

                                  CONDEMNATION

            1. Taking of Mall I Space or Mall II Space.

               (a) If less than substantially all of the Mall I Space and/or the Phase I Mall is permanently taken by any public or quasi-public authority, or private entity or individual (each, a "Taking Authority") having the power of condemnation, under any

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                                                                             190

statute or by right of eminent domain or purchased under threat or in lieu of such taking (collectively, a "Taking"), then Mall I Owner shall promptly restore the Phase I Mall as nearly as reasonably possible to its condition and aesthetic appeal at the time of the partial Taking less the portion lost in such Taking. Notwithstanding the foregoing, Mall I Owner may elect to make changes in connection with such restoration, subject to the further provisions of this
Section 1. All restorations undertaken by Mall I Owner pursuant to the foregoing shall be subject to the provisions of Sections A(7) through A(10) of Article V and, in the case of Mall I Owner, the provisions of Section B(6) of Article IV. In the event of a Taking affecting both the Phase I Mall and the Phase I Hotel/Casino, Mall I Owner's obligations hereunder shall be subject to completion by H/C I Owner of restoration of those portions of the Venetian Building Core and Shell necessary to be restored in order for Mall I Owner to fulfill its restoration obligations under this subsection 1.

               (b) If there is a Taking of less than substantially all of the Mall II Space and/or the Phase II Mall, then Mall II Owner shall promptly restore the Phase II Mall as nearly as reasonably possible to its condition and aesthetic appeal at the time of the partial Taking less the portion lost in such Taking. Notwithstanding the foregoing, Mall II Owner may elect to make changes in connection with such restoration, subject to the further provisions of this
Section 1. All restorations undertaken by Mall II Owner pursuant to the foregoing shall be subject to the provisions of Sections B(7) through B(10) of
Article V and, in the case of Mall II Owner, the provisions of Section C(6) of
Article IV. In the event of a Taking affecting both the Phase II Mall and the Phase II Hotel/Casino, Mall II Owner's obligations hereunder shall be subject to completion by H/C II Owner of restoration of those portions of the Palazzo Building Core and Shell necessary to be

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                                                                             191

restored in order for Mall II Owner to fulfill its restoration obligations under this subsection 1.

            2. Taking of H/C I Space or H/C II Space.

               (a) If there is a Taking of less than substantially all of the H/C I Space and/or the Phase I Hotel/Casino, H/C I Owner shall promptly restore the Phase I Hotel/Casino as nearly as reasonably possible to its condition and aesthetic appeal at the time of the partial Taking less the portion lost in such Taking. Notwithstanding the foregoing, H/C I Owner may elect to make changes in connection with such restoration, subject to the further provisions of this
Section 2. All restorations undertaken by H/C I Owner pursuant to the foregoing shall be subject to Sections A(7) through A(10) of Article V.

               (b) If there is a Taking of less than substantially all of the H/C II Space and/or the Phase II Hotel/Casino, H/C II Owner shall promptly restore the Phase II Hotel/Casino as nearly as reasonably possible to its condition and aesthetic appeal at the time of the partial Taking less the portion lost in such Taking. Notwithstanding the foregoing, H/C II Owner may elect to make changes in connection with such restoration, subject to the further provisions of this Section 2. All restorations undertaken by H/C II Owner pursuant to the foregoing shall be subject to Sections B(7) through B(10) of Article V.

            3. Taking of Both the H/C I Space and the Mall I Space or of Both the H/C II Space and the Mall II Space.

               (a) If there is a Taking of less than substantially all of (i) the H/C I Space and/or the Phase I Hotel/Casino and (ii) the Mall I Space and/or the Phase I

Mall, H/C I Owner and Mall I Owner shall consult with each other and one or more Independent Architects and reasonably agree as to (x) the cost allocation between themselves and method of payment for the proposed restoration, (y) the time required to effect such restoration, and (z) the Party who shall perform such restoration. If the Parties shall be unable to reach agreement within thirty (30) days of the date either Party first receives notice from any public or quasi-public authority, or private entity or individual having the power of condemnation with respect to such Taking, either Party may cause an equitable determination as to items (x), (y) and/or (z) by arbitration pursuant to Article
XV. All restorations undertaken by either Party pursuant to the foregoing shall be subject to the provisions of Sections A(7) through A(10) of Article V and, in the case of Mall I Owner, the provisions of Section B(6) of Article IV.

               (b) If there is a Taking of less than substantially all of (i) the H/C II Space and/or the Phase II Hotel/Casino and (ii) the Mall II Space and/or the Phase II Mall, H/C II Owner and Mall II Owner shall consult with each other and one or more Independent Architects and reasonably agree as to (x) the cost allocation between themselves and method of payment for the proposed restoration, (y) the time required to effect such restoration, and (z) the Party who shall perform such restoration. If the Parties shall be unable to reach agreement within thirty (30) days of the date either Party first receives notice from any public or quasi-public authority, or private entity or individual having the power of condemnation with respect to such Taking, either Party may cause an equitable determination as to items (x), (y) and/or (z) by arbitration pursuant to Article XV. All restorations undertaken by either Party pursuant to the foregoing shall be

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subject to the provisions of Sections B(7) through B(10) of Article V and, in the case of Mall II Owner, the provisions of Section C(6) of Article IV.

            4. Taking of SECC. If there is a Taking of less than substantially all of the SECC, SECC Owner shall comply with the provisions set forth in Exhibit O attached hereto and made a part hereof, and the Parties hereby agree that such provisions shall govern.

            5. Division of Proceeds. Each Party shall promptly notify the other Owners and each Owner's respective Mortgagee when it becomes aware of any potential or threatened Taking of all or any part of any Lot and shall promptly deliver to the others copies of all notices received in connection therewith. Each Owner shall have the right to represent its respective interest in each proceeding or negotiation with respect to a Taking or intended Taking and to make full proof of its claims, and each Mortgagee of such Owner to the extent permitted under such Mortgagee's loan documents shall have the right to appear in and prosecute in its own or in such Owner's name any proceeding or negotiation with respect to such Taking or intended Taking. No agreement, settlement, sale, or transfer to or with the condemning authority with respect to any Taking or intended Taking the aggregate proceeds of which shall be in excess of $1,500,000 shall be made without the consent of H/C I Owner and Mall I Owner or H/C I Owner and Mall I Owner, as the case may be, and their respective Mortgagees, which consent shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino, the Phase I Mall, the Phase II Hotel/Casino or the Phase II Mall, as applicable, would so consent and same would not have a Material Adverse Effect on such property, Owner or Mortgagee. Notwithstanding anything to the

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contrary in this Section 5, the proceeds of any aggregate condemnation award
(other than with respect to the SECC or the SECC Land) in excess of $1,500,000 shall be paid to the Trustee or the Phase II Trustee, as applicable, to be held and disbursed in accordance with the provisions of Section 12 of Article X. With respect to a Taking of all or any part of either the Mall I Space and/or the Phase I Mall or the H/C I Space and/or the Phase I Hotel/Casino, if the condemning authority does not, as part of the Taking proceeding, determine the amount of condemnation proceeds payable to H/C I Owner, and the amount of condemnation proceeds payable to Mall I Owner, but rather makes a determination only as to the aggregate amount of proceeds payable to H/C I Owner and Mall I Owner in connection with the Taking, each of H/C I Owner and Mall I Owner shall receive its appropriate equitable share of such proceeds, as reasonably agreed to by H/C I Owner and Mall I Owner. H/C I Owner and Mall I Owner shall, in all of their discussions and negotiations with the condemning authority, argue for the awarding of separate Taking proceeds payable to each in accordance with the foregoing. With respect to a Taking of all or any part of either the Mall II Space and/or the Phase II Mall or the H/C II Space and/or the Phase II Hotel/Casino, if the condemning authority does not, as part of the Taking proceeding, determine the amount of condemnation proceeds payable to H/C II Owner, and the amount of condemnation proceeds payable to Mall II Owner, but rather makes a determination only as to the aggregate amount of proceeds payable to H/C II Owner and Mall II Owner in connection with the Taking, each of H/C II Owner and Mall II Owner shall receive its appropriate equitable share of such proceeds, as reasonably agreed to by H/C II Owner and Mall II Owner. H/C II Owner and Mall II Owner shall, in all of their

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discussions and negotiations with the condemning authority, argue for the awarding of separate Taking proceeds payable to each in accordance with the foregoing.

            6. Temporary Use or Occupancy. If the temporary use or occupancy of all or any part of the Venetian, the Palazzo or the SECC shall be condemned or taken for any public or quasi-public use or purpose during the Term, this Agreement and the Term shall be and remain unaffected by such condemnation or taking and each Party shall continue to be responsible for all of its obligations hereunder (except to the extent prevented from so doing by reason of such condemnation or taking). In such event, however, the affected Party shall be entitled to appear, claim, prove and receive the entire award in connection with such temporary taking. If such temporary use or occupancy terminates prior to the Expiration Date, the affected Party, at its own expense, shall restore its premises as nearly as possible to its condition prior to the condemnation or taking.

            7. Disputes Between H/C I Owner and Mall I Owner or Between H/C II Owner and Mall II Owner. With respect to a Taking of all or any part of the H/C
I Space and/or any improvements located thereon or therein or the Mall I Space and/or any improvements located thereon or therein, any dispute between H/C I Owner and Mall I Owner as to the appropriate sharing of any taking proceeds to be received by each in accordance with the fifth sentence of Section 5 of this
Article XII shall be resolved by determination of the Independent Expert in accordance with Section 16 of Article XIV, which shall be the exclusive and binding method for the resolution of any such dispute. H/C I Owner and Mall I Owner each agree to execute and deliver, or cause to be executed and delivered, to the other any instruments that may be required to effectuate or facilitate the provisions of this Agreement relating to the matters set forth in this
Section 7. With
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                                                                             196

respect to a Taking of all or any part of the H/C II Space and/or any improvements located thereon or therein or the Mall II Space and/or any improvements located thereon or therein, any dispute between H/C II Owner and Mall II Owner as to the appropriate sharing of any taking proceeds to be received by each in accordance with the seventh sentence of Section 5 of this
Article XII shall be resolved by determination of the Independent Expert in accordance with Section 16 of Article XIV, which shall be the exclusive and binding method for the resolution of any such dispute. H/C II Owner and Mall II Owner each agree to execute and deliver, or cause to be executed and delivered, to the other any instruments that may be required to effectuate or facilitate the provisions of this Agreement relating to the matters set forth in this
Section 7.

            8. Rights of Trustee and Phase II Trustee to Participate in Proceedings, Jointly Settle or Compromise.

               (a) In case of any contemplated Taking with respect to the Phase I Hotel/Casino, H/C I Space, Phase I Mall, and/or Mall I Space (or any portion thereof), H/C I Owner, Mall I Owner and Trustee shall jointly participate in any relevant action or proceeding and jointly settle or compromise any award; provided that, with respect to any potential award not in excess of $1,500,000 (as set forth in the notice from the Taking Authority of the contemplated Taking or if the amount of the contemplated award is not set forth therein, then the applicable certificate prepared by an Independent Expert), H/C I Owner and/or Mall I Owner, as the case may be, may agree with the Taking Authority on the amount to be paid upon a Taking without obtaining the consent of Trustee, Trustee shall pay over to H/C I Owner and/or Mall I Owner, as the case may be, the applicable proceeds of the Taking upon receipt therefor by Trustee and H/C I Owner

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and/or Mall I Owner, as applicable, shall use such proceeds to perform a restoration in accordance with the provisions of Article XII; provided further that, if, at the time of any Taking, or at any time during the relevant action or proceeding with respect to any Taking, an event of default under any affected Mortgagee's loan documents shall have occurred and be continuing, then Trustee shall not be required to pay over the applicable proceeds of the Taking to H/C I Owner and/or Mall I Owner, as the case may be, Trustee (acting in accordance with the written directions of such affected Mortgagee(s)) may participate in, settle and/or compromise any award for a Taking, as it sees fit in its sole discretion, without the participation or consent of H/C I Owner and/or Mall I Owner, as the case may be, and the proceeds of the Taking shall be paid to the Trustee and applied in accordance with the provisions of Article XII hereof. Furthermore, if any claim shall not have been settled, compromised or adjusted or the applicable condemnation award proceeds shall not have been paid to Trustee, in any case, within twelve (12) months after the Taking in question occurred, then Trustee (acting in accordance with the written directions of any affected Mortgagee(s)), may settle and/or compromise such award, as it sees fit in its sole discretion, without the participation or consent of H/C I Owner and/or Mall I Owner, as the case may be, and the proceeds of the Taking shall be applied in accordance with the provisions of Article XII hereof.

               (b) In case of any contemplated Taking with respect to the Phase II Hotel/Casino, H/C II Space, Phase II Mall, and/or Mall II Space (or any portion thereof), H/C II Owner, Mall II Owner and Phase II Trustee shall jointly participate in any relevant action or proceeding and jointly settle or compromise any award; provided that, with respect to any potential award not in excess of $1,500,000 (as set forth in the notice

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                                                                             198

from the Taking Authority of the contemplated Taking or if the amount of the contemplated award is not set forth therein, then the applicable certificate prepared by an Independent Expert), H/C II Owner and/or Mall II Owner, as the case may be, may agree with the Taking Authority on the amount to be paid upon a Taking without obtaining the consent of Phase II Trustee, Phase II Trustee shall pay over to H/C II Owner and/or Mall II Owner, as the case may be, the applicable proceeds of the Taking upon receipt therefor by Phase II Trustee and H/C II Owner and/or Mall II Owner, as applicable, shall use such proceeds to perform a restoration in accordance with the provisions of Article XII; provided further that, if, at the time of any Taking, or at any time during the relevant action or proceeding with respect to any Taking, an event of default under any affected Mortgagee's loan documents shall have occurred and be continuing, then Phase II Trustee shall not be required to pay over the applicable proceeds of the Taking to H/C II Owner and/or Mall II Owner, as the case may be, Phase II Trustee (acting in accordance with the written directions of such affected Mortgagee(s)) may participate in, settle and/or compromise any award for a Taking, as it sees fit in its sole discretion, without the participation or consent of H/C II Owner and/or Mall II Owner, as the case may be, and the proceeds of the Taking shall be paid to the Phase II Trustee and applied in accordance with the provisions of Article XII hereof. Furthermore, if any claim shall not have been settled, compromised or adjusted or the applicable condemnation award proceeds shall not have been paid to Phase II Trustee, in any case, within twelve (12) months after the Taking in question occurred, then Phase II Trustee (acting in accordance with the written directions of any affected Mortgagee(s)), may settle and/or compromise such award, as it sees fit in its sole discretion, without the participation or consent of H/C II Owner and/or Mall II Owner, as the case may be, and the proceeds of the Taking shall be applied in accordance with the
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provisions of Article XII hereof.

            9. Mortgagee Consent to Release of Condemnation Award Proceeds. If all or any material portion of the Phase I Hotel/Casino, the Phase I Mall, the Phase II Hotel/Casino or the Phase II Mall shall be taken pursuant to a Taking, the Owner of the property incurring the loss shall notify all Mortgagee(s) within ten (10) Business Days after receipt of notice of such Taking. Each affected Mortgagee shall permit condemnation award proceeds with respect to any Taking to be applied to restoration of buildings and/or other improvements on or in the affected Lot in accordance with the provisions of this Article XII; provided that such affected Mortgagee shall have received on or before ninety
(90) days after the date such Mortgagee's receipt of the notice described above a certificate from an Independent Expert certifying that (x) any restoration of the affected property required as a consequence of such Taking can be completed within one (1) year after the date of delivery of such certificate and (y) the amount of condemnation award proceeds payable in connection with such Taking (together with any other funds committed by the affected Owner to be applied to such restoration) shall be sufficient to finance the anticipated cost (including scheduled debt service payments through the anticipated date of completion of the restoration) of such restoration as set forth in such certificate. If both of the conditions set forth in the preceding (x) and (y) cannot be satisfied with respect to a particular Lot, any affected Mortgagee shall be paid its equitable share as determined by the Independent Expert of condemnation award proceeds to be applied in accordance with the provisions of its Mortgage and any other loan documents entered into in connection with such Mortgage.

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                                  ARTICLE XIII

                    COMPLIANCE WITH LAWS AND OTHER AGREEMENTS

            1. Legal Requirements. (a) Each Party, at its expense (but subject to the provisions of Section A(3) of Article V and Sections 3 and 5 of Article
VII), shall comply with all Legal Requirements applicable to its respective Lot. Any Party may defer compliance with any such Legal Requirements if it shall contest by appropriate proceedings in accordance with the provisions of subsection (b) below, prosecuted diligently and in good-faith, the legality or applicability thereof, provided that such deference does not materially adversely interfere with any other Party's use of its Lot as provided under this Agreement. Each Party will also procure, pay for and maintain all permits, licenses and other authorizations needed for the operation of its business.

               (b) No Owner shall be in default for failure to comply with any Legal Requirement if, and so long as, (i) such Owner shall diligently and in good-faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of its Lot or any part thereof to satisfy the same; (ii) such Owner shall give its Mortgagee and the other affected Owners and Mortgagees notice of the commencement of such contest, (iii) unless funds are otherwise reserved or deposited with the applicable Governmental Authority, such Owner shall furnish to Trustee or Phase II Trustee, as the case may be, a cash deposit, or an indemnity bond reasonably satisfactory to all affected Mortgagees with a surety reasonably satisfactory to such Mortgagees, in the amount of the cost of complying with the applicable Legal Requirement, as applicable, plus, in any such case, a reasonable additional sum to pay all costs, interest, fines and penalties that may be imposed or incurred in connection

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                                                                             201

therewith, to assure payment of the matters under contest or to prevent any sale or forfeiture of such Owner's Lot or any part thereof; (iv) such Owner shall timely upon final determination thereof pay the amount of any such cost, together with all costs, interest, fines and penalties which may be payable in connection therewith; (v) the failure to pay such cost, as applicable, or any such interest, fine or penalty, does not constitute a default under any other deed or trust, mortgage or security interest covering or affecting any part of such Owner's Lot; and (vi) notwithstanding the foregoing, such Owner shall immediately upon request of any affected Mortgagee pay (and if such Owner shall fail so to do, any such Mortgagee may, but shall not be required to, pay or cause to be discharged or bonded against) any such cost, and all such interest, fines and penalties, notwithstanding such contest, if in the reasonable opinion of any such Mortgagee such Owner's Lot or any part thereof or interest therein, is in danger of being, or is reasonably likely to be (regardless of whether the sale, forfeiture, foreclosure, termination, cancellation or loss is imminent), sold, forfeited, foreclosed, terminated, cancelled or lost.

            2. Gaming Laws. All Parties and all Persons associated with such Parties shall promptly and in all events within the applicable time limit, furnish the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other agency or subdivision of the State of Nevada, or any other agency or subdivision thereof, or of any other Governmental Authority regulating gaming (collectively "Gaming Authorities") any information reasonably requested thereby and shall otherwise reasonably cooperate with all Gaming Authorities. A Person shall be deemed associated with a Party if that Person is an Affiliate thereof, such Person is employed by such Party, is an officer, director or agent of such Party or any

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                                                                             202

Tenant, has any contractual relationship with such Party, any Tenant or any Affiliate of such Party or any Tenant, furnishes services or property to such Party, any Tenant or any Affiliate of such Party or any Tenant, or has the power to exercise a significant influence over such Party or an Affiliate of such Party. Without limiting the generality of the foregoing, any Mortgagee and all Tenants shall be deemed associated with such Party, and for purposes of this
Article XIII the term Party shall be deemed to mean a Party and any Affiliate thereof.

            3. Other Agreements. Each Owner, at its sole cost and expense, shall be bound by and shall abide by the terms, covenants and conditions of those certain agreements set forth on Exhibit Q attached hereto and made a part hereof.

                                   ARTICLE XIV

                                  MISCELLANEOUS

            1. Rights and Obligations Run With the Land. Except to the extent otherwise provided herein and subject to clause (ii) of the next sentence, the easements, rights, interests, obligations, duties, conditions, covenants and agreements granted hereby or otherwise contained herein (collectively, the "Rights and Obligations") shall be appurtenant to and run with the H/C I Space, the Mall I Space, the H/C II Space, the Mall II Space and the SECC Land, shall bind H/C I Owner, Mall I Owner, H/C II Owner, Mall II Owner and SECC Owner and their respective successors in interest to the fee or leasehold title to the applicable Lot and the improvements thereon and shall inure only to the benefit of H/C I Owner, Mall I Owner, H/C II Owner, Mall II Owner and SECC Owner and their respective Mortgagees. Notwithstanding anything to the contrary contained

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                                                                             203

herein, (i) no other Parties shall be construed as the beneficiaries of the Rights and Obligations, none of which may be separated from or conveyed, granted or encumbered separately from the Phase I Land, the Phase II Land, the Mall I Space, the Mall II Space or the SECC Land, respectively and (ii) the Rights and Obligations shall not be binding on or inure to the benefit of, the fee owner of the Walgreens' Airspace or such fee owner's mortgagees. This Agreement, and the protective covenants, conditions, restrictions, grants of easements, rights, rights-of-way, liens, charges and equitable servitudes set forth herein, shall, except as otherwise expressly provided herein, (a) be perpetual, (b) be binding upon all successors and assigns, (c) inure to the benefit of all Persons having or acquiring any right, title or interest therein or in any part thereof, their heirs, successors and assigns, and, (d) subject to clause (ii) of the preceding sentence, constitute covenants running with the land pursuant to applicable law. The Owners agree that upon the transfer of fee title (or leasehold title in the case of the Walgreens' Airspace) to any of the Lots, the deed evidencing such transfer shall be expressly subject to the provisions of this Agreement which shall be incorporated therein by reference.

            2. No Merger. There shall be no merger of the easements, rights, interests or estates burdening any property pursuant to this Agreement with the fee estate of such property by reason of the fact that the same Person may acquire or hold, directly or indirectly, any such easements, rights, interests or estates and such fee estate, and no merger shall occur unless and until all Persons having an interest in any such easements, rights, interests or estates and such fee estate shall join in a written instrument effecting such merger.

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                                                                             204

            3. Transfers.

               (a) If any of H/C I Owner, H/C II Owner, Mall I Owner, Mall II Owner or SECC Owner shall transfer to any individual, partnership, firm, association, limited liability company, trust or corporation, or any other form of business or government entity (in any case, a "Person" and, after such transfer, an "Interest Holder") any of the following partial interests, such Interest Holder shall be treated, together with all similar Interest Holders, as a single Party for purposes of this Agreement:

                  (i) Any partial, subdivided interest (other than ownership of a commercial condominium unit and related undivided interest in common elements or a commercial subdivision) in the Phase I Land, Phase II Land or the improvements thereon (in the case of H/C I Owner, H/C II Owner, Mall I Owner or Mall II Owner) or the SECC Land (in the case of SECC Owner) (a "Subdivided Interest Holder"), provided that this clause (i) shall not apply to any transfer of the Phase I Land, Phase II Land and/or any improvements thereon to H/C I Owner, H/C II Owner, Mall I Owner or Mall II Owner contemplated by this Agreement; or

                  (ii) Any partial, undivided interest in all of the land or improvements owned by it, such as may be held by joint tenancy or tenancy-in-common or as a life estate or partnership interests in a partnership (or a membership interests in a limited liability company) holding all of the interests in such property.

Notwithstanding the foregoing, Subdivided Interest Holders may be treated as separate Interest Holders provided that at no time shall there be more than ten
(10) such separate

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                                                                             205

Subdivided Interest Holders with respect to either the Phase I Land, Phase II Land or the SECC Land, as applicable.

               (b) A Mortgagee shall not be deemed to be an Interest Holder unless such Mortgagee is also a Transferee.

               (c) (i) All of the Interest Holders with respect to each of the Phase I Land, the Phase II Land, the Phase I Mall, the Phase II Mall and the SECC Land shall designate one of their number as their agent (an "Agent") to act on their behalf so that other Parties shall not be required with respect to the applicable land or improvements, as the case may be, to obtain the action or agreement of, or to proceed against, more than one individual or entity in carrying out or enforcing the terms, covenants, provisions and conditions of this Agreement. The foregoing requirements to designate an Agent shall not apply to stockholders and bondholders of a corporate Party, the members of a limited liability company or partners of a partnership.

                  (ii) Where the transfer is of partial interests as described above but the Persons owning such partial interests fail to designate an Agent, the acts of the Person who was deemed to be the Party to this Agreement prior to the transfer (whether or not such Party retains any interest in the property in question) shall be binding on all Persons having an interest or right in the applicable land or improvements until such time as written notice of such designation is given and recorded in the Recorder's Office and a copy thereof is served on the Parties hereto as required by Section 15 of this Article XIV.

                  (iii) The exercise of any powers and rights of a Party by such Party's Agent shall be binding upon all Persons having an ownership or



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      leasehold interest or right in the applicable land or improvements and upon all Persons having an ownership interest in the Party in question, to the same extent as if such exercise had been performed by such Party. The other Parties shall have the right to deal with and rely solely upon the acts and omissions of such Party's Agent in connection with their performance of this Agreement, but such designation of an Agent shall not relieve any Party from its obligations under this Agreement.

                  (iv) An Agent shall be the authorized agent of its principals for service of any process, writ, summons, order or other mandate of any nature of any court in any action, suit or proceeding arising out of this Agreement. Service upon an Agent shall constitute due and proper service of any such matter upon its principals. Until a successor Agent has been appointed and notice of such appointment has been given pursuant to the provisions of this Section 3, the designation of a Party's Agent shall remain irrevocable.

               (d) Restrictions on Phase I Mall Sales.

            Mall I Owner covenants and agrees, for the benefit of H/C I Owner only, as follows:

                  (i) Notwithstanding any other provision hereof, but subject to the provisions of Section 3(d)(iii) below of this Article XIV, no Phase I Mall Sale may be consummated unless H/C I Owner is given not less than thirty (30) days written notice of such contemplated transaction and unless H/C I Owner consents to such transaction, which consent may be withheld in H/C I Owner's sole and absolute discretion; provided, however, that from and after the earlier to occur of (1) the substantial completion of the Palazzo and the opening of the Palazzo to
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                                                                             207

      the general public and (2) January 31, 2007, such consent shall not be required (but such prior written notice shall still be required) if (x) neither the transferee nor any Affiliate thereof is a Competitor, (y) the transferee (or an Affiliate thereof) owns or manages not less than ten million (10,000,000) square feet of retail space in the United States and
      (z) such Phase I Mall Sale would not, in the good-faith judgment of H/C I Owner, jeopardize any of H/C I Owner's Gaming Licenses. In all events, neither Mall I Owner nor any Affiliate thereof shall ever be a Competitor, whether as the result of a Phase I Mall Sale or otherwise, unless H/C I Owners consents with respect thereto. Additionally, pursuant to the terms of the Phase I Casino Level Master Lease, the tenant under the Phase I Casino Level Master Lease must always be Mall I Owner or an Affiliate thereof.

                  (ii) Except as described in Section 3(d)(iii) of this Article XIV, H/C I Owner shall have a right of first offer to consummate any Phase I Mall Sale in accordance with and subject to the following procedures, and no Phase I Mall Sale shall occur except in accordance with and subject to such procedures:

                        (1) If Mall I Owner (which, for purposes of this Section
            3(d) of Article XIV, shall include any owner of a direct or indirect equity or beneficial ownership interest in Mall I Owner) desires to either (x) sell, assign or otherwise transfer the Mall I Space or Phase I Mall or any portion of either or any such direct or indirect equity or beneficial ownership interests (any such asset or interest, including the entire Mall I Space and Phase I Mall, a "Mall Asset"), or (y) lease all or substantially all

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                                                                             208

            of the Mall I Space or Phase I Mall to one Person or a group of Affiliated Persons (any such sale, assignment, transfer or lease, a "Phase I Mall Sale"), Mall I Owner must make a written offer to sell such Mall Asset to H/C I Owner, which offer must include the proposed purchase price (or proposed rental payments, in the case of a lease) and all other material terms of the proposed transaction. Upon receipt of such notice, H/C I Owner shall have thirty (30) days in which to notify Mall I Owner that it has elected to purchase such Mall Asset upon the terms of the offer made to H/C I Owner.

                        (2) In the event that H/C I Owner accepts Mall I Owner's
            offer within said thirty (30) day period, the parties shall negotiate in good-faith for the sixty (60) day period following such acceptance the terms and provisions of a definitive binding purchase agreement (or lease agreement, if applicable) in connection therewith. In the event that notwithstanding such good faith negotiation, no definitive binding written purchase agreement or lease agreement is entered into between the parties within said sixty (60) day period, Mall I Owner may then, without having to once again comply with the foregoing provisions of this Section 3(d)(ii), either:

                     (A) Market the applicable Mall Asset and conclude the
            applicable Phase I Mall Sale for a purchase price not less than ninety-five percent (95%) of the purchase price offered to H/C I Owner (or for rental payments having a present value (assuming a 6% annual discount rate) of not less than ninety-five percent (95%) of the rental payments offered to

            H/C I Owner, in the case of a lease) and otherwise upon terms not materially less advantageous to Mall I Owner than the terms offered to H/C I Owner, but only if such transaction is consummated, or the definitive binding written purchase agreement or lease agreement with respect thereto is entered into, no later than six (6) months after the expiration of said sixty (60) day period; or

                     (B) In the event Mall I Owner desires to sell such Mall
            Asset for a purchase price which is less than ninety-five percent (95%) of the purchase price offered to H/C I Owner (or for rental payments having a present value (assuming a 6% annual discount rate) of less than ninety-five percent (95%) of the rental payments offered to H/C I Owner, in the case of a lease) or otherwise on terms materially less advantageous to Mall I Owner than the terms offered to H/C I Owner, provide H/C I Owner (no later than six (6) months after the expiration of said sixty (60) day period) with written notice of the terms of the offer from a third-party that Mall I Owner intends to accept (which notice must include a copy of the proposed definitive binding written purchase agreement or lease agreement that Mall I Owner intends to execute). In such event, H/C I Owner shall have ten (10) Business Days in which to notify Mall I Owner that H/C I Owner has elected to purchase such Mall Asset upon the terms of the offer presented to H/C I Owner and five (5) days following the delivery of such notice to execute such a definitive written binding purchase agreement or lease agreement. If H/C I Owner fails to provide such notice within such ten (10)

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            Business Day period or thereafter fails to enter into a definitive written binding purchase agreement or lease agreement within such five (5) day period, Mall I Owner may, without having to once again comply with the foregoing provisions of this Section 3(d)(ii), accept such third-party offer and consummate the applicable Phase I Mall Sale with such third - party on terms materially consistent with such offer.

                        (3) In the event H/C I Owner rejects an offer made by
            Mall I Owner pursuant to subsection (1) of this Section 3(d)(ii), Mall I Owner may, without once again complying with the foregoing provisions of this Section 3(d)(ii) of Article XIV, consummate the applicable Phase I Mall Sale with a third party for a purchase price greater than or equal to ninety-five percent (95%) of the purchase price offered to H/C I Owner (or for rental payments having a present value (assuming a 6% annual discount rate) of not less than ninety-five percent (95%) of the rental payments offered to H/C I Owner, in the case of a lease), and otherwise on terms not materially less advantageous to Mall I Owner than the terms offered to H/C I Owner, but only if such sale is consummated, or the definitive binding written purchase agreement or lease agreement with respect thereto is entered into, no later than six (6) months after the date H/C I Owner rejected Mall I Owner's offer.

                        (4) In the event that any Phase I Mall Sale is intended
            to be consummated as part of a portfolio sale of other properties and/or interests, Mall I Owner shall cause a fair and reasonable portion of

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            the aggregate purchase price for such portfolio sale to be allocated to such Phase I Mall Sale for all purposes of this Section 3(d)(ii) of Article XIV.

                  (iii) Mall I Owner acknowledges and confirms that subject to the next sentence, both the provisions of Section 3(d)(i) above of this
      Article XIV, and the provisions of Section 3(d)(ii) of this Article XIV, apply with respect to any Phase I Mall Sale, so that compliance with one set of provisions does not obviate or nullify in any way the requirement that the other set of provisions be complied with. However, the provisions of Section 3(d)(i) and 3(d)(ii) above of this Article XIV shall not apply to (a) sales or other transfers or issuances of direct or indirect equity or beneficial ownership interests that do not, pursuant to one transaction or a series of related or unrelated transactions, exceed 66 2/3% of the beneficial interests in Mall I Owner and that do not result in a change in the Person or Persons that ultimately "control" Mall I Owner (as the term "control" is used in the definition of Affiliate), (b) transfers to Affiliates, (c) any Phase I Mall Sale pursuant to a judgment of foreclosure of a Mortgage, or any conveyance(s) of the Mall I Space and/or Phase I Mall to any Mall I Mortgagee or any Affiliate thereof in connection with a deed-in-lieu of foreclosure transaction (any such foreclosure or deed-in-lieu thereof, "Phase I Mall Foreclosure Sale"), and, if the purchaser or transferee in a Phase I Mall Foreclosure Sale is a Mall I Mortgagee or any Affiliate thereof, any subsequent Phase I Mall Sales by such Mortgagee or Affiliate or any of its direct or indirect equity holders or beneficial owners, provided that the right of first offer shall thereafter apply (subject to clauses (a) - (e) of this sentence) to any Phase I Mall Sales in which the seller or transferor is not any of such parties,

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      (d) any transfers or issuances of stock of General Growth Properties, Inc.
      or its corporate successor or any other company with stock publicly traded on the American Stock Exchange or New York Stock Exchange or a similar stock exchange of another nation or (e) any transfers or issuances of partnership interests in GGP Limited Partnership.

                  (iv) By joining in the execution of this Agreement, certain holders of direct and indirect equity and beneficial ownership interests in Mall I Owner agree, on behalf of themselves and their successors and assigns, to be bound by the provisions of this Section 3(d) of Article
      XIV. Each holder of such ownership interests in Mall I Owner shall, as a condition to any sale of its interest, obtain a written agreement from its Transferee, for the benefit of H/C I Owner, agreeing to be bound by the provisions of Section 3(d) of this Article XIV, and shall deliver a copy of such written agreement to H/C I Owner.

                  (v) Any Phase I Mall Sale that is made in violation of this
      Section 3(d) of Article XIV shall be void ab initio.

                  (vi) In the event that any Mall I Mortgagee delivers a written notice of any default or event of default under its mortgage encumbering the Mall I Space (a "Mall I Mortgage") or that the outstanding principal under the note or notes secured by such Mall I Mortgage has become due (whether by acceleration or for any other reason) (any such notice, a "Mall I Mortgage Default Notice"), the Mall I Mortgagee shall, simultaneously with the delivery of such notice to Mall I Owner, deliver a copy thereof to H/C I Owner. In such event, and so long as at the time such notice is delivered H/C I Owner satisfies the Financial

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      Covenant (as defined below), H/C I Owner shall have the right, but not the obligation, to make any payment or take any other action necessary to cure any default or event of default that is susceptible to cure by H/C I Owner (a "Curable Default"), and the applicable Mall I Mortgagee shall be obligated to accept such cure as if the payment was made or the action was taken by Mall I Owner, provided that (x) H/C I Owner shall not be entitled to cure more than three (3) interest payment defaults in any twelve (12) month period and (y) if, at any time after a Mall I Mortgage Default
      Notice is given but before the applicable Curable Default is cured, the Financial Covenant is no longer satisfied, H/C I Owner's cure right with respect to such Curable Default shall terminate. H/C I Owner shall have the same cure period granted to Mall I Owner under the Mall I Mortgage and related loan documents (collectively, including the Mall I Mortgage, the "Mall I Loan Documents"), plus (A) with respect to the payment of interest or principal (other than accelerated principal) required by the Mall I
      Loan Documents, three (3) Business Days (and in all events not less than three (3) Business Days after H/C I Owner's receipt of the applicable Mall I Mortgage Default Notice), (B) with respect to the payment of any other amounts under the Mall I Loan Documents, five (5) Business Days (and in all events not less than five (5) Business Days after H/C I Owner's receipt of the applicable Mall I Mortgage Default Notice), and (C) with respect to any Curable Default other than a failure to make a payment required by the Mall I Loan Documents, and provided (1) H/C I Owner delivers written notice to Mall I Mortgagee of its intention to cure such default within five (5) Business Days after H/C I Owner's receipt of the applicable Mall I Mortgage

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      Default Notice and (2) H/C I Owner is diligently proceeding to cure such default, such additional time (but not to exceed one hundred and twenty
      (120) days in the aggregate) as is reasonably necessary for H/C I Owner to take or effectuate such actions necessary to cure such default. After any Mall I Mortgage Default Notice is given, the applicable Mortgagee shall give H/C I Owner written notice if the default or event of default is subsequently cured (other than by H/C I Owner) or acceleration is revoked. As used herein, "Financial Covenant" shall mean that, as of the applicable date, H/C I Owner (a) has, for the trailing twelve month period ending with the last full fiscal quarter, a "Consolidated Interest Coverage Ratio" (as defined in the Bank Credit Agreement as in effect as of the date hereof) equal to or greater than 1.0:1.0 and (b) is not in default (beyond any applicable notice and/or grace periods and excluding defaults that have been waived) under any indebtedness for borrowed money having a principal amount in excess of one hundred million dollars ($100,000,000.00).

                  (vii) In the event the entire principal sum secured by any Mall I Mortgage becomes immediately due and payable, whether by acceleration or for any other reason, the Mall I Mortgagee shall promptly give H/C I Owner written notice of such event (such notice, the "Acceleration Notice"), and so long as at the time such notice is given H/C I Owner satisfies the Financial Covenant, H/C I Owner shall have the option (the "Buy-Out Option") to purchase Mall I Mortgagee's interest in the Mall I Loan Documents and the loan evidenced thereby (the "Mall I Loan") at a price equal to the Buy-Out Option Purchase Price (as defined below), provided that H/C I Owner shall not have such option unless (x) it

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      gives written notice to Mall I Mortgagee of its election to exercise such option no later than sixty (60) days after the Acceleration Notice was given and (y) at the time H/C I Owner gives such notice it satisfies the Financial Covenant. If H/C I Owner elects to exercise such option, H/C I Owner shall be obligated to purchase, and Mall I Mortgagee shall be obligated to sell, the Mall I Loan and the Mall I Loan Documents for the Buy-Out Option Purchase Price on a date not less than five (5) Business Days, nor more than ten (10) Business Days, after H/C I Owner delivers its written notice to Mall I Mortgagee of such election, such date to be selected by Mall I Mortgagee). Upon payment by H/C I Owner to Mall I Mortgagee of the Buy-Out Option Purchase Price on the applicable date, the Mall I Mortgagee shall, pursuant to assignment documents that contain no representations or warranties other than a representation that the Mall I Mortgagee owns the Mall I Loan Documents free and clear of all liens, claims and encumbrances, and that are otherwise reasonably satisfactory to H/C I Owner and Mall I Mortgagee, assign to H/C I Owner (or any designee thereof) the Mall I Mortgage and the other Mall I Loan Documents. Said assignment shall not relieve Mall I Owner of any of Mall I Owner's defaults and liabilities under said loan. "Buy-Out Option Purchase Price" shall mean the sum, without duplication, of (a) the principal balance of the Mall I Loan, (b) accrued and unpaid interest on the Mall I Loan, up to (but excluding) the date of purchase, (c) all other amounts owed by Mall I Owner under the Mall I Loan Documents as of the date of purchase, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer of the Mall I Loan, with interest at the applicable rate, (2) any servicing and special

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      servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date under the Mall I Loan Documents, accrued and unpaid interest on the Mall I Loan from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by Mall I Mortgagee in connection with the Buy-Out Option. The Buy-Out Option Purchase Price shall be calculated by the Mall I Mortgagee (or its servicer) three (3) Business Days prior to the date set for purchase and shall, absent manifest error, be binding upon Mall I Mortgagee and H/C I Owner.

                  (viii) Mall I Owner covenants and agrees that it will cause each Mall I Mortgage to include or cross-reference the provisions of 3(d)(vi) and 3(d)(vii) of this Article XIV, and to make H/C I Owner a third party beneficiary of such inclusion or cross-reference, but all Mall I Mortgagees shall be bound by such provisions even if this sentence is not complied with. If any Mall I Mortgagee does not comply with Sections 3(d)(vi) and 3(d)(vii), then, in addition to any other rights and remedies H/C I Owner may have at law or in equity, clause (c) of the second sentence of Section 3(d)(iii) of this Article XIV shall be deemed null and void with respect to such Mortgagee and its Mall I Mortgage and any foreclosure or deed-in-lieu of foreclosure in connection therewith.

                  (ix) Mall I Owner shall, within five (5) Business Days after any payment made or expense incurred by H/C I Owner in connection with the exercise of H/C I Owner's rights under Section 3(d)(vi) of this Article XIV, reimburse H/C I Owner for such payment or expense.

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                  (x) In consideration of the rights granted to H/C I Owner
      under Sections 3(d)(vi), (vii) and (ix) of this Article XIV and notwithstanding anything to the contrary contained in this Agreement, if H/C I Owner shall exercise any of its rights under said Section 3(d)(vi), H/C I Owner hereby covenants and agrees that, until the satisfaction in full of the applicable Mall I Loan, it shall not, in connection with any amount owned by Mall I Owner to H/C I Owner pursuant to Section 3(d)(ix) of this Article XIV, institute, file, commence, acquiesce, petition (either by itself or in conjunction with any other person or entity) under Bankruptcy Code Section 303 or otherwise (or join any person or entity in any such petition) or otherwise invoke or cause any other person or entity to invoke any bankruptcy, insolvency or similar proceeding with respect to or against Mall I Owner or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to Mall I Owner or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of Mall I Owner. Any Mall I Mortgagee shall be an express third party beneficiary of this
      Section 3(d)(x) of Article XIV and shall have the right to take any and all appropriate action at law or in equity to enforce its provisions.

                  (xi) Mall I Owner acknowledges that H/C I Owner and Affiliates of H/C I Owner are businesses that are or may be subject to and exist because of privileged licenses issued by Gaming Authorities. If Mall I Owner desires to effectuate any Phase I Mall Sale, Mall I Owner shall require the proposed purchaser, assignee, transferee or lessee (a "Proposed Transferee") to disclose to Mall I Owner and H/C I Owner the names of all of its officers and directors.

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                                                                             218

      Unless it is a publicly traded corporation on a national stock exchange, the Proposed Transferee shall disclose to Mall I Owner and H/C I Owner all direct and indirect ownership interests in the Proposed Transferee and all lenders or sources of financing. If requested to do so by H/C I Owner, Mall I Owner shall require a Proposed Transferee to obtain any license, qualification, clearance or the like which shall be requested or required of any Proposed Transferee by any Gaming Authority or any regulatory authority having jurisdiction over H/C I Owner or any Affiliate of H/C I Owner; provided, however, that H/C I Owner shall request the same only if a Gaming Authority or any other such authority requests or requires the same. If a Proposed Transferee fails to satisfy such requirement or if H/C I Owner or any Affiliate of H/C I Owner is directed not to involve itself in business with a Proposed Transferee by any such authority, or if H/C I Owner shall in good faith determine, in H/C I Owner's good-faith judgment, that a Proposed Transferee or any of its officers, directors, employees, agents, designees or representatives, or a partner, owner, member, or shareholder, or any lender or financial participant (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or
      (b) was or is involved in any relationship, either of which could or does jeopardize H/C I Owner's business, reputation or such licenses, or those of its Affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Mall I Owner, at H/C I Owner's direction, shall immediately (i) terminate any relationship with the individual or entity which is the source of the problem, or (ii) cease the activity creating the problem. If Mall I Owner does not comply with item (i) or (ii) above, then H/C I Owner may require

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      Mall I Owner to specifically perform such obligation (the parties recognizing that damages or other remedies would be inadequate under the circumstances). Any Phase I Mall Sale entered into in violation of this
      Section 3(d)(xi) of this Article XIV shall be deemed null and void and of no force and effect.

            4. Restriction on Phase II Mall Sale; Identity of Mall I Owner and its Officers and Directors; Identity of Mall II Owner and its Officers and Directors.

               (a) Mall II Owner acknowledges that H/C II Owner and Affiliates of H/C II Owner are businesses that are or may be subject to and exist because of privileged licenses issued by Gaming Authorities. If Mall II Owner desires to effectuate any (x) sale, assignment or other transfer of the Mall II Space or Phase II Mall or any portion of either or any direct or indirect equity or beneficial ownership interest in Mall II Owner or (y) lease of all or substantially all of the Mall II Space or Phase II Mall to one Person or a group of Affiliated Persons (any such sale, assignment, transfer or lease, a "Phase II Mall Sale"), Mall II Owner shall require the Proposed Transferee to disclose to Mall II Owner and H/C II Owner the names of all of its officers and directors. Unless it is a publicly traded corporation on a national stock exchange, the Proposed Transferee shall disclose to Mall II Owner and H/C II Owner all direct and indirect ownership interests in the Proposed Transferee and all lenders or sources of financing. If requested to do so by H/C II Owner, Mall II Owner shall require a Proposed Transferee to obtain any license, qualification, clearance or the like which shall be requested or required of any Proposed Transferee by any Gaming Authority or any regulatory authority having jurisdiction over H/C II Owner or any Affiliate of H/C II Owner; provided, however, that H/C II Owner shall request the same only if a Gaming Authority or any other such authority requests or

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requires the same. If a Proposed Transferee fails to satisfy such requirement or if H/C II Owner or any Affiliate of H/C II Owner is directed not to involve itself in business with a Proposed Transferee by any such authority, or if H/C
II Owner shall in good faith determine, in H/C II Owner's good-faith judgment, that a Proposed Transferee or any of its officers, directors, employees, agents, designees or representatives, or a partner, owner, member, or shareholder, or any lender or financial participant (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize H/C II Owner's business, reputation or such licenses, or those of its Affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Mall
II Owner, at H/C II Owner's direction, shall immediately (i) terminate any relationship with the individual or entity which is the source of the problem, or (ii) cease the activity creating the problem. If Mall II Owner does not comply with item (i) or (ii) above, then H/C II Owner may require Mall II Owner to specifically perform such obligation (the parties recognizing that damages or other remedies would be inadequate under the circumstances). Any Phase II Mall Sale, entered into in violation of this Section 4(a), shall be deemed null and void and of no force and effect.

               (b) Mall I Owner acknowledges that H/C I Owner and Affiliates of H/C I Owner are businesses that are or may be subject to and exist because of privileged licenses issued by Gaming Authorities. Mall I Owner shall promptly notify H/C I Owner of the appointment of any individual as an officer, director or senior employee of Mall I Owner who does not hold such position as of the date hereof (each a "New Mall I Individual"). If requested to do so by H/C I Owner, Mall I Owner shall require any New

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Mall I Individual or other officer, director, employee, agent, designee or representative, or a partner, owner, member, or shareholder, or any lender or financial participant of Mall I Owner to obtain any license, qualification, clearance or the like which shall be requested or required of any such individual by any Gaming Authority or any regulatory authority having jurisdiction over H/C I Owner or any Affiliate of H/C I Owner. If any New Mall I Individual or other officer, director, employee, agent, designee or representative, or a partner, owner, member, or shareholder, or any lender or financial participant of Mall I Owner fails to satisfy such requirement or if H/C I Owner or any Affiliate of H/C I Owner is directed not to involve itself in business with such individual by any such authority, or if H/C I Owner shall in good faith determine, in H/C I Owner's good-faith judgment, that such individual
(a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize H/C I Owner's business, reputation or such licenses, or those of its Affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Mall I Owner, at H/C I Owner's direction, shall immediately (i) terminate any relationship with the individual or entity which is the source of the problem, or (ii) cease the activity creating the problem. If Mall I Owner does not comply with item (i) or (ii) above, then H/C I Owner may require Mall I Owner to specifically perform such obligation (the parties recognizing that damages or other remedies would be inadequate under the circumstances). Any appointment of any New Mall I Individual in violation of this Section 4 of this Article XIV shall be deemed null and void and of no force and effect.

               (c) Mall II Owner acknowledges that H/C II Owner and Affiliates of H/C II Owner are businesses that are or may be subject to and exist because of

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privileged licenses issued by Gaming Authorities. Mall II Owner shall promptly notify H/C II Owner of the appointment of any individual as an officer, director or senior employee of Mall II Owner who does not hold such position as of the date hereof (each a "New Mall II Individual"). If requested to do so by H/C II Owner, Mall II Owner shall require any New Mall II Individual or other officer, director, employee, agent, designee or representative, or a partner, owner, member, or shareholder, or any lender or financial participant of Mall II Owner to obtain any license, qualification, clearance or the like which shall be requested or required of any such individual by any Gaming Authority or any regulatory authority having jurisdiction over H/C II Owner or any Affiliate of H/C II Owner. If any New Mall II Individual or other officer, director, employee, agent, designee or representative, or a partner, owner, member, or shareholder, or any lender or financial participant of Mall II Owner fails to satisfy such requirement or if H/C II Owner or any Affiliate of H/C II Owner is directed not to involve itself in business with such individual by any such authority, or if H/C II Owner shall in good faith determine, in H/C II Owner's good-faith judgment, that such individual (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize H/C II Owner's business, reputation or such licenses, or those of its Affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Mall II Owner, at H/C II Owner's direction, shall immediately (i) terminate any relationship with the individual or entity which is the source of the problem, or (ii) cease the activity creating the problem. If Mall II Owner does not comply with item (i) or (ii) above, then H/C II Owner may require Mall II Owner to specifically perform such obligation (the parties recognizing that damages or other remedies would be

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inadequate under the circumstances). Any appointment of any New Mall II
Individual in violation of this Section 4 of this Article XIV shall be deemed null and void and of no force and effect.

               (d) Notwithstanding anything to the contrary contained in the second and third sentences of Section 3(d)(xi) or Section 4(a) of this Article XIV, Mall I Owner or Mall II Owner, as the case may be, need only use commercially reasonable efforts (or, if H/C I Owner and/or H/C II Owner agree to reimburse Mall I Owner or Mall II Owner, as the case may be, for any out-of-pocket costs incurred in connection therewith, best efforts), upon the request of H/C I Owner or H/C II Owner, to obtain and disclose the names of the directors and officers, all direct and indirect ownership interests and all lenders or sources of financing of any Proposed Transferee that is acquiring through the public markets less than a controlling interest in General Growth Properties, Inc. or in GGP Limited Partnership. For the purpose of this Section 4(d) of Article XIV, a "controlling interest" in a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract, or otherwise. For clarity, this Section 4(d) of
Article XIV shall not vary any of the terms of Section 3(d)(xi) or Section 4(a) of this Article XIV other than the second and third sentences thereof.

            5. Mortgages.

               (a) Each Party shall have the right to collaterally assign and encumber this Agreement as security to one or more of its Mortgagees holding a Mortgage so long as such Mortgagee, in writing (i) subordinates such Mortgage and the lien thereof to this Agreement and to the rights, interests, obligations, duties, conditions, covenants and

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agreements granted pursuant to this Agreement or otherwise contained herein
(whether such Mortgage is recorded on or after the date hereof) and (ii) agrees to be bound by the terms and conditions of this Agreement upon its taking title to such property (subject to the provisions of Section 6 below). Notwithstanding the foregoing, regardless of whether any Mortgagee shall receive a collateral assignment of this Agreement, each Mortgage (whether recorded on or after the date hereof) and the lien thereof shall automatically be subject and subordinate to this Agreement and to the rights, interests, obligations, duties, conditions, covenants and agreements granted pursuant to this Agreement or otherwise contained herein.

               (b) Each Party agrees for the benefit of the other Parties and their respective Mortgagees, that wherever a Party has a right to grant or withhold its consent or approval under this Agreement, or otherwise has discretion to act or refrain from acting, such Party shall only grant its consent or approval or act or refrain from acting, as the case may be, in such a manner as a Commercially Reasonable Owner would do and so long as the same is not likely to have a Material Adverse Effect.

               (c) In any instance (other than Section 2(b) of Article XI) where a Mortgagee's consent is required under this Agreement and such Mortgagee shall be a trustee for publicly held debt under an indenture, such Mortgagee shall be deemed to have given its consent upon delivery to such trustee of a written statement from an Independent Expert certifying that the matter proposed for consent would be consented to by a Commercially Reasonable Owner of the Lot(s) encumbered in favor of said Mortgagee and the same is not likely to have a Material Adverse Effect; provided, however, that the foregoing consent procedure shall not be construed as a means for satisfying any consents

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or approvals required to be obtained with respect to matters under the terms of the indenture, security documents and other loan documents pertaining to any such Mortgagee, it being understood that said consent or approval requirements must be satisfied in accordance with their terms.

            6. Transferee Liability.

(a) Subject to the further provisions of this Section 6, any assignee or transferee (in either case, a "Transferee") of all or any portion of the Phase I Land and/or any buildings or other improvements thereon, the Mall I Space and/or any buildings or other improvements thereon, the Phase II Land and/or any buildings or other improvements thereon, the Mall II Space and/or any buildings or other improvements thereon,or the SECC Land and/or any buildings or other improvements thereon, including, without limitation, any transferee by way of a foreclosure sale or deed-in-lieu of foreclosure, shall be deemed to have assumed the obligations and liabilities hereunder of the Party from whom such Transferee received its interest in such portion of the Phase I Land, Mall I Space, the Phase II Land, the Mall II Space or the SECC Land or such buildings or other improvements (to the extent such obligations or liabilities relate to such portion); provided that, without limiting the foregoing, within five (5) Business Days of written request therefor by the non-transferring Party hereto, the Transferee shall execute a writing, in form and substance reasonably satisfactory to such Transferee and to such non-transferring Party, confirming such assumption. In the event of such a transfer or assignment, the transferring Party (the "Transferor") shall be released from any obligations arising after the effective date of the transfer or assignment (but not any obligations of the Transferor that are outstanding under this Agreement as of the effective date of the transfer

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or assignment, and the Transferor and the Transferee shall be jointly and severally liable with respect to such obligations). Each Transferor shall give the other Party hereto at least five (5) Business Days' prior written notice of the transfer or assignment in question and shall furnish a fully-executed copy of the instrument of transfer or assignment, within five (5) Business Days of execution thereof, to the other Party hereto.

               (b) Notwithstanding the foregoing, in the event of a transfer to any Mortgagee (or its designee) resulting from (i) judicial or nonjudicial foreclosure of the Mortgage held by such Mortgagee or (ii) the grant of a deed-in-lieu of such foreclosure, then, in either event, (x) the Transferor shall be released from any obligations arising after the effective date of the transfer; provided, however, that the Transferor shall not be released from any obligations which remain outstanding on the date of such transfer and (y) such Mortgagee (or its designee) shall not be liable for any non-monetary defaults of the Transferor arising under this Agreement prior to the effective date of the transfer that are not susceptible to cure by the Transferee after obtaining possession of the Lot in question.

            7. As-Built Survey. Each Party, upon the request of any other Party, shall enter into one or more separate agreements in recordable form setting forth in legally sufficient detail the easements, rights-of-way and other rights and interests provided for in, or granted (or required to be granted) pursuant to, this Agreement. In addition, upon completion of construction of each of the Palazzo and the Phase II Automobile Parking Area, H/C II Owner, as applicable, shall, at its sole cost and expense, have an as-built survey prepared by a reputable licensed surveyor of the applicable portion of the Phase II

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                                                                             227

Land, together with all improvements constructed thereon and a copy of such survey will be sent to each Owner and to each Owner's Mortgagees.

            8. Estoppel Certificates. Each Party shall at any time and from time to time during the Term (but not more often than once in each calendar quarter), within thirty (30) days after request by any other Party, execute, acknowledge and deliver to such other Party or to any existing or prospective purchaser, Mortgagee or lessee designated by such other Party, a certificate stating: (a) that this Agreement is unmodified and in full force and effect, or if there has been a modification or modifications, that this Agreement is in full force and effect, as modified, and identifying the modification agreement or agreements;
(b) whether or not there is any existing default hereunder by either Party in the payment of any sum of money owing to the Party executing such certificate, whether or not there is any existing default by either Party with respect to which a notice of default has been given or received by the Party executing such certificate (and, to the best of the knowledge of the Party executing such certificate, whether any other default exists under this Agreement), and if there is any such default, specifying the nature and extent thereof; (c) whether or not there are any outstanding claims, set-offs, defenses or counterclaims which a Party has asserted against the other Party by notice to the other Party; and (d) such other matters as may be reasonably requested.

            9. Indemnification. Each of the Parties shall at all times indemnify and hold harmless each of the other Parties, their Mortgagees, the Trustee, the Phase II Trustee and their respective partners, principals, officers, directors, shareholders and employees, from and against any and all losses, liabilities, expenses, costs, demands, claims and judgments, including, without limitation, reasonable attorneys' fees and expenses, incurred

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                                                                             228

or suffered by any such indemnified Party and arising from or as a result of the death of, or any accident, injury, loss or damage whatsoever caused to any persons or property (a) as shall occur on the land or in any buildings or other improvements owned by such indemnifying Party, (b) as shall occur due to the entry by such indemnifying Party or its employees, contractors and agents onto the land or buildings owned by such indemnified Party, (c) as shall occur due to a violation of this Agreement on the part of the indemnifying Party, or (d) in connection with the exercise of any rights, licenses or interests granted to, or easements used by such indemnifying Party hereunder, except, in each case, to the extent such claims (i) result from the gross negligence or willful misconduct of the indemnified Party, (ii) are covered by any insurance referred to in Article X hereof that is obtained by any Party or would have been covered, if any other Party had obtained the same, by any such insurance that any other Party is required thereunder to obtain or to the extent a Party is actually covered by any other insurance or (iii) result from the exercise of any rights or interests granted to, or easements used by, any other Party hereunder. In accordance with, but without limiting, the foregoing, H/C II Owner agrees to indemnify and hold harmless each of the other Owners, their Mortgagees, the Trustee, the Phase II Trustee and their respective partners, principals, officers, directors, shareholders and employees, from and against any and all losses, liabilities, expenses, costs, demands, claims and judgments, including, without limitation, reasonable attorneys' fees and expenses, incurred or suffered by any such indemnified Party and arising from or as a result of the death of, or any accident, injury, loss or damage whatsoever caused to any persons or property as may occur in connection with the construction of the Palazzo, except, in each case, to the extent such claims (i) result from

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                                                                             229

the gross negligence or willful misconduct of the indemnified Party, (ii) are caused by construction, alterations or "fit-out" work performed by Mall II Buyer, or its agents, employees, contractors or subcontractors, on or about the Phase II Land during the construction of the Palazzo, in which event Mall II Owner shall be the indemnifying party under this sentence or (iii) are covered by any insurance referred to in Article X hereof that is obtained by any Party or would have been covered, if any other Party had obtained the same, by any such insurance that any other Party is required thereunder to obtain or to the extent a Party is actually covered by any other insurance.

            10. Rights to Cure Default; Payment of Default and Lien.

               (a) In the event that any Party (a "Defaulting Party") shall fail to fully, faithfully and punctually perform or cause to be performed any obligation on the part of such Defaulting Party hereunder:

                  (i) if such default shall continue for ten (10) days after notice thereof (except in the event of an emergency where no notice shall be required) from any non-Defaulting Party affected by such default to the Defaulting Party, such non-Defaulting Party shall have the right (but not the obligation) to (x) enter upon the property owned or leased by the Defaulting Party to the extent reasonably required to perform or cause to be performed the obligations of the Defaulting Party with respect to which the Defaulting Party is in default, (y) perform or cause to be performed such obligations and (z) be reimbursed by such Defaulting Party, upon demand by such non-Defaulting Party, for the cost thereof, together with simple interest thereon at the Interest Rate from the date of demand to the date of reimbursement by the Defaulting Party; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such ten (10) day period and cannot be cured solely by the payment of money and the Defaulting Party shall have commenced to cure such default within such ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended to the extent necessary so to cure such default (but in no event beyond sixty (60) days in total (including the original ten (10) day period)); and

                  (ii) if such failure shall continue for thirty (30) days after notice from such non-Defaulting Party to the Defaulting Party, then such non-Defaulting Party shall have all rights and remedies available at law or in equity (other than any right to terminate this Agreement); provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and the Defaulting Party shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended to the extent necessary so to cure such default (but in no event beyond one hundred eighty (180) days in total (including the original thirty (30) day period)); provided further, that any default that can be cured solely by the payment of money shall be cured within ten (10) days after notice from such non-Defaulting Party to the Defaulting Party.

               (b) If pursuant to Section 10(a) of this Article XIV, a Party is compelled or elects to pay any sum of money or do any acts which require the payment of money by reason of another Party's failure or inability to perform any of the terms and
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                                                                             231

provisions in this Agreement to be performed by such other Party, the Defaulting Party shall promptly upon demand, reimburse the paying Party for such sums, and all such sums shall bear simple interest at the Interest Rate from the date of demand for reimbursement until the date of such reimbursement. Any other sums payable by any Party to any other Party pursuant to the terms and provisions of this Agreement that shall not be paid when due shall bear simple interest at the Interest Rate from the due date to the date of payment thereof. All such unpaid sums shall constitute a valid and enforceable lien on the Defaulting Party's Lot and each Party hereby consents to the filing by any other Party of any and all documentation necessary or desirable to perfect and/or secure such lien. No action shall be brought to foreclose such lien unless (x) thirty (30) days' notice of claim of lien is given to the Defaulting Party, (y) such notice and opportunity to cure is given to the holder of any Mortgage encumbering the Defaulting Party's Lot as is required under Section 15(c) of this Article, and
(z) no such Person shall cure the default in question within the applicable cure period. Reasonable attorneys' fees and charges in connection with collection of the debt secured by such lien or foreclosure thereof shall be paid by the Party against whom such action is brought and secured by such lien. Such lien shall be superior to any other lien and encumbrance on the affected Lot created or arising on or after the date of the Original REA, including, without limitation, the lien of any Mortgage. The liens provided for in this Section 10 shall only be effective when filed for record by the non-Defaulting Party as a claim of lien against the defaulting Party in the Recorder's Office, signed and acknowledged, which claim of lien shall contain at least:

            (i) An itemized statement of all amounts due and payable pursuant hereto;

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                                                                             232

            (ii) A description sufficient for identification of that portion of the real property of the Defaulting Party which is the subject of the lien;

            (iii) The name of the Owner or reputed Owner of the property which is the subject of the lien; and

            (iv) The name and address of the Party claiming the lien. The lien shall attach from the date a claim is recorded and may be enforced under the procedures set forth in Nev. Rev. Stat. Sections 116.3116-116.31168, except that the term "unit," as used in the foregoing provisions, shall be deemed to refer to the Defaulting Party's interest in the real property which is subject to the lien. The Party claiming the lien shall release the claim of lien once the amounts secured by the lien have been paid in full.

         (c) Notwithstanding the provisions of Section 10(b) of this Article XIV, H/C I Owner hereby expressly agrees that any amount due from Mall I Owner to H/C I Owner under the provisions of Section 3(d)(ix) of this Article XIV (a "Cure Reimbursement Amount") is hereby expressly made subordinate to and junior in right of payment to the payment of all amounts that are due and payable under any Mall I Loan. H/C I Owner further agrees that any liens and security interests in favor of H/C I Owner under Section 10(b) of this Article XIV in respect of any Cure Reimbursement Amounts in any assets of Mall I Owner shall be and hereby are subordinated in rank and priority to any liens and security interests granted to and in favor of any Mall I Mortgagee in those assets (whether now or hereafter arising) to secure the applicable Mall I Loan. In the event that, at the time any amount is due and payable to any Mall I Mortgagee under any Mall I Loan, any payment or distribution of assets of Mall I Owner of any kind or character, whether in cash, instruments, securities or other property, is received by H/C I Owner in respect of a

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                                                                             233

Cure Reimbursement Amount from any source, directly or indirectly, such payment or distribution shall be held for the benefit of, and shall be immediately paid over and delivered to, the Mall I Mortgagee to the extent necessary to pay such due and payable amount under the Mall I Loan.

      11. Rights Perpetual. Except as otherwise expressly provided in this Agreement, (i) the utility, parking, and encroachment easements and related rights and interests granted herein shall be perpetual and shall remain binding forever and (ii) the remainder of this Agreement shall continue, and the remainder of the obligations hereunder shall remain binding, from the Commencement Date until the Expiration Date. No Party shall have the right to terminate this Agreement as a result of any default or alleged default of any other Party, but such limitation shall not affect, in any manner, any other rights or remedies which any Party may have hereunder, at law or in equity by reason of any breach of this Agreement.

      12. Further Assurances. Each Party upon the request of any other Party and at the expense of such other Party at any time from time to time, agrees to promptly execute, acknowledge where appropriate and deliver such additional instruments and documents, in recordable form if appropriate, and to take such other action, in each case, as may be reasonably requested by such other Party in order to effectuate the agreements contained herein. The Parties further agree to make such changes to this Agreement as shall be reasonably required to make this Agreement consistent with all applicable Legal Requirements.

      13. Rights Irrevocable. The Parties hereby agree that, except as otherwise expressly provided herein, (a) no fee or other charge is payable by any Person in

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                                                                             234

connection with the use of any easement, right or interest granted hereunder or pursuant to the terms hereof and (b) all easements, rights and interests granted hereunder or pursuant to the terms hereof shall be irrevocable.

      14. No Joint Venture. Nothing herein contained shall be deemed or construed by the Parties hereto, or by any third Party, as creating the relationship of principal and agent, or of partners or joint venturers, between the Parties hereto.

      15. Notices.

         (a) All notices, demands, requests and other communications given hereunder shall be in writing and shall be deemed to have been given: (i) upon delivery if personally delivered; (ii) when delivered, postage prepaid, by certified or registered mail, return receipt requested as evidenced by the return receipt; or (iii) upon delivery if deposited with a nationally recognized overnight delivery service marked for delivery on the next Business Day, in any case, addressed to the Party for whom it is intended at its address hereinafter set forth:

            If to SECC Owner:

                     Interface Group-Nevada, Inc.
                     3355 Las Vegas Boulevard South
                     Room 1B
                     Las Vegas, Nevada 89109
                     Attn:  General Counsel

            If to H/C I Owner:

                     Venetian Casino Resort, LLC
                     3355 Las Vegas Boulevard South
                     Room 1C
                     Las Vegas, Nevada 89109
                     Attn: General Counsel

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                                                                             235

            If to H/C II Owner:

                     Lido Casino Resort, LLC
                     3355 Las Vegas Boulevard South
                     Room 1C
                     Las Vegas, Nevada 89109
                     Attn:  General Counsel

            If to Mall I Owner:

                     Grand Canal Shops II, LLC
                     c/o GGP Limited Partnership
                     110 North Wacker Drive
                     Chicago, Illinois 60606
                     Tel: (312) 960-5015
                     Fax: (312) 960-5475
                     Attn: Joel Bayer

            If to Mall II Owner:

                     Lido Casino Resort, LLC
                     3355 Las Vegas Boulevard South
                     Room 1C
                     Las Vegas, Nevada 89109
                     Attn:  General Counsel

                     and

                     Phase II Mall Subsidiary, LLC
                     3355 Las Vegas Boulevard South
                     Room 1C
                     Las Vegas, Nevada 89109
                     Attn:  General Counsel

            If to the Trustee or the Phase II Trustee:

                     The Bank of Nova Scotia
                     580 California Street
                     21st Floor
                     San Francisco, CA 94104
                     Attn:  Corporate Banking Agency
                     San Francisco Station

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                                                                             236

            If to the Building Department:

                     Clark County Building Division
                     Department of Development Services
                     4701 W. Russell Road
                     Las Vegas, Nevada 89118

Any Party may change its address for the purposes of this section by giving notice of such change as aforesaid.

         (b) The holders of the Existing Mortgages (as defined below) and each other Mortgagee shall be entitled to receive, in addition to any other notice rights contained herein, notice of any default by the Party hereto whose property is encumbered by the applicable Mortgage, provided that each Mortgagee other than holders of the Existing Mortgages (who shall not be required to deliver a Form Notice) shall have delivered a copy of a notice in the form herein provided to each Party hereto (the "Form Notice"). The form of such Form Notice shall be as follows:

         The undersigned, whose address is
         ____________________________________________ does hereby certify that it is the beneficiary under a Deed of Trust upon the land described on Exhibit A attached hereto and/or the buildings or other improvements thereon. In the event that any notice shall be given of the default, under that certain Third Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of ____________, 2006 between Venetian Casino Resort, LLC, Lido Casino Resort, LLC, Phase II Mall Subsidiary, LLC, Grand Canal Shops II, LLC and Interface Group - Nevada, Inc. (the "REA"), on the part of the Party upon whose property is encumbered by such Deed of Trust, a copy thereof shall be delivered to the undersigned who shall have the right to cure such default as set forth in the REA.

Any such notice to a Mortgagee shall be given in the same manner as provided in
Section 15(a) of this Article XIV above. As used herein the term "Existing Mortgages"

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                                                                             237

shall mean the collective reference to (i) that certain Deed of Trust, dated as of July 30, 2004, delivered by Interface for the benefit of Archon Financial, L.P. and its successors and assigns, as the same may be further amended, supplemented or otherwise modified or assigned from time to time (the "Existing SECC Mortgage"), (ii) that certain Amended and Restated Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of February 22, 2005, from LVSI and Phase I LLC to First American Title Insurance Company, for the benefit of The Bank of Nova Scotia, as agent (in such capacity, the "Existing Phase I Mortgage-Bank") as the same may be further amended, supplemented or otherwise modified or assigned from time to time, (iii) that certain Fee and Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of May 17, 2004, delivered by Mall LLC for the benefit of Wells Fargo Bank, N.A. (as successor in interest to Archon Financial, L.P.) (the "Existing Mall I Loan"), (iv) that certain Deed of Trust, Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of September 30, 2004, from to First American Title Insurance Company, for the benefit of The Bank of Nova Scotia, as agent (the "Existing Mall II Loan") and (v) that certain Amended and Restated Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of February 22, 2005, from Phase II LLC to First American Title Insurance Company, for the benefit of The Bank of Nova Scotia, as agent (in such capacity, the "Existing Phase II Mortgage-Bank") as the same may be further amended, supplemented or otherwise modified or assigned from time to time. For purposes of all notices, demands, requests and other communications hereunder, the address of the holder of each Existing
Mortgage is as follows:

          with respect to the Existing SECC Mortgage:

               Archon Financial, L.P.
               600 East Las Colinas Boulevard
               Suite 800
               Irving, Texas  75039
               Attention:  Michael Forbes

               with copies to

               Goldman Sachs Mortgage Company
               85 Broad Street, 11th Floor
               New York, New York  10004
               Attention:  Daniel Ottensoser

               and

               Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York  10006
               Attention:  Kimberly Brown Blacklow, Esq.

          with respect to the Existing Phase I
          Mortgage-Bank, the Existing Phase II
          Mortgage-Bank or the Existing Mall II Loan:

               The Bank of Nova Scotia
               580 California Street, 21st Floor
               San Francisco, California 94104
               Attention:  Mr. Alan Pendergast

          with respect to the Existing Mall I Loan:

               Wells Fargo
               PriceWaterhouseCoopers
               1201 Louisiana, Suite 2900
               Houston, TX 77002-5678
               Attention:  Eloy Escobeda

         (c) In the event that any notice shall be given of the default hereunder of a Party hereto and such Defaulting Party shall fail to cure or commence to cure such default (and such default shall continue after the giving of the applicable notice and the expiration of the applicable cure period set forth in this Agreement), then and in that event the holder of any Mortgage affecting the property of the Defaulting Party shall be entitled to receive an additional notice given in the manner provided herein, that the Defaulting Party has failed so to cure such default, and such Mortgagee shall have thirty (30) days after the receipt of said additional notice to cure any such default, or, if such default cannot be cured within thirty (30) days, to diligently commence curing within such time and diligently and expeditiously cure within a reasonable time thereafter (including, without limitation, such time as shall be necessary to obtain possession of the property where possession shall be necessary to effect a cure).

      16. Disputes/Independent Expert. Notwithstanding anything to the contrary contained in this Agreement, in the event there is a dispute that this Agreement provides will be resolved by an Independent Expert among any of the Parties (the "Disputing Parties") arising out of or relating to this Agreement and the Disputing Parties cannot, with respect to any such dispute, resolve such dispute within sixty (60) days, then the matter(s) in question shall be resolved in accordance with the further provisions of this Section. In the event of any such disagreement, the Disputing Parties shall promptly notify the Independent Expert (as defined below) of such disagreement and of their desire that such disagreement be resolved by the Independent Expert. The Independent Expert shall be instructed to render its decision within thirty (30) days (or any shorter time reasonably agreed to by the Disputing Parties) after such notification. Each of the Disputing Parties shall be entitled to present evidence and arguments to the Independent Expert, which evidence and arguments may include the relevant provisions hereof. During the pendency of such dispute-resolution procedure, the Disputing Parties shall continue their performance under this Agreement, including with respect to the matter that is the subject of such procedure. The determination of the Independent Expert acting as above provided (i) shall be conclusive and binding upon the Parties and (ii) shall in no event modify, amend or supplement this Agreement in any manner. The Independent Expert shall be required to give written notice to the Disputing Parties stating its determination, and shall furnish to each Party a signed copy of such determination. Each of the Disputing Parties shall pay its proportionate share of the fees and expenses of the Independent Expert and all other expenses of the above-described dispute resolution procedure (not including the attorneys' fees, witness fees and similar expenses of the Disputing Parties, which shall be borne separately by each of the Parties). As used herein, the "Independent Expert" shall mean (a) with respect to any dispute pertaining to architectural or engineering matters, an appropriately licensed and/or registered (as applicable), reputable and independent architect or engineer; (b) with respect to any dispute pertaining to hotel, casino, restaurant or retail complex operation or management, a reputable and independent Person with experience in commercial real estate operation and management; and (c) with respect to any other dispute, a licensed, reputable and independent certified public accountant, in each of (a), (b) or (c) reasonably acceptable to the Disputing Parties. In all events, the Independent Expert shall (i) not be affiliated with any Owner (or any Affiliate of any Owner) or any Mortgagee (or any Affiliate of any Mortgagee) and (ii) have at least ten (10) years of relevant experience and expertise with respect to large commercial real estate projects in Las Vegas, Nevada and/or Clark County, Nevada. The holder of a Mortgage may participate in any dispute involving an Independent Expert in conjunction with the Party upon whose Lot it has a Mortgage.

      17. Savings. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      18. No Shared Ownership. The Parties hereto acknowledge and agree that this Agreement is intended solely to regulate the rights and obligations of the Parties hereto and to impose the easements and restrictions upon the property specifically set forth herein, and except as set forth herein, each Party retains full ownership and control over its own property.

      19. Headings. The article and section headings are inserted for convenience only and shall not affect construction of this Agreement.

      20. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will, for all purposes, be deemed an original instrument, but all such counterparts together will constitute but one and the same agreement.

      21. Right to Injunction. In the event of any violation or threatened violation by any Person of any of the terms, restrictions, covenants and conditions of this

Agreement, any Party hereto shall have the right to enjoin such violation or threatened violation in a court of competent jurisdiction.

      22. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

      23. No Waiver. No delay or omission by any Party in exercising any right or power accruing upon any default, non-compliance or failure of performance of any of the provisions of this Agreement by any other Party shall be construed to be a waiver thereof. A waiver by any Party of any of the obligations of any Party shall not be construed to be a waiver of any subsequent breach of any other term, covenant or agreement set forth in this Agreement.

      24. Pronouns. All personal pronouns used in this Agreement, whether in the masculine, feminine or neuter gender, shall be deemed to include, and to refer also to, all other genders; all references in the singular shall be deemed to include, and to refer also to, the plural, and vice versa.

      25. Construction. The word "in" with respect to an easement granted "in" a particular parcel of land or a portion thereof shall mean, as the context may require, "in," "to," "on," "over," "through," "over," "upon," "across," and "under," or any one or more of the foregoing.

      26. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.

      27. Entire Agreement. This Agreement contains the entire agreement of the Parties and this Agreement may only be amended, supplemented, changed, terminated or modified by an agreement in writing signed by the Parties hereto, consented to by the Mortgagees affected thereby and recorded in the appropriate public records.

      28. Recordation. This Agreement shall be recorded in the Land Records of Clark County, Nevada, with the costs of such recording to be shared equally by the Parties hereto.

      29. Successors and Assigns. This Agreement shall be binding on the Parties hereto and inure to the benefit of their respective heirs, legal representatives, successors and assigns.

      30. Binding and Enforceable Agreements; Independent Obligations.

         (a) This Agreement is and is intended to be a fully binding and enforceable contract between the Parties notwithstanding that certain Parties are currently indirectly owned by the same principal. Each Party expressly acknowledges that certain third parties, including the separate creditors of each Party, are relying upon (i) the binding and enforceable nature hereof by each Party against the others and (ii) the separate assets and liabilities of each Party. Each Party therefore agrees not to challenge or seek to set aside this Agreement or the transactions contemplated hereby (whether in any bankruptcy or insolvency proceeding or otherwise) based upon any assertion that such transactions do not contain arm's-length terms or upon any direct or indirect common ownership of the Parties.

         (b) All obligations of any Party under this Agreement constitute independent obligations of such Party and (except where expressly stated to be conditions) are not conditioned in any way on performance by any other Party. Accordingly, the breach by any Party under this Agreement shall not excuse performance by any other

Party, except where this Agreement expressly states that one Party's performance is conditioned upon performance by another Party. Nothing in the preceding two sentences shall limit any right of any Party to recover damages or to obtain equitable relief on account of any other Party's breach of this Agreement. All Parties acknowledge that every Party will be making a substantial monetary investment in reliance on the terms of this Agreement and the independent obligations undertaken by each Party pursuant to this Agreement. Without this Agreement, the Parties would not be able to achieve a coordinated development of the real property burdened by this Agreement, which coordinated development is intended and expected to produce substantial benefits for all Parties. All Parties acknowledge that it would be inequitable for any Party to be excused from any obligations under this Agreement while retaining its interest in the property encumbered (and benefited) by this Agreement.

         (c) Funds Held by Trustee or Phase II Trustee. Whenever Trustee or Phase II Trustee is holding funds pursuant to this Agreement, such funds shall be held in a segregated interest bearing account for the benefit of the applicable Owners and the applicable Mortgagees.

      31. Shared Costs. Wherever it is contemplated in this Agreement that Owners will share costs, the Owner who contracts for or incurs such costs on behalf of all such Owners shall do so only pursuant to arms-length agreements at market rates; provided that the foregoing shall not apply to an Owner who incurs expense to cure the default of another Owner.

      32. No Duplication of Charges. Notwithstanding the fact that a fee, expense or other charge may be referenced more than once in this Agreement, no Party shall be required to pay such fee, expense or other charge more than once.

      33. Section References. Wherever the word "Section" appears with no reference to a corresponding "Article", the referenced Section shall be construed to be within the Article wherein such reference is made.

      34. Modifications Requested by Mortgagees. If any actual or prospective Mortgagee requests any modification of this Agreement, then the Owners shall, at the request of the Owner whose Mortgagee is requesting such modification, promptly execute and deliver such modification as such actual or prospective Mortgagee shall require, provided that such modification does not affect the rights of any of the other Owners (other than to a de minimus extent), increase the obligations of any of the other Owners hereunder (other than to a de minimus extent) or violate any term of any other Owner's Mortgages.

      35. Notice to Clark County Building Department. The Parties acknowledge and agree this Agreement allows the Lots to be in compliance with certain Legal Requirements, including, without limitations, building code requirements of Clark County. Should this Agreement be terminated or modified without the written concurrence of the Clark County Building Division of the Department of Development Services (the "Building Department") verifying that each Lot will remain or be in compliance with building code requirements, the Building Department could prohibit continued operation of the business of a Party until compliance with all Legal Requirements. Although Clark

County is not a Party, each Party covenants and agrees to give notice to Clark County in the manner provided herein prior to any modification or termination of this Agreement.

      36. Other Agreements. Nothing in this Agreement is intended to constitute a waiver of any rights and obligations contained in the Phase II Mall Agreement or in that certain Joint Use and Operating Agreement dated February 14, 2005, between H/C I Owner and Mall I Owner, both of which remain in full force and effect. Without limiting the generality of the foregoing, nothing in this Agreement is intended to vary the terms of Section 2 of Article I of such Joint Use and Occupancy Agreement, and this Agreement shall be included within the definition of "Transactional Documents" (as defined therein).

                                   ARTICLE XV

                                   ARBITRATION

      1. Disputes Covered. Any dispute including those arising from lack of approval, controversies or disagreements between the Parties or arising from the interpretation or application of any Article or Section, and any disputes in this Agreement which by specific provisions are made subject to arbitration shall be resolved by arbitration, as provided herein; provided, however, that any Party hereto may seek prohibitory injunctive relief without first submitting a controversy to arbitration.

      2. Arbitration Procedures.

         (a) If the Parties (the "Arbitrating Parties") that are required to agree on an arbitrable dispute cannot reach an agreement within thirty (30) days after notice of an arbitrable dispute is given by any Arbitrating Party to the other Party or

Parties, then any Arbitrating Party may at any time after the end of said thirty
(30) day period refer the dispute to arbitration by notifying any other Arbitrating Party thereof, and the Arbitrating Parties agree to cooperate in obtaining such arbitration.

         (b) Each Arbitrating Party shall within twenty (20) days of its receipt of such notification designate one Person, as hereinafter provided, to represent it as an arbitrator. The arbitrators so appointed by the Arbitrating Parties shall together designate one or two additional Persons as arbitrators to the end that the total number of arbitrators shall be an odd number. The appointment of all additional arbitrators under this Section shall be in writing and shall be submitted to the Arbitrating Parties within ten (10) days following the selection of the last arbitrator selected by the Arbitrating Parties. Any Person designated as an arbitrator shall be knowledgeable and experienced in the matters sought to be arbitrated, and shall in all events (i) not be affiliated with any Owner (or any Affiliate of any Owner) or any Mortgagee (or any affiliate of any Mortgagee) and (ii) have at least ten (10) years of relevant experience and expertise with respect to large commercial real estate projects in Las Vegas, Nevada and/or Clark County, Nevada. If the dispute to be arbitrated deals with construction, the arbitrator so appointed shall be experienced and knowledgeable in the construction industry as it relates to the nature of the structure to which such arbitration applies. Similarly, any arbitrator appointed in an architectural dispute shall be qualified as respects architecture as it relates to the nature of the structure to which such arbitration applies.

         (c) The arbitrators shall meet or otherwise confer as deemed necessary by the arbitrators to resolve the dispute and a decision of a majority of the arbitrators will be binding upon the Arbitrating Parties. The decision of the arbitrators shall be in writing and shall be made as promptly as possible after the designation of the last additional arbitrator, but in no event later than thirty
(30) days from the date of the designation of the last additional arbitrator. A copy of the decision of the arbitrators shall be signed by at least a majority of the arbitrators and given to each Arbitrating Party and its Mortgagee in the manner provided in Section 15 of Article XIV of this Agreement for the giving of notice.

         (d) For each arbitrable dispute the cost and expense of the arbitrators and arbitration proceeding (except for an Arbitrating Party's attorney's fees) shall be paid and shared by the Arbitrating Parties, unless the arbitrators assess such cost and expense unequally between the Arbitrating Parties.

         (e) The decision of the arbitrators (i) may be entered as a judgment in a court of competent jurisdiction and (ii) shall in no event modify, amend or supplement this Agreement in any manner. All arbitration conducted under this
Article XV shall be in accordance with the rules of the American Arbitration Association, to the extent such rules do not conflict with the procedures herein set forth. To the extent permitted by law, compliance with this Article XV is a condition precedent to the commencement by any Party of a judicial proceeding arising out of a dispute which is subject to arbitration hereunder.

      The holder of a Mortgage may participate in any arbitration proceedings in conjunction with the Party upon whose Lot it has a Mortgage.

                            [signature page follows]

      IN WITNESS WHEREOF, the Parties hereto have set their hands the day and year first above written.

                           VENETIAN CASINO RESORT, LLC

                           By:  Las Vegas Sands, LLC, as managing member

                                By: /s/ Bradley H. Stone
                                    --------------------------------------------
                                    Name: Bradley H. Stone
                                    Title: Executive Vice President

                           INTERFACE GROUP-NEVADA, INC.

                           By: /s/ Bradley K. Serwin
                               -------------------------------------------------
                               Name: Bradley K. Serwin
                               Title: Secretary

                           PHASE II MALL SUBSIDIARY, LLC

                           By: /s/ Bradley H. Stone
                               -------------------------------------------------
                               Name: Bradley H. Stone
                               Title: Executive Vice President

                           LIDO CASINO RESORT, LLC

                           By: Lido Casino Resort Holding Company, LLC

                               By: Lido Intermediate Holding Company, LLC

                                   By: Venetian Casino Resort, LLC

                                       By: Las Vegas Sands, LLC

                                           By: /s/ Bradley H. Stone
                                               ---------------------------------
                                               Name: Bradley H. Stone
                                               Title:  Executive Vice President

                           GRAND CANAL SHOPS II, LLC

                           By: /s/ Ronald L. Gern
                             ---------------------------------------------------
                             Name: Ronald L. Gern
                             Title: Senior Vice President

THE FOLLOWING PARTIES ARE EXECUTING THIS AGREEMENT
SOLELY FOR THE PURPOSE OF AGREEING TO BE BOUND BY
SECTION 3(d) OF ARTICLE XIV OF THIS AGREEMENT:

GGP-CANAL SHOPPES L.L.C.

By:  GGP HOLDING II, INC.,
      its sole member

By: /s/ Ronald L. Gern
    ______________________________________________
    Name: Ronald L. Gern
    Title: Senior Vice President

GGP HOLDING II, INC.

By: /s/ Ronald L. Gern
    ______________________________________________
      Name: Ronald L. Gern
      Title: Authorized Officer

GGP HOLDING, INC.

By: /s/ Ronald L. Gern
    ______________________________________________
      Name: Ronald L. Gern
      Title: Authorized Officer

GENERAL GROWTH PROPERTIES, INC.

By: /s/ Ronald L. Gern
    ______________________________________________
    Name: Ronald L. Gern
    Title: Authorized Officer

State of Nevada   )
                  :  ss.:
County of Clark   )

      This instrument was acknowledged before me on July 26, 2006, by Bradley H. Stone, Exec. V.P. of Las Vegas Sands, LLC, the managing member of VENETIAN CASINO RESORT, LLC.

                                              (Signature of notarial officer)

(Seal, if any)                                /s/ Bonnie R. Bruce

                                              My commission expires: 1/24/09

State of Nevada   )
                  :  ss.:
County of Clark   )

      This instrument was acknowledged before me on July 26, 2006, by Bradley H. Stone as Exec. V.P. of INTERFACE GROUP-NEVADA, INC.

                                              (Signature of notarial officer)

(Seal, if any)                                Bonnie R. Bruce

                                              My commission expires: 1/24/09

State of Nevada   )
                  :  ss.:
County of Clark   )

      This instrument was acknowledged before me on July 26, 2006, by Bradley K. Serwin, Secretary of PHASE II MALL SUBSIDIARY, LLC.

                                              (Signature of notarial officer)

(Seal, if any)                                Bonnie R. Bruce

                                              My commission expires: 1/24/9

State of Nevada   )
                  :  ss.:
County of Clark   )

      This instrument was acknowledged before me on July 26, 2006, by Bradley H. Stone, Exec. V.P. of Las Vegas Sands, LLC, the managing member of Venetian Casino Resort, LLC, the managing member of Lido Intermediate Holding Company, LLC, the managing member of Lido Casino Resort Holding Company, LLC, the managing member of LIDO CASINO RESORT, LLC.

                                              (Signature of notarial officer)

(Seal, if any)                                Bonnie R. Bruce

                                              My commission expires: 1/24/09

State of Illinois )
                  :  ss.:
County of Cook    )

      This instrument was acknowledged before me on July 26, 2006, by Ronald L. Gern, Senior Vice President of GRAND CANAL SHOPS II, LLC.

                                           (Signature of notarial officer)

(Seal, if any)                              /s/ Dorothy C. Maleski

                                            My commission expires: July 10, 2009

State of Illinois )
                  :  ss.:
County of Cook    )

      This instrument was acknowledged before me on July 26, 2006, by Ronald L. Gern, Senior Vice President of GGP Holding II, Inc. the sole member of GGP-CANAL SHOPPES L.L.C..

                                           (Signature of notarial officer)

(Seal, if any)                             /s/ Dorothy C. Maleski

                                           My commission expires: July 10, 2009

State of Illinois )
                  :  ss.:
County of Cook    )

      This instrument was acknowledged before me on July 26, 2006, by Ronald L. Gern, Authorised Officer of GGP HOLDING II, INC.

                                            (Signature of notarial officer)

(Seal, if any)                              /s/ Dorothy C. Maleski

                                            My commission expires: July 10, 2009

State of Illinois )
                  :  ss.:
County of Cook    )

      This instrument was acknowledged before me on July 26, 2006, by Ronald L. Gern, Authorized Officer of GGP HOLDING, INC.

                                            (Signature of notarial officer)

(Seal, if any)                              /s/ Dorothy C. Maleski

                                            My commission expires: July 10, 2009

State of Illinois )
                  :  ss.:
County of Cook    )

      This instrument was acknowledged before me on July __, 2006, by Ronald L. Gern, Authorized Officer of GENERAL GROWTH PROPERTIES, INC.

                                              (Signature of notarial officer)

(Seal, if any)                                /s/ Dorothy C. Maleski

My commission expires: July 10, 2009

                                   SCHEDULE I

                                   Definitions

       The following terms shall have the meanings set forth in this Schedule I:

    1. "Accounting Period" shall mean any period commencing January 1 and ending on the next following December 31.

    2. "Adelson" shall mean Sheldon G. Adelson.

    3. "Affected Mortgagee" shall mean a Mortgagee who holds a Mortgage encumbering the Lot affected by the event in question.

    4. "Affiliate" when used with respect to a Person, shall mean (i) a Person which, directly or indirectly, controls, is controlled by or is under common control with such Person or (ii) a direct or indirect owner, officer, director, employee or trustee of, or a Person which serves in a similar capacity with respect to, such Person. For the purpose of this definition, control of a Person which is not an individual shall mean the power (through ownership of more than 50% of the voting equity interests of such Person or through any other means) to direct the management and policies of such Person.

    5. "Agent" shall have the meaning set forth in Section 3(c)(i) of Article
XIV.

    6. "Agreement" shall have the meaning set forth in the introductory clause.

    7. "Alteration" shall mean any improvement, alteration, addition, restoration, replacement, change or other work, or signage, to the interior or exterior of the Venetian (or the Palazzo, as applicable) made by or for any Owner or any Tenant.

    8. "Arbitrating Parties" shall have the meaning set forth in Section 2 of
Article XV.

      9. "Architect" shall mean any professional architect licensed in the State of Nevada selected and/or approved by H/C I Owner or H/C II Owner, as applicable (which approval shall not be unreasonably withheld, conditioned or delayed).

      10. "Automobile Parking Area" shall mean each of the Phase I Automobile Parking Area and the Phase II Automobile Parking Area.

      11. "Bank Credit Agreement" shall mean that certain Amended and Restated Senior Credit Agreement, dated as of February 22, 2005 by and among Phase I LLC and LVSI, as borrowers, and the lenders from time to time parties thereto, The Bank of Nova Scotia, as Administrative Agent, Joint Lead Arranger and Joint Bookrunner, Goldman Sachs Credit Partners L.P., as Syndication Agent, Joint Lead Arranger and Joint Bookrunner, and other parties, as the same may be amended, modified and/or restated from time to time.

      12. "Best's" shall have the meaning set forth in Section 3 of Article X.

      13. "Bill" shall have the meaning set forth in Section 3(c) of Article VI.

      14. "Building Department" shall have the meaning set forth in Section 35 of Article XIV.

      15. "Business Day" shall mean any day other than Saturday, Sunday, a Federal holiday, a holiday recognized by the State of Nevada or any day on which banks in Nevada are required or permitted to be closed.

      16. "Buy-Out Option" shall have the meaning set forth in Section 3(d)(vii) of Article XIV.

      17. "Buy-Out Option Purchase Price" shall have the meaning set forth in
Section 3(d)(vii) of Article XIV.

      18. "Casualty" shall have the meaning set forth in Section 13 of Article
X.

      19. "Clark County" shall mean Clark County, Nevada.

      20. "Commencement Date" shall mean the date hereof.

      21. "Commercially Available" shall have the meaning set forth in Section 7 of Article X.

      22. "Commercially Reasonable Owner" shall mean, with respect to a given Owner and its Lot, a commercially reasonable and prudent owner of such Lot together with any buildings and/or improvements located thereon or therein (and of no other property, rights or interests) (assuming that, at the time in question, such owner, has equity in such Owner's Lot together with buildings and/or improvements).

      23. "Competitor" shall mean a Person other than H/C I Owner or H/C II Owner that (i) owns or operates (or is an Affiliate of an entity that owns or operates) a hotel located in Clark County, Nevada, Macau or Singapore, a convention center located in Clark County, Nevada or Macau or any casino and/or
(ii) is a union pension fund.

      24. "Congress Facility" shall have the meaning set forth in Section 2(a) of Article III.

      25. "Construction Litigation" shall mean the litigation arising out of the lawsuit filed by LVSI and Phase I LLC against Lehrer McGovern Bovis Inc., a New York corporation, in the United States District Court for Nevada and the countersuit filed by Lehrer McGovern Bovis Inc. against LVSI and Phase I LLC, the related arbitration between such parties and any other outstanding lawsuit, action, claim or lien arising out of or relating to the construction of the Phase I Hotel/Casino, Phase I Mall or the Building.

      26. "Control" of a Person which is not an individual shall mean the power (through ownership of more than 50% of the voting equity interests of such Person or through any other means) to direct the management and policies of such Person.

      27. "COREA" shall have the meaning set forth in Section D of Article VIII.

      28. "CPI" shall have the meaning set forth on Schedule II.

      29. "CPI Adjustment" shall have the meaning set forth on Schedule II.

      30. "CPI Increase" shall have the meaning set forth on Schedule II.

      31. "Curable Default" shall have the meaning set forth in Section 3(d)(vi) of Article XIV.

      32. "Cure Reimbursement Amount" shall have the meaning set forth in
Section 10(c) of Article XIV.

      33. "Defaulting Party" shall have the meaning set forth in Section 10(a) of Article XIV.

      34. "Destination Areas" shall mean with respect to any Owner (i) its Lot,
(ii) public sidewalks, streets, roads, rights of way and the like, (iii) (with respect to Owners other than SECC Owner) H/C I Limited Common Areas, Mall I Limited Common Areas, H/C II Limited Common Areas and Mall II Limited Common Areas and (iv) H/C-Mall I Common Areas and H/C-Mall II Common Areas.

      35. "Discharging Party" shall have the meaning set forth in Section C subsection 2(b) of Article VIII.

      36. "Disputing Parties" shall have the meaning set forth in Section 16 of
Article XIV.

      37. "Effective Date" shall mean the date of this Agreement as set forth on the first page of this Agreement.

      38. "Electric Substation" shall have the meaning set forth in Section A, subsection 2(a) of Article II.

      39. "Electricity Provider" shall mean a reasonably experienced, competent and legally qualified electricity provider.

      40. "Employee Parking Garage" shall mean a parking garage maintained or caused to be maintained by H/C I Owner and/or H/C II Owner and made available for use by the employees of any Owners or Owners' Tenants.

      41. "ESA Amendment" shall have the meaning set forth in Section B, subsection 7 of Article II.

      42. "ESA" means an Energy Services Agreement between an Owner and the HVAC Operator.

      43. "Existing Mall I Loan" shall have the meaning set forth in Section 15(b) of Article XIV.

      44. "Existing Mall II Loan" shall have the meaning set forth in Section 15(b) of Article XIV.

      45. "Existing Mortgages" shall have the meaning set forth in Section 15(b) of Article XIV.

      46. "Existing Phase I Mortgage-Bank" shall have the meaning set forth in
Section 15(b) of Article XIV.

      47. "Existing Phase II Mortgage-Bank" shall have the meaning set forth in
Section 15(b) of Article XIV.

      48. "Existing SECC Mortgage" shall have the meaning set forth in Section 15(b) of Article XIV.

      49. "Existing Utility Equipment" shall have the meaning set forth in Section C(2)(a) of Article II.

      50. "Expenses" shall have the meaning set forth in Section 3(c) of Article III.

      51. "Expiration Date" shall mean November 14, 2147.

      52. "Facilities" means and includes annunciators, antennae, boxes, brackets, cabinets, cables, coils, computers, conduits, controls, control centers, cooling towers, couplers, devices, ducts, equipment (including, without being limited to, heating, ventilating, air conditioning and plumbing equipment), fans, fixtures, generators, hangers, heat traces, indicators, junctions, lines, machines, meters, motors, outlets, panels, pipes, pumps, radiators, risers, starters, switches, switchboards, systems, tanks, transformers, valves, wiring and the like used in providing services from time to time in any part of the Phase I Base Building or the Phase II Base Building, as the case may be, including, without being limited to, air conditioning, alarm, antenna, circulation, cleaning, communication, cooling, electric, elevator, exhaust, heating, natural gas, plumbing, radio, recording, sanitary, security, sensing, telephone, television, transportation, ventilation and water service.

      53. "Financial Covenant" shall have the meaning set forth in Section 3(d)(vi) of Article XIV.

      54. "First Amended and Restated REA Agreement" shall have the meaning set forth in WHEREAS Clause B of this Agreement.

      55. "First Amendment to Original REA" shall have the meaning set forth in WHEREAS clause B of this Agreement.

      56. "First Amendment to Second REA" shall have the meaning set forth in WHEREAS clause C of this Agreement.

      57. "First-class" shall mean, as of any point in time, with the highest standards or of the highest quality, or both, as applicable, in accordance with then-recognized standards in the industry in question; provided, however, that wherever the foregoing shall be used in connection with the Phase I Hotel/Casino, the Phase II Hotel/Casino, the Phase I Mall, the Mall I Occupants, the Phase II Mall and/or the Mall II Occupants, and/or any matters related to any of the foregoing, its meaning shall be with reference to such standards then prevailing on Las Vegas Boulevard, Clark County, Nevada.

      58. "Force Majeure Event" shall mean any of the following, which shall render any Party unable to fulfill, or delays such Party in fulfilling, any of its obligations under this Agreement: fire or other casualty; acts of God; war; riot or other civil disturbance; accident; emergency; strike or other labor trouble; governmental preemption of priorities or other controls in connection with a national or other public emergency; shortages or material defects in the quality of fuel, gas, steam, water, electricity, supplies or labor; or any other event preventing or delaying a Party from fulfilling any obligation, whether similar or dissimilar, beyond such Party's reasonable control, as the case may be, provided that under no circumstances shall financial inability of any Party or any Affiliate thereof be deemed a Force Majeure Event.

      59. "Form Notice" shall have the meaning set forth in Section 15(b) of
Article XIV.

      60. "Fourth Amended and Restated REA" shall have the meaning set forth in Section B(2)(a) of Article VIII.

      61. "Full Replacement Cost" shall mean the actual replacement cost of the property (real and/or personal) in question (as the cost may from time to time increase or decrease) determined from time to time (but not more frequently than once in any twelve-month period) at the request of any Party by an engineer or appraiser in the regular employ of the applicable insurance company.

      62. "Gaming Authorities" shall have the meaning set forth in Section 2 of
Article XIII.

      63. "Gaming Licenses" means every license, franchise or other authorization to own, lease, operate or otherwise conduct gaming activities of LVSI, Phase I LLC or certain of their subsidiaries, including all such licenses granted under the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada State Gaming Commission promulgated thereunder, as amended from time to time, and other applicable federal, state, foreign or local laws.

      64. "Governmental Authority(ies)" shall mean any and all federal, state, city and county governments and quasi-governmental agencies, and all departments, commissions, boards, bureaus and offices thereof, in each case having or claiming jurisdiction over all or any portion of the Phase I Land, the Mall I Space, the Phase II Land, the Mall II Space or the SECC Land.

      65. "H/C I Encroachment" shall have the meaning set forth in Section 3(a) of Article I.

      66. "H/C I Limited Common Areas" shall mean the areas depicted on Exhibit M attached hereto and made a part hereof and labeled "H/C Limited Common Areas."

      67. "H/C I Owner" shall have the meaning set forth in WHEREAS clause N.

      68. "H/C I Pass-through Areas" shall mean the areas and all buildings, structures, equipment and facilities located thereon or therein, as depicted in Exhibit M and labeled "H/C Pass-through Areas."

      69. "H/C I Space" shall have the meaning set forth in WHEREAS clause F.

      70. "H/C II Encroachment" shall have the meaning set forth in Section 4(a) of Article I.

      71. "H/C II Limited Common Areas" shall mean those areas located in the Phase II Hotel/Casino to be designated as such in the Fourth Amended and Restated REA.

      72. "H/C II Pass-through Areas" shall mean those areas located in the Phase II Hotel/Casino to be designated as such in the Fourth Amended and Restated REA and all buildings, structures, equipment and facilities located thereon or therein.

      73. "H/C II Owner" shall have the meaning set forth in WHEREAS clause N.

      74. "H/C II Space" shall have the meaning set forth in WHEREAS clause M.

      75. "H/C-Mall I Common Areas" shall mean the areas and all elevators, escalators and similar mechanical conveyancing devices, loading docks, truck/loading areas and all other buildings, structures, equipment and facilities located thereon or therein, as depicted on Exhibit M and labeled "H/C-Mall Common Areas."

      76. "H/C-Mall II Common Areas" shall mean the areas (and all elevators, escalators and similar mechanical conveyancing devices, loading docks, truck/loading areas and all other buildings, structures, equipment and facilities located thereon or therein) to be depicted on an Exhibit to the Fourth Amended and Restated REA and labeled H/C-Mall II Common Areas".

      77. "Headquarters Election" shall have the meaning set forth in Section 3(b) of Article III.

      78. "Headquarters Hotel" shall have the meaning set forth in Section 3(b) of Article III.

      79. "Hotel/Casino/Mall/SECC Common Area Charges" shall mean the total of all monies paid out during an Accounting Period (x) by H/C I Owner for reasonable costs and expenses (including capital costs and expenses) directly relating to (i) the maintenance, repair, operation and management of the Phase I Base Building, Venetian Building Shell and Core, Electric Substation, Phase I Automobile Parking Area and the H/C-Mall I Common Areas, as provided in Article V and elsewhere in the Agreement and (ii) H/C I Owner's obligations under Sections A(1)(a) (to the extent relating to the H/C-Mall I Common Areas), A(1)(b) and A(1)(c) of Article V and (y) by H/C II Owner for reasonable costs and expenses (including capital costs and expenses) directly relating to (i) the maintenance, repair, operation and management of the Phase II Base Building, Palazzo Building Shell and Core, Phase II Automobile Parking Area and the H/C-Mall II Common Areas, as provided in Article V and elsewhere in the Agreement and (ii) H/C II Owner's obligations under Sections B(1)(a) (to the extent relating to the H/C-Mall II Common Areas), B(1)(b) and B(1)(c) of Article
V. Hotel/Casino/Mall/SECC Common Area Charges shall include but not be limited to: all rental charges for equipment and costs of small tools and supplies; all acquisition costs of maintenance equipment; policing, security protection, Maintenance, traffic direction, control and regulation of the Automobile Parking Areas; all costs of cleaning the Automobile Parking Areas, the H/C-Mall I Common Areas and the H/C-Mall II Common Areas and removal of rubbish, dirt and debris therefrom; the cost of landscape maintenance and supplies for the Automobile Parking Areas, the H/C-Mall I Common Areas and the H/C-Mall II Common Areas, including, without limitation, perimeter sidewalks; all charges for utility services utilized in connection with Automobile Parking Areas, the H/C-Mall I Common Areas and the H/C-Mall II Common Areas together with all costs of maintaining lighting fixtures therein and thereon; all costs of pest control for the Venetian and the Palazzo; all costs associated with maintaining the Employee Parking Garage and/or any other parking facility, in each instance pro rata based on the extent to which each Owner (or the employees, patrons, guests, invitees or employees of Tenants of such Owner) is permitted to use such facility (and the respective employee parking needs of each Owner) and all premiums for fire and extended coverage insurance and for public liability and property damage insurance required to be carried by H/C I Owner pursuant to the provisions of Article X (except with respect to the Phase I Mall in the event that Mall I Owner has elected to obtain such insurance on its own behalf) or H/C II Owner pursuant to the provisions of the Fourth Amended and Restated REA. Mall I Owner and Mall II Owner shall not be entitled to any depreciation applicable to any Hotel/Casino/Mall/SECC Common Area Charges that are capital expenditures.

      80. "Hours of Operation" shall have the meaning set forth in Section B(7) of Article IV.

      81. "HVAC Facilities" shall mean all HVAC equipment connected to or associated with the HVAC Plant.

      82. "HVAC Ground Lease" shall have the meaning set forth in Section B(1) of Article II.

      83. "HVAC Operator" means Sempra or a "Substitute HVAC Operator" obtaining such status in accordance with Section B(3) of Article II.

      84. "HVAC Plant" shall mean the central utility plant on the Phase I Land which plant, as of the date hereof, provides thermal energy (heating, ventilation and air-conditioning) to the Venetian (including the Phase I Mall), the H/C II Space, the Mall II Space and the SECC, as more particularly set forth on Exhibit J attached hereto and made a part hereof.

      85. "HVAC Plant Percentage" means, with respect to a Serviced Owner, the "Proportionate Share," as such percentage is calculated in Section 4.1 and Schedules 4.1(A) and 4.1(B) of its Qualifying ESA.

      86. "HVAC Space" shall have the meaning set forth in Section B(1) of
Article II as more particularly described on Exhibit K attached hereto and made a part hereof.

      87. "Independent" means, when used with respect to any Person, a Person who (i) does not have any direct or indirect financial interest in any Lot or any improvements constructed or business operated thereon, in any Owner or in any Affiliate of any Owner or in any constituent, shareholder, or beneficiary of any Owner, and (ii) is not connected with any Owner or any Affiliate of any Owner or any constituent, shareholder, or beneficiary of

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any Owner as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

      88. "Independent Expert" shall have the meaning set forth in Section 16 of
Article XIV.

      89. "Initial ESAs" means the three (3) ESAs dated as of May 1, 1997 between Atlantic-Pacific, Las Vegas, LLC (Sempra's predecessor-in-interest) and, respectively, H/C I Owner, Mall I Owner and SECC Owner.

      90. "Insurance Escrow Account" shall have the meaning set forth in Section 1(d) of Article VI.

      91. "Insurance Proceeds Shortfall" shall have the meaning set forth in
Section 2 of Article XI.

      92. "Insurance Report" shall have the meaning set forth in Section 9 of
Article X.

      93. "Insurance Share" means an Owner's proportionate share of applicable insurance premiums in accordance with the terms of this Agreement, if and as applicable.

      94. "Insurance Shortfall Contribution" shall have the meaning set forth in
Section 2 of Article XI.

      95. "Interest Holder" shall have the meaning set forth in Section 3 of
Article XIV.

      96. "Interest Rate" shall have the meaning set forth in Section 3(d) of
Article VI.

      97. "Interface" shall have the meaning set forth in the introductory clause.

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      98. "Interim Mall LLC" shall have the meaning set forth in WHEREAS clause
B.

      99. "Lease" shall mean any lease, sublease, license, sublicense, concession, subconcession or other agreement granting the right to use or occupy between Mall I Owner, H/C I Owner, Mall II Owner or H/C II Owner, on the one hand, and any Tenant, on the other, pursuant to which a portion of the Tenant Space is demised, and all amendments, modifications and supplements thereto.

      100. "Legal Requirements" shall mean all present and future laws, ordinances, orders, rules, regulations and requirements of all Governmental Authorities, including, without limitation, all environmental requirements, and all orders, rules and regulations of the National and Local Boards of Fire Underwriters or any other body or bodies exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary.

      101. "Limited Common Areas" shall mean, collectively, the Mall I Limited Common Areas, the H/C I Limited Common Areas, the Mall II Limited Common Areas and the H/C II Limited Common Areas.

      102. "Liquidated Damages" shall mean all amounts collected pursuant to Third Party Warranties.

      103. "Lot" shall mean any of the H/C I Space, the Mall I Space, the Phase II Land, the Mall II Space or the SECC Land.

      104. "LVSI" shall have the meaning set forth in the introductory clause.

      105. "Maintenance" shall mean, with respect to a particular Automobile Parking Area or Parking Access Easement Area, all general and extraordinary maintenance and repairs, replacements and restoration necessary to provide use and enjoyment of the same

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in accordance with the standards of First-class hotel/casinos, First-class restaurant and retail complexes and all applicable Legal Requirements as set forth in this Agreement. Maintenance shall include, but shall not be limited to, cleaning, sweeping, providing janitorial services, painting, re-striping, filling of chuckholes, repairing and resurfacing of curbs, sidewalks and roadbeds, maintaining irrigation and drainage systems, removing debris and trash, undesirable weeds and vegetation, maintaining signs, markers, lighting and other utilities, maintaining fencing and landscaping, if any, and any other work reasonably necessary or proper to maintain the easement in good, clean and sanitary condition and repair. In addition, with respect to easement areas for roadway or vehicular access, such maintenance shall meet all standards promulgated by Clark County applicable to similar roadways or vehicular access ways held or controlled by Clark County.

      106. "Mall Asset" shall have the meaning set forth in Section 3(d)(ii)(1) of Article XIV.

      107. "Mall LLC" shall have the meaning set forth in the introductory clause.

      108. "Mall Property" shall mean all inventory, trade fixtures, furniture, furnishings, equipment and signs which are installed or placed by H/C I Owner at the Mall I Space or installed or placed by Mall I Owner or any Tenant at the Mall I Space.

      109. "Mall Subsidiary LLC" shall have the meaning set forth in the introductory clause.

      110. "Mall I Airspace" shall have the meaning set forth in WHEREAS clause
J.

      111. "Mall I Encroachment" shall have the meaning set forth in Section 3(a) of Article I.

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      112. "Mall I H/C Exclusive Areas" shall mean the areas depicted on Exhibit
M and labeled "Mall I H/C Exclusive Areas."

      113. "Mall I Limited Common Areas" shall mean the areas depicted on Exhibit M and labeled "Mall I Limited Common Areas."

      114. "Mall I Loan" shall have the meaning set forth in Section 3(d)(vii) of Article XIV.

      115. "Mall I Loan Documents" shall have the meaning set forth in Section 3(d)(vi) of Article XIV.

      116. "Mall I Mortgage" shall have the meaning set forth in Section 3(d)(vi) of Article XIV.

      117. "Mall I Mortgage Default Notice" shall have the meaning set forth in
Section 3(d)(vi) of Article XIV.

      118. "Mall I Mortgagee" shall mean a Mortgagee who is the holder of a Mortgage (or any agent or trustee acting on its behalf) encumbering the Mall I Space.

      119. "Mall I Occupant" shall have the meaning set forth in Section B(2) of
Article IV.

      120. "Mall I Owner" shall have the meaning set forth in WHEREAS clause J.

      121. "Mall I Owner's Common Area Charge Obligations" shall have the meaning set forth in Section A(3)(d) of Article V.

      122. "Mall I Owner's Share" shall have the meaning set forth in Section A(3)(a) of Article V.

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      123. "Mall I Pass-through Areas" shall mean the areas and all buildings, structures, equipment and facilities located thereon or therein, as depicted on Exhibit M and labeled "Mall I Pass-through Areas."

      124. "Mall I Space" shall have the meaning set forth in WHEREAS clause J, and is more particularly described on Exhibit F attached hereto and made a part hereof.

      125. "Mall II Buyer" shall mean GGP Limited Partnership.

      126. "Mall II LLC" shall have the meaning set forth in the introductory clause.

      127. "Mall II Encroachment" shall have the meaning set forth in Section 4(a) of Article I.

      128. "Mall II H/C Exclusive Areas" shall mean any electrical rooms and closets, communications closets, mechanical rooms, equipment rooms, escalator and elevator rooms and pits, roof areas and roof access areas located within the Phase II Mall to be designated as such in the Fourth Amended and Restated REA.

      129. "Mall II Limited Common Areas" shall mean those areas located in the Mall II Space to be designated as such in the Fourth Amended and Restated REA.

      130. "Mall II Occupant" shall have the meaning set forth in Section C(2) of Article IV.

      131. "Mall II Owner" shall have the meaning set forth in WHEREAS clause N.

      132. "Mall II Owner's Common Area Charge Obligations" shall have the meaning set forth in Section A(3)(d) of Article V.

      133. "Mall II Owner's Share" shall have the meaning set forth in Section A(3)(a) of Article V.

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      134. "Mall II Pass-through Areas" shall mean those areas located in the
Mall II Space to be designated as such in the Fourth Amended and Restated REA and all buildings, structures, equipment and facilities located thereon or therein.

      135. "Mall II Space" shall have the meaning set forth in WHEREAS clause L.

      136. "Material Adverse Effect" means with respect to any given Owner and its Lot any event or condition that has a material adverse effect upon (i) the business operations of such Owner, taken as a whole, the Lot of such Owner together with any improvements constructed therein or thereon, taken as a whole, the assets of such Owner, taken as a whole, or the condition (financial or otherwise) of such Owner, taken as a whole, (ii) the ability of such Owner to perform any of its material obligations under any Mortgage encumbering its Lot or any documents executed by such Owner in connection therewith, (iii) the enforceability, validity, perfection or priority of the lien of any Mortgage encumbering its Lot or any documents executed by such Owner in connection therewith or (iv) the value of the Lot of such Owner together with any improvements constructed therein or thereon (or of any Mortgagee's interest therein) or the operation thereof.

      137. "Material Alteration" shall have the meaning set forth in Section A(7)(d) of Article V.

      138. "Material Amortization Date" means the 20th anniversary of the "Service Commencement Date" (as such term is defined in the Initial ESAs).

      139. "Material Default Termination Date" shall have the meaning set forth in Section B(3)(b) of Article II.

      140. "Metering Equipment" shall have the meaning set forth in the Initial ESAs.

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      141. "Minimum Parking Standards" shall have the meaning set forth in
Section 3(b) of Article VII.

      142. "Mortgage" shall mean each and every mortgage or deed of trust which may now or hereafter be placed by or for the benefit of any Party to this Agreement on its interest in the real property and improvements owned by such Party and which is subject to this Agreement, and all increases, renewals, modifications, consolidations, replacements and extensions thereof.

      143. "Mortgagee" shall mean, with respect to any Lot, the holder of any Mortgage (or any agent or trustee acting on its behalf) encumbering that Lot, which holder may not (as to any Lot other than the Phase II Land, Phase II Mall, H/C I Space and Mall I Space) be a Competitor, but may be an Affiliate of an Owner; provided, however, that no such Affiliate holding a Mortgage shall be entitled to the benefit of any of the Mortgagee protection provisions set forth in this Agreement, including without limitation Section 5 of Article XIV; and provided further that, notwithstanding the foregoing, the Mortgage Notes Indenture Trustee shall at all times constitute a Mortgagee with respect to any Lot then encumbered by a Mortgage in favor of the Mortgage Notes Indenture Trustee.

      144. "New Mall I Individual" shall have the meaning set forth in Section 4(b) of Article XIV.

      145. "New Mall II Individual" shall have the meaning set forth in Section 4(c) of Article XIV.

      146. "New Serviced Owner ESA" shall have the meaning set forth in Section B(2) of Article II.

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      147. "Operating Expense Statement" shall have the meaning set forth in
Section A(3)(e) of Article V.

      148. "Original REA" shall have the meaning set forth in WHEREAS clause B.

      149. "Owner" means H/C I Owner, Mall I Owner, SECC Owner, H/C II Owner and Mall II Owner and their respective successors and assigns.

      150. "Palazzo" shall have the meaning set forth in WHEREAS clause K.

      151. "Palazzo Building Shell and Core" shall have the meaning set forth in Section B(1)(b) of Article V.

      152. "Palazzo Logo" shall have the meaning set forth in Section C(4) of
Article IV.

      153. "Palazzo Name" shall have the meaning set forth in Section C(4) of
Article IV.

      154. "Parking Access Easement" shall have the meaning set forth in Section D(4)(a) of Article II.

      155. "Parking Access Easement Area" shall mean the land on which the Parking Access Easement is located.

      156. "Parking Rules and Regulations" shall have the meaning set forth in
Section 7 of Article VII.

      157. "Parking Spaces" shall mean parking spaces in the Phase I Automobile Parking Area or the Phase II Automobile Parking Area, as applicable.

      158. "Party" and "Parties" shall mean an Owner and Owners.

      159. "Pass-through Areas" shall include without limitation (a) all walkways, streets, rights of way, roads, entries, sidewalks, paths, alleyways, bridges, pedestrian

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bridges, water features, plazas, parks, atrium service ways, public restrooms, buildings, structures and Automobile Parking Areas located on any of the Lots or in any of the facilities located thereon and (b) all elevators, escalators and similar mechanical conveyancing devices, and all other equipment and facilities located in or on such areas, and shall comprise (i) H/C I Pass-through Areas,
(ii) Mall I Pass-through Areas, (iii) H/C II Pass-through Areas, (iv) Mall II Pass-through Areas and (v) SECC Pass-through Areas.

      160. "Permitted Maintenance" shall have the meaning set forth in Section A(1)(a) of Article V.

      161. "Permitted Use" shall mean each of the respective uses specified in
Section 1 of Article III and Sections A and B of Article IV.

      162. "Permittee" shall mean, with respect to any Owner and each Tenant of an Owner, their respective agents, licensees, invitees, employees, customers, contractors, subcontractors, tenants, subtenants and concessionaires.

      163. "Person" shall have the meaning set forth in Section 3(a) of Article XIV.

      164. "Phase I Automobile Parking Area" means the parking structure located on the southern portion of the Phase I Land, in the general location labeled as the "South Garage" on the Site Plan depicted on Exhibit W attached hereto and made a part hereof.

      165. "Phase I Base Building" shall mean, collectively (i) the two-level podium structure constructed by H/C I Owner on the Phase I Land, the first floor of which contains the Phase I Casino and the second and mezzanine floors of which contains a portion of the Mall I Space and all of which are connected to the Phase I Hotel, and (ii) the two level retail annex structure constructed by H/C I Owner on the Retail Annex Land, which contains a portion of the Mall I Space, together with all improvements, systems, fixtures

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and other items of property attached or appurtenant to such structures or used or necessary in the operation thereof, other than Mall Property.

      166. "Phase I Casino" shall mean the "Venetian"-themed casino built within and above the Phase I Base Building.

      167. "Phase I Casino Level Leased Space" shall have the meaning set forth in Section 1(c) of Article VI.

      168. "Phase I Casino Level Master Lease" shall have the meaning set forth in Section 1(c) of Article VI.

      169. "Phase I Common Areas" shall mean the H/C I Limited Common Areas, the Mall I Limited Common Areas and the H/C-Mall I Common Areas.

      170. "Phase I Encroachment Easement" shall have the meaning set forth in
Section 4(a) of Article I.

      171. "Phase I Encroachments" shall have the meaning set forth in Section 3(a) of Article I.

      172. "Phase I Hotel" shall mean the "Venetian"-themed hotel built within and above the Phase I Base Building, as more particularly described in the Plans.

      173. "Phase I Hotel/Casino" shall mean any hotel/casino together with any other buildings and improvements from time to time located on and/or in the H/C I Space.

      174. "Phase I Land" shall have the meaning set forth in WHEREAS clause D and as described in Exhibit A-1 attached hereto and made a part hereof.

      175. "Phase I LLC" shall have the meaning set forth in the introductory clause.

      176. "Phase I Mall" shall have the meaning set forth in WHEREAS clause J.

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      177. "Phase I Mall Foreclosure Sale" shall have the meaning set forth in
Section 3(d)(iii) of Article XIV.

      178. "Phase I Mall Sale" shall have the meaning set forth in Section 3(d)(ii)(1) of Article XIV.

      179. "Phase IA" means an approximately 1,000 room hotel tower on top of the roof to the Phase I Automobile Parking Area, an approximately 1,000-parking space expansion of the Phase I Automobile Parking Area and the Phase 1A Conference Center.

      180. "Phase IA Airspace" shall mean a portion of the airspace above the Phase II Land, as more particularly described in Exhibit C.

      181. "Phase IA Conference Center" shall mean the approximately 150,000 square feet of additional meeting and conference space located in the Phase IA Airspace.

      182. "Phase II Automobile Parking Area" shall have the meaning set forth in Section 1 of Article VII.

      183. "Phase II Base Building" shall mean, collectively, the tower being constructed on the Phase II Land to house the Phase II Hotel and the podium structure being constructed by H/C II Owner both (a) on the Phase II Land, which portion will be comprised of (i) four underground levels consisting primarily of a parking garage, (ii) a level consisting primarily of back-of-house space,
(iii) a ground level housing the Phase II Casino, (iv) a level containing a portion of the Mall II Space, (v) a level consisting primarily of mechanical equipment and (vi) a pool deck and (b) in the Walgreens' Airspace, which portion will be comprised of one basement level and six above-ground levels containing the balance of the Mall II Space, together with all improvements,

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systems, fixtures and other items of property attached or appurtenant to such structures or used or necessary in the operation thereof.

      184. "Phase II Casino" shall mean the casino to be built within the Phase II Hotel/Casino.

      185. "Phase II Casino Level Leased Space" shall have the meaning set forth in Section 2(c) of Article VI.

      186. "Phase II Casino Level Master Lease" shall have the meaning set forth in Section 2(c) of Article VI.

      187. "Phase II Common Areas" shall mean the H/C II Limited Common Areas, the Mall II Limited Common Areas and the H/C-Mall II Common Areas.

      188. "Phase II Encroachments" shall have the meaning set forth in Section 4(a) of Article I.

      189. "Phase II Encroachment Easement" shall have the meaning set forth in
Section 3(a) of Article I.

      190. "Phase II Hotel" shall mean the hotel to be built within the Phase II Hotel/Casino.

      191. "Phase II Hotel/Casino" shall mean any hotel/casino together with any other buildings and improvements from time to time located on and/or in the H/C II Space.

      192. "Phase II Insurance Escrow Account" shall have the meaning set forth in Section 2(d) of Article VI.

      193. "Phase II Land" shall have the meaning set forth in WHEREAS clause D.

      194. "Phase II LLC" shall have the meaning set forth in the introductory clause.

      195. "Phase II Mall" shall have the meaning set forth in WHEREAS clause L.

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      196. "Phase II Mall Agreement" shall mean that certain Agreement dated
April 12, 2004, by and between Phase II LLC and Mall II Buyer, as modified and assigned to Phase II Mall Holding, LLC pursuant to that certain Assignment and Assumption Agreement dated on or about September 30, 2004, governing certain aspects of the design, construction and leasing of the Phase II Mall and the sale of limited liability company interests in Mall II LLC to Mall II Buyer.

      197. "Phase II Mall Sale" shall have the meaning set forth in Section 4(a) of Article XIV.

      198. "Phase II Trustee" shall have the meaning set forth in Section 2(f) of Article VI.

      199. "Predevelopment Agreement" shall have the meaning set forth in Section C(1) of Article VIII and in Exhibit V attached hereto and made a part hereof.

      200. "Proposed Lease" shall have the meaning set forth in Section B(11) of
Article IV.

      201. "Proposed Tenant" shall have the meaning set forth in Section B(11) of Article IV.

      202. "Proposed Transferee" shall have the meaning set forth in Section 3(d)(xi) of this Article XIV.

      203. "Qualifying ESA" means, with respect to an Owner, the ESA which such Owner has entered into with the HVAC Operator in accordance with the terms hereof. Each of the Initial ESAs shall constitute "Qualifying ESAs" for purposes of this Agreement.

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      204. "Recorder's Office" means the office of the County Recorder of Clark
County, Nevada.

      205. "Replacement HVAC Plant Plan" shall have the meaning set forth in Section B(4) of Article II.

      206. "Requesting Warranty Owner" shall have the meaning set forth in
Section 1(a) of Article I.

      207. "Retail Annex Land" shall have the meaning set forth in WHEREAS clause J.

      208. "Rights and Obligations" shall have the meaning set forth in Section 1 of Article XIV.

      209. "Sands Exposition and Convention Center" or "SECC" shall have the meaning set forth in WHEREAS clause H.

      210. "Scheduled Termination Date" means, with respect to any HVAC Operator, the scheduled last date of the term under the Qualifying ESAs, as such date may be extended in accordance with the terms thereof and hereof.

      211. "SECC Alterations" shall have the meaning set forth in Section 1(c) of Article III.

      212. "SECC Land" shall have the meaning set forth in WHEREAS clause H and as described in Exhibit B.

      213. "SECC Loan Agreement" shall mean that certain Loan Agreement, dated as of July 30, 2004, between Interface, as borrower, and Archon Financial, L.P., as lender, as the same may be amended or modified from time to time and as the same may be replaced pursuant to a refinancing from time to time.

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      214. "SECC Owner" shall have the meaning set forth in WHEREAS clause N.

      215. "SECC Owner's Common Area Charge Obligations" shall have the meaning set forth in Section A(3)(d) of Article V.

      216. "SECC Owner's Share" shall have the meaning set forth in Section A(3)(a) of Article V.

      217. "SECC Party Wall" shall have the meaning set forth in Section 2(a) of
Article III.

      218. "SECC Pass-through Areas" shall mean the areas and all buildings, structures, equipment and facilities located thereon or therein as depicted on Exhibit M and labeled "SECC Pass-through Areas."

      219. "Second Amended and Restated REA Agreement" shall have the meaning set forth in WHEREAS Clause C.

      220. "Second Amendment to Original REA" shall have the meaning set forth in WHEREAS Clause B.

      221. "Second Amendment to Second REA" shall have the meaning set forth in WHEREAS Clause C.

      222. "Second REA" shall have the meaning set forth in WHEREAS clause C.

      223. "Sempra" means Sempra Energy Solutions, LLC or any successor in interest thereof under each of the Initial ESAs.

      224. "Sempra Term" means the period beginning on the "Service Commencement Date" (as defined in the Initial ESAs) and continuing until the expiration or earlier termination of the Initial ESAs.

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      225. "Serviced Owner" means each of H/C I Owner, Mall I Owner and SECC
Owner. H/C II Owner and Mall II Owner also shall have the right to be admitted as Serviced Owners in accordance with Section B(2) of Article II.

      226. "Shared Facilities" shall have the meaning set forth in Section B(1) of Article VIII.

      227. "Shared Operations" shall have the meaning set forth in Section B(1)(c) of Article VIII.

      228. "Shared Phase II Facilities" shall have the meaning set forth in
Section 2 of Article I.

      229. "Sports Book Space" shall have the meaning set forth in Section A(2) of Article IV.

      230. "Subdivided Interest Holder" shall have the meaning set forth in
Section 3(a)(i) of Article XIV.

      231. "Substitute HVAC Operator" shall mean any HVAC Operator who enters into a new ESA with each of the Serviced Owners in accordance with Section B(3) of Article II.

      232. "Supporting Documentation" shall have the meaning set forth in Section A(3)(e) of Article V.

      233. "Taking" shall have the meaning set forth in Section 1 of Article
XII.

      234. "Taking Authority" shall have the meaning set forth in Section 1 of
Article XII.

      235. "Tax Year" shall mean each period from July 1 through June 30 (or such other fiscal period as may hereafter be adopted by Clark County, Nevada as the fiscal year

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for any tax, levy or charge included in Taxes), any part or all of which occurs during the Term.

      236. "Taxes" shall have the meaning set forth in Section 3(a) of Article
VI.

      237. "Temporary Walls" shall have the meaning set forth in Section A(2) of
Article VIII.

      238. "Tenant" shall mean any Person who has the right to use or occupy a Tenant Space pursuant to a Lease.

      239. "Tenant Space" shall mean any portion of the Mall I Space, the H/C I Space, the Mall II Space or the H/C II Space covered by a Lease or similar occupancy agreement.

      240. "Term" shall mean the period commencing on the Commencement Date through and including the Expiration Date or any earlier date on which the Term terminates pursuant to the provisions hereof or pursuant to law.

      241. "Third Amendment to Original REA" shall have the meaning set forth in WHEREAS Clause B.

      242. "Third Amendment to Second REA" shall have the meaning set forth in WHEREAS Clause C.

      243. "Third Party Warranties" means all warranties, guaranties and other claims arising out of breaches of contracts and other wrongful acts pertaining to the construction of the Venetian and Phase IA, including, without limitation, all such claims against Lehrer McGovern Bovis Inc. and entities that were Affiliates of Lehrer McGovern Bovis Inc. at the time of such construction.

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      244. "Third Party Warranty Owner" shall have the meaning set forth in
Section 1(a) of Article I.

      245. "Transferee" shall have the meaning set forth in Section 6(a) of
Article XIV.

      246. "Transferor" shall have the meaning set forth in Section 6(a) of
Article XIV.

      247. "Trustee" shall have the meaning set forth in Section 1(f) of Article VI.

      248. "Uninsured Loss" shall have the meaning set forth in Section 2(b) of
Article XI.

      249. "Uninsured Loss Contribution" shall have the meaning set forth in
Section 2(b) of Article XI.

      250. "User" shall have the meaning set forth in Section 3(b) of Article
III.

      251. "Utility Activity" shall have the meaning set forth in Section C(2)(a) of Article II.

      252. "Utility Equipment" shall have the meaning set forth in Section C(2)(a) of Article II.

      253. "Venetian" shall have the meaning set forth in WHEREAS clause E.

      254. "Venetian Building Shell and Core" shall have the meaning set forth in Section A(1)(b) of Article V.

      255. "Venetian Logo" shall have the meaning set forth in Section B(4) of
Article IV.

      256. "Venetian Name" shall have the meaning set forth in Section B(4) of
Article IV.

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      257. "Venetian Performers" shall have the meaning set forth in Section
B(4) of Article IV.

      258. "Venetian Theme" shall have the meaning set forth in Section B(3) of
Article IV.

      259. "Walgreens' Airspace" shall have the meaning set forth in WHEREAS clause G.

      260. "Walgreens' Airspace Leasehold" shall have the meaning set forth in WHEREAS clause L.

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                                   SCHEDULE II

                            Cost Sharing Allocations

                   MALL I OWNER'S AND MALL II OWNER'S SHARE OF
                   HOTEL/CASINO/MALL/SECC COMMON AREA CHARGES*

        EXPENSE ITEM                    MALL I OWNER'S SHARE                     MALL II OWNER'S Share
-----------------------------   -------------------------------------   -------------------------------------
Maintenance of the Base         $185,000 per Accounting Period,**       Same as Mall I Owner's Share.
Building, Building Core and     subject to CPI Adjustment.***
Shell, H/C-Mall Common Areas
and other common structures
and equipment)

Pest Control and Fire           The portion of all actual               The portion of all actual
Extinguishers                   out-of-pocket costs related to pest     out-of-pocket costs related to pest
                                control and fire extinguisher service   control and fire extinguisher service
                                that is related or allocable to the     that is related or allocable to the
                                Phase I Mall, as shown on bills         Phase II Mall, as shown on bills
                                received by the H/C I Owner from the    received by the H/C II Owner from the
                                entities providing such pest control    entities providing such pest control
                                and fire extinguisher services.         and fire extinguisher services.

Parking Garage Cleaning         $30,000 per Accounting Period,          Same as Mall I Owner's Share.
                                subject to CPI Adjustment.

Parking Garage Security         $85,000 per Accounting Period,          Same as Mall I Owner's Share.
                                subject to CPI Adjustment.

Mall Valet Parking Charge       $125,000 per Accounting Period,         Same as Mall I Owner's Share.
                                subject to CPI Adjustment.

Off-Site Employee Parking       $760,000 per Accounting Period,         $760,000 per Accounting Period,
                                subject to CPI Adjustment and further   subject to CPI Adjustment and further
                                subject to equitable adjustments (as    subject to equitable adjustments (as
                                determined by the Independent Expert    determined by the Independent Expert
                                if Mall I Owner and H/C I Owner         if Mall II Owner and H/C I Owner
                                and/or H/C II Owner cannot agree) if:   and/or H/C II Owner cannot agree) if:

        EXPENSE ITEM                    MALL I OWNER'S SHARE                     MALL II OWNER'S Share
-----------------------------   -------------------------------------   -------------------------------------
                                (i) there are any rent increases        (i) there are any rent increases
                                under the existing lease for the        under the existing lease for the
                                off-site employee parking lot, (ii)     off-site employee parking lot, (ii)
                                the existing lease for the off-site     the existing lease for the off-site
                                employee parking lot is terminated      employee parking lot is terminated
                                and H/C I Owner and/or H/C II Owner     and H/C I Owner and/or H/C II Owner
                                enters into a new lease for a new       enters into a new lease for a new
                                off-site employee parking lot, and/or   off-site employee parking lot, and/or
                                (iii) the existing lease for the        (iii) the existing lease for the
                                off-site employee parking lot is        off-site employee parking lot is
                                terminated and H/C I Owner and/or H/C   terminated and H/C I Owner and/or H/C
                                II Owner constructs a new off-site      II Owner constructs a new off-site
                                employee parking facility on land it    employee parking facility on land it
                                or an Affiliate or a third-party        or an Affiliate or a third-party
                                owns.  Any such equitable adjustment    owns.  Any such equitable adjustment
                                pursuant to clause (iii) of the         pursuant to clause (iii) of the
                                preceding sentence shall be based on    preceding sentence shall be based on
                                Mall I Owner's equitable share, based   Mall II Owner's equitable share,
                                on the respective off-site employee     based on the respective off-site
                                parking needs of each Owner, of the     employee parking needs of each Owner,
                                fair market rent for the applicable     of the fair market rent for the
                                land (unless leased from a third        applicable land (unless leased from a
                                party and so already addressed by       third party and so already addressed
                                clause (ii) of the preceding            by clause (ii) of the preceding
                                sentence) and constructed facility.     sentence) and constructed facility.

Insurance Carried by H/C I      Mall I Owner's share of the             Mall II Owner's share of the
Owner Pursuant to the           applicable insurance premiums shall     applicable insurance premiums shall
Provisions of Article X or      be determined by the applicable         be determined by the applicable
H/C II Owner Pursuant to the    insurance carriers, pursuant to, and    insurance carriers, pursuant to, and
Fourth Amended and Restated     in accordance with the procedures       in accordance with the procedures
REA                             described in, Section 1(c) of Article   described in, Section 2(c) of Article
                                VI.                                     VI.

HVAC Plant and HVAC             For each Accounting Period, the         Same as Mall I Owner's Share, subject
Facilities  -- Operating        following annualized monthly charges    to adjustment by the ratio of (a)
Costs (other than the costs     itemized on the December 10, 2003       gross square footage of the Phase II
of water, electricity and       Sempra Energy Solutions invoice         Mall (including Phase II Casino Level
natural gas)****                addressed to Grand Canal Shops Mall,    Leased Space and the Walgreen's
                                LLC and attached                        Airspace) to (b) gross square

        EXPENSE ITEM                    MALL I OWNER'S SHARE                     MALL II OWNER'S Share
-----------------------------   -------------------------------------   -------------------------------------
                                hereto as Appendix I to this Schedule   footage of the Phase I Mall.  For
                                II, subject to CPI Adjustment:          example, if the gross square footage
                                Procurement Charge; Central Plant;      of the Phase II Mall is 100,000 and
                                Other Facilities; Central Plant Real    the gross square footage of the Phase
                                Estate Taxes; and Other Facilities      I Mall is 200,000, then such ratio
                                Real Estate Taxes.                      shall be 1:2 and Mall II Owner's
                                                                        Share shall be half of Mall I
                                                                        Owner's Share.

HVAC Plant - Water,             $1,500,000 for 2004, adjusted           Same as Mall I Owner's Share, subject
Electricity and Natural Gas     annually thereafter as follows:  For    to adjustment by the ratio of (a)
Costs****                       every one percent (1%) increase in      gross square footage of the Phase II
                                the amounts charged by the applicable   Mall (including Phase II Casino Level
                                electricity providers and               Leased Space and the Walgreen's
                                transporters from the first day of      Airspace) to (b) gross square footage
                                the prior Accounting Period to the      of the Phase I Mall.
                                first day of the applicable
                                Accounting Period (assuming no change
                                in the amount of electricity provided
                                and transported), there shall be an
                                eight-tenths of one percent (.8%)
                                increase in the amount owed by Mall I
                                Owner.  For every one percent (1%)
                                increase in the amounts charged by
                                the applicable natural gas providers
                                and transporters from the first day
                                of the prior Accounting Period to the
                                first day of the applicable
                                Accounting Period (assuming no change
                                in the amount of natural gas provided
                                and transported), there shall be an
                                eighteen one-hundredths of one
                                percent (.18%) increase in the amount
                                owed by Mall I Owner.  For every one
                                percent (1%) increase in the amounts
                                charged by the applicable water
                                providers and transporters from the
                                first day of the prior

        EXPENSE ITEM                    MALL I OWNER'S SHARE                     MALL II OWNER'S Share
-----------------------------   -------------------------------------   -------------------------------------
                                Accounting Period to the first day of
                                the applicable Accounting Period
                                (assuming no change in the amount of
                                water provided and transported),
                                there shall be a two one-hundredths
                                of one percent (.02%) increase in the
                                amount owed by Mall I Owner.

HVAC Plant and HVAC             For each Accounting Period, the sum     Same as Mall I Owner's Share, subject
Facilities  -- Amortization     of (x) $1,645,000 plus (y) the amount   to adjustment by the ratio of (a)
of Initial HVAC Plant and       of payments to be made by Mall I        gross square footage of the Phase II
HVAC Facilities Construction    Owner pursuant to paragraph 1(g) of     Mall (including Phase II Casino Level
Costs and Other Capital         Schedule 4.2 of its ESA (without        Leased Space and the Walgreen's
Expenditures****                giving effect to this Schedule II or    Airspace) to (b) gross square footage
                                the Agreement); provided, however,      of the Phase I Mall.
                                that if, in any Accounting Period,
                                the applicable major repairs,
                                replacements and capital investments
                                (excluding those relating to the
                                Other Facilities (as defined in Mall
                                I Owner's ESA)) exceed $5 million,
                                and either Mall I Owner or H/C I
                                Owner believes that Mall I Owner's
                                "Proportionate Share" (as defined in
                                Mall I Owner's ESA) is not, taking
                                into account all relevant factors,
                                Mall I Owner's equitable share of
                                such repairs, replacements and
                                investments, then the actual
                                equitable share, as agreed to by Mall
                                I Owner and H/C I Owner (or, if such
                                parties cannot agree, as determined
                                by the Independent Expert) shall be
                                deemed to be Mall I Owner's
                                "Proportionate Share" for purposes of
                                calculating the amount described in
                                the foregoing clause (y).

        EXPENSE ITEM                    MALL I OWNER'S SHARE                     MALL II OWNER'S Share
-----------------------------   -------------------------------------   -------------------------------------
Water                           $120,000 for 2004, adjusted annually    Same as Mall I Owner's Share, subject
                                thereafter based on the percentage      to adjustment by the ratio of (a)
                                increase, if any, in amounts charged    gross leasable square footage of the
                                by the applicable water providers and   Phase II Mall (including Phase II
                                transporters from the first day of      Casino Level Leased Space and the
                                the prior Accounting Period to the      Walgreen's Airspace) to (b) gross
                                first day of the applicable             leasable square footage of the Phase
                                Accounting Period (assuming no change   I Mall.
                                in the amount of water provided).

Sewer                           $96,000 for 2004, adjusted annually     Same as Mall I Owner's Share, subject
                                thereafter based on the percentage      to adjustment by the ratio of (a)
                                increase, if any, in the amounts        gross square footage of the Phase II
                                charged by the applicable utility       Mall (including Phase II Casino Level
                                companies from the first day of the     Leased Space and the Walgreen's
                                prior Accounting Period to the last     Airspace) to (b) gross square footage
                                day of the applicable Accounting        of the Phase I Mall.
                                Period.

CAM Electric                    $240,000 for 2004, adjusted annually    Same as Mall I Owner's Share, subject
                                thereafter based on the percentage      to adjustment by the ratio of (a)
                                increase, if any, in the amounts        gross common area square footage of
                                charged by the applicable electricity   the Phase II Mall (including Phase II
                                providers and transporters from the     Casino Level Leased Space and the
                                first day of the prior Accounting       Walgreen's Airspace) to (b) gross
                                Period to the first day of the          common area square footage of the
                                applicable Accounting Period            Phase I Mall.
                                (assuming no change in the amount of
                                electricity provided).

Legal/Accounting                If it is reasonably necessary for, or   If it is reasonably necessary for, or
                                if Mall I Owner requests, H/C I Owner   if Mall II Owner requests, H/C I
                                and/or H/C II Owner to perform, or      Owner and/or H/C II Owner to perform,
                                engage third parties to perform,        or engage third parties to perform,
                                legal or accounting services on         legal or accounting services on
                                behalf of Mall I Owner, such charges    behalf of Mall II Owner, such charges
                                shall be paid for by Mall I Owner in    shall be paid for by Mall II Owner in
                                an amount                               an amount equal to

        EXPENSE ITEM                    MALL I OWNER'S SHARE                     MALL II OWNER'S Share
-----------------------------   -------------------------------------   -------------------------------------
                                equal to the actual out-of-pocket       the actual out-of-pocket costs
                                costs incurred by H/C I Owner and/or    incurred by H/C I Owner and/or H/C II
                                H/C II Owner on account of such         Owner on account of such services.
                                services.  If the legal or accounting   If the legal or accounting services
                                services benefit more than one Owner,   benefit more than one Owner, the
                                the costs shall be divided equally      costs shall be divided equally among
                                among the Owners.                       the Owners.

Electric Substation capital     15% of all such expenditures.           [To be determined in the Fourth
expenditures (i.e.,                                                     Amended and Restated REA.]
expenditures that, under
generally accepted accounting
principles consistently
applied, cannot be expensed
in the year in which they are
incurred)

Fire Suppression/Sprinkler      100% of all costs incurred by H/C I     100% of all costs incurred by H/C II
Systems                         Owner in connection with its            Owner in connection with its
                                obligations under Section A(1)(b) of    obligations under Section B(1)(b) of
                                Article V, to the extent such           Article V, to the extent such
                                obligations relate to those portions    obligations relate to those portions
                                of all fire suppression systems         of all fire suppression systems
                                (including sprinklers) located within   (including sprinklers) located within
                                the Mall I Space.                       the Mall II Space.

Certain Costs Related to        100% of all costs and expenses caused   100% of all costs and expenses caused
Changes to Property,            by, attributable to or necessitated     by, attributable to or necessitated
Misconduct or Breaches          by (i) Mall I Owner's or any Mall I     by (i) Mall II Owner's or any Mall II
                                Occupant's moving of property in or     Occupant's moving of property in or
                                out of the Mall I Space or              out of the Mall II Space or
                                installation or removal of furniture,   installation or removal of furniture,
                                fixtures or other property, (ii) the    fixtures or other property, (ii) the
                                performance by Mall I Owner or any      performance by Mall II Owner or any
                                Mall I Occupant of any Alterations,     Mall II Occupant of any Alterations,
                                (iii) the negligence or willful         (iii) the negligence or willful
                                misconduct of Mall I Owner or any       misconduct of Mall II Owner or any
                                Mall I Occupant or the agents,          Mall II Occupant or the agents,
                                employees, contractors,                 employees, contractors,

        EXPENSE ITEM                    MALL I OWNER'S SHARE                     MALL II OWNER'S Share
-----------------------------   -------------------------------------   -------------------------------------
                                invitees and other Permittees of        invitees and other Permittees of
                                either of them, (iv) any breach by      either of them, (iv) any breach by
                                Mall I Owner of the Agreement, or (v)   Mall II Owner of the Agreement, or
                                any breach by any Phase I Mall Tenant   (v) any breach by any Phase II Mall
                                of its Lease.                           Tenant of its Lease.

Real estate taxes allocable     From and after the date that the        From and after the date that the
to Casino Level Leased Space    initial real estate tax assessment      initial real estate tax assessment
                                for the Phase I Casino Level Leased     for the Phase II Casino Level Leased
                                Space is made, Mall I Owner's           Space is made, Mall II Owner's
                                aggregate monetary obligations          aggregate monetary obligations
                                pursuant to the foregoing provisions    pursuant to the foregoing provisions
                                of this Schedule II shall be reduced    of this Schedule II shall be reduced
                                each Accounting Period by the amount    each Accounting Period by the amount
                                of such initial tax assessment,         of such initial tax assessment,
                                provided that such amount shall be      provided that such amount shall be
                                appropriately pro-rated for the         appropriately pro-rated for the
                                Accounting Period in which such         Accounting Period in which such
                                amount is first determined.  Such       amount is first determined.  Such
                                amount represents the agreed-upon       amount represents the agreed-upon
                                portion of Impositions on the Phase I   portion of Impositions on the Phase
                                Casino Level Leased Space that H/C I    II Casino Level Leased Space that H/C
                                Owner has agreed to pay.                II Owner has agreed to pay.

NOTES:

*Whenever any definite amount (subject to CPI Adjustment or any other adjustment) is set forth on this chart as a payment for a certain category of expenses, such amount (adjusted for CPI or as otherwise adjusted) shall be due and payable without regard to the amount actually incurred by H/C I Owner or H/C II Owner, as the case may be, in respect of that category of expenses (and thus, no Supporting Documentation pursuant to Section A(3)(e) of Article V shall be required to be provided in connection therewith).

**All specified annual amounts in Schedule II shall be appropriately pro-rated for any partial year, as applicable (except for purposes of calculating future CPI Adjustments).

***"CPI Adjustment," as used on this Schedule II, shall be calculated as follows: Each specified dollar amount that is subject to CPI Adjustment shall be adjusted as of the first day of each Accounting Period, beginning with the 2005 Accounting Period, by multiplying such dollar amount (as it may have previously been adjusted pursuant to this sentence) by the percentage that is the sum of (x) one hundred percent (100%), plus (y) one hundred percent (100%) of the CPI Increase (as defined in the following sentence); provided, however, that no such adjustment shall result in any dollar amount being less than the amount set forth on Schedule II. "CPI Increase" shall mean the percentage increase or decrease, if any, that has occurred in the CPI from the calendar month which is sixteen months prior to the calendar month in which the applicable Accounting Period begins to the calendar month which is four months prior to the calendar month in which the applicable Accounting Period begins. (For example, if a CPI Adjustment is being calculated for the Accounting Period that begins January 1, 2007, the CPI Increase would be the percentage increase that has occurred in the CPI from September, 2005 to September, 2006). As so adjusted, such amount will be utilized until the next CPI Adjustment is calculated as of the first day of the next Accounting Period. "CPI" shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items 1982-1984=100, or any successor thereto appropriately adjusted. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as the Owners reasonably agree upon (or, if they cannot so agree, such other index as the Independent Expert shall determine in accordance with Section 16 of Article XIV), as appropriately adjusted, shall be substituted for the Consumer Price Index.

****Only applicable during the Sempra Term.

                            Appendix I to Schedule II

                                  See attached.

                                  SCHEDULE III

                          Parking Rules and Regulations

      1. Persons using either the Phase I Automobile Parking Area or the Phase II Automobile Parking Area, as the case may be, for parking (each a "User") pursuant to the easement created under the Third Amended and Restated Reciprocal Easement, Use and Operating Agreement to which these rules and regulations are attached (the "REA": capitalized terms used herein without definition shall have the meanings assigned to them in the REA) shall comply with any parking identification system established by H/C I Owner with respect to the Phase I Automobile Parking Area or H/C II Owner with respect to the Phase II Automobile Parking Area (each, an "Owner of the Parking Structure Site"), as the case may be, or its parking operator; provided that in no event shall such parking identification system deprive any Owner of its Minimum Parking Standards. Such a system may include the validation of visitor parking, at the validation rate applicable to visitor parking from time to time as set by the Owner of the Parking Structure Site or its parking operator in accordance with the provisions of the REA. Parking stickers, parking cards, or other identification devices supplied by the Owner of the Parking Structure Site shall remain the property of the Owner of the Parking Structure Site. Such devices must be displayed as requested and may not be mutilated in any manner. Each User shall pay a reasonable deposit to the Owner of the Parking Structure Site or its parking operator for each such device issued to it. Such deposit shall be paid at the time the device is issued and shall be forfeited if the device is lost. Such deposit shall be returned without interest at the time the User holding the device ceases to utilize the Parking Structure. Such devices shall not be transferable, and any such device in the possession of an unauthorized holder may be retained by the Owner of the Parking Structure Site and declared void. Upon the suspension or the termination of parking privileges, all parking identification devices supplied by the Owner of the Parking Structure Site shall be returned to the Owner of the Parking Structure Site.

      2. The Owner of the Parking Structure Site or its parking operator shall from time to time provide the Owners with the respective number of such devices reasonably requested in writing by the respective Owners of such Site, it being understood that the number of devices requested may exceed the respective number of Parking Spaces which such Owner is authorized to use pursuant to the REA; provided, however, that (a) if an Owner (and/or its tenants, employees or invitees), without the prior written consent of the Owner of the Parking Structure Site (or such Owner's parking operator), at any time uses the devices to occupy more than the number of Parking Spaces then authorized to be used by said Owner (and/or its tenants, employees or invitees) pursuant to the REA, thereafter the Owner of the Parking Structure Site shall have the right to confiscate from such Owner the number of devices equal to the number of Parking Spaces by which such Owner's occupancy exceeded the number of Parking Spaces then authorized to be used by the Owner (and/or its tenants, employees or invitees) pursuant to the REA.

      3. Loss or theft of parking identification devices must be reported immediately to the Owner of the Parking Structure Site or its parking operator, and a report of such loss or theft must be filed by the User at that time. Any parking identification device reported lost or stolen that is found on any unauthorized vehicle will be confiscated and the illegal holder will be subject to prosecution.

      4. User shall obey all signs and shall park only in areas designed for vehicle parking within painted stall lines. Parking Spaces are for the express purpose of parking one automobile per space. Parking Spaces shall be used only for parking vehicles no longer than full-sized passenger automobiles. All directional signs and arrows must be observed, and all posted speed limits for the Parking Structure shall be observed. If no speed limit is posted for an area of the Parking Structure, the speed limit shall be five (5) miles per hour. Users shall not permit any vehicle that belongs to or is controlled by a User, its agents, employees, invitees, licensees and visitors, to be loaded, unloaded or parked in areas other than those designated by the Owner of the Parking Structure Site or its parking operator for such activities. No maintenance, washing, waxing or cleaning of vehicles shall be permitted in the Automobile Parking Areas. The Automobile Parking Areas shall not be used for overnight or other storage for vehicles of any type. Each User shall park and lock his or her own vehicle.

      5. Except as otherwise provided in the REA, the Owner of the Parking Structure Site reserves the right to modify, redesign or redesignate uses permitted in the Automobile Parking Areas or any portion thereof, to relocate Parking Spaces from floor to floor, and to allocate Parking Spaces between compact and standard sizes from time to time, as long as the same comply with applicable Legal Requirements, and do not deprive any Owner of its Minimum Parking Standards. Reserved Parking Spaces shall be clearly and prominently marked as such by the Owner of the Parking Structure Site. Neither the Owner of the Parking Structure Site nor its parking operator shall be liable or responsible for the failure of Users to observe such markings or to obey other rules and regulations, agreements, laws or ordinances applicable to the Automobile Parking Areas. Without limiting the generality of the foregoing, the Owner of the Parking Structure Site shall not be obligated to tow any violator's vehicle, or to take any other action on account of any such failure.

      6. The Owner of the Parking Structure Site shall be solely responsible for the Maintenance (as such term is defined in the REA) and operation of the applicable Automobile Parking Area. Without limiting the generality of the foregoing, the Owner of the Parking Structure Site shall at all times maintain all gates, elevators, lighting, electrical and exhaust systems, alarms, and sprinklers in good working order.

      7. The Automobile Parking Area shall be accessible 24 hours a day. After normal business hours, the Automobile Parking Area may be protected by security gates operated by access cards in order to maintain the security of the Automobile Parking Area.

      8. H/C I Owner and/or H/C II Owner, as the case may be, may enter into agreements from time to time with the other Owners restricting the rights of employees of Tenants of such other Owners to park in the Automobile Parking Areas.

      9. Nothing set forth in these Parking Rules is intended to deprive any Owner of its Minimum Parking Standards. Any conflict between any provision of these Parking Rules and any provision of the REA shall be resolved in favor of the REA.

                                    EXHIBIT Z

"Tenant acknowledges that Landlord and the [insert name of H/C I Owner] ("Casino Owner") and their affiliates are businesses that are or may be subject to privileged licenses issued by governmental authorities relating to casino gaming ("Gaming Authorities"). If a corporation, Tenant shall disclose the names of all officers and directors of Tenant, and unless a publicly traded corporation on a national stock exchange, Tenant shall disclose to Landlord and Casino Owner all ownership interests in Tenant and all lenders or sources of financing. If requested to do so by Landlord or Casino Owner, Tenant shall obtain any license, qualification, clearance or the like which shall be requested or required of Tenant by any Gaming Authority or any regulatory authority having jurisdiction over Landlord or Casino Owner or any affiliate of either. If Tenant fails to satisfy such requirement or if Landlord or Casino Owner or any affiliate of either is directed to cease business with Tenant by any such authority, or if Landlord or Casino Owner shall in good faith determine, in its reasonable judgment, that Tenant, or any of its officers, directors, employees, agents, designees or representatives, or partner, owner, member, or shareholder, or any lender or financial participant (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize such party's business, reputation or such licenses, or those of its affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Tenant shall immediately (i) terminate any relationship with the individual or entity which is the source of the problem, or (ii) cease the activity creating the problem. If Tenant does not comply with item (i) or (ii) above, then Landlord or Casino Owner (x) may require Tenant to specifically perform such obligation (the parties recognizing that damages or other remedies would be inadequate under the circumstances) or (y) may terminate this Lease without liability to either party; provided, however, if any matter described herein is reasonably susceptible to cure, Tenant shall have a reasonable time within which to effect such cure (but in no event longer than the time available to fully comply with any requirement imposed by any Gaming Authority or any other Requirement) and neither Landlord nor Casino Owner shall have the right to terminate this Lease during such cure period."

ASSESSOR PARCEL NUMBERS:

162-16-310-003, 162-16-211-002, 162-16-202-005,
162-16-301-011, 162-16-211-003, 162-16-310-002,
162-16-310-004

PREPARED BY AND RECORDED AT THE
REQUEST OF:

Paul, Weiss, Rifkind,
Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:  Harris B. Freidus, Esq.

WHEN RECORDED RETURN TO:

Paul, Weiss, Rifkind,
Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:  Harris B. Freidus, Esq.

                      THIRD AMENDED AND RESTATED RECIPROCAL
                      EASEMENT, USE AND OPERATING AGREEMENT

                                      among

                         INTERFACE GROUP - NEVADA, INC.,

                           GRAND CANAL SHOPS II, LLC,

                         PHASE II MALL SUBSIDIARY, LLC,

                             LIDO CASINO RESORT, LLC

                                       and

                           VENETIAN CASINO RESORT, LLC

                            Dated as of July 26, 2006

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
ARTICLE I CONSTRUCTION OF THE VENETIAN...................................................................     8

ARTICLE II HVAC; ACCESS/UTILITY EASEMENTS; COMMON AREAS..................................................    13
         A. Central Utility Plants and Electric Substation...............................................    13
         B. HVAC.........................................................................................    19
         C. Other Reciprocal Easements...................................................................    32
         D. Common Areas; Access Rights to Effect Maintenance and Repair; Parking Access;
             Emergency Access; Vertical and Lateral Support; Miscellaneous...............................    39

ARTICLE III COVENANTS REGARDING SECC LAND................................................................    58

ARTICLE IV OPERATION OF PHASE I HOTEL/CASINO AND PHASE I MALL; OPERATION OF PHASE II HOTEL/CASINO AND
  PHASE II MALL; TENANT NON-COMPETITION..................................................................    63
         A.  Operating Covenants of H/C I Owner and H/C II Owner.........................................    63
         B.  Operating Covenants of Mall I Owner.........................................................    65
         C.  Operating Covenants of Mall II Owner........................................................    80

ARTICLE V COVENANTS REGARDING PHASE I LAND OPERATIONS  AND PHASE II LAND OPERATIONS......................    90
         A.  Covenants Regarding Phase I Land Operations.................................................    90
         B.  Covenants Regarding Phase II Land Operations................................................   111

ARTICLE VI TAXES AND INSURANCE PREMIUMS..................................................................   127

ARTICLE VII PERMANENT PARKING............................................................................   143

ARTICLE VIII THE VENETIAN AND THE PALAZZO................................................................   147
         A.  Construction................................................................................   147
         B.  Venetian/Palazzo Inter-relationship and Cooperation.........................................   150
         C.  Other Covenants and Agreements..............................................................   153
         D.  Phase I Mall and Phase II Mall Relations....................................................   158

ARTICLE IX RESTRICTIVE COVENANTS.........................................................................   158

ARTICLE X INSURANCE......................................................................................   160

ARTICLE XI DAMAGE OR DESTRUCTION BY FIRE OR OTHER CASUALTY...............................................   184

ARTICLE XII CONDEMNATION.................................................................................   189

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

ARTICLE XIII COMPLIANCE WITH LAWS AND OTHER AGREEMENTS...................................................   200

ARTICLE XIV MISCELLANEOUS................................................................................   202

ARTICLE XV ARBITRATION...................................................................................   246

Schedule I       Definitions
Schedule II      Hotel/Casino/Mall/SECC Common Area Charges
Schedule III     Parking Rules and Regulations

Exhibits

Exhibit A-1      -        The Phase I Land
Exhibit A-2-1    -        Land Included in the Phase II Land
Exhibit A-2-2    -        Additional Land Included in the Phase II Land
Exhibit A-2-3    -        Land Excluded from the Phase II Land
Exhibit B        -        The SECC Land
Exhibit C        -        Phase IA Airspace
Exhibit D        -        The Mall I Airspace
Exhibit E        -        Retail Annex Land
Exhibit F        -        Mall I Space
Exhibit G        -        Walgreens' Airspace
Exhibit H        -        Venetian Performers
Exhibit I-1      -        Venetian Logo
Exhibit I-2      -        Palazzo Logo
Exhibit J        -        HVAC Plant
Exhibit K        -        The HVAC Space
Exhibit L        -        Existing Utility Equipment
Exhibit M        -        H/C I Pass-through Areas, H/C-Mall I Common
                          Areas, Mall I Pass-through Areas, SECC Pass-through
                          Areas, H/C I Limited Common Areas, Mall I Limited
                          Common Areas, Mall I H/C Exclusive Areas
Exhibit N        -        H/C II Owner Shared Facilities
Exhibit O        -        SECC Insurance Obligations
Exhibit P        -        Contractor Safety Permit Process
Exhibit Q        -        Compliance with Other Agreements
Exhibit R        -        Venetian Logo Style Guide
Exhibit S        -        Parking Access Easements
Exhibit T        -        SECC Party Wall
Exhibit U        -        Grand Canal Shoppes Logo
Exhibit V        -        Predevelopment Agreement
Exhibit W        -        Phase I Automobile Parking Area
Exhibit X        -        Directional Signage and Duratran Units
Exhibit Y        -        Certain Lease Provisions
Exhibit Z        -        Gaming Authority Lease Provision
Exhibit AA       -        Form of COREA

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